As filed with the Securities and Exchange Commission on April 29, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Southern States Bancshares, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Alabama	6022	26-2518085
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
615 Quintard Ave.
Anniston, AL 36201
(256) 241-1092
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen W. Whatley
Chairman and Chief Executive Officer
Southern States Bancshares, Inc.
615 Quintard Ave.
Anniston, AL 36201
(256) 241-1092
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Michael D. Waters
Clinton H. Smith
Thomas D. Kimball
420 20th Street North
Suite 1100
Birmingham, AL 35203
(205) 244-5210
(205) 244-5410 (facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)             ☐
Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)   ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED APRIL 29, 2022
PRELIMINARY PROSPECTUS
OFFER TO EXCHANGE
Up to $48,000,000 aggregate principal amount of
3.50% Fixed-to-Floating Rate Subordinated Notes due 2032
that have been registered under the Securities Act of 1933
for any and all outstanding unregistered
3.50% Fixed-to-Floating Rate Subordinated Notes due 2032

The exchange offer will expire at 5:00 p.m., New York City time, on                                   , 2022, unless extended.
We are offering to exchange 3.50% Fixed-to-Floating Rate Subordinated Notes due 2032 that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), which we refer to in this prospectus as the “New Notes,” for any and all of our outstanding unregistered 3.50% Fixed-to-Floating Rate Subordinated Notes due 2032 that we issued in a private placement on February 7, 2022, which we refer to in this prospectus as the “Old Notes.” We are making this offer to exchange the New Notes for the Old Notes to satisfy our obligations under a registration rights agreements that we entered into in connection with our issuance of the Old Notes.
We will not receive any cash proceeds from this exchange offer. The issuance of the New Notes in exchange for the Old Notes will not result in any increase in our outstanding indebtedness. Old Notes that are not exchanged for New Notes in this exchange offer will remain outstanding. The exchange offer is not subject to any minimum tender condition but is subject to certain customary conditions.
Upon expiration of the exchange offer, all Old Notes that have been validly tendered and not withdrawn will be exchanged for an equal principal amount of New Notes. The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and are generally not subject to transfer restrictions, are not entitled to registration rights under the registration rights agreement that we entered into with the initial purchasers of the Old Notes and do not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations. The New Notes evidence the same debt as the Old Notes and are governed by the same indenture under which the Old Notes were issued.
There is no existing public market for the Old Notes or the New Notes and we do not expect any public market to develop in the future for either the Old Notes or the New Notes. The Old Notes are not listed on any national securities exchange or quotation system and we do not intend to list the New Notes on any national securities exchange or quotation system.
You may withdraw your book-entry tender of Old Notes at any time prior to the expiration of the exchange offer. We will exchange all of the outstanding Old Notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of New Notes.
Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. A broker-dealer that acquired Old Notes because of market-making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with resales of the New Notes for a period of 180 days after the completion of the exchange offer. See “Plan of Distribution.”

Exchanging your outstanding Old Notes for New Notes involves certain risks. See “Risk Factors” beginning on page 9, as well as the risk factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and in the other reports filed by us with the SEC.

The securities to be exchanged are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank or savings association.

Neither the Securities and Exchange Commission, nor any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                    , 2022

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-4, which we refer to as the “registration statement,” that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us, the exchange offer and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement.
We are providing this prospectus to holders of Old Notes in connection with our offer to exchange Old Notes for New Notes. We are not making the exchange offer to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of such jurisdiction.
You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information” and in the accompanying letter of transmittal filed by us with the SEC. We have not authorized any other person to provide you with any other information with regard to the exchange offer. If anyone provides you with information that is different or inconsistent, you should not rely on it. You should not assume that any information contained in the registration statement of which this prospectus form a part is accurate as of any date other than the date of the applicable document that contains such information. Our business, financial condition, results of operations and prospects may have changed since such date. Information that we file with the SEC after the date of this prospectus may supersede the information in this prospectus. You may read these reports and proxy statements and other information and obtain copies of such documents and information as described below. Neither the delivery of this prospectus nor any distribution of securities made hereunder shall imply that there has been no change in the information set forth or in our affairs since the date hereof.
The registration statement of which this prospectus forms a part, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. The registration statement can be obtained from the SEC’s website, www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.southernstatesbank.net. The reference to our website is not intended to be an active link and the information on, or that can be accessed through, our website is not, and you must not consider the information to be, a part of this prospectus or any other filings we make with the SEC.
You should not consider any information in this prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the exchange offer and ownership of these securities.
Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. A broker-dealer that acquired Old Notes because of market-making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with resales of the New Notes for a period of 180 days after the completion of the exchange offer. See “Plan of Distribution.”
In this prospectus, “we,” “our,” “us,” “Southern States Bancshares,” “Southern States,” or “the Company” refers to Southern States Bancshares, Inc., an Alabama corporation, and all consolidated subsidiaries including Southern States Bank, an Alabama banking corporation, unless the context indicates that we refer only to the parent company, Southern States Bancshares. In this prospectus, “Bank” or “Southern States Bank” refers to Southern States Bank, our wholly-owned bank subsidiary. Additionally, all references in this prospectus to the “notes” include both the Old Notes and the New Notes, unless otherwise indicated or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and therefore we file annual, quarterly and current reports, proxy statements and other documents with the SEC. Our SEC filings are available to the public on the SEC’s website at www.sec.gov. We also maintain a website at www.southernstatesbank.net. The reference to our website is not intended to be an active link and the information on, or that can be accessed through, our website is not, and you must not consider the information to be, a part of this prospectus or any other filings we make with the SEC.
Holders of the Old Notes may request a copy of these SEC filings, at no cost, by contacting us at the following address or telephone number:

Southern States Bancshares, Inc.
Attention: Corporate Secretary
615 Quintard Avenue
Birmingham, AL 36201
(256) 241-1092
To ensure timely delivery of any requested information, holders of the Old Notes must make any request no later than                              , 2022, which is five business days before the expiration date of the exchange offer, or, if we decide to extend the expiration date of the exchange offer, no later than five business days before such extended expiration date.
This prospectus is part of the registration statement and does not contain all of the information in the registration statement. The registration statement, including the exhibits thereto, contains additional relevant information about us, the New Notes and the exchange offer.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which reflect our current expectations and beliefs with respect to, among other things, future events and our financial performance. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. This may be especially true given the current COVID-19 pandemic and uncertainty about its continuation. Although we believe that the expectations reflected in such forward-looking statements are reasonable as of the dates made, we cannot give any assurance that such expectations will prove correct and actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict.
These statements are often, but not always, made through the use of words or phrases such as “may,” “can,” “should,” “could,” “to be,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “likely,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “target,” “project,” “would” and “outlook,” or the negative version of those words or other similar words or phrases of a future or forward-looking nature. Forward-looking statements appear in a number of places in this prospectus and may include statements about business strategy and prospects for growth, operations, ability to pay dividends, competition, regulation and general economic conditions.
There are or may be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following:
•potential risks and uncertainties relating to the effects of COVID-19, including the duration of the COVID-19 outbreak, actions that have been and will be taken by governmental authorities to contain the COVID-19 outbreak or to treat its impact, and the potential negative impacts of COVID-19 on the global economy and financial markets, including U.S. GDP decreases and increases in unemployment;
•our ability to execute and prudently manage our growth and execute our strategy, including expansion activities;
•our ability to adequately measure and limit our credit risk;
•business, market and economic conditions generally and in the financial services industry, nationally and within our local markets;
•factors that can impact the performance of our loan portfolio, including real estate values and liquidity in our markets and the financial health of our commercial borrowers;
•the failure of assumptions and estimates, as well as differences in, and changes to, economic, market, and credit conditions, including changes in borrowers’ credit risks and payment behaviors;
•compliance with governmental and regulatory requirements, including the Dodd-Frank Act and others relating to banking, consumer protection, securities and tax matters, and our ability to maintain licenses required in connection with mortgage origination, sale and servicing operations;
•compliance with the Bank Secrecy Act, OFAC rules and anti-money laundering laws and regulations;
•governmental monetary and fiscal policies;
•the effectiveness of our risk management framework, including internal controls;
•the composition of and future changes in our management team and our ability to attract and retain key personnel;

•geographic concentration of our business in certain Alabama and Georgia markets;
•our ability to attract and retain customers;
•the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest-sensitive assets and liabilities, and the risks and uncertainty of the amounts realizable;
•changes in the availability and cost of credit and capital in the financial markets, and the types of instruments that may be included as capital for regulatory purposes;
•changes in the prices, values and sales volumes of residential and commercial real estate;
•the effects of competition from a wide variety of local, regional, national and other providers of financial, investment, trust and other wealth management services and insurance services, including the disruption effects of financial technology and other competitors who are not subject to the same regulations as the Company and the Bank;
•the failure of assumptions and estimates underlying the establishment of allowances for possible loan losses and other asset impairments, losses, valuations of assets and liabilities and other estimates;
•the risks of mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions;
•changes in technology or products that may be more difficult, costly, or less effective than anticipated;
•systems failures or interruptions involving our risk management framework, our information technology and telecommunications systems or third-party servicers;
•unauthorized data access, cyber-crime and other threats to data security and customer privacy;
•our ability to maintain our historical rate of growth;
•our ability to identify potential candidates for, consummate, and achieve synergies resulting from, potential future acquisitions;
•deterioration of our asset quality or the value of collateral securing loans;
•changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, accounting, tax, trade, monetary and fiscal matters and appropriate compliance with applicable law and regulation;
•operational risks associated with our business;
•volatility and direction of market interest rates and the shape of the yield curve;
•our ability to maintain important deposit customer relationships, maintain our reputation or otherwise avoid liquidity risks;
•the obligations associated with being a public company;
•the commencement and outcome of litigation and other legal proceedings against us or to which we may become subject;
•natural disasters and adverse weather, acts of terrorism, an outbreak of hostilities or other international or domestic calamities as well as national and international economic conditions and health issues, such as COVID-19, and other matters beyond our control; and
v

•other factors that are described elsewhere in our filings with the SEC, including risks discussed under “Risk Factors” in this prospectus.
The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements and the “Risk Factors” included in this prospectus and described elsewhere in our filings with the SEC. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date it is made, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SUMMARY
This summary highlights information that is contained in this prospectus. This summary does not contain all of the information that may be important to you. Before making an investment decision, you should read carefully the entire prospectus, including the “Risk Factors” section, together with the documents that are described under “Where You Can Find More Information” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.
The Company
Company Overview
We are a bank holding company headquartered in Anniston, Alabama. We operate primarily through our wholly-owned subsidiary, Southern States Bank, an Alabama banking corporation formed in 2007. The Bank is a full service community banking institution, which offers an array of deposit, loan and other banking-related products and services to businesses and individuals in our communities. Our franchise is focused on personalized, relationship-driven service combined with local market management and expertise to serve small and medium size businesses and individuals.
In October 2015, we completed our acquisition of Columbus Community Bank in Columbus, Georgia. In September 2019, we completed our acquisition of Wedowee, Alabama based East Alabama Financial Group, Inc. (“East Alabama”) and its subsidiary bank, Small Town Bank (“Small Town Bank”).
Through our Bank, we engage in the business of banking, which consists primarily of accepting deposits from the public and making loans and other investments. Our principal sources of funds for loans and investments at our Bank are demand, time, savings, and other deposits and the amortization and prepayments of loans and investments. Our principal sources of income are interest and fees collected on loans, interest and dividends collected on other investments, fees earned from the origination and sale of residential mortgage loans, SBA/USDA fees, and service charges. Our principal expenses are interest paid on savings and other deposits, interest paid on other borrowings, employee compensation, office expenses, and other overhead expenses.
Corporate Information
Our principal executive office is located at 615 Quintard Avenue, Anniston, Alabama 36201, and our telephone number is (256) 241-1092. We maintain an Internet website at www.southernstatesbank.net.
Summary Risk Factors
Exchanging your outstanding Old Notes for New Notes involves certain risks. Before you decide to exchange your outstanding Old Notes for New Notes, you should carefully consider the risks summarized below, together with the information in the “Risk Factors” section, and our consolidated financial statements and related notes appearing elsewhere in this prospectus.
Risks Related to Our Business
•The long-term effects of the current COVID-19 pandemic are unknown, continue to evolve, and could ultimately impact general economic activity, financial resources, demand for banking services, and result in governmental responses, which could result in negative effects on our business, financial condition, liquidity and results of operations.
•We may face risks in participating as a lender in the PPP program.
•Our business is concentrated in, and largely dependent upon, the continued growth of, and economic conditions in, the markets where we operate.
•Our profitability is vulnerable to interest rate fluctuations.
•The elimination of the London Interbank Offered Rate (“LIBOR”) and its replacement by other benchmark rates and the market acceptance of alternative indexes could adversely impact our business and results of operations.
•We could suffer losses from a decline in the credit quality of our assets.
•A significant portion of our loan portfolio is secured by real estate, and events that negatively impact the real estate market (such as the impact of COVID-19 on the hospitality industry) could negatively affect our business.
•Our allowance for estimated loan losses may not be adequate, which may require us to take a charge to earnings and adversely impact our financial condition and results of operations.
•Acquisitions may disrupt our business and dilute stockholder value, and integrating acquired companies may be more difficult, costly, or time-consuming than we expect.
•Our financial performance will be negatively impacted if we are unable to execute our growth strategy, including branch expansions into new markets.
•Our liquidity needs might adversely affect our financial condition and results of operations.
•We may not be able to adequately measure and limit the credit risks associated with our loan portfolio, which could adversely affect our profitability.
•As a community banking institution, we have smaller lending limits and different lending risks than certain of our larger, more diversified competitors.
•Our business success and growth depends significantly on key management personnel and our ability to attract and retain key people.
Risks Related to Banking Regulation
•The banking industry is subject to extensive regulation.
•Banking agencies periodically conduct examinations, and failure to comply with any supervisory actions could result in materially adverse effects.
•FDIC deposit insurance assessments may materially increase in the future, which would have an adverse effect on earnings.
•Banks are subject to minimum capital requirements by regulators.
•The Federal Reserve may require us to commit capital resources to support the Bank.
•The Bank may need to raise additional capital in the future, including as a result of potential increased minimum capital thresholds established by regulators, but that capital may not be available when it is needed or may be dilutive to stockholders.
•The Company is an entity separate and distinct from the Bank.

•The Bank is the Company’s principal asset, and all of the Bank’s outstanding stock has been pledged to secure a line of credit with First Horizon (the “Line of Credit”).
•The Company depends on dividends from the Bank, and a bank’s ability to pay dividends is subject to restriction.
•The banking industry is highly competitive and technology in the industry is continually evolving.
Risks Related to the Exchange Offer
•Continuing to hold unregistered Old Notes and the ability to transfer Old Notes being limited if not validly tendered.
•Not receiving New Notes in the exchange offer if holders of Old Notes do not properly follow the exchange offer procedures.
•Holders of Old Notes who exchange their Old Notes in the exchange offer may be deemed to be underwriters and may be required to comply with additional requirements under the Securities Act.
Risks Related to the Notes
•Reliance upon indicative or historical data concerning the Secured Overnight Financing Rate (“SOFR”); the volatility of SOFR; changes in the calculation of SOFR could adversely affect the amount of interest accruing on the SOFR-linked notes and the trading prices for such notes; SOFR differs fundamentally from, is not comparable to, U.S. dollar LIBOR; and any failure of SOFR to gain market acceptance could adversely affect the trading prices of the SOFR-linked notes; and any market for the SOFR-linked notes may be illiquid or unpredictable.
•The amount of interest payable on the notes will vary on and after February 7, 2027; and if the notes are redeemed before maturity, holders of the notes may not be able to reinvest their principal at the same or higher rate of return.
•The implementation of Benchmark Replacement Conforming Changes could adversely affect the amount of interest that accrues on the notes and the trading prices for such notes.
•The Company’s economic interests that may be adverse to the interests of the holders of the notes and holders of the notes are not entitled to any rights with respect to the Company’s capital stock and have no say over the Company’s management and affairs.
•The ability of holders to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop.
•Changes in the Company’s credit ratings could adversely affect investment in the notes.
•Holders’ right to receive payments on the notes are effectively subordinated to those lenders who have a security interest in the Company’s assets, and are structurally subordinated to indebtedness of the Bank and the Company’s other subsidiaries.
•The issuance of the notes increased the Company’s debt service obligations; the Company can incur additional debt, which could result in increased leverage for the Company and the Company may not be able to generate sufficient cash to service all of its debt, including the notes.
•Regulatory guidelines may restrict the Company’s ability to pay the principal and accrued and unpaid interest on the notes, and government regulation may affect the priority of the notes in the case of a bankruptcy or liquidation.
•Holders of the notes are not protected in the event of a material adverse change in the Company’s financial condition or results of operations.
General Risk Factors
•The implementation of the Current Expected Credit Loss (“CECL”) accounting standard could require us to increase our allowance for loan losses and may have a material adverse effect on our financial condition and results of operations.
•Use of appraisals in deciding whether to make a loan secured by real property does not ensure the value of the real property collateral.
•Southern States is subject to information technology and cybersecurity risk.
•The accuracy of our financial statements and related disclosures could be affected if the judgments, assumptions or estimates used in our critical accounting policies are inaccurate.
•Southern States depends on the accuracy and completeness of information about customers and counterparties.
•Southern States is subject to reputational risk.
•Southern States historical growth rate and performance may not be indicative of future results.
•The internal controls that Southern States has implemented in order to mitigate risks inherent to the business of banking might fail or be circumvented.
•Changes in accounting standards could materially impact Southern States’ financial statements.
•Severe weather, natural disasters, pandemics, epidemics, acts of war or terrorism or other external events could have significant effects on our business.
•The continuation of the COVID-19 pandemic, or other events that could affect the world economy, could have negative effects on our business.
•Southern States is subject to risk from lawsuits and changing laws and regulations.
•Market interest rates declined significantly during 2020, and generally remained low in 2021, but economic stimulus in response to the COVID-19 pandemic and as well materials shortages may increase inflation and interest rates.
•Our profitability and liquidity may be affected by changes in interest rates and interest rate levels, the shape of the yield curve and economic conditions.
•Liquidity risks could affect operations and jeopardize our financial condition.
•Many new activities and expansion plans are subject to regulatory approvals.
•Southern States is subject to numerous laws designed to protect consumers, including the CRA and fair lending laws, and failure to comply with these laws could lead to a wide variety of sanctions.
•Southern States is subject to the Bank Secrecy Act and other anti-money laundering statutes and regulations, and any deemed deficiency by Southern States with respect to these laws could result in significant liability.
•The obligations associated with being a public company require significant resources and management attention.

Summary of the Exchange Offer
The following is a brief summary of the terms of the exchange offer. It does not contain all of the information that you need to consider in making your decision regarding whether to exchange your Old Notes for New Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section of this prospectus entitled “The Exchange Offer” contains a more detailed description of the terms and conditions of the exchange offer. To understand all of the terms of the exchange offer and the New Notes, you should carefully read this prospectus as well as the documents described under “Where You Can Find More Information.”

Old Notes
$48,000,000 in aggregate principal amount of 3.50% Fixed-to-Floating Rate Subordinated Notes due 2032, which were issued on February 7, 2022 in connection with a private offering. The Old Notes were issued under the indenture, dated as of February 7, 2022 (the “indenture”).

New Notes
Up to $48,000,000 in aggregate principal amount of 3.50% Fixed-to-Floating Rate Subordinated Notes due 2032, the issuance of which has been registered under the Securities Act. The form and terms of the New Notes are substantially identical in all material respects to those of the Old Notes, except that (i) the transfer restrictions, registration rights and additional interest provisions applicable to the Old Notes do not apply to the New Notes and (ii) the New Notes will have a separate CUSIP number from that of the Old Notes.

Exchange Offer
We are offering to exchange the New Notes for a like principal amount of Old Notes. Subject to the terms of the exchange offer, following the expiration or termination of the exchange offer, we will exchange the Old Notes that have been validly tendered and not validly withdrawn prior to such expiration or termination for an equal principal amount of the New Notes.

Expiration Date; Tenders
The exchange offer will expire at 5:00 p.m., New York City time, on               , 2022 (the               business day following the date of this prospectus) (the “expiration date”), unless extended in our sole and absolute discretion. By tendering your Old Notes, you will be deemed to represent to us that:
•any New Notes that you acquire in the exchange offer are being acquired by you in the ordinary course of your business;
•at the time of commencement of the exchange offer, neither you nor anyone receiving New Notes from you has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the New Notes in violation of the Securities Act;
•you are not our “affiliate,” as defined in Rule 405 of the Securities Act; and
•if you are a broker-dealer that will receive the New Notes for your own account in exchange for Old Notes that were acquired by you as a result of your market-making or other trading activities, then you will deliver a prospectus in connection with any resale of the New Notes you receive. For further information regarding resales of the New Notes, see the discussion under the caption “Plan of Distribution.”

Withdrawal Rights
Except as otherwise provided in this prospectus, you may validly withdraw your tender of Old Notes at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal of tendered Old Notes to be effective, the exchange agent must receive, on or prior to 5:00 p.m., New York City time, on the expiration date, a computer generated notice of withdrawal, transmitted by The Depository Trust Company, or DTC, on your behalf in accordance with the appropriate procedures of DTC’s “Automated Tender Offer Program,” or ATOP. See “The Exchange Offer–Withdrawal of Tenders.”

Conditions to Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See “The Exchange Offer—Conditions.”
Procedures for Tendering Old Notes
For Old Notes that are represented by global book-entry notes, DTC, as depositary, or its nominee is treated as the registered holder of such Old Notes and will be the only entity that can tender such Old Notes for New Notes. In order to participate in the exchange offer, you must follow the procedures established by DTC for tendering such Old Notes held in book-entry form. These ATOP procedures, require that (i) the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through ATOP, and (ii) DTC has received (a) your instructions to exchange your Old Notes, and (b) your agreement to be bound by the terms of the accompanying letter of transmittal. For Old Notes that are represented by a physical note that is registered in the initial purchaser’s name, each beneficial holder of such Old Note must transmit a properly completed and duly executed letter of transmittal, the physical note, and all other documents required by the letter of transmittal to the exchange agent, at its address listed under “The Exchange Offer—Exchange Agent.”
Please note that by signing, or agreeing to be bound by, the letter of transmittal, you will be making a number of important representations to us. See “The Exchange Offer—Eligibility; Transferability.”

Certain Material U.S. Federal Income Tax Considerations
We do not believe the exchange of the Old Notes for New Notes in the exchange offer will be a taxable event for U.S. federal income tax purposes. See the discussion under the caption “Certain Material U.S. Federal Income Tax Considerations” for more information regarding the tax consequences to you of the exchange offer. You should consult your own tax advisor as to the tax consequences of exchanging your Old Notes for New Notes.

Registration Rights
Under the terms of the registration rights agreement that we entered into with the initial purchasers of the Old Notes at the time we issued the Old Notes, we agreed to register the New Notes and undertake the exchange offer. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement. After the exchange offer is completed, we will have no further obligations, except under certain limited circumstances, to provide for any exchange or undertake any further registration with respect to the Old Notes.

Transferability
Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters issued to other parties, we believe that you, or any other person receiving New Notes, may offer for resale, resell or otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the Securities Act, provided that:
•you are, or the person receiving the New Notes is, acquiring the New Notes in the ordinary course of business;
•you do not, nor does any such person, have an arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Notes;
•you are not, nor is any such person, an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;
•you are not, nor is any such person, a broker-dealer registered under the Exchange Act, and you are not engaged in and do not intend to engage in, nor is any such person engaged in or intending to engage in, any distribution (within the meaning of the Securities Act) of the New Notes; and you are not acting on behalf of any person who could not truthfully make these statements.
Our belief that transfers of New Notes would be permitted without complying with the registration and prospectus delivery requirements of the Securities Act under the conditions described above is based on interpretations by the staff of the SEC given to other, unrelated issuers in similar exchange offers. The staff of the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar interpretation with respect to the exchange offer. If our belief is not accurate and you transfer New Notes without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, such liability. See “Risk Factors—Risks Related to the Exchange Offer.” Any broker-dealer that holds Old Notes acquired for its own account as a result of market-making activities or other trading activities and that receives New Notes for its own account pursuant to the exchange offer may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. See “Plan of Distribution.”

Consequences of Failing to Exchange Old Notes
Any Old Notes that are not exchanged in the exchange offer will continue to be governed by the indenture relating to the Old Notes and the terms of the Old Notes. Old Notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and will be subject to the restrictions on transfer described in the Old Notes, and you will generally not be able to offer, sell, pledge or otherwise transfer the Old Notes, except to us or to any of our subsidiaries, under a registration statement that has been declared effective under the Securities Act or under an exemption from the requirements of the Securities Act. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for any exchange or undertake any further registration with respect to the Old Notes. If you do not participate in the exchange offer, the liquidity of your Old Notes could be adversely affected. See “Risk Factors—Risks Related to the Exchange Offer” and “The Exchange Offer—Consequences of Failure to Exchange.”

Use of Proceeds	We will not receive any cash proceeds from the exchange of Old Notes for New Notes as a result of the exchange offer.

Cancellation of Exchanged Old Notes
Old Notes that are surrendered in exchange for New Notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the New Notes under the exchange offer will not result in any increase in our outstanding indebtedness.

Exchange Agent	UMB Bank, N.A. is serving as the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption “The Exchange Offer—Exchange Agent.”

SUMMARY OF THE NEW NOTES
The following is a brief summary of the terms of the New Notes. It does not contain all of the information that you need to consider in making your investment decision. The terms of the New Notes and those of the outstanding Old Notes are substantially identical, except that the transfer restrictions and rights under the registration rights agreement, including the right to earn additional interest under circumstances relating to our registration obligations, do not apply to the New Notes. To understand all of the terms of the New Notes, you should carefully read this prospectus as well as the documents that are described under “Where You Can Find More Information.”

Issuer	Southern States Bancshares, Inc.
Notes Offered	Up to $48,000,000 aggregate principal amount of 3.50% Fixed-to-Floating Rate Subordinated Notes due February 7, 2032 (the “New Notes”).
Stated Maturity Date	February 7, 2032
Form and Denomination
The New Notes will be issued only in registered form without interest coupons and in minimum denominations of $100,000 and any integral multiple of $1,000 in excess thereof. Unless otherwise required for institutional accredited investors, the New Notes will be evidenced by a global note deposited with the trustee for the New Notes, as custodian for DTC, and transfers of beneficial interests will be facilitated only through records maintained by DTC and its participants.

Interest Rate and Interest Rate Payment Dates During Fixed-Rate Period
From, and including, February 7, 2022, to, but excluding, February 7, 2027, unless redeemed prior to such date, the New Notes will bear interest at a rate of 3.50% per annum, payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year beginning on March 30, 2022.

Interest Rate and Interest Rate Payment Dates During Floating Rate Period
From, and including, February 7, 2027 to, but excluding, February 7, 2032, unless redeemed prior to such date, the New Notes will bear interest at an annual floating rate, reset quarterly, equal to the benchmark rate (which is expected to be the then-current Three-Month Term SOFR), plus 205 basis points, or such other rate as determined pursuant to the indenture, payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year beginning on March 30, 2027 or earlier redemption date. If Three-Month Term SOFR (or other applicable floating interest rate) is less than zero, then Three-Month Term SOFR (or other such applicable floating interest rate) shall be deemed to be zero.
For each interest period during the Floating Rate Period, “Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any Floating Rate Interest Period, as determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions (each as defined under “Description of the Notes—Principal, Maturity and Interest”). If the calculation agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date each as defined under “Description of the Notes—Definitions Relating to the Determination of the Floating Interest Rate”) have occurred with respect to Three-Month Term SOFR, then the provisions under “Description of the Notes—Effect of Benchmark Transition Event,” which are referred to herein as the “benchmark transition provisions,” will thereafter apply to all determinations of the interest rate on the notes for each interest period during the floating rate period. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the notes for each interest period during the floating rate period will be an annual rate equal to the Benchmark Replacement (as defined under “Description of the Notes—Definitions Relating to the Determination of the Floating Interest Rate”) plus 205 basis points.

Day Count Convention	30-day month/360-day year to but excluding February 7, 2032, and, thereafter, a 360-day year and the number of days actually elapsed.
Record Dates	Each interest payment will be made to the holders of record who held the New Notes at the close of business on the fifteenth calendar day prior to the applicable interest payment date.
Subordination; Ranking
The New Notes will be our general unsecured, subordinated obligations and:
•will rank subordinate and junior in right of payment to all of our existing and future “senior indebtedness” (as defined below);
•will rank equally in right of payment with all of our existing and future subordinated indebtedness; and
•will rank senior in right of payment to any indebtedness the terms of which provide that such indebtedness ranks junior to promissory notes, bonds, debentures and other evidences of indebtedness of types that include the New Notes.
See “Description of the Notes–Subordination.”

Optional Redemption
We may, at our option, redeem the New Notes (i) in whole or in part beginning on or after March 30, 2027, and on any interest payment date thereafter and (ii) in whole, but not in part, upon the occurrence of a Tier 2 Capital Event, a Tax Event or an Investment Company Event (each as defined below in “Description of the Notes—Redemption”). Any redemption of the New Notes will be at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, and additional interest, if and to the extent applicable, thereon to, but excluding, the date of redemption. Any redemption of the New Notes will be subject to the receipt of approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), to the extent such approval is then required. The New Notes are not subject to repayment at the option of the holders and there is no sinking fund for the New Notes.

No Limitations on Indebtedness
Neither the indenture nor the terms of the New Notes contain any covenants limiting or restrictions on the incurrence of indebtedness or other obligations by us or by a subsidiary of our, including the Bank.

Limited Indenture Covenants
The indenture does not contain any financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations or meet or exceed any financial ratios as a general matter or in order to incur additional indebtedness or obligations or to maintain any reserves. Moreover, neither the indenture nor the New Notes contain any covenants prohibiting us from, or limiting our right to, grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the New Notes, repurchase our stock or other securities, including any of the New Notes, or pay dividends or make other distributions to our shareholders (except, in the case of dividends or other distributions on junior securities, upon an event of default).

Listing; No Public Market
The New Notes are a new issue of securities with no established trading market and we do not expect any public market to develop in the future for the New Notes. We do not intend to list the New Notes on any national securities exchange or quotation system.

Risk Factors
See “Risk Factors” beginning on page 9 of this prospectus, as well as in our reports filed with the SEC, for a discussion of factors you should consider carefully before deciding to participate in the exchange offer.

Trustee	UMB Bank, N.A., or successor if replaced in accordance with the applicable provisions of the indenture.
Governing Law	The indenture and the New Notes will be governed by and construed in accordance with the laws of the State of New York.

RISK FACTORS
Exchanging your Old Notes for New Notes involves risks. Before deciding whether to participate in the exchange offer, you should read carefully the entire prospectus, including the risks described below, together with the documents that are described under “Where You Can Find More Information” and our consolidated financial statements and related notes appearing elsewhere in this prospectus. The risks and uncertainties described are not the only ones that we face. Additional risks and uncertainties not known to us, which we deem immaterial, or that may arise in the future may also adversely affect our business, operating results, cash flows and financial condition.
Risks Related to Our Business
The long-term effects of the current COVID-19 pandemic are unknown, continue to evolve, and could ultimately result in negative effects on our business, financial condition, liquidity and results of operations.
The rapid spread and intensity of the COVID-19 pandemic has adversely impacted economic activity and conditions locally, nationally and worldwide. In particular, efforts to control the spread of COVID-19 led to shutdowns and stay-at-home orders, stock price declines, employee layoffs and rapid increases in unemployment and decreases in gross domestic product (“GDP”), and governmental programs to support the economy and provide market liquidity. As a result of the COVID-19 pandemic, we made changes to our daily operations. These measures included social distancing, limiting walk-in business and encouraging employees to work from home where practical. We expanded our Small Business Administration (“SBA”) lending services through the Paycheck Protection Program (“PPP”). We also were eligible to borrow from the Federal Reserve’s discount window, but did not utilize any such borrowings.
Although several vaccines for COVID-19 have been developed and are being administered, it is not clear how effective they will be long-term or how long the pandemic or its effects will continue. We believe we have responded effectively to the COVID-19 pandemic, but it could continue to affect us in a number of other ways, including but not limited to:
•impacting the general economic stability and health of our geographic markets;
•changing demand for financial products in general, and initially increasing our loans as draws are made against existing loan commitments and lines of credit, and as we made PPP loans;
•increasing our deposits, at least in the short term, as loan proceeds are deposited in the Bank pending their expenditure, and as customers increase deposits to avoid more volatile market investments;
•impacting financial resources that are generally available to individuals and small and medium size business;
•accommodative changes in government fiscal and monetary policies to stabilize the economy and restore confidence and growth;
•stimulative monetary policy, including Federal Reserve bond purchases and reductions in the Federal Reserve’s target federal funds rate, and the potential for future interest rate increases due to inflation resulting from fiscal and monetary stimulus provided by the federal government as a result of the COVID-19 pandemic;
•financial stress on our borrowers leading to loan defaults at a rate that is higher than we anticipate;
•increases in our allowance for loan losses to reflect greater risks of losses;
•reductions in collateral values from their values when the loans were made, which increases the risks of potential losses, if we are forced to foreclose or otherwise realize the value of such collateral;
•potential stresses on our liquidity as we continue to serve increasing loan demand and if deposits decrease because of reduced customer revenues and income;

•our growth plans and strategy, including acquisitions;
•increasing cyber and payment fraud risk, as cybercriminals attempt to profit from the disruption, given increased online and remote banking activity;
•increases in our internal controls and procedures needed to manage increased risks associated with the COVID-19 pandemic and government loan programs;
•as a result of monetary and fiscal stimulus in response to the COVID-19 pandemic in 2020 and 2021, as well as supply shortages and disruptions to supply chains during this pandemic, labor market disruptions, inflation and interest rates may increase, which may have unanticipated adverse effects on our customers, and our financial condition and results of operations; and
•increases in the likelihood and magnitude of various of our other risks.
A continuation or resurgence of the COVID-19 pandemic, including through new variants or the lack of vaccine effectiveness, could also result in additional impacts to our business, financial condition, liquidity and results of operations. The ultimate effects of the COVID-19 pandemic is unknown at this time. We continuously seek to monitor and anticipate developments, but cannot predict all of the various adverse effects COVID-19 will have on our business, financial condition, liquidity or results of operations.
Southern States and Southern States Bank may face risks in participating as a lender in the PPP program.
The CARES Act established a loan program administered through the SBA, referred to as the PPP, which was extended and modified by subsequent legislation. Under the PPP, small businesses and other entities and individuals could apply for loans from existing SBA lenders and other approved lenders that enroll in the program, subject to numerous, evolving limitations and eligibility criteria. The Bank participated as a lender in the PPP. The PPP opened on April 3, 2020. Continuing changes in the laws, rules and guidance regarding the operation of the PPP and ambiguities in the law expose us to risks relating to noncompliance with the PPP. Since the opening of the PPP, various other larger banks have been subject to litigation regarding the process and procedures that such banks used in processing applications for the PPP. Southern States and the Bank could be exposed to the risk of similar litigation, from both customers and non-customers that approached the Bank regarding PPP loans, regarding its process and procedures used in processing applications for the PPP.
Southern States business is concentrated in, and largely dependent upon, the continued growth of, and economic conditions in, the markets where Southern States operates.
Southern States’ operations are in Alabama and the Atlanta and Columbus, Georgia MSAs. Southern States’ success depends to a significant extent upon the business activity, population, income levels, deposits, and real estate activity in these areas. Although customers’ business and financial interests may extend outside of these areas, adverse economic conditions in those areas could reduce Southern States’ growth rate, affect the ability of Southern States’ customers to repay their loans, affect the value of collateral underlying loans and affect Southern States’ ability to attract deposits. Adverse changes in the economic conditions in one or more of our local markets, including the continuing effects from the COVID-19 pandemic and the timing, strength and breadth of the recovery from the pandemic, could negatively affect our results of operations and our profitability, affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates, which may impact Southern States’ charge offs and provisions for loan and credit losses, and our financial condition and results of operations. Economic deterioration that affects household and/or corporate incomes could also result in reduced demand for credit or fee-based products and services. Any of these factors could adversely affect Southern States’ financial condition, results of operations and cash flows. Because of Southern States’ geographic concentration, Southern States may be less able than other regional or national financial institutions to diversify its credit risks across multiple markets.
Certain markets are also affected by the growth of automobile manufacturing and related suppliers located in our markets and nearby, and the automobile industry and other industries have been adversely affected by supply chain disruptions and shortages. Auto sales are cyclical and are affected adversely by higher interest rates.

Southern States’ profitability is vulnerable to interest rate fluctuations.
Southern States’ profitability depends substantially upon its net interest income. Net interest income is the difference between the interest earned on assets (such as loans and securities held in Southern States’ investment portfolio) and the interest paid for liabilities (such as interest paid on deposits). Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by fluctuations in interest rates. The magnitude and duration of changes in interest rates are events over which Southern States has no control, and such changes may have an adverse effect on Southern States’ net interest income. Prepayment and early withdrawal levels, which are also impacted by changes in interest rates, can significantly affect Southern States’ assets and liabilities. For example, an increase in interest rates could, among other things, reduce the demand for loans and decrease loan repayment rates. Such an increase could also adversely affect the ability of Southern States’ floating-rate borrowers to meet their higher payment obligations, which could in turn lead to an increase in non-performing assets and net charge offs. Conversely, a decrease in the general level of interest rates could affect Southern States by, among other things, leading to greater competition for deposits and incentivizing borrowers to prepay or refinance, at lower interest rates, their loans more quickly or frequently than they otherwise would, and at current interest rates and with current yield curves, it would reduce our net interest income and margin. Southern States attempts to minimize the adverse effects of changes in interest rates by structuring its asset-liability composition in order to obtain the maximum spread between interest income and interest expense and its primary tool for managing interest rate risk is a simulation model that evaluates the impact of interest rate changes on net interest income and the economic value of equity. However, there can be no assurance that Southern States will be successful in minimizing the adverse effects of changes in interest rates.
We generally price our variable rate loans based on the prime interest rate. As of December 31, 2021, we had $608.2 million of variable rate loans. We also had $33.3 million of interest rate swaps and $12.5 million of Company secured borrowings, subject to a LIBOR-based variable rate, with fall back rates based on the SOFR rate.
Generally, the interest rates on Southern States’ interest-earning assets and interest-bearing liabilities do not change at the same rate, to the same extent or on the same basis. Even assets and liabilities with similar maturities or re-pricing periods may react differently to changes in market interest rates. Interest rates on certain types of assets and liabilities may fluctuate in advance of changes in general market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in general market rates. Certain assets, such as fixed and adjustable rate mortgage loans, have features that limit changes in interest rates on a short-term basis and over the life of the asset. Changes in interest rates could materially and adversely affect Southern States’ financial condition and results of operations.
Generally, interest rate spreads (the difference between interest rates earned on assets and interest rates paid on liabilities) have narrowed in recent years as a result of changing market conditions, policies of various government and regulatory authorities, and competitive pricing pressures, and Southern States cannot predict whether these rate spreads will narrow even further. This narrowing of interest rate spreads, and related decreases, could adversely affect Southern States’ results of operations, cash flows and financial condition.
An elimination of LIBOR or other benchmark rates and the lack of availability of alternative indexes could adversely impact our business and results of operations.
As of December 31, 2021, we had approximately 48 loans with balances of $127.5 million that use LIBOR interest rates. LIBOR and certain other benchmark rates are the subject of recent national, international, and other regulatory guidance and proposals for reform. The U.S. federal banking agencies have told banking organizations to cease using U.S. dollar LIBOR as a reference rate in new contracts by December 31, 2021, and will be evaluating banks’ transition efforts as part of their examinations. We cannot predict what rate or rates may become accepted alternatives to LIBOR, or what the effect of any such changes in views or alternatives may be on the markets for LIBOR-linked financial instruments, including our loans, borrowings and interest rate swaps. We are in the process of assessing the impact that a cessation or market replacement of LIBOR would have on certain of our products and contracts.

Southern States could suffer losses from a decline in the credit quality of the assets that Southern States holds.
Southern States could sustain losses if borrowers, guarantors, and related parties fail to perform in accordance with the terms of their loans. Southern States has adopted underwriting and credit monitoring procedures and policies that Southern States believes are appropriate to manage these risks, including the establishment and review of the allowance for credit losses, periodic assessment of the likelihood of nonperformance, tracking loan performance, and diversifying its credit portfolio. These policies and procedures, however, may not prevent unexpected losses that could materially adversely affect Southern States’ financial condition and results of operations. In particular, Southern States faces credit quality risks presented by past, current, and potential economic and real estate market conditions.
A significant portion of Southern States’ loan portfolio is secured by real estate, and events that negatively impact the real estate market could negatively impact Southern States’ business.
As of December 31, 2021, 82.8% of Southern States’ loan portfolio is secured by either residential or commercial real estate. As of December 31, 2021, Southern States had $147.5 million in residential real estate loans and $716.5 million in commercial real estate loans outstanding, representing 11.8% and 57.1%, respectively, of gross loans outstanding on that date. Loans in hospitality properties, including hotels, motels, restaurants and shopping centers, which were $156.1 million, representing 12.5% of our net loans outstanding at December 31, 2021, may be especially sensitive to economic conditions and the risks of the travel and retail industries, including the effects of COVID-19.
There are significant risks associated with real estate-based lending. Real estate collateral may deteriorate in value during the time that credit is extended, in which case Southern States might not be able to sell such collateral for an amount necessary to satisfy a defaulting borrower’s obligation to Southern States. In that event, there could be a material adverse effect on Southern States’ financial condition and results of operations. Additionally, commercial real estate loans are subject to unique risks. These types of loans are often viewed as having more risks than residential real estate or other consumer loans, primarily because relatively large amounts are loans to a relatively small number of borrowers. Thus, the deterioration of even a small number of these loans could cause a significant increase in the loan loss allowance or loan charge offs, which in turn could have a material adverse effect on Southern States’ financial condition and results of operations. Furthermore, commercial real estate loans depend on cash flows from the property securing the debt. Cash flows may be affected significantly by general economic conditions and a downturn in the local economy in one of Southern States’ markets or in occupancy rates where a property is located could increase the likelihood of default.
We may foreclose upon and take title to or operate property in the ordinary course of business, which may subject us to environmental risk. Although management has policies requiring environmental reviews before loans secured by real property are made and before foreclosure is commenced, if hazardous substances are found on such property, or found in a greater extent than expected, Southern States could be liable for remediation costs, as well as for personal injury and property damage on such collateral.
Our limited geographic markets increase these risks. Most of the real estate securing Southern States’ loans is located in Alabama and Georgia. Because the value of this collateral depends upon local real estate market conditions and activity, and is affected by, among other things, neighborhood characteristics, real estate tax rates, the cost of operating the properties, and local governmental regulation, adverse changes in any of these factors in our markets could cause a decline in the value of the collateral securing a significant portion of Southern States’ loan portfolio. Further, the concentration of real estate collateral in these markets limits Southern States’ ability to diversify the risk of such occurrences.
Southern States’ allowance for estimated loan losses may not be adequate to cover actual loan losses, which may require Southern States to take a charge to earnings and adversely impact its financial condition and results of operations.
Southern States maintains an allowance for estimated loan losses that Southern States believes is adequate to absorb any probable losses in its loan portfolio. Management determines the amount of the allowance based upon an analysis of general market conditions, the credit quality of Southern States’ loan portfolio and the performance of

Southern States’ customers relative to their financial obligations with Southern States. Southern States periodically evaluates the loan portfolio and assigns risk grading to its loans, which can result in changes in the allowance for loan losses. The amount of future losses is affected by changes in economic, operating, and other conditions, including changes in interest rates, which may be beyond Southern States’ control, and such losses may exceed the allowance for loan losses. Although Southern States believes that its allowance for estimated loan losses is adequate to absorb probable losses on existing loans that may become uncollectible, there can be no assurance that the allowance will prove sufficient to cover actual loan losses in the future. If actual losses exceed the allowance, the excess losses could adversely affect Southern States’ net income and capital. Such excess could also lead to larger allowances for loan losses in future periods, which could in turn adversely affect net income and capital in those periods. If economic conditions differ substantially from the assumptions used in the estimate, or if the performance of Southern States’ loan portfolio deteriorates, future losses may occur, and increases in the allowance may be necessary, either of which would have a negative effect on Southern States’ financial condition and results of operations.
Additionally, federal banking regulators, as part of their supervisory function, periodically review the adequacy of Southern States’ allowance for estimated loan losses. These agencies may require Southern States to establish additional allowances based on their judgment of the information available at the time of their examinations. If these regulatory agencies require Southern States to increase the allowance for estimated loan losses, it would have a negative effect on Southern States’ financial condition and results of operations.
Any branch expansion into new markets might not be successful.
As part of Southern States’ ongoing strategic plan, Southern States may consider expansion into adjacent markets. Such expansion might take the form of the establishment of de novo branches or the acquisition of existing banks or bank branches. There are considerable costs associated with opening new branches, and new branches generally do not generate sufficient revenues to offset costs until they have been in operation for some time. There are substantial risks associated with opening or acquiring branches, including risks that
•revenues from such activities might not be sufficient to offset the development, compliance, and other implementation costs;
•branch acquisitions permit the existing customers to move their deposit and loan relationships and such runoff may adversely affect the expected benefits of such expansion;
•competing products and services and shifting market preferences might affect the profitability of such activities;
•integration costs and time and loss of branch personnel may make branch acquisitions more costly and less profitable than expected; and
•Southern States’ internal controls might be inadequate to manage the risks associated with new activities.
Furthermore, it is possible that Southern States’ unfamiliarity with new markets or lines of business might adversely affect the success of such actions. If any such expansions into new geographic or product markets are not successful, there could be an adverse effect on Southern States’ financial condition and results of operations.
Acquisitions may disrupt Southern States’ business and dilute stockholder value, and integrating acquired companies may be more difficult, costly, or time-consuming than Southern States expects.
Southern States’ business strategy focuses on organic growth, including new hires and facilities, and growth through acquisitions of financial institutions. As a result of the COVID-19 pandemic, the market for acquisitions may be limited, and we may face increased difficulties pursuing growth through acquisitions. Southern States’ pursuit of acquisitions may disrupt Southern States’ business, and common stock that Southern States issues as merger consideration may dilute the book value or market value of our common stock, especially since an acquisition frequently involves the payment of a premium over book and market values. In addition, Southern States may fail to realize some or all of the anticipated benefits of completed acquisitions.

In addition, Southern States’ acquisition activities could be material to Southern States’ business and involve a number of significant risks, including the following:
•incurring time and expense associated with identifying and evaluating potential acquisitions and negotiating potential transactions, resulting in Southern States’ attention being diverted from the operation of Southern States’ existing business;
•using inaccurate estimates and judgments to evaluate credit, operations, management, and market risks with respect to the target company or the assets and liabilities that Southern States seeks to acquire;
•exposure to potential asset quality issues of the target company;
•intense competition from other banking organizations and other potential acquirers, many of which have substantially greater resources than Southern States has;
•potential exposure to unknown or contingent liabilities of banks and businesses Southern States acquires, including, without limitation, liabilities for regulatory and compliance issues;
•inability to realize the expected revenue increases, cost savings, increases in geographic or product presence, and other projected benefits of the acquisition;
•incurring time and expense required to integrate the operations and personnel of the combined businesses;
•inconsistencies in standards, procedures, and policies that would adversely affect Southern States’ ability to maintain relationships with customers and employees;
•experiencing higher operating expenses relative to operating income from the new operations, creating an adverse short-term effect on Southern States’ results of operations;
•losing key employees and customers;
•the costs, time and risk of converting financial and customer data;
•integration of acquired customers into financial and customer product systems;
•potential changes in banking or tax laws or regulations that may affect the target company; or
•risks of marking assets and liabilities to current market values, and possible future impairment of goodwill and other intangibles resulting from acquisitions.
If difficulties arise with respect to the integration process, the economic benefits expected to result from acquisitions might not occur. As with any merger of financial institutions, there also may be business disruptions that cause Southern States to lose customers or cause customers to move their business to other financial institutions. Failure to successfully integrate businesses that Southern States acquires could have an adverse effect on its profitability, return on equity, return on assets, or its ability to implement its strategy, any of which in turn could have a material adverse effect on its business, financial condition, and results of operation.
Southern States’ financial performance will be negatively impacted if Southern States is unable to execute its growth strategy.
Southern States’ current growth strategy is to grow organically, including through new hires and facilities, supplemented with select acquisitions. Southern States’ ability to grow organically depends primarily on generating loans and deposits of acceptable risk and expense, and Southern States may not be successful in continuing this organic growth. Southern States’ ability to identify appropriate markets for expansion, recruit and retain qualified personnel, and fund growth at a reasonable cost depends upon prevailing economic conditions, maintenance of sufficient capital, competitive factors, and changes in banking laws, among other factors. Conversely, if Southern States grows too quickly and is unable to control costs and maintain asset quality, such growth, whether organic or through select acquisitions, could materially and adversely affect its financial condition and results of operations.

We experienced positive organic growth in 2021 and have made efficient hires of loan officers with quality customers. The COVID-19 pandemic, as well as its adverse effects on the economy, both short-term and long-term, and uncertainty by the public in general of the stability of the economy could hinder our growth plans, including the opening of new branches, the development of further business opportunities where we currently have branches, and acquisition activity.
If we are unable to execute on the acquisition of suitable banks for any reason, including changes in the market that make acquisitions less attractive, more costly, or more risky, our future growth plans, and our financial performance, could be impaired.
Southern States’ liquidity needs might adversely affect Southern States’ financial condition and results of operations.
The primary sources of liquidity for Southern States Bank are customer deposits, loan repayments and the sale or maturity of investment securities. Loan repayments are subject to credit risks. In addition, deposit levels may be affected by a number of factors, including interest rates paid by competitors, general interest rate levels, returns available to customers on alternative investments, and general economic conditions. If market interest rates rise or our competitors raise the rates they pay on deposits, our funding costs may increase, either because we raise our rates to avoid losing deposits or because we lose deposits and must rely on more expensive sources of funding. Higher funding costs could reduce our net interest margin and net interest income and could have a material adverse effect on our business, financial condition, results of operations and cash flows from operations.
Therefore, Southern States Bank may be required to rely from time to time on secondary sources of liquidity to meet withdrawal demands or otherwise fund operations or support growth. Southern States Bank has lines of credit in place with the Federal Home Loan Bank of Atlanta and correspondent banks that Southern States believes are adequate to meet the Bank’s liquidity needs. However, there can be no assurance that these arrangements will be sufficient to meet future liquidity needs, particularly if loan demand grows faster than anticipated.
The Company is a separate and distinct entity from the Bank, and depends on the issuance of capital stock and borrowings, which could include subordinated debt, as well as dividends from the Bank, for liquidity.
Southern States may not be able to adequately measure and limit the credit risks associated with its loan portfolio, which could adversely affect its profitability.
As a part of the products and services that Southern States offers, Southern States makes commercial and commercial real estate loans. The principal economic risk associated with each class of loans is the creditworthiness of the borrower, which is affected by the strength of the relevant business market segment, local market conditions, and general economic conditions. Additional factors related to the credit quality of commercial loans include the quality of the management of the business and the borrower’s ability both to properly evaluate changes in the supply and demand characteristics affecting its market for products and services, and to effectively respond to those changes. Additional factors related to the credit quality of commercial real estate loans include tenant occupancy rates and the quality of management of the property. A failure to effectively measure and limit the credit risks associated with Southern States loan portfolio could have an adverse effect on Southern States’ business, financial condition, and results of operations.
Rising unemployment, decreasing GDP, the closing, even if temporary, of non-essential businesses, and the overall negative effect on the economy from a prolonged COVID-19 pandemic could cause various of our customers to be unable to meet their loan obligations to us. Loan modifications and payment deferrals provide our borrowers with temporary relief, but such relief may be insufficient, depending on the length and severity of the COVID-19 pandemic and its effects on the economy. In addition to loan deferrals and modifications, we are participating in certain government programs designed to bolster the economy during the pandemic, such as the PPP, which is intended to fund borrowers’ payrolls and certain operating expenses, not to support existing borrowers’ loans. Our customers’ participation in other government programs also may stabilize their cash flows during a short to medium term pandemic, but may not prevent significant loan delinquencies and losses. In addition, we have loans that are not covered or supported by any government guarantees or program. Thus, we could experience various impairments of such loans, including a delay in payments of principal and interest, and borrowers may be unable to meet their loan payments timely. In the event we are forced to foreclose upon collateral securing our loans, the COVID-19 pandemic could cause losses in the original value of such collateral, and we may be unable to sell such collateral timely at reasonable prices. All of the foregoing could have adverse consequences on our business, results of operations and financial condition.
As a community banking institution, Southern States has smaller lending limits and different lending risks than certain of its larger, more diversified competitors.
Southern States is a community banking institution that provides banking services to the local communities in the market areas in which it operates. Southern States’ ability to diversify economic risks is limited by Southern States’ local markets and economies. Southern States lends primarily to individuals and small to medium-sized businesses, which may expose Southern States to greater lending risks than those of banks that lend to larger, better-capitalized businesses with longer operating histories. These small to medium-sized businesses and entrepreneurs may have fewer financial resources in terms of capital or borrowing capacity, and less developed internal controls and financial reporting than larger entities. If economic conditions negatively impact our markets generally, and small to medium-sized businesses are adversely affected, Southern States’ financial condition and results of operations may be negatively affected. In addition, Southern States’ legally mandated lending limits are lower than those of certain of Southern States’ competitors that have more capital than Southern States has. These lower lending limits may discourage borrowers with lending needs that exceed Southern States’ limits from doing business with Southern States.
Our business success and growth depends significantly on key management personnel and our ability to attract and retain key people.
Southern States depends heavily upon its senior management team. Our success and growth depends, in large part, on our ability to attract and retain key people with customer relationships. We compete with other financial services companies for people primarily on the basis of compensation and benefits, support services and financial position. Intense competition exists for key employees with demonstrated ability, and we may be unable to hire or retain such employees. We may also be impacted by general labor market constraints. The loss of the services of a member of Southern States’ senior management team, or an inability to attract other experienced banking personnel, could adversely affect Southern States’ business. Some of these adverse effects could include the loss of personal contacts with existing or potential customers, as well as the loss of special technical knowledge, experience, and skills of such individuals who are responsible for Southern States’ operations.
Risks Related to Banking Regulation
Southern States is subject to extensive regulation in the conduct of its business, which imposes additional costs on Southern States and adversely affects its profitability.
As a bank holding company, Southern States is subject to federal regulation under the Bank Holding Company Act of 1956 and the examination and reporting requirements of the Federal Reserve. Federal regulation of the banking industry, along with tax and accounting laws, regulations, rules, and standards, may limit Southern States’ operations significantly and control the methods by which Southern States conducts business, as they limit those of other banking organizations. Banking regulations are primarily intended to protect depositors, deposit insurance funds, and the banking system as a whole, and not stockholders or other creditors. These regulations affect lending practices, capital structure, capital levels, investment practices, dividend policy, and overall growth, among other things. For example, federal and state consumer protection laws and regulations limit the manner in which Southern States may offer and extend credit. In addition, the laws governing bankruptcy generally favor debtors, making it more expensive and more difficult to collect from customers who become subject to bankruptcy proceedings.
Southern States also may be required to invest significant management attention and resources to evaluate and make any changes necessary to comply with new or additional regulations that may be adopted by Congress or the banking regulators. This allocation of resources, as well as any failure to comply with applicable requirements, may negatively impact Southern States’ financial condition and results of operations.

Banking agencies periodically conduct examinations of Southern States’ business, including compliance with laws and regulations, and Southern States’ failure to comply with any supervisory actions to which Southern States becomes subject as a result of such examinations could materially and adversely affect Southern States.
Southern States and the Bank are subject to supervision and regulation by banking agencies that periodically conduct examinations of their businesses, including compliance with laws and regulations. Southern States and any nonbanking subsidiaries are subject to supervision and periodic examination by the Federal Reserve. The Bank is subject to supervision and periodic examination by the FDIC and the ASBD. Accommodating such examinations may require management to reallocate resources, which would otherwise be used in the day-to-day operation of other aspects of Southern States’ business. If, as a result of an examination, any such banking agency was to determine that the financial condition, capital resources, allowance for loan losses, asset quality, earnings prospects, management, liquidity, or other aspects of Southern States’ operations had become unsatisfactory, or that Southern States or its management were in violation of any law or regulation, such banking agency may take a number of different remedial actions as it deems appropriate. These actions include the power to enjoin “unsafe or unsound” practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in Southern States’ capital, to restrict Southern States’ growth, to timely transition away from LIBOR rates, to assess civil monetary penalties against Southern States, its officers, or directors, to remove officers and directors, and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate Southern States’ deposit insurance. If Southern States becomes subject to any such a regulatory action, it could have a material adverse effect on Southern States’ business, financial condition, and results of operations. See “Item 1. & 2. Business and Properties—Supervision and Regulation” in Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “2021 Annual Report”).
FDIC deposit insurance assessments may materially increase in the future, which would have an adverse effect on earnings.
Southern States Bank is assessed a quarterly deposit insurance premium by the FDIC. The failure of banks nationwide during the financial crisis significantly depleted the DIF and reduced the ratio of reserves to insured deposits. The FDIC adopted a DIF Restoration Plan, which required the DIF to attain a 1.35% reserve ratio by September 30, 2020. This ratio was attained in the third quarter of 2018. FICO assessments by the FDIC ended March 2019 and the Bank received small bank assessment credits from the FDIC aggregating $200,262 during the last six months of 2019 and no amounts in 2020. The Bank also realized an offset to its FDIC 2020 assessments of as a result of its participation in the PPP. This offset for the period ended December 31, 2021 was $25,300. Southern States Bank could be required to pay significantly higher premiums or additional special assessments, if, among other things, future bank failures deplete the DIF. This would adversely affect earnings, thereby reducing the availability of funds to pay dividends to Southern States.
Southern States and Southern States Bank are subject to capital requirements by regulators.
Applicable regulations require Southern States and Southern States Bank to maintain specific capital standards in relation to the respective credit risks of their assets and off-balance sheet exposures. Various components of these requirements are subject to qualitative judgments by regulators. Southern States Bank maintains a “well capitalized” status under the current regulatory framework. Southern States Bank’s failure to maintain a “well capitalized” status could affect customers’ confidence in Southern States Bank, which could adversely affect its ability to do business. In addition, failure to maintain such status could also result in restrictions imposed by regulators on Southern States Bank’s growth, brokered deposits and deposit rates, dividends, management compensation and other activities. Any such effect on customers or restrictions by regulators could have a material adverse effect on Southern States’ financial condition and results of operations.
The Federal Reserve may require Southern States to commit capital resources to support the Bank.
Federal law requires a bank holding company to act as a source of financial and managerial strength to its subsidiary banks, and to commit resources to support such subsidiary banks. Under the “source of strength” doctrine, the Federal Reserve may require a bank holding company to make capital injections into a troubled subsidiary bank and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to a subsidiary bank. A capital injection may be required at times when Southern States may not have the resources to provide it and therefore may be required to borrow the funds or raise capital, even if a further investment was not otherwise warranted.
Southern States may need to raise additional capital in the future, including as a result of potential increased minimum capital thresholds established by regulators, but that capital may not be available when it is needed or may be dilutive to stockholders.
Southern States is required by federal and state regulatory authorities to meet regulatory capital requirements. Institutions that seek acquisitions such as Southern States are expected to maintain capital substantially above regulatory minimums. New regulations implementing minimum capital standards could require financial institutions to maintain higher minimum capital ratios and may place a greater emphasis on common equity and tangible common equity as a component of “Tier 1 capital,” which consists generally of stockholders’ equity and qualifying preferred stock, less certain goodwill items and other intangible assets. In order to support Southern States’ operations and comply with regulatory standards, Southern States may need to raise capital in the future. Southern States’ ability to raise additional capital will depend on conditions in the capital markets at that time (which are outside of Southern States’ control) on Southern States’ financial condition and performance. The capital and credit markets have experienced significant volatility in recent years, and capital may not be available to Southern States or on reasonable terms, when needed. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If Southern States cannot raise additional capital when needed, its financial condition and results of operations may be adversely affected, and its banking regulators may subject Southern States to regulatory enforcement action as outlined above. Furthermore, Southern States’ issuance of additional shares of common stock could dilute the economic ownership interest of Southern States’ stockholders.
The Company is an entity separate and distinct from the Bank.
The Company is an entity separate and distinct from the Bank. Company transactions with the Bank are limited by Sections 23A and 23B of the Federal Reserve Act and Federal Reserve Regulation W. We depend upon the Bank’s earnings and dividends, which are limited by law and regulatory policies and actions, for cash to pay the Company’s debt and corporate obligations, and to pay dividends to our shareholders. If the Bank’s ability to pay dividends to the Company was limited, the Company’s liquidity and financial condition could be materially and adversely affected.
Southern States’ ability to pay dividends is subject to restriction by various laws and regulations and other factors.
As a bank holding company, Southern States is a separate entity from the Bank and has no material assets other than its equity interest in the Bank. Thus, it has no independent means of generating revenue except for dividends from the Bank and cash and securities it may hold. The Bank or its subsidiaries may be restricted from making distributions to Southern States under applicable law or regulation or under the terms of financing arrangements, or may otherwise be unable to provide such funds.
Declarations of dividends is subject to the approval of our board of directors and subject to limits imposed on us by our regulators. Any future constraints on liquidity at the holding company level could impair Southern States’ ability to declare and pay dividends on Southern States’ common stock. In order to pay any dividends, we rely on dividends from the Bank. Under Alabama law, state-chartered banks must maintain a capital surplus of at least 20% of its capital, which the Bank currently exceeds. Moreover, our Bank is also required by Alabama law to obtain the prior approval of the ASBD Superintendent for its payment of dividends if the total of all dividends declared by the Bank in any calendar year will exceed the total of (1) the Bank’s net earnings (as defined by statute) for that year, plus (2) its retained net earnings for the preceding two years, less any required transfers to surplus. In addition, the Bank must maintain certain capital levels, which may restrict the ability of our Bank to pay dividends to us and our ability to pay dividends to our stockholders. The federal banking agencies’ capital regulations applicable to Southern States Bank require it to maintain the following capital ratios (when including the 2.5% capital conservation buffer which is made up solely of common equity tier l capital) to avoid limits on capital distributions, including dividends: (i) minimum ratio of common equity tier 1 capital to total risk-weighted assets of 7%, (ii) minimum ratio of tier 1 capital to total risk-weighted assets of 8.5%, and (iii) minimum ratio of total capital to risk-weighted assets of 10.5%. Please see “Item 1. & 2. Business and Properties—Supervision and Regulation—Capital Adequacy” in Part I of the 2021 Annual Report. Also, Southern States’ and Southern States Bank’s regulators have the authority to restrict dividends and payments on subordinated notes on each entity, if they determine they are operating in an unsafe or unsound manner, including inadequate capital.
At December 31, 2021, Southern States Bank could pay $33.2 million of dividends to Southern States without prior approval of the Superintendent. However, the payment of dividends is also subject to declaration by our board of directors, which takes into account our financial condition, earnings, general economic conditions and other factors, including statutory and regulatory restrictions. There can be no assurance that dividends will in fact be paid on our common stock in future periods or that, if paid, such dividends will not be reduced or eliminated. However, the amount and frequency of cash dividends, if any, will be determined by our board of directors after consideration of a number of factors, including, but not limited to: (1) our historical and projected financial condition, liquidity and results of operations; (2) our capital levels and needs; (3) any acquisitions or potential acquisitions that we are considering; (4) contractual, statutory and regulatory prohibitions and other limitations; (5) general economic conditions; and (6) other factors deemed relevant by our board of directors. Our ability to pay dividends may also be limited on account of our outstanding indebtedness, as we generally must make payments on our outstanding indebtedness before any dividends can be paid on our common stock. Finally, because our primary asset is our investment in the stock of the Bank, Southern States is dependent upon dividends from the Bank to pay our operating expenses, satisfy our obligations and pay dividends on our common stock, and the Bank’s ability to pay dividends on its common stock will substantially depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate and other factors deemed relevant by its board of directors. Therefore, there can be no assurance that we will pay any dividends to holders of our common stock, or as to the amount of any such dividends. See “Item 5. Market for Registrant's Common Equity, Related Stockholder Matters, and Issuer Purchases of Equity Securities—Dividends and Dividend Policy” in Part II, and “Item 1. & 2. Business and Properties—Supervision and Regulation” in Part I, of our 2021 Annual Report.
Southern States operates in a highly competitive industry and faces significant competition from other financial institutions and financial services providers, which may decrease its growth or profits.
Consumer and commercial banking are highly competitive industries. Southern States’ market areas contain not only a large number of community and regional banks, but also a significant presence of the country’s largest commercial banks. Southern States competes with other state and national financial institutions, as well as savings and loan associations, savings banks, and credit unions, for deposits and loans. In addition, Southern States competes with financial intermediaries, such as consumer finance companies, commercial finance companies, mortgage banking companies, insurance companies, securities firms, mutual funds, and several government agencies, as well as major retailers, all actively engaged in providing various types of loans and other financial services. Some of these competitors may have a longer history of successful operations in Southern States’ market areas and greater ties to local businesses and more expansive banking relationships, as well as more established depositor bases, fewer regulatory constraints, and lower cost structures than Southern States has. Competitors with greater resources may possess an advantage through their ability to maintain numerous banking locations in more convenient sites, to conduct more extensive promotional and advertising campaigns, or to operate a more developed technology platform. Due to their size, many competitors may offer a broader range of products and services, as well as better pricing for certain products and services than Southern States can offer. For example, in the current low interest rate environment, competitors with lower costs of capital may solicit Southern States’ customers to refinance their loans with lower interest rates. Further, increased competition among financial services companies due to the recent consolidation of certain competing financial institutions may adversely affect Southern States’ ability to market Southern States’ products and services. Technology has lowered barriers to entry and made it possible for banks to compete in Southern States’ market areas without a retail footprint by offering competitive rates, and for non-banks to offer products and services traditionally provided by banks. There has also been an increasing trend of credit unions acquiring banks. Credit unions are tax-exempt entities, which provides an advantage when pricing loans and deposits. The acquisition of banks by credit unions may increase competition for customers and acquisition targets.
The financial services industry could become even more competitive as a result of legislative, regulatory, and technological changes and continued consolidation. Banks, securities firms, and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting), and merchant banking.
Southern States’ ability to compete successfully depends on a number of factors, including:
•Southern States’ ability to develop, maintain, and build upon long-term customer relationships based on quality service and high ethical standards;
•Southern States’ ability to attract and retain qualified employees to operate Southern States’ business effectively;
•Southern States’ ability to expand market position;
•the scope, relevance, and pricing of products and services that Southern States offers to meet customer needs and demands;
•the rate at which Southern States introduces new products and services relative to its competitors;
•customer satisfaction with Southern States’ level of service; and
•industry and general economic trends.
Failure to perform in any of these areas could significantly weaken Southern States’ competitive position, which could adversely affect Southern States’ growth and profitability, which, in turn, could harm Southern States’ business, financial condition, and results of operations.
Southern States continually encounters technological change and may have fewer resources than its competitors to continue to invest in technological improvements.
The banking and financial services industries are undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to enhancing the level of service provided to customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Southern States’ future success will depend, in part, upon Southern States’ ability to address the needs of customers by using technology to provide products and services that enhance customer convenience and create additional efficiencies in operations. Many of Southern States’ competitors have greater resources to invest in technological improvements, and Southern States may not be able to effectively implement new technology-driven products and services, which could reduce its ability to effectively compete.
Risks Related to the Exchange Offer
If you do not validly tender your Old Notes, you will continue to hold unregistered Old Notes, and your ability to transfer Old Notes will be limited.
We will only issue New Notes in exchange for Old Notes that you timely and validly tender in accordance with the terms of the exchange offer. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes, and you should carefully follow the instructions on how to tender your Old Notes. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders and withdrawals of Old Notes, neither we, the exchange agent nor any other person will have any duty to give or incur any liability for failure to give such notification. See “The Exchange Offer—Procedures for Tendering Old Notes.”
If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on the global or definitive notes, as applicable, for the Old Notes. The restrictions on transfer of the Old Notes arose because we issued the Old Notes in a private placement exempt from the registration requirements under the Securities Act and applicable state securities laws. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or you offer and sell under an exemption from these requirements. We do not plan to register any sale of the Old Notes under the Securities Act.
The tender of Old Notes under the exchange offer will reduce the principal amount of the Old Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the Old Notes due to a reduction in liquidity.
For further information regarding the consequences of failing to exchange your Old Notes in the exchange offer, see “The Exchange Offer—Consequences of Failure to Exchange.”
You may not receive New Notes in the exchange offer if you do not properly follow the exchange offer procedures.
We will issue New Notes in exchange for your Old Notes only if you validly tender and do not validly withdraw your Old Notes before expiration of the exchange offer. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders and withdrawals of Old Notes, neither we, the exchange agent nor any other person will have any duty to give or incur any liability for failure to give such notification. If you are the beneficial holder of Old Notes that are held through a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such Old Notes in the exchange offer, you should promptly contact the person through whom your Old Notes are held and instruct that person to tender your Old Notes on your behalf in accordance with the procedures described in this prospectus and the accompanying letter of transmittal.
Old Notes that are not tendered, are withdraw prior to acceptance or that are tendered but not accepted for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act, and upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement that we entered into with the initial purchasers of the Old Notes will terminate. See “The Exchange Offer—Procedures for Tendering Old Notes” and “The Exchange Offer—Consequences of Failure to Exchange.”
Some holders who exchange their Old Notes may be deemed to be underwriters, and these holders will be required to comply with additional requirements under the Securities Act.
Based on interpretations of the Securities Act by the staff of the SEC contained in certain no-action letters issued to other parties, we believe that you, or any other person receiving New Notes, may offer for resale, resell, or otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the Securities Act. Our belief that transfers of New Notes would be permitted without registration or prospectus delivery under the conditions described above is based on interpretations by the staff of the SEC given to other, unrelated issuers in similar exchange offers. The staff of the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar interpretation with respect to the exchange offer. Additionally, in some instances described in this prospectus under “Plan of Distribution,” certain holders of New Notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to resell the New Notes. If any such holder transfers any New Notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such holder may incur liability under the Securities Act. We do not and will not assume, or indemnify any such holder or other person against, such liability.
Risks Related to the Notes
You should not rely on indicative or historical data concerning the SOFR.
Under the terms of the notes, the interest rate on the notes for each interest period during the floating rate period will be based on Three-Month Term SOFR, a forward-looking term rate for a tenor of three months that will be based on SOFR (“Three-Month Term SOFR”) (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to Three-Month Term SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement). In the following discussion of SOFR, when we refer to SOFR-linked notes, we mean the notes at any time when the interest rate on the notes is or will be determined based on SOFR, including Three-Month Term SOFR.
SOFR is published by the Federal Reserve Bank of New York (“FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral U.S. Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.
FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as general collateral finance repo transaction data and data on bilateral U.S. Treasury repo transactions cleared through the FICC’s delivery-versus-payment service.
FRBNY states that it obtains information from DTCC Solutions LLC, an affiliate of DTCC. FRBNY currently publishes SOFR daily on its website at https://apps.newyorkfed.org/markets/autorates/sofr. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. The foregoing Internet website is an inactive textual reference only.
FRBNY started publishing SOFR in April 2018. FRBNY has also started publishing historical indicative SOFRs dating back to 2014, although this historical indicative data inherently involves assumptions, estimates and approximations. You should not rely on this historical indicative data or on any historical changes or trends in SOFR as an indicator of the future performance of SOFR.
The amount of interest payable on the notes will vary on and after February 7, 2027.
As the interest rate of the notes will be calculated based on SOFR from and including February 7, 2027 to but excluding the maturity date or earlier redemption date and SOFR is a floating rate, the interest rate on the notes will vary on and after February 7, 2027. During this period, the notes will bear a floating interest rate set each quarterly interest period at a per annum rate equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) plus a spread of 205 basis points; provided, that in the event that the Benchmark rate for any floating rate period is less than zero, the Benchmark rate for such floating rate period shall be deemed to be zero. The per annum interest rate that is determined on the relevant determination date will apply to the entire quarterly interest period following such determination date even if the Benchmark rate increases during that period.
Floating rate notes bear additional significant risks not associated with fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters, including economic, financial, and political events, that are important in determining the existence, magnitude, and longevity of market volatility and other risks and their impact on the value of, or payments made on, the floating rate notes.
SOFR may be more volatile than other benchmark or market rates.
Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates, and SOFR over time may bear little or no relation to the historical actual or historical indicative data. In addition, the return on and value of the SOFR-linked notes may fluctuate more than floating rate securities that are linked to less volatile rates.

Changes in the calculation of SOFR could adversely affect the amount of interest that accrues on the SOFR-linked notes and the trading prices for the SOFR-linked notes.
Because SOFR is published by FRBNY based on data received from other sources, we have no control over its determination, calculation, or publication. There can be no assurance that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of holders of the SOFR-linked notes. If the manner that SOFR is calculated is changed, that change may result in a reduction in the amount of interest that accrues on the SOFR-linked notes, which may adversely affect the trading prices of the SOFR-linked notes. In addition, the interest rate on the SOFR-linked notes for any day will not be adjusted for any modification or amendment to SOFR for that day that FRBNY may publish if the interest rate for that day has already been determined prior to such publication. Further, if the Benchmark rate on the SOFR-linked notes for any interest period declines to zero or becomes negative, then the Benchmark rate for such interest period will be deemed to be zero. There is no assurance that changes in SOFR could not have a material adverse effect on the yield on, value of, and trading prices of, the SOFR-linked notes.
SOFR differs fundamentally from, and may not be a comparable substitute for, U.S. dollar LIBOR.
In June 2017, the Alternative Reference Rates Committee (the “ARRC”) convened by the Board of Governors of the Federal Reserve and FRBNY announced SOFR as its recommended alternative to the London interbank offered rate for U.S. dollar obligations (“U.S. dollar LIBOR”). However, because SOFR is a broad U.S. Treasury repo financing rate that represents overnight secured funding transactions, it differs fundamentally from U.S. dollar LIBOR. For example, SOFR is a secured overnight rate, while U.S. dollar LIBOR is an unsecured rate that represents interbank funding over different maturities. In addition, because SOFR is a transaction-based rate, it is backward-looking, whereas U.S. dollar LIBOR is forward-looking. Because of these and other differences, there can be no assurance that SOFR will perform in the same way as U.S. dollar LIBOR would have done at any time, and there is no guarantee that it is a comparable substitute for U.S. dollar LIBOR.
Any failure of SOFR to gain market acceptance could adversely affect the trading prices of the SOFR-linked notes.
SOFR may fail to gain market acceptance. SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it is considered to be a good representation of general funding conditions in the overnight U.S. Treasury repo market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR to be a suitable substitute or successor for all of the purposes for which U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen its market acceptance. Any failure of SOFR to gain market acceptance could adversely affect the return on, value of and trading prices of, the SOFR-linked notes.
Any market for the SOFR-linked notes may be illiquid or unpredictable.
Since SOFR is a relatively new market index, SOFR-linked debt securities likely will have no established trading market when issued, and an established trading market for the SOFR-linked notes may never develop or may be illiquid. Market terms for securities that are linked to SOFR, such as the spread over the base rate reflected in the interest rate provisions, may evolve over time, and as a result, trading prices of the SOFR-linked notes may be lower than those of later-issued securities that are linked to SOFR. Similarly, if SOFR does not prove to be widely used in securities that are similar or comparable to the SOFR-linked notes, the trading price of the SOFR-linked notes may be lower than those of securities that are linked to rates that are more widely used. You may not be able to sell the SOFR-linked notes at all or may not be able to sell the SOFR-linked notes at prices that will provide you with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk. The manner of adoption or application of reference rates based on SOFR in the bond and equity markets may differ materially compared with the application and adoption of SOFR in other markets, such as the derivatives and loan markets. You should carefully consider how any potential inconsistencies between the adoption of reference rates based on SOFR across these markets may impact any hedging or other financial arrangements which you may put in place in connection with any acquisition, holding or disposal of the SOFR-linked notes.
The implementation of Benchmark Replacement Conforming Changes could adversely affect the amount of interest that accrues on the notes and the trading prices for the notes.
Under the benchmark transition provisions of the notes, if a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected or formulated by (i) the Relevant Governmental Body (such as the ARRC), (ii) ISDA or (iii) in certain circumstances, the calculation agent. In addition, the benchmark transition provisions expressly authorize the calculation agent to make certain changes, which are defined in the terms of the notes as “Benchmark Replacement Conforming Changes,” with respect to, among other things, the determination of interest periods, and the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest that accrues on the notes during the floating rate period, which could adversely affect the return on, value of and trading prices of, the notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark that it is replacing.
We acted as the initial calculation agent and may have economic interests adverse to the interests of the holders of the notes.
We acted as the initial calculation agent, and we may continue to serve as calculation agent during the floating rate period. The calculation agent will make certain determinations, decisions or elections with respect to the interest rate during the floating rate period. Any exercise of discretion by us under the terms of the notes, including, without limitation, any discretion exercised by us acting as calculation agent, could present a conflict of interest. In making the required determinations, decisions and elections, we may have economic interests that are adverse to the interests of the holders of the notes, and those determinations, decisions or elections could have a material adverse effect on the yield on, value of and trading prices of, the notes. Any determination by us, as the calculation agent, will be conclusive and binding absent manifest error.
Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.
There is no established public market for the notes, and we cannot assure you that an active trading market for the notes will develop. If no active trading market develops, you may not be able to resell the notes at a price favorable to you or at all. Subject to any registration rights held by holders of the notes, we do not intend to apply for listing the notes on any securities exchange. Future trading prices of the notes and the liquidity of any market for the notes will depend on many factors, including, among other things, the number of holders of the notes, the prevailing interest rates, our operating results, our financial condition, the market for similar securities and the interest of securities dealers in making a market in the notes. We cannot assure you as to the development of or liquidity of any trading market for the notes. We cannot assure you that the market, if any, for the notes will be free from disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes. Therefore, we cannot assure you that you will be able to sell your notes at a particular time or the price that you receive when you sell will be favorable.
Changes in our credit ratings may adversely affect your investment in the notes.
The credit ratings on the notes are an assessment by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold or sell the notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the ratings agencies by us and information obtained by the ratings agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Any ratings of our long‐term debt are based on a number of factors, including our financial strength as well as factors not entirely within our control, including conditions affecting the financial services industry generally. There can be no assurance that we will not receive adverse changes in our ratings in the future, which could adversely affect the cost and other terms upon which we are able to obtain funding and the way in which we are perceived in the capital markets. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value and liquidity of the notes and increase our borrowing costs.
In the event we redeem the notes before maturity, you may not be able to reinvest your principal at the same or a higher rate of return.
We may redeem the notes, in whole or in part, and without premium or penalty, at any time five years after the issue date, subject to certain conditions. You should assume that we will exercise our redemption option if we are able to obtain capital at a lower cost than we must pay on the notes or if it is otherwise in our interest to redeem the notes. We may also redeem the notes, in whole, but not in part, and without premium or penalty, upon the occurrence of certain events at any time, including within the first five years after the issue date. If the notes are redeemed, you may be required to reinvest your principal at a time when you may not be able to earn a return that is as high as you were earning on the notes.
As a holder of the notes, you will not be entitled to any rights with respect to our capital stock.
If you hold a note, you will not be entitled to any rights with respect to our capital stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our capital stock) by virtue of holding a note.
Holders of the notes will have no say over our management and affairs.
Our officers and directors will make all decisions with respect to our management. Holders of the notes have no right or power to take part in our management. Prospective investors will be entirely reliant on our officers and directors to effectively manage our business so that we may meet our debt obligations when they fall due.
Your right to receive payments on the notes is effectively subordinated to those lenders who have a security interest in our assets.
Our obligations under the notes are unsecured and we may be able to obtain indebtedness from time to time that is secured by all or substantially all of our assets. If we are declared bankrupt or insolvent, or if we default under such secured indebtedness, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the notes. In any such event, because the notes are not secured by any of our assets, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully.
Your right to receive payments on the notes is structurally subordinated to indebtedness of the Bank, and our other subsidiaries.
The notes are our obligations only, are not obligations of or deposits in the Bank or its other subsidiaries, and are not insured by any government or private agency. Because we are a holding company, our rights and the rights of our creditors, including the holders of the notes, to participate in any distribution of the assets of the Bank or our other subsidiaries, upon a liquidation, reorganization, or insolvency of the Bank or our other subsidiaries (and the consequent right of the holders of the notes to participate in those assets) will be subject to the claims of the creditors of the Bank or our other subsidiaries (including depositors in our subsidiaries). If we are a creditor of the Bank or its other subsidiaries, our claims would be subject to any prior security interest in the assets of the Bank or our other subsidiaries and any indebtedness of our subsidiaries senior to our indebtedness.

The notes are also effectively subordinated to all of the liabilities of the Bank or our other subsidiaries, to the extent of their assets, since they are separate and distinct legal entities with no obligation to pay any amounts due under our indebtedness, including the notes, or to make any funds available to make payments on the notes, whether by paying dividends or otherwise.
Our debt service obligations increased upon issuance of the notes.
Upon issuance of the notes, we incurred additional debt service in addition to normal operating expenses and planned capital expenditures. Our increased level of indebtedness may have several important effects on our future operations including, without limitation, a portion of our cash flow must be dedicated to the payment of interest and principal on the notes, reducing funds available for dividends and distributions to shareholders and our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate and other purposes may be limited. Our ability to meet our debt service obligations and to reduce our total indebtedness will be dependent upon the future performance of the Bank and its ability to pay dividends to us, which will be subject to regulatory restrictions, general economic, industry and competitive conditions and to financial, business and other factors affecting us and the Bank, many of which are beyond our control. We cannot assure you that the Bank will be able to continue to generate cash flow at or above its current level and that we will be able to pay principal and interest on the notes as it becomes due.
Regulatory guidelines may restrict our ability to pay the principal of, and accrued and unpaid interest on, the notes.
The Company is a bank holding company with no material activities other than the provision of funds to our subsidiaries, including the Bank, in the ordinary course of business. Our principal source of funds to pay dividends on our capital stock and to service any of our debt obligations, including the notes, other than further issuances of securities, would be dividends received from the Bank. The Bank is not obligated to make payments to us, and any payments to us would depend on the earnings or financial condition of the Bank and various business considerations, and may also require prior regulatory approval.
Moreover, pursuant to federal law and regulations promulgated by the Federal Reserve, a bank holding company is required to act as a source of financial and managerial strength to each of its banking subsidiaries and commit resources to their support, including the guarantee of capital plans of an undercapitalized bank subsidiary. Such support may be required at times when a holding company may not otherwise be inclined to provide it. As a result of the foregoing, we may be unable to pay the principal of, and accrued but unpaid interest on, the notes at the maturity of the notes.
We may not be able to generate sufficient cash to service all of our debt, including the notes.
Our ability to make scheduled payments of principal and interest, or to satisfy our obligations in respect of our debt or to refinance our debt, including the notes, will depend on the future performance of our operating subsidiaries, primarily the Bank. Prevailing economic conditions (including interest rates), regulatory constraints, including, among other things, limiting dividends and distributions to us from the Bank and required capital levels with respect to the Bank, and financial, business and other factors, many of which are beyond our control, will also affect our ability to meet these needs. The Bank may not be able to generate sufficient cash flows from operations, or we may be unable to obtain future borrowings in an amount sufficient to enable us to pay our debt, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt when needed on commercially reasonable terms or at all.
Government regulation may affect the priority of the notes in the case of a bankruptcy or liquidation.
The Dodd-Frank Wall Street Reform Act (the “Dodd-Frank Act”) created a new resolution regime known as the “orderly liquidation authority,” which may apply to us as a bank holding company. Under the orderly liquidation authority, the Federal Deposit Insurance Corporation (the “FDIC”) may be appointed as receiver for an entity for purposes of liquidating the entity if the Secretary of the Treasury determines that the entity is in severe financial distress and that the entity’s failure would have serious adverse effects on the U.S. financial system.

If the FDIC is appointed as receiver under the orderly liquidation authority, then the Dodd-Frank Act, rather than applicable insolvency laws, would determine the powers of the receiver, and the rights and obligations of creditors and other parties who have dealt with the institution. There are substantial differences in the rights of creditors under the orderly liquidation authority compared to those under the U.S. Bankruptcy Code, including the right of the FDIC to disregard the strict priority of creditor claims in some circumstances, the use of an administrative claims procedure to determine creditors’ claims (as opposed to the judicial procedure utilized in bankruptcy proceedings) and the right of the FDIC to transfer claims to a “bridge” entity. As a consequence of the rights of the FDIC under the orderly liquidation authority, the holders of the notes may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation or similar proceeding. While the FDIC has issued regulations to implement the orderly liquidation authority, not all aspects of how the FDIC might exercise this authority are known and additional rulemakings are likely. Further, it is uncertain how the FDIC might exercise its discretion under the orderly liquidation authority in a particular case.
Holders of the notes are not protected in the event of a material adverse change in our financial condition or results of operations and there is limited covenant protection in the notes.
The covenants in the notes are limited and do not protect holders of the notes in the event of a material adverse change in our financial condition or results of operations. Additionally, payments of principal of the notes can be accelerated only upon bankruptcy of the Company. There is no right of acceleration of payment of the notes in the case of default in the performance of any covenant by the Company, including payment of principal or interest. Our regulators can, in the event we or the Bank become subject to an enforcement action, prohibit the Bank from paying dividends to us, and prevent payment of interest or principal on the notes and any dividends on our capital stock, but such limits will not permit acceleration of the notes. The notes do not contain any provisions which restrict us or our subsidiaries from incurring, assuming or becoming liable with respect to any indebtedness or other obligations, whether secured or unsecured, including indebtedness which will rank senior to the notes.
The notes do not contain any financial ratios, covenants, or specified levels of liquidity to which we must adhere. In addition, the notes do not contain any provisions which require us to repurchase, redeem, or modify the terms of the notes upon any events involving the Company which may adversely affect our creditworthiness. Therefore, neither the covenants nor the other provisions of the notes should be a significant factor in evaluating whether we will be able to comply or will comply with our obligations under the notes.
We will be able to incur additional debt, which could result in a further increase of our leverage and thereby have an adverse effect on our ability to pay our obligations under the notes.
The terms of the notes do not and will not prohibit us from incurring additional debt. We may seek to raise additional capital in the form of senior debt in the future. If we do incur more debt, the related risks that we would face with an increase in leverage could result in an adverse effect on our ability to pay our obligations under the notes.
The notes are not an insured deposit.
Your investment in the notes is not a bank deposit and is and will not be insured or guaranteed by the FDIC or any other government agency. Your investment is subject to investment risk, and you must be capable of affording the loss of your entire investment.
There can be no assurance that the notes will qualify for the tax treatment for which the Company intends the notes to qualify.
Although the Company intends for the notes to qualify for tax treatment that is favorable to the Company, the Company has not sought advice from its accountants, nor has it sought a ruling from the U.S. Internal Revenue Service (“IRS”), as to the federal income tax consequences of issuing the notes. There can be no assurance that upon future review, the Company’s accountants will determine that the notes do not qualify for the intended tax treatment. Similarly, there can be no assurance that the IRS will not successfully challenge the intended tax treatment of the notes. If at any time within the first five years after the issue date, the interest payable by the Company on the notes is not, or will not be, deductible by the Company, in whole or in part, for federal income tax purposes, we may redeem the notes in whole, but not in part, and without premium or penalty.
General Risk Factors
The implementation of the CECL accounting standard could require us to increase our allowance for loan losses and may have a material adverse effect on our financial condition and results of operations.
The Financial Accounting Standards Board (“FASB”) has issued a new accounting standard that will replace the current approach under Generally Accepted Accounting Principles (“GAAP”), for establishing allowances for loan and lease losses, which generally considers only past events and current conditions, with a forward-looking methodology that reflects the expected credit losses over the lives of financial assets, starting when such assets are first originated or acquired. This standard, referred to as Current Expected Credit Loss, or CECL, will be effective for us beginning January 1, 2023. The CECL standard will require us to record, at the time of origination, credit losses expected throughout the life of the asset portfolio on loans and held to maturity securities, as opposed to the current practice of recording losses when it is probable that a loss event has occurred. Southern States is currently evaluating the impact the CECL standard will have on its accounting. The adoption of the CECL standard will materially affect how we determine allowance for loan losses and could require us to significantly increase the allowance. Moreover, the CECL standard may create more volatility in the level of the allowance. If we are required to materially increase the level of the allowance for any reason, such increase could adversely affect our business, financial condition and results of operations.
Use of appraisals in deciding whether to make a loan secured by real property does not ensure the value of the real property collateral.
In considering whether to make a loan secured by real property, Southern States generally requires an appraisal. However, an appraisal is only an estimate of the value of the property at the time the appraisal is made, and appraisals are based upon various assumptions about the real property and local market conditions. If the appraisal does not accurately reflect the amount that may be obtained upon any sale or foreclosure of the property, Southern States may not realize an amount equal to the indebtedness secured by the property.
Southern States uses information technology in its operations, offers online banking services to its customers, and depends on outside third party vendors for data processing services. Unauthorized access to Southern States or its customers’ confidential or proprietary information as a result of a cyber-attack or otherwise could expose Southern States to reputational harm and litigation and adversely affect Southern States’ ability to attract and retain customers.
Southern States relies heavily on communications and information systems to conduct its business. Any failure or interruption of these systems could impair or prevent the effective operation of Southern States’ customer relationship management, general ledger, deposit, lending, or other functions. Information security risks for financial institutions have significantly increased in recent years, in part because of the proliferation of new technologies, the use of the internet and telecommunication technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, foreign governments, hackers, terrorists, activists, and other external parties. Southern States and its service providers are under continuous and expanding threats of loss due to hacking and cyber-attacks, especially as Southern States continues to expand customer applications using the internet, wireless, mobile and other remote channels to transact business. Therefore, the secure processing, transmission, and storage of information in connection with Southern States’ online banking services are critical elements of its operations. However, Southern States’ network could be vulnerable to unauthorized access, computer viruses and other malware, phishing schemes, or other security failures. In addition, customers may use personal smartphones, tablet PCs, or other mobile devices that are beyond Southern States’ control systems in order to access Southern States’ products and services. Southern States’ and its service providers’ technologies, systems and networks, and customers’ devices, may become the target of cyber-attacks, electronic fraud, or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss, or destruction of Southern States or its customers’ confidential, proprietary, and other information, or otherwise disrupt Southern States or its customers’ or other third parties’ business operations. As cyber threats continue to evolve, Southern States may be required to spend significant capital and other resources to protect against these threats or to alleviate or investigate problems caused by such threats. To the extent that Southern States’ activities or the activities of Southern States’ customers involve the processing, storage, or transmission of confidential customer information, any breaches or unauthorized access to such information could present significant regulatory costs and expose Southern States to litigation and other possible liabilities. Any inability to prevent these types of security threats could also cause existing customers to lose confidence in Southern States’ systems and could adversely affect Southern States’ reputation and ability to generate deposits. While Southern States has not experienced any material losses relating to cyber-attacks or other information security breaches to date, Southern States may suffer such losses in the future.
Southern States relies on software and systems developed and/or operated by third-party vendors to process various transactions. These systems include, but are not limited to, general ledger, payroll systems and employee benefits, loan and deposit processing, and securities portfolio accounting. While Southern States reviews the security and controls instituted by the applicable vendors and performs its own testing of user controls, Southern States relies on the continued maintenance of controls and data security by these third-party vendors, including safeguards over the security of customer data.
The increased use of working remotely by our employees during the COVID-19 pandemic as well as our customers increased use of online banking may increase the risks related to our information technology systems, including cyber-attacks and unauthorized access.
The occurrence of any cyber-attack or information security breach could result in potential liability to clients, reputational damage, damage to Southern States’ competitive position, and the disruption of Southern States’ operations, all of which could adversely affect Southern States’ financial condition or results of operations, lead to increased compliance and insurance costs and reduce stockholder value.
The accuracy of our financial statements and related disclosures could be affected if the judgments, assumptions or estimates used in our critical accounting policies are inaccurate.
The preparation of financial statements and related disclosures in conformity with GAAP requires us to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and related notes appearing elsewhere in this registration statement. As a result, if future events or regulatory views differ significantly from the judgments, assumptions and estimates in our critical accounting policies, those events or assumptions could have a material impact on our consolidated financial statements and may require us to revise or restate prior period financial statements or realize losses not previously recognized, cause damage to our reputation and the price of our common stock and adversely affect our business, financial condition and results of operations.
Southern States’ financial condition and results of operations are affected by fiscal and monetary policy. Actions by monetary and fiscal authorities, including the Federal Reserve, could lead to inflation, deflation, or other economic impacts that could adversely affect Southern States’ financial performance. The primary impact of inflation on Southern States’ operations most likely will be reflected in increased operating costs. Conversely, deflation generally will tend to erode collateral values and diminish loan quality. Virtually all of Southern States’ assets and liabilities are monetary in nature. As a result, interest rates and the shape of the yield curve have a more significant impact on Southern States’ performance than general levels of inflation or deflation. Interest rates do not necessarily move in the same direction or by the same magnitude as the prices of goods and services.
Southern States depends on the accuracy and completeness of information about customers and counterparties.
In deciding whether to extend credit or enter into other transactions with customers and counterparties, Southern States may rely on information furnished by or on behalf of customers and counterparties, including financial statements and other financial information. Southern States also may rely on representations of customers and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. In deciding whether to extend credit, Southern States may depend upon its customers’ representations that their financial statements conform to GAAP and present fairly, in all material respects, the financial condition, results of operations, and cash flows of the customer. Southern States also may rely on customer representations and certifications, or other audit or accountants’ reports, with respect to the business and financial condition of its clients. Southern States’ financial condition, results of operations, financial reporting, and reputation could be negatively affected if Southern States relies on materially misleading, false, inaccurate, or fraudulent information.
As a community bank, Southern States’ ability to maintain Southern States’ reputation is critical to the success of Southern States’ business, and the failure to do so may materially adversely affect Southern States’ performance.
Southern States’ reputation is one of the most valuable components of its business. As such, Southern States strives to conduct its business in a manner that enhances its reputation. This is done, in part, by recruiting, hiring, and retaining employees who share Southern States’ core values of being an integral part of the communities Southern States serves, delivering superior service to customers, and caring about customers and associates and maintaining Southern States’ credit culture. If Southern States’ reputation is negatively affected, by the actions of Southern States’ employees or otherwise, Southern States’ business and, therefore, Southern States’ operating results may be materially adversely affected.
Southern States historical growth rate and performance may not be indicative of our future growth or financial results.
We may not be able to sustain our past rate of growth or grow our business at all. Consequently, our past results of operations will not necessarily be indicative of our future operations.
If the communities in which Southern States operates do not grow, or if the prevailing economic conditions locally or nationally are less favorable than Southern States has historically realized, then its ability to implement its business strategies may be adversely affected, and its actual growth and financial performance may materially change.
Moreover, Southern States cannot give any assurance that Southern States will benefit from any market growth or favorable economic conditions in its market areas even if they do occur. If Southern States’ senior management team is unable to provide the effective leadership necessary to implement Southern States’ strategic plan, including the successful integration of any acquisition, Southern States’ actual financial performance may be materially adversely different from Southern States’ expectations and goals. Additionally, to the extent that any component of Southern States’ strategic plan requires regulatory approval, if Southern States is unable to obtain necessary approval without material adverse conditions, Southern States will be unable to completely implement its strategy, which may adversely affect its actual growth and results of operations and financial condition. The inability to successfully implement Southern States’ strategic plan could adversely affect the price of Southern States’ common stock.
The internal controls that Southern States has implemented in order to mitigate risks inherent to the business of banking might fail or be circumvented.
Management regularly reviews and updates Southern States’ internal controls and procedures that are designed to manage the various risks in Southern States’ business, including credit risk, operational risk, and interest rate risk. No system of controls, however well-designed and operated, can provide absolute assurance that the objectives of the system will be met. If there were a failure of such a system, or if a system were circumvented, there could be a material adverse effect on Southern States’ financial condition and results of operations.
Changes in accounting standards could materially impact Southern States’ financial statements.
From time to time, the FASB or the SEC may change the financial accounting and reporting standards that govern the preparation of Southern States’ financial statements. Such changes may result in Southern States being subject to new or changing accounting and reporting standards. In addition, the bodies that interpret the accounting standards (such as banking regulators or outside auditors) may change their interpretations or positions on how these standards should be applied. These changes may be beyond Southern States’ control, can be hard to predict, and can materially impact how Southern States records and reports its financial condition and results of operations. In some cases, Southern States could be required to apply a new or revised standard retrospectively, or apply an existing standard differently, also retrospectively, in each case resulting in its needing to revise or restate prior period financial statements.

Severe weather, natural disasters, pandemics, epidemics, acts of war or terrorism or other external events could have significant effects on our business.
Severe weather and natural disasters, including hurricanes, tornados, droughts and floods, epidemics and pandemics, acts of war or terrorism or other external events could have a significant effect on our ability to conduct business. Such events could affect the stability of our deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue and/or cause us to incur additional expenses. Although management has established disaster recovery and business continuity policies and procedures, the occurrence of any such event could have a material adverse effect on our business, which, in turn, could have a material adverse effect on our financial condition and results of operations. The SEC and federal bank regulators have also recently updated their guidance for pandemics, which may cause us to change our operations and business continuity efforts.
We are monitoring the conflict between Russia and Ukraine. While we do not expect that the conflict will be directly material to us, collateral effects of the geopolitical instability, such as the imposition of sanctions against Russia and Russia’s response to such sanctions (including retaliatory acts like cyber-attacks and sanctions against other countries), could adversely affect the global economy or domestic markets, including ours.
The continuation of the COVID-19 pandemic, or other events that could affect the world economy, could have negative effects on our business.
The COVID-19 pandemic, trade wars, tariffs, inflation, supply chain disruptions, labor and materials shortages, and similar events and disputes, domestic and international, have adversely affected, and may continue to adversely affect economic activity globally, nationally and locally, and the recovery from the COVID-19 pandemic. Such events also may adversely affect business and consumer confidence, generally. Travel, tourism, hospitality and retail may be especially adversely affected by COVID-19, which could adversely affect our approximately $156.1 million of hospitality and retail CRE loans outstanding as of December 31, 2021. We and our customers, and our respective suppliers, vendors and processors may be adversely affected. The recovery from the COVID-19 pandemic has been affected generally by supply chain disruptions and shortages of materials. Any such adverse changes may adversely affect our profitability, growth, asset quality and financial condition.
Southern States is or may become involved from time to time in suits, legal proceedings, information-gathering requests, investigations, and proceedings by governmental agencies and third parties that may lead to adverse consequences.
Many aspects of Southern States’ business involve substantial risk of legal liability. Southern States is subject to being threatened to be named as a defendant in lawsuits arising from its business activities. In addition, from time to time, Southern States is, or may become, the subject of governmental and self-regulatory agency information-gathering requests, reviews, investigations and proceedings, and other forms of regulatory inquiry, including by bank regulatory agencies, the SEC, and law enforcement authorities. The results of such proceedings could lead to significant civil or criminal penalties, including monetary penalties, damages, adverse judgments, settlements, fines, injunctions, restrictions on the way in which Southern States conducts its business, or reputational harm.
Changes in laws and government regulation may have a material effect on Southern States’ results of operations.
Financial institutions have been the subject of significant legislative and regulatory changes and may be the subject of further significant legislation or regulation in the future, none of which is within Southern States’ control. New proposals for legislation could be introduced in the U.S. Congress that could further substantially increase regulation of the bank and non-bank financial services industries, impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices, including in the areas of compensation, interest rates, financial product offerings, and disclosures, and have an effect on bankruptcy proceedings with respect to consumer residential real estate mortgages, among other things. Federal and state regulatory agencies also frequently adopt changes to their regulations or change the manner in which existing regulations are applied. Changes to statutes, regulations, or regulatory policies, including changes in their interpretation or implementation by regulators, could affect Southern States in substantial and unpredictable ways. Such changes could, among other things, subject Southern States to additional costs and lower revenues, limit the types of financial services and products that Southern States may offer, ease restrictions on non-banks and thereby enhance their ability to offer competing financial services and products, increase compliance costs, and require a significant amount of management’s time and attention. Failure to comply with statutes, regulations, or policies could result in sanctions by regulatory agencies, civil monetary penalties, or reputational damage, each of which could have a material adverse effect on Southern States’ business, financial condition, and results of operations.
The Biden Administration may propose changes to bank regulation and corporate tax changes that could have an adverse effect on our business, results of operations and financial conditions. The Tax Cuts and Jobs Act reduced the federal corporate income tax rate from 35% to 21%. Among other possible changes to federal taxation, in April 2021, the Administration proposed increasing the federal corporate income tax rate to 28%, which, if adopted could adversely affect our net income.
Market interest rates declined significantly during 2020, and generally remained low in 2021, but economic stimulus in response to the COVID-19 pandemic and as well materials shortages may increase inflation and interest rates.
The Federal Reserve shifted to a more accommodating monetary policy in Summer 2019. During 2020, the Federal Reserve reduced its federal funds target to 0-0.25%, maintained target rates and made significant monthly purchases of U.S. Treasury and agency mortgage-backed securities to help combat the economic effect of the COVID-19 pandemic. Since November 2020, interest rates have increased, possibly as a result of increased government borrowings to finance rounds of fiscal stimulus and increased inflation expectations resulting from such stimulus and expected increases in economic growth from fiscal and monetary stimulus and COVID-19 vaccinations. The Federal Reserve has also indicated an intent to raise interest rates in 2022. Our costs of funds may increase as a result of general economic conditions, increasing interest rates and competitive pressures, and potential inflation resulting from continued government deficit spending and monetary policies. Traditionally, we have obtained funds principally through local deposits and borrowings from other institutional lenders, which we believe are a cheaper and more stable source of funds than borrowings.
Our profitability and liquidity may be affected by changes in interest rates and interest rate levels, the shape of the yield curve and economic conditions.
Our profitability depends upon net interest income, which is the difference between interest earned on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Net interest income will be adversely affected if market interest rates on the interest we pay on deposits and borrowings increases faster than the interest earned on loans and investments. Interest rates, and consequently our results of operations, are affected by general economic conditions (national, international and local) and fiscal and monetary policies, as well as expectations of these rates and policies and the shape of the yield curve. Our income is primarily driven by the spread between these rates. As a result, a steeper yield curve, meaning long-term interest rates are significantly higher than short-term interest rates, would provide the Bank with a better opportunity to increase net interest income. Conversely, a flattening yield curve could pressure our net interest margin as our cost of funds increases relative to the spread we can earn on our assets. In addition, net interest income could be affected by asymmetrical changes in the different interest rate indexes, given that not all of our assets or liabilities are priced with the same index. The 2019 and 2020 rate reductions by the Federal Reserve and the effects of the COVID-19 pandemic have reduced market rates, which adversely affected our net interest margins and limited the growth in our net income.
Increases in interest rates may cause consumers to shift their funds to more interest bearing instruments and to increase the competition for and costs of deposits. If customers move money out of bank deposits and into other investment assets or from transaction deposits to higher interest bearing time deposits, we could lose a relatively low cost source of funds, increasing our funding costs and reducing our net interest income. Increases in market interest rates may reduce demand for loans, including residential mortgage loans originations. At the same time, increases in rates will increase the rates we charge on variable rate loans and may increase our net interest margin. Higher interest rates would decrease the values of our existing fixed rate securities investments and could potentially adversely affect the values and liquidity of collateral securing our loans. The effects of increased rates and the related risks to us depend on the rates of changes in our costs of funds and interest earned on our loans and investments, the shape of the yield curve, and our ability to manage such changes.
Liquidity risks could affect operations and jeopardize our financial condition.
Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, proceeds from loan repayments or sales proceeds from maturing loans and securities, and other sources could have a negative effect on our liquidity. Our funding sources include federal funds purchased, securities sold under repurchase agreements, core and non-core deposits, and short- and long-term debt. We maintain a portfolio of securities that can be used as a source of liquidity. We are also members of the Federal Home Loan Bank (“FHLB”) and the Federal Reserve Bank of Atlanta, where we can obtain advances collateralized with eligible assets. There are other sources of liquidity available to the Company or the Bank should they be needed, including our ability to acquire additional non-core deposits. We may be able, depending upon market conditions, to otherwise borrow money or issue and sell debt and preferred or common securities in public or private transactions. Our access to funding sources in amounts adequate to finance or capitalize our activities on terms which are acceptable to us could be impaired by factors that affect us specifically, or the financial services industry or the economy in general. General conditions that are not specific to us, such as disruptions in the financial markets or negative views and expectations about the prospects for the financial services industry could adversely affect us.
Many new activities and expansion plans require regulatory approvals, and failure to obtain them may restrict our growth.
As part of our growth strategy, we may expand our business by pursuing strategic acquisitions of financial institutions and other closely related businesses. Generally, we must receive regulatory approval before we can acquire a bank holding company, an FDIC-insured depository institution or related businesses. In determining whether to approve a proposed acquisition, banking regulators will consider, among other factors, the effect of the acquisition on competition, our financial condition, our future prospects and the impact of the proposal on U.S. financial stability. The regulators also review current and projected capital ratios, the competence, experience and integrity of management and its record of compliance with laws and regulations, the convenience and needs of the communities to be served (including the acquiring institution’s record of compliance under the CRA) and the effectiveness of the acquiring institution in combating money laundering activities. Generally, acquirors must be deemed “well managed” and “well capitalized.” The necessary regulatory approvals may not be granted on terms that are acceptable to us, or granted at all. In certain cases, where our resulting market shares raises competitive concerns, we may also be required to sell banking locations as a condition to receiving regulatory approval, which condition may not be acceptable to us or, if acceptable to us, may reduce the benefit of any acquisition.
In addition to the acquisition of existing financial institutions, as opportunities arise, we may continue de novo branching as a part of our expansion strategy. De novo branching carries with it numerous risks, including the inability to obtain all required regulatory approvals, which are dependent upon many of the same factors as acquisitions, including our capital management, anti-money laundering and CRA compliance. The failure to obtain these regulatory approvals for potential future strategic acquisitions and de novo banking locations could negatively affect our business plans and restrict our growth.
Southern States is subject to numerous laws designed to protect consumers, including the CRA and fair lending laws, and failure to comply with these laws could lead to a wide variety of sanctions.
The CRA, the Equal Credit Opportunity Act, the Fair Housing Act, and other fair lending laws and regulations impose nondiscriminatory lending requirements on financial institutions. The U.S. Department of Justice and other federal agencies are responsible for enforcing these laws and regulations. A successful regulatory challenge to an institution’s performance under the CRA or fair lending laws and regulations could result in a wide variety of sanctions, including damages and civil money penalties, injunctive relief, restrictions on mergers and acquisitions activity, restrictions on expansion, and limitations on entering new business lines. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private class action litigation. Such actions could have a material adverse effect on Southern States’ business, financial condition, results of operations, and future prospects.

Southern States is subject to the Bank Secrecy Act and other anti-money laundering statutes and regulations, and any deemed deficiency by Southern States with respect to these laws could result in significant liability.
The Bank Secrecy Act, the USA PATRIOT Act of 2001, and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and file suspicious activity and currency transaction reports when appropriate. In 2019, the “know your customer” rules were expanded to include inquiries regarding beneficial owners of entities. In addition to other bank regulatory agencies, the federal Financial Crimes Enforcement Network of the Department of the Treasury, or FinCEN, is authorized to impose significant civil money penalties for violations of those requirements and has recently engaged in coordinated enforcement efforts with the state and federal banking regulators, as well as the U.S. Department of Justice, Consumer Financial Protection Bureau, Drug Enforcement Administration, and Internal Revenue Service. Southern States is also subject to increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control of the Department of the Treasury, or OFAC, regarding, among other things, the prohibition of transacting business with, and the need to freeze assets of, certain persons and organizations identified as a threat to the national security, foreign policy, or economy of the United States. If Southern States’ policies, procedures, and systems are deemed deficient, Southern States would be subject to liability, including fines and regulatory actions, which may include restrictions on Southern States’ ability to pay dividends and the necessity to obtain regulatory approvals to proceed with its acquisition and business plans. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for Southern States. Any of these results could have a material adverse effect on Southern States’ business, financial condition, results of operations, and future prospects.
The obligations associated with being a public company require significant resources and management attention.
As a public company, we face increased legal, accounting, administrative and other costs and expenses that we have not incurred as a private company, particularly after we are no longer an emerging growth company. We are subject to the reporting requirements of the Exchange Act, and other rules and regulations implemented by the SEC, legislation passed by Congress, the Public Company Accounting Oversight Board and NASDAQ, each of which imposes additional reporting and other obligations on public companies. As a public company, we are required to, among other things:
•prepare and distribute periodic and current reports, proxy statements and other stockholder communications in compliance with the federal securities laws and rules;
•expand the roles and duties of our board of directors and committees thereof;
•institute more comprehensive financial reporting and disclosure compliance procedures;
•establish new internal policies, including those relating to trading in our securities, and internal and disclosure controls and procedures;
•involve and retain to a greater degree outside counsel and accountants in the activities listed above;
•enhance our investor relations function;
•retain additional personnel; and
•comply with the listing standards of NASDAQ.
We expect these rules and regulations and future changes in laws, regulations and standards relating to corporate governance and public disclosure, which have created uncertainty for public companies, will increase our legal and financial compliance costs and make some activities more time consuming and costly. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Our investment in compliance with existing and evolving regulatory requirements will result in increased administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities, which could have an adverse effect on our business, financial condition or results of operations. These increased costs could require us to expend time and money that we could otherwise use to expand our business and achieve our strategic objectives.

USE OF PROCEEDS
The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into with the initial purchasers of the Old Notes. We will not receive any cash proceeds from the exchange offer. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive for cancellation a like principal amount of the Old Notes. Old Notes that are surrendered in exchange for New Notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the New Notes under the exchange offer will not result in any increase in our outstanding indebtedness.

THE EXCHANGE OFFER
General
In connection with the issuance of the Old Notes, we entered into registration rights agreements with the initial purchasers of the Old Notes, which provides for the exchange offer we are making pursuant to this prospectus. The exchange offer will permit eligible holders of Old Notes to exchange their Old Notes for New Notes that are identical in all material respects with the Old Notes, except that:
•the New Notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer;
•the New Notes bear different CUSIP numbers from the Old Notes;
•the New Notes generally will not be subject to transfer restrictions;
•holders of the New Notes are not entitled to registration rights under the registration rights agreement or otherwise; and
•because the New Notes will not be entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.
The New Notes will evidence the same debt as the Old Notes. Holders of the New Notes will be entitled to the benefits of the indenture. Accordingly, the New Notes and the Old Notes will be treated as a single series of subordinated debt securities under the indenture. Old Notes that are not accepted for exchange in the exchange offer will remain outstanding and interest on those Old Notes will continue to accrue at the applicable interest rate and be subject to the terms of the applicable indenture.
The exchange offer does not depend on any minimum aggregate principal amount of Old Notes being tendered for exchange.
We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Exchange Act, and the related rules and regulations of the SEC applicable to transactions of this type.
We will be deemed to have accepted validly tendered Old Notes if and when we have given oral or written notice to the exchange agent of our acceptance of such Old Notes. Subject to the terms and conditions of the exchange offer, delivery of New Notes will be made by the exchange agent after receipt of our notice of acceptance. The exchange agent will act as agent for the holders of Old Notes tendering their Old Notes for the purpose of receiving New Notes from us in exchange for such tendered and accepted Old Notes. The exchange offer is subject to the conditions set forth below under “The Exchange Offer—Conditions.” As a result of these conditions (which may be waived by us, in whole or in part, in our absolute discretion), we may not be required to exchange any of the Old Notes. In such case, or if any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return or cause to be returned the Old Notes not exchanged to the tendering holder after the expiration or termination of the exchange offer.
If a holder of Old Notes validly tenders Old Notes in the exchange offer, the tendering holder will not be required to pay us brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal and certain limited exceptions described in this prospectus and the letter of transmittal, the tendering holder will not be required to pay transfer taxes for the exchange of Old Notes. Subject to certain exceptions described in this prospectus, we will pay all of the expenses in connection with the exchange offer, other than certain applicable taxes. See “The Exchange Offer—Fees and Expenses.”
Holders of outstanding Old Notes do not have any appraisal, dissenters’ or similar rights in connection with the exchange offer. Outstanding Old Notes that are not tendered, or are tendered but not accepted, in connection with the exchange offer will remain outstanding. See “Risk Factors—Risks Related to the Exchange Offer.”

NEITHER WE NOR THE EXCHANGE AGENT ARE MAKING ANY RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING OLD NOTES IN THE EXCHANGE OFFER. IN ADDITION, NEITHER WE NOR THE EXCHANGE AGENT HAVE AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF OUTSTANDING OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITION AND INDIVIDUAL REQUIREMENTS.
Registration Rights Agreement
We issued the Old Notes in a private placement exempt from the registration requirements under the Securities Act and applicable state securities laws. In connection with the issuance of the Old Notes, we entered into a registration rights agreement with the initial purchasers of the Old Notes, and we are making the exchange offer to comply with our contractual obligations under that registration rights agreement.
The following provides a summary of certain terms of the registration rights agreement. This summary is qualified in its entirety by reference to the complete registration rights agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.
Under the terms of the registration rights agreement, we agreed to register the New Notes and undertake the exchange offer. The exchange offer is intended to satisfy the rights of holders of Old Notes under that registration rights agreement. After the exchange offer is completed, we will have no further obligations, except under the limited circumstances described below, to provide for any exchange or undertake any further registration with respect to the Old Notes.
Under the terms of the registration rights agreement, we agreed, among other things, to use commercially reasonable efforts to:
•file a registration statement with the SEC on or prior to the 90th day after February 7, 2022 with respect to a registered offer to exchange the Registrable Securities (as defined below) for the New Notes;
•cause that registration statement to be declared effective by the SEC no later than the 120th day after February 7, 2022;
•cause that registration statement to remain effective until the closing of the exchange offer;
•consummate the exchange offer no later than 45 days after the effective date of that registration statement.
We also agreed to commence the exchange offer promptly after the effectiveness of the registration statement and keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the Old Notes; and
“Registrable Securities” means the Old Notes, but any Old Notes cease to be Registrable Securities when: (i) a registration statement with respect to such Old Notes shall have been declared effective under the Securities Act and such Old Notes shall have been exchanged or disposed of pursuant to such registration statement, (ii) such Old Notes shall have been sold to the public pursuant to Rule 144 (or any similar provision then in force, but not Rule 144A under the Securities Act) under the Securities Act or are eligible to be resold pursuant to Rule 144 under the Securities Act without regard to the public information requirements thereunder, (iii) such Old Notes shall have ceased to be outstanding, (iv) such Old Notes, to the extent eligible for exchange under an exchange offer registration statement that was declared effective under the Securities Act, were not exchanged, at the election of the holder, during the period that the exchange offer was open, or (v) such Old Notes have been exchanged for New Notes, which have been registered pursuant to the exchange offer registration statement upon consummation of the exchange offer, unless in the case of any New Notes referred to in this clause (v), such New Notes are held by any participating broker-dealer who holds Registrable Securities acquired for its own account as a result of market-making activities or other trading activities or otherwise are not freely tradable by such participating broker-dealers without any limitations or restrictions under the Securities Act (in which case, such New Notes will be deemed to be Registrable Securities until such time as such New Notes are sold to a purchaser in whose hands such New Notes are freely tradeable without any limitations or restrictions under the Securities Act).
We also agreed to issue and exchange New Notes for all Old Notes validly tendered and not validly withdrawn before the expiration of the exchange offer. We are sending this prospectus, together with a letter of transmittal, to all the holders of the Old Notes known to us. For each Old Note validly tendered to us in the exchange offer and not validly withdrawn, the holder will receive a New Note having a principal amount equal to the principal amount of the tendered Old Note. Old Notes may be exchanged, and New Notes will be issued, only in minimum denominations of $100,000 and any integral multiple of $1,000 in excess thereof.
We further agreed that, under certain circumstances, we would file a shelf registration statement with the SEC that would allow resales by certain holders of the Old Notes in lieu of such holders participating in the exchange offer.
Eligibility; Transferability
We are making the exchange offer in reliance on interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters issued to other parties. We have not sought or received our own no-action letter from the staff of the SEC with respect to the exchange offer and the related transactions, and there can be no assurance that the staff of the SEC will make a determination in the case of the exchange offer and such transactions that is similar to its determinations in the above mentioned no-action letters. However, based on these existing SEC staff interpretations, we believe that you, or any other person receiving New Notes, may offer for resale, resell or otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the Securities Act, provided that:
•you are not, nor is any such person, an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;
•you are, or the person receiving the New Notes is, acquiring the New Notes in the ordinary course of business;
•you do not, nor does any such person, have an arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Notes;
•you are not, nor is any such person, a broker-dealer registered under the Exchange Act, and you are not engaged in and do not intend to engage in, nor is any such person engaged in or intending to engage in, any distribution (within the meaning of the Securities Act) of the New Notes; and
•you are not acting on behalf of any person who could not truthfully make these statements.
To participate in the exchange offer, you must represent as a holder of Old Notes that each of these statements is true.
In addition, in order for broker-dealers registered under the Exchange Act to participate in the exchange offer, each such broker-dealer must also: (i) represent that it is participating in the exchange offer for its own account and is exchanging Old Notes acquired as a result of market-making activities or other trading activities; (ii) confirm that it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the New Notes; and (iii) acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. The letter of transmittal to be delivered in connection with a tender of the Old Notes states that by so acknowledging and by delivering a prospectus such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the New Notes received in exchange for the Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days following the expiration date of the exchange offer, we will amend or supplement this prospectus to expedite or facilitate the disposition of any New Notes by such broker-dealers.
Any holder of Old Notes (i) who is our affiliate, (ii) who does not acquire the New Notes in the ordinary course of business, (iii) who participates in or intends to participate in the exchange offer for the purpose of, or with a view to, distributing the New Notes, or (iv) who is a broker-dealer who purchased the Old Notes directly from us:
•will not be able to rely on the interpretations of the staff of the SEC set forth in the no-action letters described above;
•will not be able to tender Old Notes in the exchange offer; and
•must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the New Notes, unless the sale or transfer is made pursuant to an exemption from those requirements.
The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of such jurisdiction.
Expiration of the Exchange Offer; Extensions; Amendments
The exchange offer will expire at 5:00 p.m., New York City time, on                    , 2022, or at such later date or time to which we may extend the exchange offer. We refer to such date, as it may be extended, as the expiration date. To extend the exchange offer, we will notify the exchange agent and each registered holder of the Old Notes of any extension before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.
We reserve the right to extend the exchange offer, delay accepting any tendered Old Notes or, if any of the conditions described below under the heading “The Exchange Offer—Conditions” have not been satisfied, to terminate the exchange offer. We also reserve the right to amend the terms of the exchange offer in any manner. We will give oral or written notice of any delay, extension or termination of, or amendment to, the exchange offer to the exchange agent. We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is given to holders of the Old Notes.
If we amend the exchange offer in a manner that we consider material, we will disclose that amendment by means of a prospectus supplement, and we will extend the exchange offer so that at least five business days remain in the exchange offer following notice of the material change.
If we terminate or withdraw the exchange offer, we will promptly pay the consideration offered, or return any Old Notes deposited, under the exchange offer as required by Rule 14e-1(c) under the Exchange Act.
Conditions
The exchange offer is not conditioned on any minimum aggregate principal amount of Old Notes being tendered or accepted for exchange. Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any New Notes for, any Old Notes and may terminate or amend the exchange offer before the acceptance of the Old Notes, if:
•such Old Notes are tendered to us other than in accordance with the terms and conditions of the exchange offer;
•we determine that the exchange offer, or the making of any exchange by a holder, violates any applicable law or any applicable interpretation by the staff of the SEC; or

•any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.
The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We reserve the absolute right to waive these conditions in whole or in part at any time and from time to time in our sole discretion prior to the expiration date, subject to applicable law. Our failure at any time to exercise any of the above rights will not be considered a waiver of that right, and that right will be considered an ongoing right which we may assert at any time and from time to time.
In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for those Old Notes, if at any time any stop order is threatened or issued by the SEC with respect to the registration statement for the exchange offer and the New Notes or the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). In any such event, we must use our commercially reasonable efforts to obtain the withdrawal of any such stop order as soon as practicable and provide prompt notice to each holder of the withdrawal of any such stop order.
Further, we will not be obligated to accept for exchange the Old Notes of any holder that has not made to us the representations described under “The Exchange Offer—Eligibility; Transferability” and “Plan of Distribution.”
Procedures for Tendering Old Notes
In order to participate in the exchange offer, you must validly tender your Old Notes to the exchange agent as described below. It is your responsibility to validly tender your Old Notes.
If you have any questions or need help in exchanging your Old Notes, please contact the exchange agent, whose address, phone number and email address are set forth below in “The Exchange Offer—Exchange Agent.”
Certain of the Old Notes were issued in book-entry form and are currently represented by global certificates held for the account of DTC. Accordingly, DTC will be the only entity that can tender your Old Notes for New Notes. Therefore, to tender Old Notes subject to the exchange offer and to obtain New Notes you must:
•Comply with DTC’s ATOP procedures described below; and
•The exchange agent must receive a timely confirmation of a book-entry transfer of the Old Notes in its account at DTC through ATOP pursuant to the procedure for book-entry transfer described below, along with a properly transmitted “agent’s message” (as defined below), before the expiration date of the exchange offer.
Following receipt, the exchange agent will establish an ATOP account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer. Any financial institution that is a DTC participant, including your broker or bank, may make a book-entry tender of outstanding Old Notes by causing the book-entry transfer of such Old Notes into our ATOP account in accordance with DTC’s procedures for such transfers. In connection with the transfer, DTC must send an “agent’s message” to the exchange agent on or prior to 11:59 p.m., New York City time, on the expiration date of the exchange offer.
The term “agent’s message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, which states that DTC has received an express acknowledgement from the participant stating that such participant and beneficial holder agree to be bound by the terms of the exchange offer, including the letter of transmittal, and that the agreement may be enforced against such participant.
Each agent’s message must include the following information:
•name of the beneficial owner tendering such Old Notes; and
•account number of the beneficial owner tendering such Old Notes;

•principal amount of Old Notes tendered by such beneficial owner; and
•a confirmation that the beneficial owner of the Old Notes has made the representations for our benefit set forth under          “—Representations” below.
The delivery of the Old Notes through DTC, and any transmission of an agent’s message through ATOP, is at the election and risk of the person tendering Old Notes. If we do not accept any tendered Old Notes for exchange or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Old Notes will be returned, without expense, to their tendering holder. Such non-exchanged Old Notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.
The tender by a holder of Old Notes that is not validly withdrawn prior to the expiration date of the exchange offer and that is accepted by us will constitute a binding agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. By using the ATOP procedures to exchange Old Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgements and the representations and warranties it contains, just as if you had signed it.
Certain of the Old Notes were issued in physical form to certain initial purchasers. Accordingly, such holders of Old Notes must physically tender their Old Notes for New Notes. Therefore, to tender Old Notes represented in physical form subject to the exchange offer and to obtain New Notes you must transmit to the exchange agent, at its address listed under “—Exchange Agent”:
•the physical Old Note;
•a properly completed and duly executed letter of transmittal; and
•all other documents required by the letter of transmittal.
The tender by a holder of Old Notes represented in physical form that is not validly withdrawn prior to the expiration date of the exchange offer and that is accepted by us will constitute a binding agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. You will be required to deliver the physical note and a letter of transmittal to the exchange agent and will be bound by the letter of transmittal terms.
There is no procedure for guaranteed late delivery of the Old Notes in connection with the exchange offer.
We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Old Notes in our sole discretion. We reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular Old Notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the accompanying letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within a time period we will reasonably determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of Old Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of Old Notes will not be considered to have been made until such defects or irregularities have been cured or waived. If we waive any terms or conditions with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition. Any Old Notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent, without expense, to the tendering holders, unless otherwise provided in the accompanying letter of transmittal, promptly following the expiration date of the exchange offer.

Representations
By tendering Old Notes, each holder is deemed to have represented to us all of the representations contained in the letter of transmittal, including that:
•any New Notes that you receive will be acquired in the ordinary course of business; you are not participating in the exchange offer with a view to distribute any New Notes nor do you have any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes in violation of the provisions of the Securities Act;
•you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act);
•if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes, you acquired those New Notes as a result of market-making or other trading activities, and you will satisfy any applicable prospectus delivery requirements in connection with any resale of such New Notes.; and
•the undersigned is not acting on behalf of any person or entity who could not truthfully make the foregoing representations and warranties.
Proper Execution and Delivery of Letter of Transmittal
Generally, an eligible institution must guarantee signatures on a letter of transmittal or notice of withdrawal unless:
•you tender your Old Notes as the registered holder and the New Notes issued in exchange for your Old Notes are to be issued in your name and delivered to you at your registered address appearing on the security register for the Old Notes; or
•you tender your Old Notes for the account of an eligible institution.
For the purposes of this prospectus, an “eligible institution” means an “eligible guarantor institution” as defined by Rule 17Ad-15 under the Exchange Act which is a member of a recognized signature guarantee program (i.e., Securities Transfer Agents Medallion Program, Stock Exchange Medallion Program or New York Stock Exchange Medallion Signature Program).
If the letter of transmittal is signed by the holder(s) of Old Notes tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the Old Notes without alteration, enlargement or any change whatsoever. If any of the Old Notes tendered are held by two or more holders, all such holders must sign the letter of transmittal. If any of the Old Notes tendered thereby are registered in different names on different Old Notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.
If Old Notes that are not tendered for exchange under the exchange offer are to be returned to a person other than the holder thereof, certificates for such Old Notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an eligible institution.
If the letter of transmittal is signed by a person other than the holder of any Old Notes listed therein, those Old Notes must be properly endorsed or accompanied by a properly completed bond power, signed by such holder exactly as such holder’s name appears on such Old Notes. If the letter of transmittal or any Old Notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.
No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal (or facsimile thereof), the tendering holders of Old Notes waive any right to receive any notice of the acceptance for exchange of their Old Notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payments and/or substitute certificates evidencing Old Notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. If no such instructions are given, Old Notes not tendered or exchanged will be returned to the tendering holder.
All questions as to the validity, form, eligibility (including time of receipt), and acceptance and withdrawal of tendered Old Notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered Old Notes determined by us not to be in proper form or not to be properly tendered or any tendered Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular Old Notes, whether or not waived in the case of other Old Notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, neither we, the exchange agent nor any other person will be under any duty to give such notification or will incur any liability for failure to give any such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any holder whose Old Notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the Old Notes. Holders may contact the exchange agent for assistance with these matters.
Withdrawal of Tenders
Except as otherwise provided in this prospectus, you may validly withdraw your tender of Old Notes at any time prior to 11:59 p.m., New York City time, on the expiration date of the exchange offer. For a withdrawal for Old Notes represented by global certificates to be effective you must comply with the appropriate procedures of DTC’s ATOP system prior to 11:59 p.m., New York City time, on the expiration date of the exchange offer. Any such notice of withdrawal must:
•specify the name of the tendering holder of Old Notes;
•the principal amount of the Old Notes delivered for exchange;
•specify the name and number of the account at DTC to be credited with the withdrawn Old Notes; and
•a statement that such holder is withdrawing its election to have such Old Notes exchanged.
For a withdrawal to be effective Old Notes represented by physical certificates you must comply with the appropriate procedures prior to 11:59 p.m., New York City time, on the expiration date of the exchange offer. Any such notice of withdrawal must:
•specify the name of the tendering holder of Old Notes;
•the principal amount of the Old Notes delivered for exchange; and
•a statement that such holder is withdrawing its election to have such Old Notes exchanged.
We will determine all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices. Any Old Notes so withdrawn will be considered not to have been validly tendered for purposes of the applicable exchange offer, and no New Notes will be issued in exchange for such Old Notes unless the Old Notes withdrawn are validly re-tendered. Any Old Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder, without expense to such holder, promptly after withdrawal, rejection of tender or termination of the applicable exchange offer. Validly withdrawn Old Notes may be re-tendered by following one of the procedures described above under “—Procedures for Tendering Old Notes” at any time prior to the expiration date of the exchange offer.

Exchange Agent
UMB Bank, N.A., the trustee under the indenture, has been appointed the exchange agent for the exchange offer. Letters of transmittal and all correspondence in connection with the exchange offer should be sent or delivered by each holder of Old Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent as follows:
By Hand, Overnight Delivery or Mail (Registered or Certified Mail Recommended):

UMB Bank, N.A.
5555 San Felipe, Suite 870
Houston, Texas 77056
Attention: Mauri J. Cowen / Corporate Trust
For additional information, you may contact the exchange agent by calling (713) 300-0587 or by emailing mauri.cowen@umb.com.
We will pay the exchange agent reasonable and customary fees for its services (including attorneys’ fees) and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.
Fees and Expenses
We will bear the expenses of soliciting tenders of the Old Notes and issuance of the New Notes. The principal solicitation is being made by mail. However, we may make additional solicitations by email, telephone or in person by our officers and employees and those of our affiliates.
We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. As indicated above, we will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We will also pay any other cash expenses that we incur in connection with the exchange offer.
Except as described below, we will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:
•New Notes and/or substitute Old Notes not exchanged are to be delivered to, or registered or issued in the name of, any person other than the registered holder of the Old Notes so exchanged;
•tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal; or
•a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.
If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.
Accounting Treatment
We will record the New Notes at the same carrying value as the Old Notes reflected in our accounting records on the date of the exchange.
Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.

Consequences of Failure to Exchange
Old Notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and will be subject to the restrictions on transfer described in the Old Notes.
Accordingly, such Old Notes may not be offered, sold, pledged, or otherwise transferred except:
•to us or to any of our subsidiaries;
•under a registration statement that has been declared effective under the Securities Act;
•for so long as the Old Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person the holder of the Old Notes and any person acting on its behalf reasonably believes is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, that purchases for its own account or for the account of another qualified institutional buyer, in each case, to whom notice is given that the transfer is being made in reliance on Rule 144A under the Securities Act; or
•under any other available exemption from the registration requirements of the Securities Act (in which case we and the trustee shall have the right to require the delivery of an opinion of counsel (at the holder’s sole cost), certifications and/or other information satisfactory to us and the trustee);
•in each case, subject to compliance with any applicable foreign, federal, state or other securities laws.
Upon completion of the exchange offer, due to the restrictions on transfer of the Old Notes and the absence of such restrictions applicable to the New Notes, it is likely that the market, if any, for Old Notes will be relatively less liquid than the market for New Notes. Consequently, holders of Old Notes who do not participate in the exchange offer could experience significant diminution in the value of their Old Notes, compared to the value of the New Notes. The holders of Old Notes not tendered will have no further registration rights, except that, under limited circumstances specified in the registration rights agreement, we may be required to file a shelf registration statement covering resales of Old Notes.
Additional Information Regarding the Registration Rights Agreement
As noted above, we are effecting the exchange offer to comply with our contractual obligations under the registration rights agreement. The registration rights agreement requires us to cause an exchange offer registration statement to be filed with the SEC under the Securities Act, use our commercially reasonable efforts to cause the registration statement to become effective, and satisfy certain other obligations, within certain time periods.
In the event that:
•the registration statement is not filed with the SEC on or prior to the 90th day after February 7, 2022;
•the registration statement is not declared effective by the SEC on or prior to the 120th day after February 7, 2022;
•the exchange offer is not consummated within 45 days following the effective date of the registration statement;
•if required, a shelf registration statement is not filed with the SEC on or prior to (A) the 180th day following February 7, 2022 or (B) the 90th day after the obligation to file a shelf registration statement with the SEC arises, whichever is later;
•if required, a shelf registration statement is not effective on or prior to (A) the 225th day following February 7, 2022 or (B) the 105th day after an obligation to file with the SEC a shelf registration statement arises, whichever is later;
•a shelf registration statement is effective with the SEC but such shelf registration statement ceases to be effective or such shelf registration statement or the prospectus included therein ceases to be usable in connection with resales of the registrable securities due to any act or omission of the Company and (A) the aggregate number of days in any consecutive 365-day period for which the shelf registration statement or such prospectus shall not be effective or usable exceeds 120 days, (B) the shelf registration statement or such prospectus shall not be effective or usable for more than two periods (regardless of duration) in any consecutive 365-day period, or (C) the shelf registration statement or such prospectus shall not be effective or usable for a period of more than 90 consecutive days; or
•the registration statement is effective with the SEC but, if the registration statement is being used in connection with the resale of the New Notes, the registration statement ceases to be effective or the registration statement or the prospectus included therein ceases to be usable in connection with resales of New Notes due to any act or omission of the Company during the 180-day period following the last date on which exchanges are accepted and (A) the aggregate number of days in any consecutive 365-day period for which the registration statement or such prospectus shall not be effective or usable exceeds 120 days, (B) the registration statement or such prospectus shall not be effective or usable for more than two periods (regardless of duration) in any consecutive 365-day period, or (C) the registration statement or the prospectus shall not be effective or usable for a period of more than 90 consecutive days the interest rate on the Old Notes will be increased by 0.25% per annum immediately following the applicable date of such registration default and will increase by an additional 0.25% per annum immediately following each 90-day period during which additional interest accrues, but in no event will such increase exceed 0.50% per annum. If at any time more than one registration default has occurred and is continuing, the increase in interest rate will apply as if there occurred a single registration default that begins on the date that the earliest such registration default occurred and ends on such date that there is no registration default. Following the cure of all such registration defaults, the accrual of additional interest will cease and the interest rate will be reduced to the original interest rate borne by the Old Notes.
Our obligation to register the New Notes will terminate upon completion of the exchange offer. However, under certain limited circumstances specified in the registration rights agreement, we may be required to file a shelf registration statement covering resales of the Old Notes.

DESCRIPTION OF THE NOTES
On February 7, 2022, we issued $48,000,000 in aggregate principal amount of our 3.50% Fixed-to-Floating Rate Subordinated Notes due 2032, which we collectively refer to in this prospectus as the Old Notes. The Old Notes were issued in private placement transactions to certain qualified institutional buyers and institutional accredited investors and, as such, were not registered under the Securities Act. The Old Notes were issued under the indenture, dated February 7, 2022, by and between Southern States Bancshares, Inc., as issuer, and UMB Bank, N.A., as trustee, which we refer to as the indenture. The term “notes” refers collectively to the Old Notes and the New Notes, unless otherwise indicated or the context otherwise requires.
The New Notes will be issued under the indenture and will evidence the same debt as the Old Notes. The terms of the New Notes are identical in all material respects to those of the Old Notes, except that:
•the New Notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer;
•the New Notes bear different CUSIP numbers from the Old Notes;
•the New Notes are generally not subject to transfer restrictions;
•holders of the New Notes are not entitled to registration rights under the registration rights agreement that we entered into with the initial purchasers of the Old Notes or otherwise; and
•because holders of New Notes are not entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.
•The New Notes will be issued only in registered form without interest coupons and in minimum denominations of $100,000 and any integral multiple of $1,000 in excess thereof. Unless otherwise required for institutional accredited investors, the New Notes will be evidenced by one or more global notes deposited with the trustee for the New Notes, as custodian for DTC, and transfers of beneficial interests will be facilitated only through records maintained by DTC and its participants.
The terms of the New Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.
The following provides a summary of certain terms of the indenture and the New Notes. This summary is qualified in its entirety by reference to the complete indenture, which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part, and to the form of notes, which is included as an exhibit to the registration statement of which this prospectus forms a part. We urge you to read the indenture and the form of notes because those documents, not this summary description, define your rights as holders of the New Notes. Whenever we refer to the defined terms of the indenture in this prospectus without defining them, the terms have the meanings given to them in the indenture. You must look to the indenture for the most complete description of the information summarized in this prospectus.
General
The exchange offer for the New Notes will be for up to $48,000,000 in aggregate principal amount of the Old Notes. The New Notes, together with any Old Notes that remain outstanding after the exchange offer, will be treated as a single series for all purposes of the indenture, including, without limitation, waivers, consents, amendments, redemptions and offers to purchase.
Principal, Maturity and Interest
The interest terms of the New Notes are materially identical to the interest terms as the Old Notes, except with respect to additional interest that may be earned on the Old Notes under circumstances relating to our registration obligations under the registration rights agreement. Interest on the notes will accrue from and including February 7, 2022. The notes will mature and become payable, unless earlier redeemed, on February 7, 2032.
From and including February 7, 2022 to but excluding February 7, 2027 or any earlier redemption date, the New Notes will bear interest at a fixed annual rate equal to 3.50%, payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, beginning March 30, 2022. During this period, interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. If the due date for any payment of principal or interest falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after the scheduled due date.
From, and including, February 7, 2027 to, but excluding, February 7, 2032, unless redeemed prior to February 7, 2032 (such period, the “floating rate period”), the New Notes will bear interest at a rate equal to Three-Month Term SOFR, reset quarterly, plus 205 basis points, or such other rate as determined pursuant to the indenture, payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, beginning on March 30, 2027 through February 7, 2032 or earlier redemption date. If Three-Month Term SOFR (or other applicable floating interest rate) is less than zero, then Three-Month Term SOFR (or other such applicable floating interest rate) shall be deemed to be zero. During this period, interest will be computed on the basis of a 360-day year and the actual number of days elapsed, and will be payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, beginning on March 30, 2027. See “—Definitions Relating to the Determination of the Floating Interest Rate” and “—Effect of Benchmark Transition Event” below for the definition of Three-Month Term SOFR, a description of the method of its determination, and the alternative methods for determining the applicable floating interest rate for the notes in the event that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR on or prior to the Reference Time (in each case, as defined below).
We will make each interest payment to the holders of record of the notes at the close of business on the fifteenth calendar day prior to the applicable interest payment date, without regard to whether such day is a business day. Payment of interest may be made at our option by mailing a check to the address of the person entitled thereto as shown on the security register or by transfer to an account maintained by the payee with a bank located in the United States; provided, that the trustee will have received written notice of such account designation at least five business days prior to the date of such payment.
Effect of Benchmark Transition Event
If the Calculation Agent (as defined below) determines prior to the relevant Reference Time (as defined below) that a Benchmark Transition Event and its related Benchmark Replacement Date (each of such terms as defined below) have occurred with respect to Three-Month Term SOFR on or prior to the Reference Time regarding any determination of the Benchmark (as defined below) on any date, then we will promptly provide notice of such determination to the holders of the notes, and the following terms will thereafter apply to all determinations, calculations and quotations made or obtained for the purposes of calculating the floating interest rate payable on the notes during a relevant floating rate period:
•the Benchmark Replacement will replace the then-current Benchmark (each of such terms as defined below) for all purposes relating to the notes during the floating rate period in respect of such determination on such date and all determinations on all subsequent dates;
•in connection with the implementation of a Benchmark Replacement, the Calculation Agent will have the right to make Benchmark Replacement Conforming Changes from time to time;
•any determination, decision or election that may be made by the Calculation Agent under the terms of the notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection (A) will be conclusive and binding on the holders of the notes and the trustee absent manifest error, (B) if made by the Company as Calculation Agent, will be made in the Company’s sole discretion, (C) if made by a Calculation Agent other than the Company, will be made after consultation with the

Company, and the Calculation Agent will not make any such determination, decision or election to which the Company reasonably objects and (D) notwithstanding anything to the contrary herein, shall become effective without consent from the holders of the notes, the trustee or any other party; and
•after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, interest payable on the notes for the Floating Rate Period will be an annual rate equal to the sum of the applicable Benchmark Replacement plus 205 basis points.
If the then-current Benchmark is Three-Month Term SOFR, the Calculation Agent will have the right to establish the Three-Month Term SOFR Conventions, and if any of the foregoing provisions concerning the calculation of the interest rate and the payment of interest during the floating rate period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the Calculation Agent, then the relevant Three-Month Term SOFR Conventions will apply.
Definitions Relating to the Determination of the Floating Interest Rate
The following definitions apply with respect to the notes and the determination of the floating interest rate:
“Benchmark” means, initially, Three-Month Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.
“Benchmark Replacement” means the Interpolated Benchmark (as defined below) with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if (a) the Calculation Agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three- Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Calculation Agent, as of the Benchmark Replacement Date:
(a)Compounded SOFR (as defined below);
(b)the sum of: (i) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor (as defined below) and (ii) the Benchmark Replacement Adjustment;
(c)the sum of: (i) the ISDA Fallback Rate and (ii) the Benchmark Replacement Adjustment; or
(d)the sum of: (i) the alternate rate that has been selected by the Calculation Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. Dollar denominated floating rate securities at such time and (ii) the Benchmark Replacement Adjustment.
“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Calculation Agent, as of the Benchmark Replacement Date:
(a)the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement (as defined below);
(b)if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; or
(c)the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Calculation Agent giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar denominated floating rate securities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Floating Rate Interest Period,” timing and frequency of determining rates with respect to each Floating Rate Interest Period and making payments of interest, rounding of amounts or tenors and other administrative matters) that the Company decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company reasonably decides in good faith that adoption of any portion of such market practice is not administratively feasible or if the Company reasonably determines in good faith that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company determines is reasonably necessary).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR).
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)A public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;
(b)a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.
“Calculation Agent” means such bank or other entity (which may be the Company or an affiliate of the Company) as may be appointed by the Company to act as Calculation Agent for the Subordinated Notes during the Floating Rate Period. The initial Calculation Agent shall be the Company.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Company in accordance with:
(a)the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:
(b)if, and to the extent that, the Company or its designee determines that Compounded SOFR cannot be determined in accordance with clause (a) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Company or its designee giving due consideration to any industry-accepted market practice for U.S. dollar denominated floating rate notes at such time.
For the avoidance of doubt, the calculation of Compounded SOFR will exclude the Benchmark Replacement Adjustment (and the spread specified on the face of the Subordinated Note).
“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.
“FRBNY” means the Federal Reserve Bank of New York.
“FRBNY’s Website” means the website of the FRBNY at http://www.newyorkfed.org or any successor source.
“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (a) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (b) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.
“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor thereto.
“ISDA Definitions” means the 2006 ISDA Definitions published by the ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.
“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
“Reference Time,” with respect to any determination of a Benchmark means (1) if the Benchmark is Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions, and (2) if the Benchmark is not Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Benchmark Replacement Conforming Changes.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve and/or the FRBNY or any successor thereto.
“SOFR” means the daily Secured Overnight Financing Rate provided by the FRBNY, as the administrator of the benchmark (or a successor administrator), on the FRBNY’s Website.
“Stated Maturity” means February 7, 2032.
“Term SOFR” means the forward-looking term rate for the Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Administrator” means the CME Group or any entity designated by the Relevant Governmental Body as the successor administrator of Term SOFR.
“Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any Floating Rate Interest Period, as determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions.
“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “Floating Rate Interest Period”, timing and frequency of determining Three-Month Term SOFR with respect to each Floating Rate Interest Period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Company decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the Company decides that adoption of any portion of such market practice is not administratively feasible or if the Company determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the Company determines is reasonably necessary).
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
Subordination
Our obligation to make any payment on account of the principal of, or interest on, the notes will be subordinate and junior in right of payment to the prior payment in full of all of our Senior Indebtedness. Any amount borrowed by the Company under such Senior Indebtedness would rank senior to the notes. The notes do not limit the amount of additional indebtedness, including senior indebtedness that we or any of our subsidiaries, including the Bank, may incur in the future.
The term “senior indebtedness” means any of our obligations to our creditors, whether now outstanding or subsequently incurred, other than any obligation where, in the instrument creating or evidencing the obligation or pursuant to which the obligation is outstanding, it is provided that the obligation is not Senior Indebtedness. Senior Indebtedness includes, without limitation:
•all indebtedness of the Company for borrowed money, whether or not evidenced by notes, debentures, bonds, securities or other similar instruments issued under the provisions of any indenture, fiscal agency agreement, debenture or note purchase agreement or other agreement, including any senior debt securities that may be offered;
•indebtedness of the Company for money borrowed or represented by purchase money obligations;
•the Company’s obligations as lessee under leases of property whether made as part of a sale and leaseback transaction to which it is a party or otherwise;
•reimbursement and other obligations relating to letters of credit, bankers’ acceptances and similar obligations and direct credit substitutes;
•all obligations of the Company in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity contracts and other similar arrangements;
•all of the Company’s obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;
•any other obligation of the Company to its general creditors;
•all obligations of the type referred to in the bullets above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;

•all obligations of the types referred to in the bullets above of other persons secured by a lien on any of our property or assets whether or not such obligation is assumed by us; and
•any deferrals, renewals or extensions of any obligations of the type described in the bullets above.
However, the term “senior indebtedness” excludes:
•the notes;
•unless expressly provided in the terms thereof, any indebtedness of the Company to its Subsidiaries; and
•any indebtedness, obligation or liability that is subordinated to indebtedness, obligations or liabilities of the Company to substantially the same extent as or to a greater extent than the Subordinated Notes are subordinated.
In accordance with the subordination provisions of the indenture and the notes, we are permitted to make payments of accrued and unpaid interest on the notes on the interest payment dates and at maturity and to pay the principal of the notes at maturity, unless:
•we are subject to any termination, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities or otherwise; or
•a default in the payment of principal of, or premium, if any, or interest on any senior indebtedness, beyond any applicable grace period, or if any event of default with respect to any Senior Indebtedness will have occurred and be continuing, or would occur as a result of the payment of principal of or interest on the notes or in respect of any retirement, purchase or other acquisition of the notes, permitting the holders of such Senior Indebtedness (or a trustee on behalf of the holders thereof) to accelerate the maturity thereof, unless and until such default or event of default has been cured or waived or has ceased to exist.
Upon our termination, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities or otherwise, holders of all of our Senior Indebtedness will first be entitled to receive payment in full in accordance with the terms of such Senior Indebtedness of the principal of, and premium, if any, and interest on (including interest accruing subsequent to the commencement of any proceeding for our bankruptcy or reorganization under any applicable bankruptcy, insolvency or similar law), that Senior Indebtedness before any payment is made on the notes. If, after we have paid the Senior indebtedness in full, there are any amounts available for payment of the notes and any of our other indebtedness and obligations ranking equally in right of payment with the notes, then we will use such remaining assets to pay the amounts of principal of and premium, if any, and accrued and unpaid interest on the notes and such other of our indebtedness and obligations that rank equally in right of payment with the notes. If those assets are insufficient to pay in full the principal of and premium, if any, and interest on the notes and such other indebtedness and obligations, those assets will be applied ratably to the payment of such amounts owing with respect to the notes and such other indebtedness and obligations.
In the event that we are subject to any termination, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities or otherwise, if the holders of the notes receive for any reason any payment on the notes or other distributions of our assets with respect to the notes before all of our senior indebtedness is paid in full, the holders of the notes will be required to return that payment or distribution to the bankruptcy trustee, receiver, liquidating trustee, custodian, assignee, agent or other person making payment of our assets for all our senior indebtedness remaining unpaid until all that Senior Indebtedness has been paid in full, after giving effect to any other concurrent payment or distribution to the holders of such Senior Indebtedness.
As a result of the subordination of the notes in favor of the holders of our Senior Indebtedness, in the event of our bankruptcy or insolvency, holders of our senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors.

All liabilities of the Bank and our other subsidiaries, including deposits and liabilities to general creditors arising during the ordinary course of business or otherwise, will be effectively senior in right of payment to the notes to the extent of the assets of the subsidiary because, as a shareholder of the subsidiary, we do not have any rights to the assets of the subsidiary except if the subsidiary declares a dividend payable to us or if there are assets of the subsidiary remaining after it has discharged its liabilities to its creditors in connection with its liquidation. Over the term of the notes, we will need to rely primarily on dividends paid to us by the Bank, which is a regulated and supervised depository institution, for the funds necessary to pay the interest on our outstanding debt obligations and to make dividends and other payments on our other securities outstanding now or in the future. With respect to the payment of the principal of the notes at their maturity, we may rely on the funds we receive from dividends paid to us by the Bank but may have to rely on the proceeds of borrowings and/or the sale of other securities to pay the principal amount of the notes. Regulatory rules may restrict the Bank’s ability to pay dividends or make other distributions to us or provide funds to us by other means. As a result, with respect to the assets of the Bank, our creditors (including the holders of the notes) are structurally subordinated to the prior claims of creditors of the Bank, including its depositors, except to the extent that we may be a creditor with recognized claims against the Bank.
Redemption
We may, at our option, subject to regulatory approval, redeem the notes, in whole or in part, on any interest payment date on or after March 30, 2027. In addition, at our option, subject to regulatory approval, we may redeem the notes in whole, but not in part, at any time upon the occurrence of:
•a “Tier 2 Capital Event,” which means our receipt of a legal opinion from counsel experienced in such matters to the effect that, as a result of any change, event, occurrence, circumstance or effect occurring on or after February 7, 2022, the notes do not constitute, or within 90 days of the date of such legal opinion will not constitute, Tier 2 Capital (or its then equivalent if the Company were subject to such capital requirement);
•a “Tax Event,” which means our receipt of a legal opinion from counsel experienced in such matters to the effect, as a result of a change or a prospective change in law on or after February 7, 2022, there is a material risk that interest paid by the Company on the notes is not, or, within 90 days of the date of such legal opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes; or
•an “Investment Company Event,” which means our receipt of a legal opinion from counsel experienced in such matters to the effect that there is a material risk that the Company is or, within 90 days of the date of such legal opinion will be, considered an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended.
Any redemption of the notes will be at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, and additional interest, if and to the extent applicable, thereon to but excluding the date of redemption. Any redemption of the notes will be subject to any required regulatory approvals, including the Federal Reserve (or its designee) or any successor agency, and any other bank regulatory agency, to the extent such approval shall then be required by law, regulation or policy.
If less than all of the notes are to be redeemed, the notes to be redeemed will be selected not more than 45 days prior to the redemption date by the Trustee from the outstanding notes not previously called for redemption unless otherwise required by law or applicable depositary requirements, on a pro rata basis as to the holders and which may provide for the selection for redemption of portions of the principal amount of the notes; provided, however, that no such partial redemption will reduce the portion of the principal amount of a note not redeemed to less than the minimum denomination for a note established in or under the indenture. In the event a pro rata redemption is not permitted under applicable law or applicable depositary requirements, the notes to be redeemed will be selected by lot or such method as the Trustee will deem fair and appropriate. Any partial redemption will be made pro rata among all of the holders of the notes (such redemption to be considered a “Pro Rata Pass-Through of Principal” for purpose of a redemption processed through The Depository Trust Company).

Notices of redemption will be given in the manner provided for in the indenture to each holder of notes to be redeemed not less than 30, but no more than 60, days before the redemption date. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note, if any, will be issued in the name of the holder thereof upon surrender of the original note. Notes called for redemption become due and payable on the date fixed for redemption at the redemption price specified in the notice of redemption, together with any accrued and unpaid interest, if any, and additional interest, if and to the extent applicable. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.
The notes are not subject to redemption at the option of the holders.
No Sinking Fund; Non-Convertible
The notes will not be entitled to the benefit of any sinking fund. Except as contemplated by this prospectus, the notes are not convertible into, or exchangeable for, any of our or our subsidiaries’ equity securities, other securities or assets.
Form, Denomination, Transfer, Exchange and Book-Entry Procedures
The notes will be issued only in registered form without interest coupons and in minimum denominations of $100,000 and any integral multiple of $1,000 in excess thereof.
Unless otherwise required for institutional accredited investors, the New Notes will be evidenced by one or more global notes that will be deposited with, or on behalf of, DTC, or any successor thereto, and registered in the name of Cede & Co. as nominee of DTC. Except as set forth below, record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.
The global notes will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless one of the following occurs:
•DTC notifies us that it is unwilling or unable to continue acting as the depositary for the global notes, or DTC has ceased to be a clearing agency registered under the Exchange Act, and in either case we do not appoint a successor depositary within 90 days;
•we determine that the notes are no longer to be represented by the global notes and so notify the trustee in writing; or
•an event of default with respect to the notes has occurred and is continuing and DTC has requested the issuance of definitive subordinated notes.
In those circumstances, DTC will determine in whose names any securities issued in exchange for the global notes will be registered. Any such notes in certificated form will be issued in minimum denominations of $100,000 and any integral multiples of $1,000 in excess thereof and may be transferred or exchanged only in such minimum denominations.
DTC or its nominee will be considered the sole owner and holder of the global notes for all purposes, and as a result:
•you cannot receive notes registered in your name if they are represented by the global notes;
•you cannot receive certificated (physical) notes in exchange for your beneficial interest in the global notes;
•you will not be considered to be the owner or holder of the global notes or any note it represents for any purpose; and
•all payments on the global notes will be made to DTC or its nominee.

The laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in certificated form. These laws may limit your ability to transfer your beneficial interests in the global notes to these types of purchasers.
Only institutions (such as a securities broker or dealer) that have accounts with the DTC or its nominee, referred to as “participants,” and persons that may hold beneficial interests through participants (including through Euroclear Bank SA/NV or Clearstream Banking, société anonyme, as DTC participants) can own a beneficial interest in the global notes. The only place where the ownership of beneficial interests in the global notes will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf).
Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next day) funds. In contrast, beneficial interests in a global notes usually trade in DTC’s same-day funds settlement system and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.
Cash payments of interest on and principal of the global notes will be made to Cede & Co., the nominee for DTC, as the registered owner of the global notes. These payments will be made by wire transfer of immediately available funds on each payment date.
You may exchange or transfer the notes at the corporate trust office of the trustee for the notes or at any other office or agency maintained by us for those purposes. We will not require payment of a service charge for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any applicable tax or other governmental charge.
We have been informed that, with respect to any cash payment of interest on or principal of the global notes, DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global notes as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global notes held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in “street name.”
We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the notes. We have been advised that, under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.
Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global notes to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.
DTC has advised that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the principal amount of the notes represented by the global notes as to which such participant has, or participants have, given such direction.
DTC has also advised as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve, a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.
The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global notes. We and the trustee have no responsibility or liability for any aspect of DTC’s or any participants’ records relating to beneficial interests in the global notes, including for payments made on the global notes, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.
Indenture Covenants
The indenture contains no covenants limiting or restrictions on the incurrence of indebtedness or other obligations by us or by a subsidiary of ours, including the Bank. The indenture contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial condition, liquidity or results of operations or meet or exceed any financial ratios, as a general matter, to not incur additional indebtedness or obligations or to maintain any reserves. Moreover, neither the indenture nor the notes contain any covenants prohibiting us or our subsidiaries from or limiting our or our subsidiaries’ right to incur additional indebtedness or obligations, grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the notes, repurchase our stock or other securities, including any of the notes, or pay dividends or make other distributions to our shareholders (except, subject to certain limited exceptions, in the case of dividends or other distributions, redemptions, purchases, acquisitions or liquidation payments with respect to our capital stock and repayments, repurchases or redemptions of any debt securities that rank equal with or junior to the notes, in each case, upon our failure to make any required payment of principal or interest on the notes, when the same becomes due and payable). In addition, neither the indenture nor the notes contain any provision that would provide protection to the holders of the notes against a material decline in our credit quality.
Events of Default; Right of Acceleration; Failure to Pay Principal or Interest
The following are events of default under the indenture:
•the entry of a decree or order for relief in respect of the Company by a court having jurisdiction in the premises in an involuntary case or proceeding under any applicable bankruptcy, insolvency, or reorganization law, now or hereafter in effect of the United States or any political subdivision thereof, and such decree or order will have continued unstayed and in effect for a period of 30 consecutive days;
•the commencement by the Company of a voluntary case under any applicable bankruptcy, insolvency or reorganization law, now or hereafter in effect of the United States or any political subdivision thereof, or the consent by the Company to the entry of a decree or order for relief in an involuntary case or proceeding under any such law;
•the failure of the Company to pay any installment of interest on any of the notes as and when the same will become due and payable, and the continuation of such failure for a period of 15 days;
•the failure of the Company to pay all or any part of the principal of any of the notes as and when the same will become due and payable under the indenture;
•our failure to perform any other covenant or agreement on our part contained in the notes or in the indenture, and the continuation of such failure for a period of 30 days after the date on which notice specifying such failure, stating that such notice is a “Notice of Default” and demanding that we remedy the same, will have been given, in the manner as required under the indenture to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in the aggregate principal amount of the notes at the time outstanding; or
•the default by the Company under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company having an aggregate principal amount outstanding of at least $48,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (i), such indebtedness having been discharged or, in the case of clause (ii), without such indebtedness having been discharged or such acceleration having been rescinded or annulled.
If an event of default described in the first two bullet points above occurs, then the principal amount of all of the outstanding notes and all accrued and unpaid interest, if any, thereon will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder, and the Company waives demand, presentment for payment, notice of nonpayment, notice of protest, and all other notices. If an event of default with respect to the notes occurs due to any reason other than an event of default described in the first two bullet points above, neither the trustee nor any holder may accelerate the maturity of the notes and make the principal of, and any accrued and unpaid interest on, the notes immediately due and payable.
Under the indenture, if we fail to pay any installment of interest on any note when such interest becomes due and payable, and such default continues for a period of 15 days, or if we fail to pay all or any part of the principal of any note when such principal becomes due and payable, the Company will, upon demand of the trustee, pay to the trustee, for the benefit of the holders of such notes, the whole amount then due and payable with respect to such notes, with interest upon the overdue principal, and, to the extent permitted by applicable law, upon any overdue installments of interest at the rate or respective rates, as the case may be, provided for or with respect to such note or, if no such rate or rates are so provided, at the rate or respective rates, as the case may be, of interest borne by such notes, and, in addition thereto, such further amount of money as will be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel and all other amounts due to the trustee under the notes.
Any rights to receive payment of such amounts under the notes remain subject to the subordination provisions of the notes as discussed above under “—Subordination.” Neither the trustee nor the holders of the notes will have the right to accelerate the maturity of the notes in the case of our failure to pay the principal of, or interest on, the notes or our non-performance of any other covenant or warranty under the notes or the indenture.
Amendment, Supplement and Waiver
Without the consent of any holder of notes, we and the trustee, at any time and from time to time, may enter into one or more supplemental indentures, in form satisfactory to the trustee, for any of the following purposes:
•to evidence the succession of another person to us, and the assumption by any such successor of our covenants contained in the indenture and in the notes;
•to add to our covenants for the benefit of holders of the notes or to surrender any right or power conferred upon us with respect to the notes issued under the indenture;
•to permit or facilitate the issuance of notes in uncertificated or global form, provided any such action will not adversely affect the interests of the holders;
•to evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the notes and to add to or change any of the provisions of the indenture, as necessary, to provide for or facilitate the administration of the trusts thereunder by more than one trustee, in accordance with the requirements set forth in the indenture;
•to cure any ambiguity or to correct or supplement any provision in the indenture that may be defective or that may be inconsistent with any other provision therein;
•to make any other provisions with respect to matters or questions arising under the indenture that will not adversely affect the interests of the holders of then outstanding notes;
•to add any additional events of default;

•to supplement any of the provisions of the indenture to such extent necessary to permit or facilitate the legal defeasance, covenant defeasance and/or satisfaction and discharge of the notes in accordance with the indenture, provided that any such action will not adversely affect the interests of any holder of notes;
•to provide for the issuance of the New Notes pursuant to the exchange offer;
•to conform any provision in the indenture to the requirements of the Trust Indenture Act; or
•to make any change that does not adversely affect the legal rights under the indenture of any holder of then outstanding notes.
With the consent of the holders of not less than a majority in principal amount of the outstanding notes, by act of said holders delivered to us and the trustee, we and the trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of the notes or modifying in any manner the rights of the holders of the notes under the indenture, except that no such supplemental indenture, without the consent of the holder of each outstanding note affected thereby, will:
•reduce the rate of or change the time for payment of interest, including defaulted interest, on any notes;
•reduce the principal of or change the stated maturity of any notes or change the date on which any notes may be subject to redemption or reduce the redemption price therefor;
•make any note payable in money other than United States dollars;
•make any change in provisions of the indenture protecting the right of each holder of the notes to receive payment of principal of and interest on such notes on or after the due date thereof or setting forth the contractual right to bring suit to enforce such payment;
•reduce the percentage in principal amount of the notes, the consent of whom is required for any such supplemental indenture, or the consent of whom required to waive certain defaults and covenants under the indenture; or
•modify any of the provisions of the section of the indenture governing supplemental indentures with the consent of holders, or those provisions relating to waiver of past defaults or waiver of certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.
The holders of not less than a majority in aggregate principal amount of the outstanding notes may, on behalf of the holders of all notes, waive any past default under the indenture and its consequences, except a default in the payment of the principal of, or interest on, any note, or in respect of a covenant or provision of the indenture which, under the terms of the indenture, cannot be modified or amended without the consent of the holder of each outstanding note.
Satisfaction and Discharge of the Indenture; Defeasance
We may terminate our obligations under the indenture when:
•either: (a) all notes that have been authenticated and delivered (with certain specified exceptions) have been delivered to the trustee for cancellation, or (b) all notes that have not been delivered to the trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year, or (iii) if redeemable at our option, are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee, and we have deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire indebtedness on such outstanding notes, including the applicable principal and interest on such notes;

•we have paid or caused to be paid all other sums then payable under the indenture with respect to the outstanding notes or the indenture; and
•we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been satisfied.
We may elect, at our option and at any time, to have our obligations discharged with respect to the outstanding notes, which we refer to as legal defeasance. “Legal defeasance” means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:
•the rights of the holders of such outstanding notes to receive payments in respect of the principal of and interest on such notes when payments are due;
•our and the trustee’s obligations with respect to such notes concerning registration of notes, mutilated, destroyed, lost and stolen notes, maintenance of an office or agency for payment and money for payments on the notes to be held in trust;
•the rights, powers, trusts, duties and immunities of the trustee under the indenture; and
•the defeasance provisions of the indenture.
In addition, we may elect, at our option, to have our obligations released with respect to certain covenants contained in the indenture, which we refer to as covenant defeasance.
In order to exercise either legal defeasance or covenant defeasance with respect to outstanding notes:
•we must irrevocably deposit or caused to be deposited with the trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the holders of outstanding notes, (i) an amount in dollars, (ii) government obligations that through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment of principal of and interest, if any, on such notes, money or (iii) a combination thereof, in any case, in an amount sufficient, without consideration of any reinvestment of such principal and interest, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay and discharge, and which will be applied by the trustee to pay and discharge, the principal of and interest, if any, on such outstanding notes on the stated maturity of such principal or installment of principal or interest or the applicable redemption date, as the case may be;
•such legal defeasance or covenant defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we or any of our subsidiaries are a party or by which we or any of them are bound;
•no event of default or event which, with notice or lapse of time or both, would become an event of default with respect to such notes can have occurred and be continuing on the date of such deposit, and, solely in the case of legal defeasance, no event of default or event which, with notice or lapse of time or both, would become an event of default under the indenture will have occurred and be continuing at any time during the period ending on and including the 91st day after the date of such deposit (this condition to legal defeasance will not be deemed satisfied until the expiration of such period);
•in the case of legal defeasance, we must deliver to the trustee an opinion of counsel stating that (i) we have received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of the indenture, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent counsel will confirm that, the holders of such outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such legal defeasance had not occurred;

•in the case of covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;
•we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the legal defeasance or covenant defeasance, as the case may be, under the indenture have been satisfied;
•if the moneys or government obligations, or combination thereof, as the case may be, deposited are sufficient to pay the principal of and interest, if any, on such notes, provided that such notes are redeemed on a particular redemption date, we must have given the trustee irrevocable instructions to redeem such notes on such date and to provide notice of such redemption to holders of such notes as provided in or under the indenture; and
•the trustee must have received such other documents, assurances and opinions of counsel as the trustee may reasonably require.
In connection with a discharge or defeasance, in the event the trustee is unable to apply the moneys deposited as contemplated under the satisfaction and discharge provisions of the indenture by reason of any legal proceeding or any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, our obligations under the indenture and the notes will be revived as if the deposit had never occurred, until such time as the trustee is permitted to apply all such moneys and government obligations to pay the principal of, and interest, if any, on the notes.
The Trustee
UMB Bank, N.A. is acting as the trustee under the indenture and the initial paying agent and registrar for the notes. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business.
Except during the continuance of an event of default under the indenture, the trustee will perform only such duties as are specifically set forth in the indenture.
The indenture and the Trust Indenture Act contain certain limitations on the rights of the trustee, if it becomes a creditor of our organization, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any “conflicting interest” (as defined in the Trust Indenture Act), it must eliminate such conflict within 90 days and apply to the SEC for permission to continue or resign.
The holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, place and method of conducting any proceeding for any remedy available to the trustee or to exercise any trust or power conferred on the trustee, subject to certain exceptions. If an event of default has occurred and is continuing, the trustee will exercise such of the rights and powers vested in it by the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any holder under the indenture, unless such holder has offered to the trustee security or indemnity satisfactory to the trustee against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.
No Personal Liability of Shareholders, Employees, Officers, Directors, or Exchange Agent
None of our or any of our predecessors’ or successors’ past, present or future shareholders, employees, officers or directors, as such, will have any personal liability for any of our obligations under the notes or the indenture by reason of his, her or its status as such a shareholder, employee, officer or director. Each holder of notes, by accepting a note, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.
Limitations on Liability and Indemnification of Officers and Directors
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Governing Law
The notes and the indenture are governed by and will be construed in accordance with the laws of the State of New York.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a general summary of the material U.S. federal income tax considerations of the exchange of outstanding Old Notes for New Notes in the exchange offer. It is not a complete analysis of all the potential tax considerations relating to the exchange of outstanding Old Notes for New Notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed regulations under the Code and any administrative and judicial interpretations and rulings thereof, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis, and subject to differing interpretations. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax consequences described in this prospectus, and we have not obtained, and do not intend to obtain, a ruling from the Internal Revenue Service or an opinion of counsel with respect to the U.S. federal income tax consequences described herein. Furthermore, this discussion does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction or any non-income tax consequences of the exchange of Old Notes for New Notes.
This discussion is limited to the U.S. federal income tax consequences applicable to holders that purchased their Old Notes from us in the initial offering and at the initial offering price for cash and who held such Old Notes, and will now hold the New Notes, as “capital assets” within the meaning of Section 1221 of the Code. This discussion does not address all U.S. federal income tax considerations that may be applicable to each holder’s particular circumstances or to holders that may be subject to special tax rules under U.S. federal income tax laws, including, but not limited to, banks, insurance companies, other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, dealers or traders in securities, commodities or currencies, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, holders subject to the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. holders whose functional currency is not the U.S. dollar, persons that will hold the New Notes as a position in a hedging transactions, straddle or conversion transaction or as part of a “synthetic security,” other integrated transactions or risk reduction transaction, persons deemed to sell the New Notes under the constructive sale provisions of the Code, persons that will hold the New Notes in an individual retirement account, 401(k) plan or similar tax-favored account, an accrual method taxpayer who is required to recognize income for U.S. federal income tax purposes no later than when such income is taken into account for financial accounting purposes, a person that purchases or sells notes as part of a wash sale for tax purposes, or entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities, or investors in such entities.
The exchange of Old Notes for New Notes in the exchange offer should not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, (1) a holder of Old Notes should not recognize gain or loss upon the receipt of New Notes in the exchange offer, (2) a holder’s basis in the New Notes received in the exchange offer should be the same as such holder’s basis in the Old Notes surrendered in exchange therefor immediately before the exchange, and (3) a holder’s holding period in the New Notes should include such holder’s holding period in the Old Notes surrendered in exchange therefor.
This discussion of material U.S. federal income tax considerations is for general information only and may not be applicable, depending upon a holder’s particular situation. Holders of Old Notes considering the exchange offer are urged to consult their own tax advisors with respect to the tax consequences to them of exchanging Old Notes for New Notes, including the tax consequences under state, local, estate, foreign and other tax laws and the possible effects of changes in United States or other tax laws.

PLAN OF DISTRIBUTION
Any broker-dealer that holds Old Notes acquired for its own account as a result of market-making activities or other trading activities and receives New Notes for its own account pursuant to the exchange offer may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by any such broker-dealer in connection with any resale of New Notes received in exchange for such Old Notes, provided that such broker-dealer notifies the Company to that effect in accordance with the instructions in the letter of transmittal. We will make additional copies of this prospectus, and any amendments or supplements hereto, available to any such broker-dealer that so requests in accordance with the instructions in the letter of transmittal. To the extent that any notifying broker-dealer participates in the exchange offer, we will use our commercially reasonable efforts to maintain the effectiveness of this prospectus for a period of 180 days following the expiration date of the exchange offer.
We will not receive any proceeds from any sale of New Notes by broker-dealers or any other persons. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any New Notes. Any broker-dealer that holds Old Notes acquired for its own account as a result of market-making activities or other trading activities and receives New Notes for its own account pursuant to the exchange offer and resells such New Notes and any broker-dealer that participates in a distribution of such New Notes may be a statutory “underwriter” within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with the resale of any such New Notes, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
We will promptly send additional copies of this prospectus, and any amendments or supplements hereto, available to any such broker-dealer that so requests in accordance with the instructions in the letter of transmittal. We have agreed to pay certain expenses in connection with the exchange offer and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS
The validity of the New Notes will be passed upon for us by Jones Walker LLP, Birmingham, Alabama.
EXPERTS
Our consolidated financial statements as of December 31, 2021 and 2020 and for the two years ended December 31, 2021 included elsewhere in this prospectus have been audited by Mauldin & Jenkins, LLC, independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of that firm as experts in accounting and auditing.

ANNEX A
FINANCIAL AND OTHER ADDITIONAL INFORMATION ABOUT SOUTHERN STATES BANCSHARES, INC.
Company Overview
We are a bank holding company headquartered in Anniston, Alabama. We operate primarily through our wholly-owned subsidiary, Southern States Bank, an Alabama banking corporation formed in 2007. The Bank is a full service community banking institution, which offers an array of deposit, loan and other banking-related products and services to businesses and individuals in our communities. Our franchise is focused on personalized, relationship-driven service combined with local market management and expertise to serve small and medium size businesses and individuals.
In October 2015, we completed our acquisition of Columbus Community Bank in Columbus, Georgia. In September 2019, we completed our acquisition of Wedowee, Alabama based East Alabama Financial Group, Inc. (“East Alabama”) and its subsidiary bank, Small Town Bank (“Small Town Bank”).
Through our Bank, we engage in the business of banking, which consists primarily of accepting deposits from the public and making loans and other investments. Our principal sources of funds for loans and investments at our Bank are demand, time, savings, and other deposits and the amortization and prepayments of loans and investments. Our principal sources of income are interest and fees collected on loans, interest and dividends collected on other investments, fees earned from the origination and sale of residential mortgage loans, SBA/USDA fees, and service charges. Our principal expenses are interest paid on savings and other deposits, interest paid on other borrowings, employee compensation, office expenses, and other overhead expenses.
Our Markets
We provide banking services from 15 offices in Alabama and Georgia. Our primary service areas in Alabama are Anniston, Auburn, Birmingham and Huntsville with a presence extending into Calhoun, Lee, Jefferson, Talladega, Madison, Cleburne and Randolph Counties of Alabama and their surrounding areas. In Georgia, we serve the Columbus metropolitan statistical area (“MSA”), as well as Carroll, Coweta, and Dallas Counties in the greater Atlanta MSA. The Bank also operates a loan production office (“LPO”) in Atlanta, Georgia.
Our markets are a mix of higher-growth areas and stable markets with strong core deposits. We find strength in the stability of our rural markets coupled with higher growth potential in metropolitan areas such as Atlanta, Birmingham, Huntsville and Auburn.
Corporate Information
Our principal executive office is located at 615 Quintard Avenue, Anniston, Alabama 36201, and our telephone number is (256) 241-1092. We maintain an Internet website at www.southernstatesbank.net.
We make available at this address, free of charge, our annual reports on Form 10-K, our annual reports to shareholders, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. These documents are also available on the SEC's website at www.sec.gov. The information contained on or accessible from our website does not constitute a part of this registration statement and is not incorporated by reference herein.
Properties
We provide banking services from 15 offices in Alabama and the Atlanta and Columbus, Georgia MSAs. We also operate a LPO in Atlanta, Georgia. Our executive offices and those of the Bank are located at 615 Quintard Avenue, Anniston, Alabama. The Bank also owns an operations center located at 1131 Wilmer Avenue, Anniston, Alabama 36202. We believe that our banking and other offices are in good condition and are suitable and adequate to our needs.

The Bank owns its main office building and eleven of its banking centers. The remaining facilities are occupied under lease agreements, with terms ranging from one to two years, with extension options.
Competition
Southern States Bank faces substantial competition in attracting and retaining deposits and making loans to its customers in all of its principal markets. The banking and financial services industry is highly competitive, and we compete with a wide range of financial institutions within our markets, including local, regional and national commercial banks and credit unions. We also compete with mortgage companies, trust companies, brokerage firms, consumer finance companies, mutual funds, securities firms, insurance companies, third-party payment processors, financial technology companies and other financial intermediaries for certain of our products and services. Some of our competitors are not subject to the regulatory restrictions and level of regulatory supervision applicable to us.
Interest rates on loans and deposits, as well as prices on fee-based services are typically significant competitive factors within the banking and financial services industry. Other important competitive factors in our industry and markets include office locations and hours, quality of client service, community reputation, continuity of personnel and services, capacity and willingness to extend credit, and ability to offer excellent banking products and services.
Competition involves efforts to retain current customers, obtain new loans and deposits, increase types of services offered, and offer competitive interest rates on deposits and loans. Many of our competitors are much larger financial institutions that have greater financial resources than we do and compete aggressively for market share. These competitors attempt to gain market share through their financial product mix, pricing strategies and banking center locations.
While we seek to remain competitive with respect to fees charged, interest rates and pricing, we believe that our broad suite of financial solutions, our high-quality client service culture, our positive reputation and our longstanding community relationships will enable us to compete successfully within our markets and enhance our ability to attract and retain clients.
Employees and Human Capital Management
As of December 31, 2021, we had 196 total employees, of which 191 were classified as full time. Our employees are not represented by a collective bargaining unit. We consider our relations with our employees to be excellent.
We are committed to fostering, cultivating, and preserving a culture of diversity and inclusion. We are working to cultivate our leaders and shape future talent to help us meet the needs of our customers now and in the future. Our human capital is the most valuable asset we have. The collective sum of the individual differences, life experiences, knowledge, inventiveness, innovation, self-expression, unique capabilities, and talent that our employees invest in their work represents a significant part of not only our culture but our reputation and our achievement as well. We embrace our employee’s differences in age, color, disability, ethnicity, family or marital status, gender identity or expression, language, national origin, race, religion, sexual orientation, socio-economic status, veteran status, and other characteristics that make our employees unique.
Our commitment is to have diversity represented at all levels within the bank including our board of directors, executive management, leadership, workforce, suppliers, and vendors. All employees of Southern States Bank have a responsibility to always treat others with dignity and respect. All employees are expected to exhibit conduct that reflects inclusion at work and within our communities.
We incorporate annual training on “Valuing Diversity” along with other technical and professional development programs. Our emphasis on training allows employees to enhance and expand their abilities.
We offer competitive compensation to attract and retain talent. Our generous total rewards package includes market-competitive salary, bonuses, short-term and long-term equity incentives, healthcare and retirement benefits, and paid time off. Approximately 25% of our employees own stock in us. Employees have regular performance reviews and salary raises commensurate with performance.

With the outbreak of COVID in 2020, we sought to protect the health and well-being of our employees by adopting the ability of employees to work at home, practicing social distancing within our offices, and developing other procedures such as wearing of masks and frequent sanitizing of our workspaces. We worked with employees who had particular needs or concerns about the virus and safety of working within our offices. We continue to evolve to meet our employees’ health, wellness, and work-life balance needs.
Supervision and Regulation
General
Bank holding companies and banks are regulated extensively under both federal and state law. The bank regulatory framework is intended primarily for the protection of depositors, the deposit insurance system, and the banking system, and not for the protection of stockholders or any other group.
This supervisory and regulatory framework subjects banks and bank holding companies to regular examination by their respective regulatory agencies, which results in examination reports and ratings that, while not publicly available, can affect the conduct and growth of their businesses. These examinations consider not only compliance with applicable laws and regulations, but also capital levels, asset quality and risk, management’s ability and performance, earnings, liquidity, sensitivity to market risks and various other factors.
Composite ratings are based on evaluations of an institution’s managerial, operational, financial and compliance performance. The composite CAMELS rating is not an arithmetical formula or rigid weighting of numerical component ratings. Elements of subjectivity and examiner judgment, especially as these relate to qualitative assessments, are important elements in assigning ratings. The federal bank regulatory agencies are reviewing the CAMELS rating system and the consistency of such ratings.
These regulatory agencies have broad discretion to impose restrictions and limitations on the operations of a regulated entity where the agencies determine, among other things, that such operations are unsafe or unsound, a failure to comply with applicable law or are otherwise inconsistent with laws and regulations or with the supervisory policies of these agencies.
The following is a summary of the material elements of the supervisory and regulatory framework applicable to Southern States and Southern States Bank. It does not describe all of the statutes, regulations and regulatory policies that apply, nor does it restate all of the requirements of those that are described. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by express reference to each of the particular statutory and regulatory provisions. A change in applicable statutes, regulations or regulatory policy may have a material effect on the business of Southern States and Southern States Bank.
Southern States
Southern States is registered as a bank holding company with the Federal Reserve. Southern States is subject to examination, regulation and supervision by the Federal Reserve under the Bank Holding Company Act (“BHCA”) of 1956, as amended, as well as the Alabama State Banking Department (“ASBD”). Southern States is required to file annual reports and such additional information as the Federal Reserve may require.
The Company is a legal entity separate and distinct from the Bank. Various legal limitations restrict the Bank from lending or otherwise supplying funds to the Company. See “Transactions with Affiliates.”
Federal and state laws regulate Southern States’ corporate governance, its investment authority, its manner of doing business, its employment practices, its consumer privacy policies and procedures, its relationship with Southern States Bank and its other affiliates, its ability to merge with, acquire, or be acquired by other entities, its requisite minimum capital and the forms of capital, its payment of dividends or other distributions, the types of businesses in which it can engage, and many other aspects of its business.

Southern States Bank
Southern States Bank is chartered by the ASBD. Southern States Bank is also a member of the FDIC and its deposits are insured, as provided by law, by the Deposit Insurance Fund (“DIF”). Southern States Bank is subject to supervision, regulation, and examination by the FDIC and ASBD. Southern States Bank is also subject to various requirements and restrictions under federal and state law, including capital adequacy requirements, requirements to maintain reserves against deposits, requirements under the Community Reinvestment Act (“CRA”), restrictions on the types and amounts of loans that may be made and the interest that may be charged thereon and limitations on the types of investments that may be made, activities that may be engaged in, and types of services that may be offered. The operations of Southern States Bank are also affected by various consumer laws and regulations, including regulations of the Consumer Financial Protection Bureau (“CFPB”), and other state and federal agencies relating to equal credit opportunity, truth in lending disclosures, truth in savings disclosures, debt collection laws, privacy regulations, and regulation of consumer lending practices. In addition to the impact of direct regulation, commercial banks are affected significantly by the actions of the Federal Reserve as it attempts to control the money supply and credit availability in order to influence the economy.
Strict compliance at all times with state and federal banking laws, as well as other laws, is and will continue to be required. Southern States Bank believes that the experience of its executive management will assist it in its continuing efforts to achieve the requisite level of compliance. Certain provisions of state law may be preempted by existing and future federal laws, rules and regulations, and no prediction can be made as to the impact of preemption on state law or the regulation of Southern States Bank thereunder.
Enforcement Powers of Federal and State Banking Agencies
The federal and state bank regulatory agencies have broad enforcement powers, including the power to terminate deposit insurance, impose cease and desist orders, substantial fines and other civil and criminal penalties, and appoint a conservator or receiver for financial institutions. Failure to comply with applicable laws and regulations could subject us and our officers and directors to administrative sanctions and potentially substantial civil money penalties. In addition to the grounds discussed below under “Prompt Corrective Action and Other Consequences of Capital Adequacy,” the appropriate bank regulatory agency may appoint the FDIC as conservator or receiver for a depository institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the depository institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized, fails to become adequately capitalized when required to do so, fails to submit a timely and acceptable capital restoration plan or materially fails to implement an accepted capital restoration plan.
Payment of Dividends and Repurchases of Capital Instruments
Southern States is a legal entity separate and distinct from Southern States Bank. Southern States’ principal source of cash flow, including cash flow to pay dividends to its stockholders, is dividends Southern States Bank pays to Southern States as Southern States Bank’s sole stockholder. Statutory and regulatory limitations apply to Southern States Bank’s payment of dividends to Southern States as well as to Southern States’ payment of dividends to its stockholders. The Federal Reserve’s policy that a bank holding company should serve as a source of strength to its subsidiary banks includes the position that a bank holding company should generally only pay dividends or other capital distributions from current year earnings. The Federal Reserve also has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders over the past year has been sufficient to fully fund the dividends and the prospective rate of earnings retention appears to be consistent with the corporation’s capital needs, asset quality and overall financial condition. Southern States’ ability to pay dividends is also subject to the provisions of Alabama corporate law.

Federal Reserve Supervisory Letter SR-09-4 (February 24, 2009), as revised December 21, 2015 and July 24, 2020, applies to dividend payments, stock redemptions and stock repurchases. Prior consultation with the Federal Reserve supervisory staff is required before:
•declaring and paying a dividend that could raise safety and soundness concerns (for example, declaring and paying a dividend that exceeds earnings for the period for which the dividend is being paid);
•redemptions or repurchases of capital instruments when the bank holding company is experiencing financial weakness; and
•redemptions and purchases of common or perpetual preferred stock which would reduce Tier 1 capital at end of the period compared to the beginning of the period.
Bank holding company directors must consider different factors to ensure that the company dividend level is prudent relative to maintaining a strong financial position, and is not based on overly optimistic earnings scenarios, such as potential events that could affect its ability to pay, while still maintaining a strong financial position. As a general matter, the Federal Reserve has indicated that the board of directors of a bank holding company should consult with the Federal Reserve and eliminate, defer or significantly reduce the bank holding company’s dividends if:
•its net income available to stockholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;
•its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or
•it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.
The capital rules further limit permissible dividends, stock repurchases and discretionary bonuses by the Bank unless the Bank meets the capital conservation buffer requirement discussed under “Capital Adequacy” below.
The ASBD also regulates Southern States Bank’s dividend payments. Under Alabama law, a state-chartered bank has to maintain a capital surplus equal to at least 20% of its capital. The Bank has a capital surplus at least equal to 20% of its capital. Thereafter, the prior approval of the Alabama Superintendent of Banks is required for its payment of dividends if the total of all dividends declared by a bank in any calendar year will exceed the total of (1) the bank’s net earnings (as defined by statute) for that year, plus (2) its retained net earnings for the preceding two years, less any required transfers to surplus. In addition, no dividends, withdrawals or transfers may be made from the bank’s surplus without the prior written approval of the Superintendent.
Southern States and Southern States Bank’s payment of dividends may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines or provisions in debt instruments and contracts. Bank regulatory agencies have the authority to prohibit bank holding companies and banks from engaging in unsafe or unsound practices in conducting their business. The payment of dividends, depending on the financial condition of a bank holding company and of its subsidiary bank, could under certain circumstances be deemed an unsafe or unsound practice, and therefore restricted.
Under the Federal Deposit Insurance Act, an FDIC-insured depository institution may not make any capital distributions (including the payment of dividends) or pay any management fees to its holding company if it is undercapitalized or if such payment would cause it to become undercapitalized.
Restrictions on Acquisitions and Certain Activities
As a bank holding company, Southern States must obtain prior approval of the Federal Reserve before (1) acquiring, directly or indirectly (except in certain limited circumstances), ownership or control of more than 5% of the voting stock of a bank, (2) acquiring all or substantially all of the assets of a bank, or (3) merging or consolidating with another bank holding company. The BHCA also generally limits the business in which a bank holding company may engage to banking, managing or controlling banks, and furnishing or performing services for

Southern States Bank. A bank holding company may engage in or acquire an interest in a company that engages in activities that the Federal Reserve has determined by regulation or order to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Banks are also subject to restrictions on the types of activities that they are permitted to engage in under regulations of the ASBD and the FDIC, which are generally limited to the business of banking and activities that are incidental to the business of banking.
Bank holding companies that meet certain eligibility requirements prescribed by the BHCA and elect to operate as financial holding companies may engage in, or own shares in companies engaged in, a wider range of non-banking activities, including securities and insurance underwriting and sales, merchant banking and any other activity that the Federal Reserve, in consultation with the Secretary of the Treasury, determines by regulation or order is financial in nature or incidental to any such financial activity or that the Federal Reserve determines by order to be complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. Southern States has not elected to be a financial holding company, and we have not engaged in any activities determined by the Federal Reserve to be financial in nature or incidental or complementary to activities that are financial in nature.
Federal law also prohibits any person or company from acquiring “control” of an FDIC-insured depository institution or its holding company without prior notice to the appropriate federal bank regulator. “Control” is conclusively presumed to exist upon the acquisition of 25% or more of the outstanding voting securities of a bank or bank holding company, but may be presumed to exist under certain circumstances between 5.00% and 24.99% ownership.
The Federal Reserve may require that a bank holding company terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. The Federal Reserve also has the authority to regulate provisions of certain bank holding company debt. Under certain circumstances, a bank holding company must file written notice and obtain approval from the Federal Reserve prior to purchasing or redeeming its equity securities.
Moreover, poor examination ratings, lower capital ratios than peer group institutions, regulatory concerns regarding management, controls, assets, operations, or other factors can all potentially result in practical limitations on the ability of a bank or bank holding company to engage in new activities, grow, acquire new businesses, repurchase its stock or pay dividends, or to continue to conduct existing activities.
Company Expected to be Source of Financial Strength for Bank Subsidiary
Under Federal Reserve policy and the Federal Deposit Insurance Act, Southern States is expected to act as a source of financial strength to, and to commit resources to support, Southern States Bank. This support may be required at times when, absent such Federal Reserve policy, Southern States may not be inclined to provide it.
In the event an FDIC-insured subsidiary becomes subject to a capital restoration plan with its regulators, the parent bank holding company is required to guarantee performance of such plan up to the lesser of 5.0% of the bank's assets at the time it became undercapitalized or the amount necessary to cause the institution to be adequately capitalized, and such guarantee is given priority in bankruptcy of the bank holding company. In addition, where a bank holding company has more than one bank or thrift subsidiary, each of the bank holding company’s subsidiary depository institutions may be responsible for any losses to the FDIC’s DIF, if an affiliated depository institution fails. As a result, a bank holding company may be required to loan money to a bank subsidiary in the form of subordinate capital notes or other instruments which qualify as capital under bank regulatory rules. However, any loans from the holding company to such subsidiary banks likely will be unsecured and subordinated to such bank’s depositors and to other creditors of the bank. See “Capital.”
Capital Adequacy
The various federal banking agencies, including the Federal Reserve and FDIC, have adopted risk-based capital requirements for assessing bank and bank holding company capital adequacy. These standards establish minimum capital standards in relation to the relative credit risk of assets and off-balance sheet exposures. Capital is classified into two tiers. Tier 1 capital consists generally of common equity tier 1 capital (generally comprised of common stockholders’ equity and retained earnings) and additional tier 1 capital (includes, among other things, certain types of noncumulative perpetual preferred stock) and is reduced by goodwill and certain other intangible assets. Tier 2 capital generally includes the allowance for possible loan losses (subject to certain limitations) and certain types of subordinated debt and cumulative perpetual preferred stock. The risk-based capital guidelines require financial institutions to maintain specific defined credit risk factors and apply them to their assets which results in risk-adjusted assets.
The capital standards impose the following minimum capital requirements:
•a ratio of common equity tier 1 capital to total risk-weighted assets of 4.5%,
•a ratio of tier 1 capital to total risk-weighted assets of 6%,
•a ratio of total capital to total risk-weighted assets of 8%, and
•a ratio of tier 1 capital to adjusted average total assets of 4%.
In addition to these minimum regulatory capital ratios, the regulations establish a capital conservation buffer with respect to the first three ratios listed above. Specifically, banking organizations must hold common equity tier 1 capital in excess of their minimum risk-based capital ratios by at least 2.5% of risk-weighted assets in order to avoid limits on capital distributions (including dividend payments, discretionary payments on tier 1 instruments, and stock buybacks) and certain discretionary bonus payments to executive officers. Thus, when including the 2.5% capital conservation buffer, a bank holding company and a bank’s minimum ratio of common equity tier 1 capital to risk-weighted assets becomes 7%, its minimum ratio of tier 1 capital to total risk-weighted assets becomes 8.5%, and its minimum ratio of total capital to risk-weighted assets becomes 10.5%.
These guidelines are only minimum standards and regulators expect bank holding companies and banks to maintain capital well above these minimum requirements. Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and certain other restrictions on its business, including in certain circumstances, the appointment of a receiver.
The federal banking agencies finalized a rule in November 2019 that allows bank holding companies and banks with less than $10.0 billion in total consolidated assets and limited amounts of certain assets and off balance sheet exposures and a leverage ratio of greater than 9% (subsequently temporarily reduced to 8% for 2020 and 8.5% for 2021 as a COVID-19 relief measure) to elect to use the Community Bank Leverage Ratio (“CBLR”) framework. A community banking organization electing to use the CBLR framework would have a simplified capital regime and would not be subject to other capital and leverage requirements and would be considered well capitalized as long as it continued to meet the requirements of the CBLR framework. We have not elected to use the CBLR framework and it is uncertain if Southern States will elect to utilize the CBLR framework in the future, as it believes it will continue to calculate the other capital measures, which provide comparable information to other publicly traded banking institutions.
As a bank holding company with less than $3 billion in total consolidated assets, Southern States is eligible to be treated as a “small bank holding company” under the Federal Reserve’s Small Bank Holding Company and Savings and Loan Holding Company Policy Statement. As a result, Southern States’ capital adequacy is evaluated at the bank level and on a parent-only basis, and it is not subject to consolidated capital standards for regulatory purposes.
Prompt Corrective Action and Other Consequences of Capital Adequacy
The Federal Deposit Insurance Act requires, among other things, that the federal banking regulators take prompt corrective action with respect to FDIC-insured depository institutions that do not meet minimum capital requirements. Under the Federal Deposit Insurance Act, insured depository institutions are divided into five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized as set forth below. An institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating:
•well capitalized if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 8% or greater, a Common Equity Tier 1 capital ratio of 6.5% or greater, a leverage capital ratio of 5% or greater and is not subject to any written agreement, order, capital directive or prompt corrective action directive by a federal bank regulatory agency to maintain a specific capital level for any capital measure;
•“adequately capitalized” if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 6% or greater, a Common Equity Tier 1 capital ratio of 4.5% or greater, and has a leverage capital ratio of 4% or greater;
•“undercapitalized” if it has a total risk-based capital ratio of less than 8%, a Tier 1 risk-based capital ratio of less than 6%, a Common Equity Tier 1 capital ratio of less than 4.5% or has a leverage capital ratio of less than 4%;
•“significantly undercapitalized” if it has a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 4%, a Common Equity Tier 1 capital ratio of less than 3%, or a leverage capital ratio of less than 3%; or
•“critically undercapitalized” if its ratio of tangible equity to total assets is equal to or less than 2%.
The federal bank regulatory agencies have authority to require additional capital and have indicated that higher capital levels may be required in light of market conditions and risk.
The Federal Deposit Insurance Act generally prohibits an FDIC-insured depository institution from making any capital distribution (including payment of dividends) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve. In addition, undercapitalized depository institutions are subject to, among other things, growth limitations and are required to submit capital restoration plans. An insured depository institution’s holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution’s assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan, for the plan to be accepted by the applicable federal regulatory authority. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution’s capital. If a depository institution fails to submit an acceptable plan or fails to implement its plan, it is treated as if it is significantly undercapitalized.
Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, to sell to another bank or bank holding company, to reduce total assets, to restrict interest rates paid on deposits, to replace the board of directors or management and to cease receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator, generally within ninety (90) days of the date on which they become critically undercapitalized, and are subject to other restrictions.
Business activities may be influenced by an institution’s capital classification. For example, only a “well capitalized” depository institution may accept brokered deposits without prior regulatory approval and an “adequately capitalized” institution may accept such deposits only with prior regulatory approval. Such approval has historically been difficult to obtain.
General Regulatory Considerations
Under the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”), all insured institutions must undergo regular on-site examination by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC and the appropriate agency (and state supervisor when applicable). FDICIA also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to: (i) internal controls, information systems and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; and (v) asset quality.
In response to perceived needs in financial institution regulation, Congress enacted the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”). FIRREA provides that a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default.
FIRREA provides that financial institutions and their affiliated parties (such as officers and directors) may be subject to civil money penalties for certain types of violations and misconduct. In addition, the FDIC was granted enhanced authority to withdraw or to suspend deposit insurance in certain cases. The banking regulators have not been reluctant to use the enforcement authorities provided under FIRREA. Further, regulators have broad power to issue cease and desist orders that may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts or take other actions as determined by the ordering agency to be appropriate.
Federal and state banking laws subject banks to certain restrictions on extensions of credit to executive officers, directors, certain principal stockholders and their related interests. For example, such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. These laws also impose certain lending limits on such loans.
Community Reinvestment Act
The CRA requires that each insured depository institution shall be evaluated by its primary federal regulator with respect to its record in meeting the credit needs of its local community, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility.
A bank’s compliance with its CRA obligations is based on a performance-based evaluation system that bases CRA ratings on an institution’s lending, service and investment performance. When a bank holding company applies for approval to acquire a bank or other bank holding company, the Federal Reserve will review the CRA assessment of each subsidiary bank of the applicant bank holding company, and such records may be the basis for denying the application. In connection with its assessment of CRA performance, the appropriate bank regulatory agency assigns a rating of “outstanding,” “satisfactory,” “needs to improve” or “substantial noncompliance.”
The federal CRA regulations require that evidence of discriminatory, illegal or abusive lending practices be considered in the CRA evaluation. A less than satisfactory CRA rating will slow, if not preclude, acquisitions, and new branches and other expansion activities and may prevent a company from becoming a financial holding company.
CRA agreements with private parties must be disclosed and annual CRA reports must be made to a bank’s primary federal regulator. A financial holding company election, and such election and financial holding company activities are permitted to be continued, only if any affiliated bank has not received less than a “satisfactory” CRA rating.
USA Patriot Act
After the terrorist attacks of September 11, 2001, Congress enacted broad anti-terrorism legislation called the “United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001,” which is generally known as the “USA Patriot Act.” Title III of the USA Patriot Act requires financial institutions, including Southern States and Southern States Bank, to help prevent, detect and prosecute international money laundering and the financing of terrorism. The Department of the Treasury has adopted additional requirements to further implement Title III.
The law is intended to enhance the powers of the federal government and law enforcement organizations to combat terrorism, organized crime and money laundering. The USA Patriot Act materially amended and expanded the application of the existing Bank Secrecy Act. It provided enhanced measures, including know your customer, new suspicious activity reporting rules and enhanced anti-money laundering programs. Under the USA Patriot Act, each financial institution is required to establish and maintain anti-money laundering compliance and due diligence programs, which include, at a minimum:
•the development of internal policies, procedures, and controls;
•the designation of a compliance officer;
•an ongoing employee training program; and
•an independent audit function to test programs.
In addition, the USA Patriot Act requires regulatory agencies to consider the record of a bank or bank holding company in combating money laundering activities in their evaluation of bank and bank holding company merger, acquisition and branch expansion transactions.
The U.S. Treasury Department has issued regulations under the USA Patriot Act. The regulations state that a depository institution will be deemed in compliance with the USA Patriot Act provided it continues to comply with the Bank Secrecy Act regulations. Under these regulations, a mechanism has been established for law enforcement to communicate names of suspected terrorists and money launderers to financial institutions, in return for securing the ability to promptly locate accounts and transactions involving those suspects. Financial institutions receiving names of suspects must search their account and transaction records for potential matches and report positive results to FinCEN. Each financial institution must designate a point of contact to receive information requests. These regulations outline how financial institutions can share information concerning suspected terrorist and money laundering activity with other financial institutions under protection from the statutory safe harbor from liability, provided each financial institution notifies FinCEN of its intent to share information.
Recent FinCEN rules require banks to know the beneficial owners of customers that are not natural persons, update customer information in order to develop a customer risk profile, and generally monitor such matters.
FinCEN has also adopted regulations intended to prevent money laundering and terrorist financing through correspondent accounts maintained by U.S. financial institutions on behalf of foreign banks. Financial institutions are required to take reasonable steps to ensure that they are not providing banking services directly or indirectly to foreign shell banks.
Bank Mergers
Section 18(c) of the Federal Deposit Insurance Act, known as the “Bank Merger Act,” requires the written approval of a bank’s primary federal regulator before the bank may (1) acquire through merger or consolidation, (2) purchase or otherwise acquire the assets of, or (3) assume the deposit liabilities of, another bank. The Bank Merger Act prohibits the reviewing agency from approving any proposed merger transaction that would result in certain significant anti-competitive effects. In every proposed merger transaction, the reviewing agency must also consider the financial and managerial resources and future prospects of the existing and proposed institutions, the convenience and needs of the community to be served, the bank's CRA performance, and the effectiveness of each insured depository institution involved in the proposed merger transaction in combating money-laundering activities. In addition to FDIC approval, the Bank must also obtain the prior approval of the ASBD before acquiring or merging with another bank. The ASBD will consider similar criteria when reviewing an application.

Branching
Under Alabama law, Southern States Bank is permitted to establish additional branch offices within Alabama, subject to the approval of the ASBD. As a result of the Dodd-Frank Act, Southern States Bank may also establish additional branch offices outside of Alabama, subject to prior regulatory approval, so long as the laws of the state where the branch is to be located would permit a state bank chartered in that state to establish a branch. Any new branch, whether located inside or outside of Alabama, must also be approved by the FDIC, as the Bank’s primary federal regulator. Southern States Bank may also establish offices in other states by merging with banks or by purchasing branches of other banks in other states, subject to certain restrictions.
Lending Limits
Under Alabama law, the amount of loans which may be made by a bank in the aggregate to one person is limited. Alabama law provides that unsecured loans by a bank to one person may not exceed an amount equal to 10% of the capital and unimpaired surplus of the bank. If the amount exceeds such 10% level, the excess must be secured up to a limit of 20%. For purposes of calculating these limits, loans to various business interests of the borrower, including companies in which a substantial portion of the stock is owned or partnerships in which a person is a partner, must be aggregated with those made to the borrower individually. Loans secured by certain readily marketable collateral are exempt from these limitations, as are loans secured by deposits and certain government securities.
Guidance on Commercial Real Estate Concentrations
Lending operations that involve concentrations of commercial real estate loans are subject to enhanced scrutiny by federal banking regulators. Regulators have issued guidance with respect to the risks posed by commercial real estate lending concentrations. Commercial real estate loans generally include construction and development loans and loans secured by multifamily property and nonfarm, nonresidential real property where the primary source of repayment is derived from rental income associated with the property, but it excludes owner-occupied real estate. The guidance prescribes the following guidelines for examiners to help identify institutions that are potentially exposed to concentration risk and may warrant greater supervisory scrutiny:
•Total loans for construction, land development and other land represent 100 percent or more of an institution’s total capital; or
•Total commercial real estate loans represent 300 percent or more of an institution’s total capital.
FDIC Insurance Assessments
The FDIC has adopted a risk-based assessment system for insured depositary institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The assessment rate is based on a combination of factors, including certain financial data and its level of supervisory risk.
The FDIC may terminate the deposit insurance of a bank if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.
Transactions with Affiliates
Southern States Bank is subject to sections 23A and 23B of the Federal Reserve Act, or the Affiliates Act, and the Federal Reserve’s implementing Regulation W. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. Accordingly, transactions between Southern States and Southern States Bank will be subject to a number of restrictions. The Affiliates Act imposes restrictions and limitations on the Bank from making extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, Southern States or other affiliates, the purchase of, or investment in, stock or other securities thereof, the taking of such securities as collateral for loans and the purchase of assets of Southern States or other affiliates. Such restrictions and limitations prevent Southern States or other affiliates from borrowing from the Bank unless the loans are secured by marketable obligations of designated amounts. All such transactions, as well as contracts entered into between the Bank and affiliates, must be on terms that are no less favorable to the Bank than those that would be available from non-affiliated third parties. Federal Reserve policies also forbid the payment by bank subsidiaries of management fees which are unreasonable in amount or exceed the fair market value of the services rendered or, if no market exists, actual costs plus a reasonable profit.
Consumer Financial Services
Southern States Bank is subject to a number of federal and state consumer protection laws that extensively govern its relationship with its customers. These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Truth in Savings Act, the Electronic Fund Transfer Act, the Expedited Funds Availability Act, the Home Mortgage Disclosure Act, Fair Housing Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Service Members Civil Relief Act, the Military Lending Act, and these laws’ respective state law counterparts, as well as state usury laws and laws regarding unfair and deceptive acts and practices. These and other federal laws, among other things, require disclosures of the cost of credit and terms of deposit accounts, provide substantive consumer rights, prohibit discrimination in credit transactions, regulate the use of credit report information, provide financial privacy protections, prohibit unfair, deceptive and abusive practices and subject us to substantial regulatory oversight. Violations of the applicable consumer protection laws can result in significant potential liability from litigation brought by customers, including actual damages, restitution and attorneys’ fees. Federal bank regulators, state attorneys general and state and local consumer protection agencies may also seek to enforce consumer protection requirements and obtain these and other remedies, including regulatory sanctions, customer rescission rights, action by the state and local attorneys general in each jurisdiction in which we operate and civil money penalties. Failure to comply with consumer protection requirements may also result in failure to obtain any required bank regulatory approval for mergers or acquisitions or prohibition from engaging in such transactions even if approval is not required.
Dodd-Frank Act
On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, was signed into law. This law significantly changed the bank regulatory structure and affected the lending, deposit, investment, trading and operating activities of banks and their holding companies. The Dodd-Frank Act required various federal agencies to adopt a broad range of new implementing rules and regulations and to prepare numerous studies and reports for Congress. The following summarizes just a few of the provisions of the Dodd-Frank Act. While much of the Dodd-Frank Act has been implemented in the form of final rules from the banking agencies, the full extent of its impact on our operations is not yet determined. It is possible that existing rules may still be modified or repealed or that new rules may be implemented.
The Dodd-Frank Act changed the types of instruments that are eligible for tier 1 capital treatment at the holding company-level. It also called for the Federal Reserve to apply to bank holding companies the same minimum leverage and risk-based capital standards that apply to banks under the Federal Deposit Insurance Act’s prompt corrective action standards.
The Dodd-Frank Act eliminated the federal prohibitions on paying interest on demand deposits, thus allowing businesses to have interest-bearing checking accounts.
The Dodd-Frank Act required fees charged by banks for debit card transactions, commonly referred to as interchange fees, to be both “reasonable and proportional” to the cost incurred by the card issuer and authorized the Federal Reserve to implement regulations with respect to this requirement.
The Dodd-Frank Act also broadened the base for FDIC insurance assessments. Assessments are based on the average consolidated total assets less tangible equity capital of a financial institution. The Dodd-Frank Act permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor.
The Dodd-Frank Act created a new Consumer Financial Protection Bureau (the “CFPB”) with broad powers to supervise and enforce consumer protection laws. The CFPB has broad rule-making authority for a wide range of consumer protection laws that apply to all banks, including the authority to prohibit “unfair, deceptive or abusive”

acts and practices. The CFPB has examination and enforcement authority over all banks with more than $10 billion in assets. Banks with less than $10 billion in assets will be examined for compliance with consumer laws by their primary bank regulator.
The Dodd-Frank Act increased the regulation of consumer protections regarding mortgage originations, including originator compensation, minimum repayment standards and servicing requirements.
Mortgage Lending Rules
The Dodd-Frank Act authorized the CFPB to establish certain minimum standards for the origination of residential mortgages, including a proper determination of a borrower’s ability to repay. Under the Dodd-Frank Act, financial institutions may not make a residential mortgage loan unless they make a “reasonable and good faith determination” that the consumer has a “reasonable ability” to repay the loan. The Dodd-Frank Act allows borrowers to raise certain defenses to foreclosure but provides a full or partial safe harbor from such defenses for loans that are “qualified mortgages.” The CFPB published final rules to, among other things, specify the types of income and assets that may be considered in the ability-to-repay determination, the permissible sources for verification, and the required methods of calculating the loan’s monthly payments. Since then, the CFPB has made certain modifications to these rules. The rules extend the requirement that creditors verify and document a borrower’s income and assets to include all information that creditors rely on in determining repayment ability.
Financial Privacy and Cybersecurity Requirements
Federal law and regulations limit a financial institution’s ability to share consumer financial information with unaffiliated third parties. Specifically, these provisions require all financial institutions offering financial products or services to consumer customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of personal financial information with unaffiliated third parties. The sharing of information for marketing purposes is also subject to limitations.
Federal law and regulations also establish certain information security guidelines that require each financial institution, under the supervision and ongoing oversight of its board of directors or an appropriate committee thereof, to develop, implement, and maintain a comprehensive written information security program designed to ensure the security and confidentiality of customer information, to protect against anticipated threats or hazards to the security or integrity of such information, and to protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer. Federal and state laws require notice to be provided to customers of a data breach incident under certain circumstances.
Federal banking regulators regularly issue guidance regarding cybersecurity intended to enhance cyber risk management. A financial institution is expected to implement multiple lines of defense against cyber-attacks. Financial institutions are also expected to implement procedures designed to address the risks posed by potential cyber threats, and to allow the institution to respond and recover effectively after a cyber-attack.
Other Legislation and Regulation
Other legislative and regulatory proposals regarding changes in banking and the regulation of banks, thrifts and other financial institutions are considered from time to time by the executive branch of the federal government, Congress and various state governments. It cannot be predicted whether any of such legislative or regulatory proposals will be adopted and, if adopted, how these will affect Southern States and Southern States Bank.
Monetary and Fiscal Policy
Banking is a business which depends on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings and the interest received by a bank on its loans to customers and its securities holdings generally constitutes the major portion of a bank’s earnings. Thus, the earnings and growth of Southern States Bank will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open-market dealings in United States government securities, the discount rate at which members may borrow, and reserve requirements on deposits and funds availability regulations. These instruments are used in varying combinations to influence the overall growth of bank loans, investments and deposits and also affect interest rates charged on loans or paid on deposits. The policies of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and will continue to do so in the future. The nature and timing of any future changes in Federal Reserve policies and their impact on Southern States Bank cannot be predicted.
Legal Proceedings
Southern States and Southern States Bank are parties to various legal proceedings in the ordinary course of their respective businesses, including proceedings to collect loans or enforce security interests. In the opinion of management, none of these legal proceedings currently pending will, when resolved, have a material adverse effect on the financial condition or the results of operations of Southern States or Southern States Bank. However, given the nature, scope and complexity of the extensive legal and regulatory landscape applicable to our business, including laws and regulations governing consumer protection, fair lending, fair labor, privacy, information security and anti-money laundering and anti-terrorism laws, we, like all banking organizations, are subject to heightened legal and regulatory compliance and litigation risk.
Management's Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the audited consolidated financial statements and the related notes thereto for the years ended December 31, 2021 and December 31, 2020 included in our 2021 Annual Report. This discussion and analysis contains forward-looking statements that are subject to certain risks and uncertainties and are based on certain assumptions that we believe are reasonable but may not be realized. Certain risks, uncertainties and other factors, including those set forth under “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this registration statement, may cause actual results to differ materially from those projected results discussed in the forward-looking statements appearing in this discussion and analysis. We assume no obligation to update any of these forward-looking statements.
Overview
Southern States Bancshares, Inc. (including its subsidiaries, the “Company,” “our” or “we”) is a bank holding company headquartered in Anniston, Alabama. We operate primarily through our wholly-owned subsidiary, Southern States Bank (the “Bank”), an Alabama banking corporation. We provide banking services from 15 offices in Alabama and Georgia. The Bank is a full service community banking institution, which offers an array of deposit, loan and other banking-related products and services to businesses and individuals in our communities. Our principal business activities include commercial and retail banking.
Our management’s discussion and analysis of financial condition and results of operations is intended to provide the reader with information that will assist in the understanding of our business, results of operations, financial condition and financial statements; changes in certain key items in our financial statements from period to period; and the primary factors that we use to evaluate our business.
Recent Developments
On February 7, 2022, we entered into Subordinated Note Purchase Agreements (each, a “Purchase Agreement”) with certain institutional accredited investors and qualified institutional buyers (the “Purchasers” and each, a "Purchaser") pursuant to which we issued and sold in a private placement $48.0 million in aggregate principal amount of our 3.50% Fixed-to-Floating Rate Subordinated notes due 2032 (the “notes”). We used a portion of the net proceeds to repay borrowings under our Line of Credit and to make purchases under the Program (as defined below) and intend to use the remaining net proceeds for general corporate purposes, including capital and liquidity to support our growth and further purchases under the Program.
On February 16, 2022, we announced that our board of directors approved a stock repurchase program (the “Program”) that authorizes us to repurchase up to $10 million of our common stock. The Program will be in effect until December 31, 2022 with the timing of purchases and number of shares repurchased under the Program dependent upon a variety of factors including price, trading volume, corporate and regulatory requirements, and market conditions. We are not obligated to purchase any shares under the Program and the Program may be suspended or discontinued at any time without notice.
Update Regarding COVID-19 and Current Developments
During the pandemic, we took steps to protect both customers and employees while continuing to provide full service banking. This included closing branches to walk-in business when appropriate and utilizing all drive through facilities and allowing for appointment-based banking. We increased cash levels in ATMs and communicated with customers regarding remote options for banking services. New technology was implemented to allow employees to work from home in addition to allowing for external parties such as auditors and examiners to continue to conduct necessary reviews and examinations.
We participated as a lender in the PPP as established by the CARES Act. Loans totaling $71.7 million were made to 399 existing customers. We proactively worked with customers to assist them in navigating through the pandemic. We granted deferrals on 396 loans totaling $280.1 million, or approximately 28.0% of our loan portfolio. As of December 31, 2020, there were eight loans on deferral for a total of $8.0 million, or 0.78% of total loans. There was one loan remaining on deferral totaling $442,000, or 0.04% of total loans at December 31, 2021, and such deferral ended in February 2022. We know of no significant customer issues resulting from the pandemic.
We participated in the second round of PPP loans, which has been substantially second requests from the 2020 PPP loan recipients. In the second round of PPP loans, $31.7 million of loans were made to 194 existing customers. We continue to actively monitor and consider COVID-19 implications in our operations, lending, and customer needs.
Overview of 2021 Results
Net income was $18.6 million for the year ended December 31, 2021, compared to $12.1 million for the year ended December 31, 2020. Significant measures for the year included:
•Return on average assets (“ROAA”) was 1.23% for the year ended December 31, 2021, compared to 0.98% for the year ended December 31, 2020.
•Return on average equity (“ROAE”) was 11.80% for the year ended December 31, 2021, compared to 9.49% for the year ended December 31, 2020.
•Earnings per common share was $2.26 for the year ended December 31, 2021, compared to $1.58 for the year ended December 31, 2020.
•Net interest margin of 3.78% for the year ended December 31, 2021, compared to 3.64% for the year ended December 31, 2020.
•Net interest income increased $11.3 million for the year ended December 31, 2021, representing a 27.3% increase over the year ended December 31, 2020.
•Gross loans, net of unearned income, were $1.3 billion as of December 31, 2021, a $220.2 million, or 21.4%, increase compared to December 31, 2020. Not considering the impact of PPP loans, the annual growth was 28.8%.
•Deposits increased $416.8 million, a 36.6% increase, to $1.6 billion as of December 31, 2021 from December 31, 2020.

Primary Factors Used to Evaluate Our Business
The most significant factors we use to evaluate our business and results of operation are net income, return on average assets and return on average equity. We also use net interest income, noninterest income and noninterest expense.
Net Interest Income
Net interest income is our principal source of net income and represents the difference between interest income and interest expense. We generate interest income from interest-earning assets that we own, including loans and investment securities. We incur interest expense from interest-bearing liabilities, including interest-bearing deposits and other borrowings, notably FHLB advances, subordinated notes and our Line of Credit.
Changes in the market interest rates and interest rates we earn on interest-earning assets or pay on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities, are usually the largest drivers of periodic changes.
Noninterest Income
Noninterest income primarily consists of: (i) service charges on deposit accounts; (ii) swap fees; (iii) SBA/USDA fees; (iv) bank card services and interchange fees; (v) mortgage banking activities; (vi) benefits from changes in cash surrender value of Bank Owned Life Insurance (“BOLI”); and (vii) other miscellaneous fees and income.
Our income from service charges on deposit accounts, which includes nonsufficient funds fees, is impacted by several factors, including number of accounts, products utilized and account holder cash management behaviors. These are further impacted by deposit products utilized by customers, marketing of new products and other factors. The income recognized on SBA and USDA loans, mortgage banking and interest rate swaps are impacted by prevailing market conditions and volumes of loans originated.
Noninterest Expense
Noninterest expense primarily consists of: (i) salaries and employee benefits; (ii) equipment and occupancy expenses; (iii) professional and other service fees; (iv) data processing and telecommunication expenses; (v) FDIC deposit insurance and regulatory assessments; and (vi) other operating expenses.
Primary Factors Used to Evaluate Our Financial Condition
The most significant factors we use to evaluate and manage our financial condition include asset quality, capital and liquidity.
Asset Quality
We monitor the quality of our assets based upon factors including level and severity of deterioration in borrower cash flows and asset quality. Problem assets are assessed and reported as delinquent, classified, nonperforming, nonaccrual or troubled debt restructurings. We also monitor credit concentrations. We manage the allowance for loan losses to reflect loan volumes, identified credit and collateral conditions, economic conditions and other qualitative factors.
Capital
We monitor capital using regulatory capital ratios. Factors used other than regulatory rules include overall financial condition, including the trend and volume of problem assets, reserves, risks, level and quality of earnings, and anticipated growth, including acquisitions.
Liquidity
Deposits primarily consist of commercial and personal accounts maintained by businesses and individuals in our primary market areas. We also utilize brokered deposits, Qwickrate certificates of deposits and reciprocal deposits through a third-party network that effectively allows depositors to receive insurance on amounts greater than the FDIC insurance limit, which is currently $250,000. We manage liquidity based on factors that include the amount of core deposits to total deposits, level of non-customer deposits, short-term funding needs and sources, and the availability of unused funding sources.
Results of Operations for the Years Ended December 31, 2021 and 2020
We had net income of $18.6 million for the year ended December 31, 2021, compared to net income of $12.1 million for the year ended December 31, 2020, an increase of $6.5 million, or 53.4%. The increased net income was substantially the result of overall asset growth and a $2.8 million gain on sale of a USDA loan that occurred during the first quarter of 2021. This increase was offset slightly by increased salaries and benefits expense on additional employees in both production and support.
The following table shows the average daily outstanding balance of each principal category of our assets, liabilities and stockholders’ equity, together with the average yields on our assets and average costs of our liabilities for the periods indicated. Yields and costs are calculated by dividing the annualized income or expense by the average daily balances of the corresponding assets or liabilities for the same period.

	For the Years Ended
	2021			2020
	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
	(dollars in thousands)
Assets:
Interest-earning assets:
Gross loans, net of unearned income(1)	$1,118,386	$54,709	4.89%	$954,598	$47,786	5.01%
Taxable securities	77,281	1,593	2.06%	62,105	1,317	2.12%
Nontaxable securities	45,144	1,023	2.27%	21,881	643	2.94%
Other interest-earnings assets	158,243	452	0.29%	102,214	539	0.53%
Total interest-earning assets	$1,399,054	$57,777	4.13%	$1,140,798	$50,285	4.41%
Allowance for loan losses	(13,276)			(10,636)
Noninterest-earning assets	124,336			111,278
Total Assets	$1,510,114			$1,241,440
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction accounts	96,503	91	0.09%	82,407	184	0.22%
Savings and money market accounts	527,484	2,680	0.51%	369,833	2,901	0.78%
Time deposits	298,883	1,539	0.51%	354,124	4,769	1.35%
FHLB advances	30,636	143	0.47%	21,448	179	0.83%
Other borrowings	11,097	411	3.72%	12,523	675	5.39%
Total interest-bearing liabilities	$964,603	$4,864	0.50%	$840,335	$8,708	1.04%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	$378,868			$259,962
Other liabilities	9,366			7,202
Total noninterest-bearing liabilities	$388,234			$267,164
Stockholders’ Equity	157,277			133,941
Total Liabilities and Stockholders’ Equity	$1,510,114			$1,241,440
Net interest income		$52,913			$41,577
Net interest spread(2)			3.63%			3.37%
Net interest margin(3)			3.78%			3.64%
__________________
(1)Includes nonaccrual loans.

(2)Net interest spread is the difference between interest rates earned on interest-earning assets and interest rates paid on interest-bearing liabilities.
(3)Net interest margin is a ratio of net interest income to average interest earning-assets for the same period.
Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest-earning assets and interest-bearing liabilities, as well as changes in average interest rates.
The following tables set forth the effects of changing rates and volumes on our net interest income during the periods shown. Information is provided with respect to: (i) effects on interest income attributable to changes in volume (change in volume multiplied by prior rate); and (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume). For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been proportionately allocated to both volume and rate.

	Year Ended December 31, 2021 vs. Year Ended December 31, 2020
	Changes due to:
	Volume	Rate	Total Variance
	(dollars in thousands)
Interest-earning assets:
Gross loans, net of unearned income	$8,181	$(1,258)	$6,923
Taxable securities	313	(37)	276
Nontaxable securities	527	(147)	380
Other interest-earning assets	160	(247)	(87)
Total increase in interest income	$9,181	$(1,689)	$7,492

Interest-bearing liabilities:
Interest-bearing transaction accounts	13	(106)	(93)
Savings and money market accounts	801	(1,022)	(221)
Time deposits	(284)	(2,946)	(3,230)
FHLB advances	43	(79)	(36)
Other borrowings	(53)	(211)	(264)
Total decrease in interest expense	$520	$(4,364)	$(3,844)
Increase in net interest income	$8,661	$2,675	$11,336
Net interest income for the year ended December 31, 2021 was $52.9 million compared to $41.6 million for the year ended December 31, 2020, an increase of $11.3 million, or 27.3%. The increase in net interest income was comprised of a $7.5 million, or 14.9%, increase in interest income, plus a $3.8 million, or 44.1%, decrease in interest expense. The growth in interest income was primarily attributable to a $163.8 million, or 17.2%, increase in average gross loans outstanding as of December 31, 2021, compared to December 31, 2020, partially offset by a 0.12% decrease in the yield on gross loans. The increase in average gross loans outstanding was substantially due to organic growth. The $3.8 million decrease in interest expense for the year ended December 31, 2021 was primarily related to a 0.54% decrease in the rate paid on interest-bearing liabilities partially offset by an increase of $124.3 million, or 14.8%, in average interest-bearing liabilities as of December 31, 2021 compared to December 31, 2020. The increase in average interest bearing liabilities from December 31, 2020 to December 31, 2021 was due to organic growth. For the year ended December 31, 2021, net interest margin and net interest spread were 3.78% and 3.63%, respectively, compared to 3.64% and 3.37%, respectively, for the same period in 2020, which reflects the increases in interest income discussed above relative to the greater decreases in interest expense.
Provision for Loan Losses
The provision for loan losses for the year ended December 31, 2021 was $3.0 million compared to $3.3 million for the year ended December 31, 2020. In December 2021, the provision was recorded primarily based on growth, and in December 2020, it included environmental factors related to the pandemic. In the year ended December 31,

2021, there were net recoveries of $3,000. In the year ended December 31, 2020, there were net charge offs of $706,000.
The allowance for loan losses as a percentage of gross loans was 1.18% and 1.15% at December 31, 2021 and 2020, respectively. The allowance for loan losses as a percentage of gross loans, without including PPP loans, was 1.19% and 1.23% at December 31, 2021 and 2020, respectively.
Noninterest Income
Noninterest income for the year ended December 31, 2021 was $10.8 million compared to $8.5 million for the year ended December 31, 2020, an increase of $2.3 million, or 26.5%. The following table sets forth the major components of our noninterest income for the year ended December 31, 2021 and 2020:

	Year Ended December 31,
	2021	2020	Increase (Decrease)
	(dollars in thousands)
Service charges on deposit accounts	$1,528	$1,458	$70
Swap fees	931	1,405	(474)
SBA/USDA fees	3,968	756	3,212
Bank card services and interchange fees	1,591	1,169	422
Mortgage banking activities	1,465	1,529	(64)
Net (loss) gain on securities	(57)	742	(799)
Other operating income(1)	1,377	1,482	(105)
Total noninterest income	$10,803	$8,541	$2,262
__________________
(1)Other income and fees include income and fees associated with miscellaneous services, the increase in the cash surrender value of BOLI, and BOLI death benefit payments.
Income from service charges on deposit accounts includes fees for overdraft privilege charges, insufficient funds charges, account analysis service fees on commercial accounts, and monthly account service fees. These fees increased $70,000, or 4.8%, to $1.5 million for the year ended December 31, 2021 from $1.5 million for the year ended December 31, 2020. The increase was primarily attributed to increases in the volume of service fees and wire transfer fees.
Interest rate swap fees represent fees received when the Bank’s customer enters into a back-to-back swap agreement. This program was launched in May of 2020. These fees decreased $474,000, or 33.7%, to $931,000 for the year ended December 31, 2021 from $1.4 million for the year ended December 31, 2020. The decrease was the result of a reduction in transaction volume during 2021.
SBA/USDA fees primarily include gains on the sale of loans and servicing of the loans. These fees increased $3.2 million, or 424.9%, to $4.0 million for the year ended December 31, 2021, from $756,000 for the year ended December 31, 2020. The Bank realized a gain of $2.8 million on the sale of a USDA loan during the first quarter of 2021, which contributed to the large increase from 2020.
Bank card services and interchange fees are derived from debit cards and foreign ATM transactions. These fees increased $422,000, or 36.1%, to $1.6 million for the year ended December 31, 2021, from $1.2 million for the year ended December 31, 2020. The increase was primarily the result of greater transactional volume and a change in provider that generated additional interchange fees during the year ended December 31, 2021.
Income from mortgage banking activities primarily includes origination fees and gains on the sale of mortgage loans originated for sale in the secondary market. Income from mortgage banking activities decreased $64,000, or 4.2%, to $1.5 million for the year ended December 31, 2021 from $1.5 million for the year ended December 31, 2020. This decrease was primarily due to a slowdown of demand in the secondary market during 2021.

Net gains (losses) on securities decreased $799,000 to a net loss of $57,000 for the year ended December 31, 2021, from a net gain of $742,000 for the year ended December 31, 2020. The loss in the year ended 2021 was the result of repositioning a portion of the securities portfolio into tax-exempt municipals during the first quarter of 2021. This was offset by net gains from market adjustments on equity securities during 2021.
Other income and fees decreased $105,000, or 7.1%, to $1.4 million for the year ended December 31, 2021 from $1.5 million for the year ended December 31, 2020. This decrease was primarily due to the end of a lease-back period for a new branch and operating facility in Birmingham, Alabama. This was offset as a result of the Bank receiving a larger amount of BOLI death benefits during 2021 compared to the amount received in 2020.
Noninterest Expense
Noninterest expense for the year ended December 31, 2021 was $36.4 million compared to $32.2 million for the year ended December 31, 2020, an increase of $4.3 million, or 13.2%, which primarily resulted from increases in salaries, performance-based compensation and employee benefits, professional fees, and other expense. This was offset by a reduction in other real estate expense during the year ended December 31, 2021. The following table sets forth the major components of our noninterest expense for the year ended December 31, 2021 and 2020:

	Year Ended December 31,
	2021	2020	Increase (Decrease)
	(dollars in thousands)
Salaries and employee benefits	$21,667	$18,765	$2,902
Equipment and occupancy expenses	3,640	3,682	(42)
Professional services	2,470	1,731	739
Data processing fees	2,128	1,836	292
Other real estate (income) expenses	(147)	945	(1,092)
Other operating expenses(1)	6,677	5,226	1,451
Total noninterest expense	$36,435	$32,185	$4,250
__________________
(1)Other expenses include items such as FDIC insurance, telephone expenses, marketing and advertising expense, debit card expenses, courier fees, directors’ fees, travel and entertainment expenses, and insurance.
Salaries and employee benefits primarily include: (i) amounts paid to employees for base pay, incentive compensation, and bonuses; (ii) health and other related insurance paid by the Bank on behalf of our employees; and (iii) retirement plans provided for employees including the 401(k) and non-qualified plans maintained for certain key employees. Salaries and employee benefits increased $2.9 million, or 15.5%, from $18.8 million for the year ended December 31, 2020 to $21.7 million for the year ended December 31, 2021. The increase was primarily due to normal salary adjustments, increases in benefit and incentive costs, and the addition of production and support personnel in the fourth quarter of 2020 and early 2021. The number of full time equivalent (“FTE”) employees was 196 at December 31, 2021, compared to 188 at December 31, 2020.
Equipment and occupancy expenses consist of depreciation on property, premises, equipment and software, rent expense for leased facilities, maintenance agreements on equipment, property taxes, and other expenses related to maintaining owned or leased assets. Equipment and occupancy expense for the year ended December 31, 2021 was $3.6 million compared to $3.7 million for the year ended December 31, 2020, a decrease of $42,000, or 1.1%. The decrease was primarily attributable to an overall decrease in maintenance expenses.
Professional services expenses, which include legal fees, audit and accounting fees, and consulting fees, increased $739,000, or 42.7%, to $2.5 million for the year ended December 31, 2021 compared to $1.7 million for the year ended December 31, 2020. This increase was primarily the result of a $285,000 increase in PPP administration expense, a $172,000 increase in SBA servicing expense, and an additional $300,000 in legal expenses primarily related to Other Real Estate Owned (“OREO”) properties during 2021.

Data processing fees, which primarily consists of data processing services for core processing from a third-party vendor, increased $292,000, or 15.9%, to $2.1 million for the year ended December 31, 2021 compared to $1.8 million for the year ended December 31, 2020. The increase was primarily the result of general increases, and new services including a new lending platform that rolled out during the second quarter of 2021.
Other real estate (income) expenses decreased $1.1 million, or 115.6%, to a net income of $147,000 for the year ended December 31, 2021, from a net expense of $945,000 for the year ended December 31, 2020. This decrease was substantially the result of write-downs and holding expenses incurred on foreclosed equipment during the year ended December 31, 2020 and net OREO rental income during the year ended December 31, 2021.
Other expenses increased $1.5 million, or 27.8%, to $6.7 million for the year ended December 31, 2021, compared to $5.2 million for the year ended December 31, 2020. The increase was substantially due to an increase in insurance expense as a result of going public, additional charitable donations, an increase in FDIC insurance expense based on the growth in assets, and additional debit card expenses. Public relations and travel/entertainment increased, which were unusually low in 2020 due to the COVID-19 pandemic.
Financial Condition
Total assets grew $450.1 million, or 33.8%, to $1.8 billion at December 31, 2021 from $1.3 billion at December 31, 2020.
Our loans, net of unearned income, increased $220.2 million, or 21.4%, to $1.3 billion at December 31, 2021 from $1.0 billion at December 31, 2020. Not considering the impact of PPP loans, the growth for the year ended December 31, 2021 was $277.5 million, which represents 28.8% growth.
Our securities portfolio increased $37.8 million, or 33.2%, to $151.8 million at December 31, 2021, compared to $114.0 million at December 31, 2020.
Cash and cash equivalents grew $199.0 million, or 234.4%, to $284.0 million at December 31, 2021, from $84.9 million at December 31, 2020.
Deposits grew $416.8 million, or 36.6%, to $1.6 billion at December 31, 2021 compared to $1.1 billion at December 31, 2020. The majority of the growth was in noninterest-bearing deposits and money market accounts.
Total stockholders’ equity increased $36.5 million, or 26.0%, to $177.2 million at December 31, 2021, compared to $140.7 million at December 31, 2020. This growth was due to new capital raised as a result of the IPO as well as strong earnings for the year.
Loan Portfolio
Loans represent the largest portion of earning assets, greater than the securities portfolio or any other asset category, and the quality and diversification of the loan portfolio is an important consideration when reviewing the Company’s financial condition.
The Company originates residential real estate loans for the secondary market. The Company sells the residential real estate loans exclusively to two private investors who solely and independently make the credit decision and set the closing conditions. The loans are closed in the Company’s name but are immediately assigned to the designated investor. These loans have an average turn time to purchase of 30 days or less. These mortgage loans are designated on the Company’s balance sheet as held for sale. This segment represents less than 0.002% of total loans based on the latest thirteen-month average.
We have three loan portfolio segments: real estate (“RE”) which is divided into three classes, commercial and industrial (“C&I”), and consumer and other. A class is generally determined based on the initial measurement attribute, risk characteristic of the loan, and method for monitoring and assessing credit risk. Classes within the RE portfolio segment include construction and development or (“C&D”), residential mortgages, and commercial mortgages.

Our loan clients primarily consist of small to medium sized business, the owners and operators of these businesses, as well as other professionals, entrepreneurs and high net worth individuals. We believe owner-occupied and investment commercial real estate loans, residential construction loans and commercial business loans provide us with higher risk-adjusted returns, shorter maturities and more sensitivity to interest rate fluctuations, and are complemented by our relatively lower risk residential real estate loans to individuals.
The following describes risk characteristics relevant to each of the loan portfolio segments:
Real estate—The Company offers various types of real estate loan products, which are divided into the classes described below. All loans within this portfolio segment are particularly sensitive to the valuation of real estate:
•Construction and development, or C&D, loans include extensions of credit to real estate developers or investors where repayment is dependent on the sale of the real estate or income generated from the real estate collateral.
•Residential mortgages include 1-4 family first mortgage loans, which are repaid by various means such as a borrower’s income, sale of the property, or rental income derived from the property. These include second liens or open-end residential real estate loans, such as home equity lines. These loans are typically repaid by the same means as 1-4 family first mortgages.
•Commercial mortgages include both owner-occupied commercial real estate loans and other commercial real estate loans, such as commercial loans secured by income producing properties. Owner-occupied commercial real estate loans made to operating businesses are long-term financing of land and buildings and are repaid by cash flows generated from business operations. Real estate loans for income-producing properties such as apartment buildings, office and industrial buildings, and retail shopping centers are repaid from rent income derived from the properties.
Commercial and industrial—This loan portfolio segment includes loans to commercial customers for use in normal business operations to finance working capital needs, equipment purchases, leases, or expansion projects. Loans are repaid by business cash flows. Collection risk in this portfolio is driven by the creditworthiness of the underlying borrower, particularly cash flows from the borrowers’ business operations.
Consumer and other—This loan portfolio segment includes direct consumer installment loans, overdrafts and other revolving credit loans. Loans in this portfolio are sensitive to unemployment and other key consumer economic measures.

The following table presents the balance and associated percentage of the composition of loans, excluding loans held for sale on the dates indicated:

	December 31,
	2021		2020
	Amount	% of Total	Amount	% of Total
	(in thousands, except percentages)
Real estate mortgages:
Construction and development	$174,480	13.9%	$102,559	9.9%
Residential	147,490	11.8%	152,212	14.7%
Commercial	716,541	57.1%	514,923	49.8%
Commercial and industrial	197,694	15.8%	187,839	18.2%
PPP Loans	9,203	0.7%	66,556	6.4%
Consumer and other	8,709	0.7%	9,644	1.0%
Gross Loans	1,254,117	100.0%	1,033,733	100.0%
Deferred loan fees	(3,817)		(3,618)
Allowance for loan losses	(14,844)		(11,859)
Loans, net	$1,235,456		$1,018,256
Gross loans increased $220.4 million, or 21.3%, to $1.3 billion as of December 31, 2021 as compared to $1.0 billion as of December 31, 2020. The net increase in the Company’s gross loans was due to organic growth of $277.7 million and offset by a net decrease of $57.4 million in PPP loans. During the year ended December 31, 2021, the Company’s participation in the PPP program resulted in new loans of $31.7 million and forgiveness of $89.1 million on existing loans. Portfolio segments and classes remained relatively consistent since December 31, 2020.

The following table details maturities and sensitivity to interest rate changes of our gross loans by category at December 31, 2021:

	Due in One Year or Less	Due After One Year Through Five Years	Due After Five Years Through Fifteen Years	Due After Fifteen Years	Total
	(dollars in thousands)
Real estate mortgages:
Construction and development	$54,288	$79,609	$30,332	$10,251	$174,480
Residential	23,460	60,019	42,631	21,380	147,490
Commercial	50,855	481,164	148,843	35,679	716,541
Commercial and industrial	50,136	120,257	27,301	—	197,694
PPP Loans	83	9,120	—	—	9,203
Consumer and other	2,131	5,140	1,438	—	8,709
Gross Loans	$180,953	$755,309	$250,545	$67,310	$1,254,117
Amount due after one year at fixed interest rates
Real estate mortgages:
Construction and development	$36,050
Residential	53,083
Commercial	405,252
Commercial and industrial	83,681
PPP Loans	9,120
Consumer and other	3,886
Gross Loans	$591,072
Amount due after one year at variable interest rates
Real estate mortgages:
Construction and development	$84,142
Residential	70,947
Commercial	260,434
Commercial and industrial	63,877
PPP Loans	—
Consumer and other	2,692
Gross Loans	$482,092
The majority of our fixed rate loans have a one to five-year maturity. This type of loan has historically been about 50% of total loans over the past three years because the majority of our commercial loans are priced with five-year balloons.
The Company is primarily involved in real estate, commercial, agricultural and consumer lending activities with customers throughout our markets in Alabama and Georgia. About 82.8% of our gross loans were secured by real property as of December 31, 2021, compared to 74.4% as of December 31, 2020. The Company believes that these loans are not concentrated in any one single property type and that they are geographically dispersed throughout our markets. Our debtors’ ability to repay their loans is substantially dependent upon the economic conditions of the markets in which the Company operates, which consist primarily of wholesale/retail and related businesses.
Commercial real estate loans were 57.1% of total gross loans as of December 31, 2021 and represented 49.8% of total gross loans as of December 31, 2020. C&D loans were 13.9% of total gross loans as of December 31, 2021, and represented 9.9% of total gross loans as of December 31, 2020. The regulatory concentration ratio of the Company’s commercial real estate loans to total risk-based Bank capital is 273.8% as of December 31, 2021 and

225.2% as of December 31, 2020. C&D loans represented 95.4% of total risk-based Bank capital as of December 31, 2021 as compared to 71.9% as of December 31, 2020. The regulatory concentration ratios of commercial real estate loans and construction and development loans to total risk-based capital as of December 31, 2021 and December 31, 2020 were each below the 300%/100% concentration limits provided in regulatory guidance. Further, these loans are geographically diversified, primarily throughout our markets in Alabama and Georgia.
The Company has established concentration limits in its loan portfolio for commercial real estate loans by loan types, including collateral and industry, among others. All loan types are within established limits with the exception of the hotels/motels category, which have occasionally exceeded the Company’s limit of 50% of total capital. The Company capped its hospitality loans in January 2020 and multi-family loans in September 2020. This sector’s concentration is actively managed by the Senior Management team, including the Chief Executive Officer, President, Chief Risk/Credit Officer, and Chief Operating Officer.
The Company requires all business purpose loans to be underwritten by a centralized underwriting department located in Birmingham, Alabama. Industry-tested underwriting guidelines are used to assess a borrower’s historical cash flow to determine debt service, and the Company further stress tests the debt service under higher interest rate scenarios. Financial and performance covenants are used in commercial lending to allow us to react to a borrower’s deteriorating financial condition, should that occur.
Construction and Development. Loans for residential construction are for single-family properties to developers or investors. These loans are underwritten based on estimates of costs and the completed value of the project. Funds are advanced based on estimated percentage of completion for the project. Performance of these loans is affected by economic conditions as well as the ability to control the costs of the projects. This category also includes commercial construction projects.
Construction and development loans increased $71.9 million, or 70.1%, to $174.5 million as of December 31, 2021 from $102.6 million as of December 31, 2020. The majority of this increase was due to continued loan growth primarily in the Georgia markets.
Residential. We offer one-to-four family mortgage loans on both owner-occupied primary residences and investor-owned residences, which make up approximately 68.8% of our residential loan portfolio. Our residential loans also include home equity lines of credit, which total $18.9 million, or approximately 12.8% of our residential portfolio as of December 31, 2021. By offering a full line of residential loan products, the owners of the small to medium sized businesses that we lend to use us, instead of a competitor, for financing a personal residence. We also offer multi-family loans, which comprise 17.3% of the portfolio. Other residential loans make up the remaining 1.1% of the portfolio.
Residential multi-family loans decreased $4.7 million, or 3.1%, to $147.5 million as of December 31, 2021 from $152.2 million as of December 31, 2020. The majority of this decrease was due to three large loans being paid off in the Auburn/Opelika, Alabama market.
Commercial Real Estate. The Company’s commercial real estate loan portfolio includes loans for commercial property that is owned by real estate investors, construction loans to build owner-occupied properties, and loans to developers of commercial real estate investment properties and residential developments. Commercial real estate loans are subject to underwriting standards and processes similar to the Company’s commercial loans. These loans are underwritten primarily based on projected cash flows for income-producing properties and collateral values for non-income-producing properties. The repayment of these loans is generally dependent on the successful operation of the property securing the loans or the sale or refinancing of the property. Real estate loans may be adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company’s real estate portfolio are diversified by type and geographic location. The Company believes the diversity helps reduce the exposure to adverse economic events that may affect any single market or industry.
Commercial real estate loans increased $201.6 million, or 39.2%, to $716.5 million as of December 31, 2021 from $514.9 million as of December 31, 2020. The increase in commercial real estate loans during this period was mostly driven by general increases in lending activity, primarily in the Company’s Georgia markets. As of

December 31, 2021, the Company’s commercial real estate portfolio was comprised of $322.6 million in non-owner occupied commercial real estate loans and $72.3 million in commercial construction loans.
Commercial and Industrial. Commercial and industrial loans are underwritten after evaluating and understanding the borrower’s ability to operate profitably. Underwriting standards have been designed to determine whether the borrower possesses sound business ethics and practices, to evaluate current and projected cash flows to determine the ability of the borrower to repay their obligations, and to ensure appropriate collateral is obtained to secure the loan. Commercial and industrial loans are primarily made based on the identified cash flows of the borrower and, secondarily, on the underlying collateral provided by the borrower. Most commercial and industrial loans are secured by the assets being financed or other business assets, such as real estate, accounts receivable, or inventory, and typically include personal guarantees. Owner-occupied real estate is included in commercial and industrial loans, as the repayment of these loans is generally dependent on the operations of the commercial borrower’s business rather than on income-producing properties or the sale of the properties.
Commercial and industrial loans, excluding PPP loans, increased $9.9 million, or 5.2% to $197.7 million as of December 31, 2021 from $187.8 million as of December 31, 2020. The Company sold a $20.6 million loan to USDA during the first quarter of 2021 that was originated at the end of 2020, resulting in a gain of $2.8 million.
Consumer and Other. The Company utilizes the central underwriting department for all consumer loans over $200,000 in total credit exposure regardless of collateral type. Loans below this threshold are underwritten by the responsible loan officer in accordance with the Company’s consumer loan policy. The loan policy addresses types of consumer loans that may be originated and the requisite collateral, if any, which must be perfected. We believe the relatively smaller individual dollar amounts of consumer loans that are spread over numerous individual borrowers minimize risk.
Consumer and other loans (non-real estate loans) decreased $935,000, or 9.7%, to $8.7 million as of December 31, 2021 from $9.6 million as of December 31, 2020.
Loan Participations
In the normal course of business, the Company periodically sells participating interests in loans to other banks and investors. All participations are sold on a proportionate (pro-rata) basis with all cash flows divided proportionately among the participants and no party has the right to pledge or exchange the entire financial asset without the consent of all the participants. Other than standard 90-day prepayment provisions and standard representations and warranties, participating interests are sold without recourse. We also purchase loan participations from time to time.
At December 31, 2021 and December 31, 2020 loan participations sold to third-parties (which are not included in the accompanying consolidated balance sheets) totaled $81.7 million and $43.6 million, respectively. We sell participations to manage our credit exposures to borrowers. At December 31, 2021 and December 31, 2020, we purchased loan participations totaling $62.1 million and $24.7 million, respectively. The variances come from purchases and sales of participations in the ordinary course of business.
Allowance for Loan Losses
The allowance for loan losses is funded as losses are estimated through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Confirmed losses are charged off immediately. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the uncollectibility of loans in light of historical experience, the nature and volume of the loan portfolio, the overall portfolio quality, specific problem loans, current economic conditions that may affect the borrower’s ability to pay, the estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions.
The allowance for loan losses consists of specific and general components. The specific component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows, collateral value, or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. Other adjustments may be made to the allowance for loan losses for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.
A loan is considered impaired when it is probable, based on current information and events, that the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Loans, for which the terms have been modified at the borrower’s request, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and are classified as impaired.
Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest when due. Loans that experience insignificant payment delays and payment shortfalls are not generally classified as impaired. Impaired loans are measured by the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent, less estimated costs to sell the collateral. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.
The Company’s homogeneous loan pools include commercial real estate loans, real estate construction and development loans, residential real estate loans, commercial and industrial loans, and consumer loans. The general allocations to these loan pools are based on the historical loss rates for specific loan types and the internal risk grade, if applicable, adjusted for both internal and external qualitative risk factors. The qualitative factors considered by management include, among other factors, (1) changes in local and national economic conditions; (2) changes in asset quality and foreclosure rates; (3) changes in loan portfolio volume; (4) the composition and concentrations of credit; (5) the impact of competition on loan structuring and pricing; (6) the experience and ability of lending personnel and management; (7) the effectiveness of the Company’s loan policies, procedures and internal controls; (8) current conditions in the real estate and construction markets; (9) the effect of entrance into new markets or the offering of a new product; and (10) the loan review system and oversight of our board of directors. The total allowance established for each homogeneous loan pool represents the product of the historical loss ratio adjusted for internal and external factors and the total dollar amount of the loans in the pool.
The allowance for loan losses was $14.8 million at December 31, 2021 compared to $11.9 million at December 31, 2020, an increase of $3.0 million, or 25.2%. Additional provisions were recorded based on overall growth in loans.

The following table provides an analysis of the allowance for loan losses as of the dates indicated.

	As of and for the Years Ended December 31,
	2021	2020
	(in thousands, except percentages)
Average loans, net of unearned income	$1,118,386	$954,598
Loans, net of unearned income	$1,250,300	$1,030,115
Allowance for loan losses at beginning of the period	$11,859	$9,265
Charge offs:
Construction and development	—	23
Residential	44	90
Commercial	—	794
Commercial and industrial	—	—
Consumer and other	2	19
Total charge offs	46	926
Recoveries:
Construction and development	—	—
Residential	25	11
Commercial	—	—
Commercial and industrial	15	124
Consumer and other	9	85
Total recoveries	49	220
Net charge offs (recoveries)	$(3)	$706
Provision for loan losses	$2,982	$3,300
Balance at end of period	$14,844	$11,859
Ratio of allowance to end of period loans	1.19%	115.00%
Ratio of net charge offs (recoveries) to average loans	0.00%	0.07%
Net recoveries for the year ended December 31, 2021 totaled $3,000, a decrease of $709,000 compared to net charge offs of $706,000 for the year ended December 31, 2020. During 2021, the extremely low level of credit issues resulted in minimal charge offs, which were more than offset by recoveries.

The following table presents the allocation of net charge offs (recoveries) to average gross loans by major loan category:

	December 31, 2021			December 31, 2020
	NCO (Recovery)	Average Balance	NCO (Recovery) to Average Loans	NCO (Recovery)	Average Balance	NCO (Recovery) to Average Loans
	(in thousands, except percentages)
Real estate mortgages:
Construction and development	$—	$138,293	0.00%	$23	$113,871	0.02%
Residential	19	141,851	0.01%	79	138,703	0.06%
Commercial	—	611,428	0.00%	794	483,312	0.16%
Commercial and industrial	(15)	217,726	(0.01)%	(124)	208,060	(0.06)%
Consumer and other	(7)	9,088	(0.08)%	(66)	10,652	(0.62)%
Total average gross loans	$(3)	$1,118,386	0.00%	$706	$954,598	0.07%
The following table presents the allocation of the allowance for loan losses for each respective loan category with the corresponding percentage of loans in each category to total loans:

	December 31, 2021		December 31, 2020
	Amount	Percentage of loans in each category to gross loans	Amount	Percentage of loans in each category to gross loans
Real estate mortgages:
Construction and development	$1,538	13.9%	$699	9.9%
Residential	1,029	11.8%	1,357	14.7%
Commercial	8,987	57.1%	6,001	49.8%
Commercial and industrial	3,166	16.5%	3,609	24.6%
Consumer and other	124	0.7%	193	1.0%
Total	$14,844	100.0%	$11,859	100.0%
Nonperforming Loans
Loans are considered delinquent when principal or interest payments are past due 30 days or more. Delinquent loans may remain on accrual status between 30 days and 90 days past due. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Typically, the accrual of interest on loans is discontinued when principal or interest payments are past due 90 days or when, in the opinion of management, there is a reasonable doubt as to collectability in the normal course of business. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan’s principal balance is deemed collectible. Loans are restored to accrual status when loans become well-secured and management believes full collectability of principal and interest is probable.
A loan is considered impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans include loans on nonaccrual status and performing restructured loans. Income from loans on nonaccrual status is recognized to the extent cash is received and when the loan’s principal balance is deemed collectible. Depending on a particular loan’s circumstances, the Company measures impairment of a loan based upon the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral less estimated costs to sell if the loan is collateral dependent. A loan is considered collateral dependent when repayment of the loan is based solely on the liquidation of the collateral. Fair value, where possible, is determined by independent appraisals, typically on an annual basis. Between appraisal periods, the fair value may be adjusted based on specific events, such as if deterioration of quality of the collateral comes to the Company’s attention as part of its problem loan monitoring process, or if discussions with the borrower lead us to believe the last appraised value no longer reflects the actual market for the collateral. The impairment amount on a collateral-dependent loan is charged off to the allowance if deemed not collectible and the impairment amount on a loan that is not collateral-dependent is set up as a specific reserve.
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less estimated selling costs. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less estimated costs to sell. Costs of improvements are capitalized, whereas costs related to holding other real estate owned and subsequent write-downs to the value are expensed. Any gains and losses realized at the time of disposal are reflected in income.
Real estate, which the Company acquires as a result of foreclosure or by deed-in-lieu of foreclosure, is classified as foreclosed assets until sold and is initially recorded at fair value less costs to sell when acquired, establishing a new carrying value. Foreclosed assets totaled $2.9 million at December 31, 2021. One property for $2.9 million, is located in a desirable downtown area in Birmingham, Alabama but has routine legal issues which is delaying the sale.
Nonperforming loans include nonaccrual loans and loans past due 90 days or more. Nonperforming assets consist of nonperforming loans plus OREO and collateral taken in foreclosure or similar proceedings.
Total nonperforming loans decreased approximately $1.5 million from December 31, 2020 to December 31, 2021. The net decrease was primarily the result of one construction and development loan and one residential mortgage loan that were both paid off and one commercial real estate loan that was moved back to accrual status.

Nonperforming Assets
The following table sets forth the allocation of the Company’s nonperforming assets among different asset categories as of the dates indicated. Nonperforming assets consist of nonperforming loans plus OREO and repossessed property. Nonperforming loans include nonaccrual loans and loans past due 90 days or more.

	December 31,
	2021	2020
	(dollars in thousands)
Nonaccrual loans	$1,478	$3,418
Past due loans 90 days or more and still accruing interest	494	91
Total nonperforming loans	1,972	3,509
OREO	2,930	10,224
Total nonperforming assets	$4,902	$13,733
Troubled debt restructured loans – nonaccrual(1)	940	479
Troubled debt restructured loans – accruing	1,072	1,275
Total troubled debt restructured loans	$2,012	$1,754
Allowance for loan losses	$14,844	$11,859
Gross loans outstanding at the end of period	$1,254,117	$1,033,733
Allowance for loan losses to gross loans	1.18%	1.15%
Allowance for loan losses to nonperforming loans	752.74%	337.96%
Nonperforming loans to gross loans	0.16%	0.34%
Nonperforming assets to gross loans and OREO	0.39%	1.32%
Nonaccrual loans by category:
Real Estate:
Construction and development	$346	$977
Residential	167	857
Commercial	674	1,478
Commercial and industrial	285	84
Consumer and other	6	22
	$1,478	$3,418
__________________
(1)Troubled debt restructured loans are excluded from nonperforming loans unless they otherwise meet the definition of nonaccrual loans or are more than 90 days past due.
Securities Portfolio
The securities portfolio serves the following purposes: (i) it provides liquidity supplement cash flows from the loan and deposit activities of customers; (ii) it can be used as an interest rate risk management tool since it provides a large base of assets and the Company can change the maturity and interest rate characteristics more readily than the loan portfolio to better match changes in the deposit base and other Company funding sources; (iii) it is an alternative interest-earning asset when loan demand is weak or when deposits grow more rapidly than loans; and (iv) it provides a source of pledged assets for securing certain deposits and borrowed funds, as may be required by law or by specific agreement with a depositor or lender.
The securities portfolio consists of securities classified as available for sale and held to maturity. All available for sale securities are reported at fair value. Securities available for sale consist primarily of state and municipal securities and mortgage-backed securities. All held to maturity securities are recorded at amortized cost. Securities held to maturity consist of state and municipal securities. We determine the appropriate classification at the time of purchase.

The following table summarizes the fair value of the securities portfolio as of December 31, 2021 and December 31, 2020:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2021	(dollars in thousands)
Securities Available for Sale
U.S. Treasury securities	$7,820	$22	$(20)	$7,822
U.S. Government Sponsored Enterprises (GSEs)	9,228	68	(103)	9,193
State and municipal securities	54,236	2,611	(66)	56,781
Corporate debt securities	10,530	289	(35)	10,784
Asset based securities	10,380	116	(24)	10,472
Mortgage-backed GSE residential/multifamily and non-GSE	37,123	185	(188)	37,120
Total securities available for sale	$129,317	$3,291	$(436)	$132,172
Securities Held to Maturity
U.S. Treasury securities	$—	$—	$—	$—
U.S. Government Sponsored Enterprises (GSEs)	—	—	—	—
State and municipal securities	19,672	364	(126)	19,910
Corporate debt securities	—	—	—	—
Asset based securities	—	—	—	—
Mortgage-backed GSE residential/multifamily and non-GSE	—	—	—	—
Total securities held to maturity	19,672	364	(126)	19,910
Total securities	$148,989	$3,655	$(562)	$152,082
December 31, 2020
Securities Available for Sale
U.S. Treasury securities	$—	$—	$—	$—
U.S. Government Sponsored Enterprises (GSEs)	9,154	246	(34)	9,366
State and municipal securities	64,468	3,531	(58)	67,941
Corporate debt securities	8,286	188	(5)	8,469
Asset based securities	9,035	76	—	9,111
Mortgage-backed GSE residential/multifamily and non-GSE	18,753	394	(33)	19,114
Total securities available for sale	$109,696	$4,435	$(130)	$114,001
Securities Held to Maturity
U.S. Treasury securities	$—	$—	$—	$—
U.S. Government Sponsored Enterprises (GSEs)	—	—	—	—
State and municipal securities	—	—	—	—
Corporate debt securities	—	—	—	—
Asset based securities	—	—	—	—
Mortgage-backed GSE residential/multifamily and non-GSE	—	—	—	—
Total securities held to maturity	$—	$—	$—	$—
Total securities	$109,696	$4,435	$(130)	$114,001
Certain securities have fair values less than amortized cost and, therefore, contain unrealized losses. At December 31, 2021, we evaluated the securities that had an unrealized loss for other-than-temporary impairment and determined all declines in value to be temporary. We anticipate full recovery of amortized cost with respect to these securities by maturity, or sooner in the event of a more favorable market interest rate environment. We do not intend to sell these securities and it is not probable that we will be required to sell them before recovery of the amortized cost basis, which may be at maturity.
The following tables set forth certain information regarding contractual maturities and the weighted average yields of our investment securities as of December 31, 2021 and December 31, 2020. Weighted average yield is calculated by taking the sum of each category of securities multiplied by the respective yield for a given maturity, and dividing by the sum of the securities for the same maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Due in One Year or Less		Due After One Year Through Five Years		Due After Five Years Through Ten Years		Due After Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(in thousands, except percentages)
December 31, 2021
Securities Available for Sale
U.S. Treasury securities	$—	—%	$—	—%	$7,820	1.36%	$—	—%	$7,820	1.36%
U.S. Government Sponsored Enterprises (GSEs)	—	—	561	1.94	6,122	0.46	2,545	2.13	9,228	1.01
State and municipal securities	302	0.16	1,175	1.79	3,033	1.95	49,726	2.19	54,236	2.16
Corporate debt securities	—	—	1,030	3.50	9,500	4.89	—	—	10,530	4.75
Asset based securities	—	—	—	—	—	—	10,380	0.94	10,380	0.94
Mortgage-backed GSE residential/multifamily and non-GSE	—	—	15,870	3.02	5,299	1.41	15,954	1.30	37,123	2.05
Total securities available for sale	$302	0.16%	$18,636	2.94%	$31,774	2.31%	$78,605	1.84%	$129,317	2.11%
Securities Held to Maturity
U.S. Treasury securities	$—	—%	—	—%	—	—%	—	—%	—	—%
U.S. Government Sponsored Enterprises (GSEs)	—	—	—	—	—	—	—	—	—	—
State and municipal securities	—	—	—	—	1,100	2.36	18,572	2.37	19,672	2.37
Corporate debt securities	—	—	—	—	—	—	—	—	—	—
Asset based securities	—	—	—	—	—	—	—	—	—	—
Mortgage-backed GSE residential/multifamily and non-GSE	—		—	—	—	—	—	—	—	—
Total securities held to maturity	$—	—%	$—	—%	$1,100	2.36%	$18,572	2.37%	$19,672	2.37%
Total securities	$302	0.16%	$18,636	2.94%	$32,874	2.31%	$97,177	1.94%	$148,989	2.15%
December 31, 2020
Securities Available for Sale
U.S. Treasury securities	$—	—%	$—	—%	$—	—%	$—	—%	$—	—%
U.S. Government Sponsored Enterprises (GSEs)	—	—	—	—	6,149	1.17	3,005	2.26	9,154	1.51
State and municipal securities	—	—	664	1.26	1,618	2.50	62,186	2.82	64,468	2.47
Corporate debt securities	—	—	536	3.18	7,750	4.81	—	—	8,286	4.70
Asset based securities	—	—	—	—	—		9,035	0.94	9,035	0.94
Mortgage-backed GSE residential/multifamily and non-GSE	—	—	—	—	4,967	1.14	13,786	1.20	18,735	1.21
Total securities available for sale	$—	—%	$1,200	2.12%	$20,484	2.67%	$88,012	2.35%	$109,696	2.22%
Securities Held to Maturity
U.S. Treasury securities	—	—%	$—	—%	$—	—%	$—	—%	$—	—%
U.S. Government Sponsored Enterprises (GSEs)	—	—	—	—	—	—	—	—	—	—
State and municipal securities	—	—	—	—	—	—	—	—	—	—
Corporate debt securities	—	—	—	—	—	—	—	—	—	—
Asset based securities	—	—	—	—	—	—	—	—	—	—
Mortgage-backed GSE residential/multifamily and non-GSE	—		—	—	—	—	—	—	—	—
Total securities held to maturity	$—	—%	$—	—%	$—	—%	$—	—%	$—	—%
Total securities	$—	—%	$1,200	2.12%	$20,484	2.67%	$88,012	2.35%	$109,696	2.22%

Bank Owned Life Insurance
We maintain investments in BOLI policies to help control employee benefit costs, as a protection against loss of certain employees and as a tax planning strategy. We are the sole owner and beneficiary of the BOLI policies. At December 31, 2021, BOLI totaled $22.2 million compared to $22.5 million at December 31, 2020. The decrease represents a reduction in the policies’ total value due to an insured’s death net of increases in the cash surrender value.
Deposits
Deposits represent the Company’s primary and most vital source of funds. We offer a variety of deposit products including demand deposits accounts, interest-bearing products, savings accounts and certificate of deposits. The Company also acquires brokered deposits, QwickRate internet certificates of deposit, and reciprocal deposits through the Promontory network. The reciprocal deposits include both the Certificate of Deposit Account Registry Service (“CDARS”) and Insured Cash Sweep program. The Company is a member of the Promontory network, which effectively allows depositors to receive FDIC insurance on amounts greater than the FDIC insurance limit, which is currently $250,000. Promontory allows institutions to break large deposits into smaller amounts and place them in a network of other Promontory institutions to ensure full FDIC insurance is gained on the entire deposit. Generally, internet and reciprocal deposits are not brokered deposits for regulatory purposes.
Our strong asset growth requires us to place a greater emphasis on both interest and noninterest-bearing deposits. Deposit accounts are added by loan production cross-selling, customer referrals, marketing advertisements, mobile and online banking and our involvement within our communities.
Total deposits at December 31, 2021 were $1.6 billion, representing an increase of $416.8 million, or 36.6%, compared to $1.1 billion at December 31, 2020. As of December 31, 2021, 34.8% of total deposits were comprised of noninterest-bearing demand accounts, 48.9% of interest-bearing non-maturity accounts and 16.3% of time deposits.
The following table summarizes our deposit balances as of December 31, 2021 and 2020:

	December 31,
	2021		2020
	Amount	Percent of Total	Amount	Percent of Total
	(in thousands, except percentages)
Noninterest-bearing transaction	$541,546	34.8%	$290,867	25.5%
Interest-bearing transaction	704,326	45.3%	475,757	41.8%
Savings	56,715	3.6%	42,731	3.7%
Time deposits, $250,000 and under	224,556	14.4%	293,707	25.8%
Time deposits, over $250,000	29,308	1.9%	36,599	3.2%
Total deposits	$1,556,451	100.0%	$1,139,661	100.0%
The following tables set forth the maturity of time deposits as of December 31, 2021 and 2020:

	December 31, 2021
	Maturity Within:
	Three Months	Three Month Through 12 Months	Over 12 Months Through 3 Years	Over 3 Years	Total
	(dollars in thousands)
Time deposits, less than $100,000	$33,061	$61,646	$29,563	$2,832	$127,102
Time deposits, $100,000 through $250,000	39,753	51,112	5,464	1,125	97,454
Time deposits, over $250,000	13,238	13,560	1,327	1,183	29,308
Total time deposits	$86,052	$126,318	$36,354	$5,140	$253,864

	December 31, 2020
	Maturity Within:
	Three Months	Three Months Through 12 Months	Over 12 Months Through 3 Years	Over 3 Years	Total
	(dollars in thousands)
Time deposits, less than $100,000	$45,611	$81,284	$28,110	$15,506	$170,511
Time deposits, $100,000 through $250,000	28,223	76,774	15,565	2,634	123,196
Time deposits, over $250,000	9,023	24,753	604	2,219	36,599
Total time deposits	$82,857	$182,811	$44,279	$20,359	$330,306
Time deposits issued in amounts of more than $250,000 represent the type of deposit most likely to affect the Company’s future earnings because of interest rate sensitivity. The effective cost of these funds is generally higher than other time deposits because the funds are usually obtained at premium rates of interest.
The following table presents the average balance and average rate paid on each of the following deposit categories as of December 31, 2021 and 2020:

	December 31,
	2021		2020
	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
	(dollars in thousands)
Noninterest-bearing transaction	$378,868	—%	$259,962	—%
Interest-bearing transaction	96,503	0.09%	82,407	0.22%
Money markets	478,277	0.54%	333,334	0.85%
Savings	49,207	0.20%	36,499	0.20%
Time deposits	298,883	0.51%	354,124	1.35%
Total deposits	$1,301,738	0.33%	$1,066,326	0.74%
Our uninsured deposits, which are the portion of deposit accounts that exceed the FDIC insurance limit of $250,000, were $851.4 million and $451.2 million as of December 31, 2021 and 2020, respectively.
The following table presents the maturities of our time deposits in excess of the insurance limit of $250,000 as of December 31, 2021.

December 31, 2021
(dollars in thousands)
Three months	$3,988
Over 3 months through 6 months	2,266
Over 6 months through 12 months	2,044
Over 12 months	1,260
Total	$9,558
Borrowed Funds
In addition to deposits, we utilize advances from the FHLB and other borrowings as a supplementary funding source to finance our operations.
FHLB Advances. The FHLB allows us to borrow, on both short and long-term, collateralized by a blanket floating lien on first mortgage loans and commercial real estate loans as well as FHLB stock. At December 31, 2021 and December 31, 2020, we had borrowing capacity from the FHLB of $68.4 million and $65.7 million, respectively. We had $26.0 million in short-term FHLB borrowings as of December 31, 2021 and $30.9 million as of December 31, 2020. We had no long-term FHLB borrowings as of December 31, 2021 and December 31, 2020. All our outstanding FHLB advances have fixed rates of interest.
The following table sets forth our FHLB borrowings as of December 31, 2021 and 2020:

	December 31,
	2021	2020
	(dollars in thousands)
Amount outstanding at end of period	$25,950	$30,900
Weighted average interest rate at end of period	0.34%	0.73%
Maximum month-end balance	$25,950	$32,750
Average balance outstanding during the period	$30,636	$21,448
Weighted average interest rate during the period	0.47%	2.50%
Lines of Credit. The Bank has uncollateralized, uncommitted federal funds lines of credit with multiple banks as a source of funding for liquidity management. The total amount of the lines of credit was $87.2 million as of December 31, 2021 and December 31, 2020, all of which was available at these dates.
First Horizon Line of Credit. During 2019, the Company obtained the $25.0 million Line of Credit with First Horizon, which was extended in November 2020 and matures in August 2022. The Line of Credit is collateralized by 100% of the capital stock of the Bank. The Line of Credit includes various financial and nonfinancial covenants. The Line of Credit has a variable interest rate of 90-day LIBOR plus 2.50% with a LIBOR floor of 0.50%, and requires quarterly interest payments. The Company utilized $8.0 million of the Line of Credit in connection with the purchase of East Alabama and another $4.5 million to redeem subordinated debt of $4.5 million. The balance outstanding as of December 31, 2021 was $12.5 million. The Company repaid the Line of Credit in full with the proceeds from the notes.
Subordinated Debt Securities. In June 2016, the Company issued $4.5 million of Fixed-to-Floating Rate Subordinated Notes due July 2026 (the “2026 Notes”). The 2026 Notes bore interest at 6.625% per annum, payable semiannually in arrears on January 1 and July 1 of each year until July 2021. Thereafter interest was payable quarterly in arrears at an annual floating rate equal to three-month LIBOR as determined for the applicable quarter plus 5.412%. The Company repaid the 2026 Notes in full on June 23, 2021.
On February 7, 2022, the Company issued $48.0 million in notes, as referenced below in “Management's Discussion and Analysis of Financial Condition and Results of Operations.”
Liquidity and Capital Resources
Liquidity
Liquidity refers to the measure of our ability to meet the cash flow requirements of depositors and borrowers, while at the same time meeting our operating, capital and strategic cash flow needs, all at a reasonable cost. We continuously monitor our liquidity position to ensure that assets and liabilities are managed in a manner that will meet all short-term and long-term cash requirements. We manage our liquidity position to meet the daily cash flow needs of customers, while maintaining an appropriate balance between assets and liabilities to meet the return on investment objectives of our shareholders.
Interest rate sensitivity involves the relationships between rate-sensitive assets and liabilities and is an indication of the probable effects of interest rate fluctuations on the Company’s net interest income. Interest rate sensitive assets and liabilities are those with yields or rates that are subject to change within a future time period due to maturity or changes in market rates. A model is used to project future net interest income under a set of possible interest rate movements. The Company’s Asset Liability Committee, or ALCO, reviews this information to determine if the projected future net interest income levels would be acceptable. The Company attempts to stay within acceptable net interest income levels.
Our liquidity position is supported by management of liquid assets and access to alternative sources of funds. Our liquid assets include cash, interest-bearing deposits in correspondent banks, federal funds sold, and the fair value of unpledged investment securities. Other available sources of liquidity include wholesale deposits, and additional borrowings from correspondent banks, FHLB advances and the Line of Credit.
Our short-term and long-term liquidity requirements are primarily met through cash flow from operations, redeployment of prepaying and maturing balances in our loan and investment portfolios, and increases in customer deposits. Other alternative sources of funds will supplement these primary sources to the extent necessary to meet additional liquidity requirements on either a short-term or long-term basis.
The Company and the Bank are separate corporate entities. The Company’s liquidity depends primarily upon dividends received from the Bank and capital and debt issued by the Company. The Company relies on its liquidity to pay interest and principal on Company indebtedness, company operating expenses, and dividends to Company shareholders.
Capital Requirements
We are subject to various regulatory capital requirements administered by the federal and state banking regulators. Failure to meet regulatory capital requirements may result in certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for “prompt corrective action” (described below), we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting policies. The capital amounts and classifications are subject to qualitative judgments by the federal banking regulators about components, risk weightings and other factors.
As of December 31, 2021, both we and the Bank exceeded all the minimum bank regulatory capital requirements to be well capitalized to which we and the Bank were subject.
The table below summarizes the capital requirements applicable to the Company and the Bank in order to be considered “well capitalized” from a regulatory perspective, as well as the Company’s and the Bank’s capital ratios as of December 31, 2021 and December 31, 2020. The Federal Deposit Insurance Act requires, among other things, that the federal banking regulators take prompt corrective action with respect to FDIC-insured depository institutions that do not meet certain minimum capital requirements. Under the Federal Deposit Insurance Act, insured depository institutions are divided into five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Under applicable regulations, an institution is defined to be well capitalized if it has a common equity tier 1 capital ratio (“CET1 capital”) of 6.5%, a leverage ratio of at least 5%, a tier 1 risk-based capital ratio of at least 8%, and a total risk-based capital ratio of at least 10%, and it is not subject to a directive, order or written agreement to meet and maintain specific capital levels.
We and the Bank exceeded all regulatory capital requirements under Basel III and the Bank met all the minimum capital adequacy requirements to be considered “well capitalized” as of the dates reflected in the table below. As a bank holding company with less than $3 billion in total consolidated assets, Southern States is eligible to be treated as a “small bank holding company” under the Federal Reserve’s Small Bank Holding Company and Savings and Loan Holding Company Policy Statement. As a result, Southern States’ capital adequacy is evaluated at the bank level and on a parent-only basis, and it is not subject to consolidated capital standards for regulatory purposes. The ratios set forth below as to Southern States are for illustrative purposes in the event Southern States were to become subject to consolidated capital standards for regulatory purposes. The column styled “Required for Capital Adequacy Purposes” includes the 2.5% capital conservation buffer.

	Actual		Required for Capital Adequacy Purposes		Minimums To Be “Well Capitalized” Under Prompt Corrective Action
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
As of December 31, 2021
Tier 1 capital (to average assets)
Company	$156,723	9.74%	$64,376	4.00%	$—	—
Bank	$168,027	10.44%	$64,376	4.00%	$80,470	5.00%
CET 1 capital (to risk-weighted assets)
Company	$156,723	10.35%	$106,019	7.00%	$—	—
Bank	$168,027	11.09%	$106,019	7.00%	$98,446	6.50%
Tier 1 capital (to risk-weighted assets)
Company	$156,723	10.35%	$128,737	8.50%	$—	—
Bank	$168,027	11.09%	$128,737	8.50%	$121,164	8.00%
Total capital (to risk-weighted assets)
Company	$171,567	11.33%	$159,028	10.50%	$—	—
Bank	$182,871	12.07%	$159,028	10.50%	$151,455	10.00%

As of December 31, 2020
Tier 1 capital (to average assets)
Company	$118,837	9.24%	$51,426	4.00%	$—	—
Bank	$130,852	10.18%	$51,426	4.00%	$77,139	5.00%
CET 1 capital (to risk-weighted assets)
Company	$118,837	10.63%	$78,257	7.00%	$—	—
Bank	$130,852	11.70%	$78,257	7.00%	$72,667	6.50%
Tier 1 capital (to risk-weighted assets)
Company	$118,837	10.63%	$95,026	8.50%	$—	—
Bank	$130,852	11.70%	$95,026	8.50%	$89,436	8.00%
Total capital (to risk-weighted assets)
Company	$135,196	12.09%	$117,385	10.50%	$—	—
Bank	$142,711	12.77%	$117,385	10.50%	$111,795	10.00%
Contractual Obligations
The following tables contain supplemental information regarding our total contractual obligations at December 31, 2021.

	Payments Due as of December 31, 2021
	Within One Year	One to Five Years	After Five Years	Total
	(dollars in thousands)
Time deposits	$212,370	$41,308	$186	$253,864
FHLB advances	19,950	6,000	—	25,950
Short-term borrowings	12,498	—	—	12,498
Total contractual obligations	$244,818	$47,308	$186	$292,312
We believe that we will be able to meet our contractual obligations as they come due through the maintenance of adequate cash levels. We expect to maintain adequate cash levels through profitability, loan and securities repayment and maturity activity and continued deposit gathering activities. We have in place various borrowing mechanisms for both short-term and long-term liquidity needs.
Off-Balance Sheet Arrangements
We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit to our customers is represented by the contractual or notional amount of those instruments. Commitments to extend credit and standby letters of credit are not recorded as an asset or liability by the Company until the instrument is exercised. The contractual or notional amounts of those instruments reflect the extent of involvement we have in particular classes of financial instruments.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company uses the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments. The amount and nature of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the potential borrower.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private short-term borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary.
The following table summarizes commitments we have made as of the dates presented.

	December 31,
	2021	2020
	(dollars in thousands)
Commitments to extend credit	$314,194	$181,925
Standby letters of credit	3,434	2,814
Total	$317,628	$184,739
Interest Rate Sensitivity and Market Risk
As a financial institution, our primary component of market risk is interest rate volatility. Our interest rate risk policy provides management with the guidelines for effective funds management, and we have established a measurement system for monitoring our net interest rate sensitivity position. We have historically managed our sensitivity position within our established guidelines.

Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on most of our assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which have a short term to maturity. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income.
We manage our exposure to interest rates by adjusting our balance sheet assets and liabilities in the ordinary course of business. Based upon the nature of our operations, we are not subject to foreign exchange or commodity price risk.
Our exposure to interest rate risk is managed by ALCO in accordance with policies approved by the Bank’s board of directors. ALCO formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, ALCO considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies and other factors. ALCO meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, commitments to originate loans and the maturities of investments and borrowings. Additionally, ALCO reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. Management also employs methodologies to manage interest rate risk, which include an analysis of the relationships between interest-earning assets and interest bearing liabilities and an interest rate risk simulation model and shock analyses.
We use interest rate risk simulation models and shock analyses to test the interest rate sensitivity of net interest income and fair value of equity, and the impact of changes in interest rates on other financial metrics.
Contractual maturities and re-pricing opportunities of loans are incorporated in the models. The average lives of non-maturity deposit accounts are based on decay assumptions and are incorporated into the models. All of the assumptions used in our analyses are inherently uncertain and, as a result, the models cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the models’ simulated results due to the timing, magnitude and frequency of interest rate changes as well as changes in market conditions and the application and timing of various management strategies.
On a quarterly basis, we run a simulation model for a static balance sheet and other scenarios. These models test the impact on net interest income from changes in market interest rates under various scenarios. Under the static model, rates are shocked instantaneously and ramped rates change over a 12-month and 24-month horizon based upon parallel and non-parallel yield curve shifts. Parallel shock scenarios assume instantaneous parallel movements in the yield curve compared to a flat yield curve scenario. Non-parallel simulation involves analysis of interest income and expense under various changes in the shape of the yield curve. Our internal policy regarding internal rate risk simulations currently specifies that for parallel shifts of the yield curve, estimated net interest income at risk for the subsequent one-year period should not decline by more than 10% for a 100 basis point shift, 15% for a 200 basis point shift, 20% for a 300 basis point shift, and 25% for a 400 basis point shift.

The following tables summarize the simulated change in net interest income over a 12-month horizon as of the dates indicated:

	Percent Change in Net Interest Income
	December 31,
	2021	2020
Change in Interest Rates (Basis Points)
+400	33.33	8.33
+300	25.10	6.36
+200	16.72	4.23
+100	8.17	2.08
-100	(3.79)	(0.14)
-200	(9.39)	(5.05)
-300	(14.61)	(10.43)
-400	(19.17)	(15.12)
Inflation and increases in interest rates may result from fiscal stimulus and monetary stimulus, and the Federal Reserve has indicated it is willing to permit inflation to run moderately above its 2% target for some time. Increases in interest rates may cause consumers to shift their funds to more interest-bearing instruments and to increase the competition for and costs of deposits. If customers move money out of bank deposits and into other investment assets or from transaction deposits to higher interest-bearing time deposits, our funding costs may increase. Additionally, any such loss of funds could result in lower loan originations and growth, which could materially and adversely affect our results of operations and financial condition. Increases in market interest rates may reduce demand for loans, including residential mortgage loan originations. At the same time, increases in rates will increase the rates we charge on variable rate loans and may increase our net interest margin. Higher interest rates would decrease the values of our existing fixed rate securities investments and could potentially adversely affect the values and liquidity of collateral securing our loans. The effects of increased rates will depend on the rates of changes in our costs of funds and interest earned on our loans and investments and the shape of the yield curve.
Impact of Inflation
The consolidated financial statements and related consolidated financial data presented herein have been prepared in accordance with GAAP and practices within the banking industry which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation.
Critical Accounting Policies and Estimates
Our accounting and reporting policies conform to GAAP and conform to general practices within our industry. To prepare financial statements in conformity with GAAP, management makes estimates, assumptions and judgments based on available information. These estimates, assumptions and judgments affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions and judgments are based on information available as of the date of the financial statements and, as this information changes, actual results could differ from the estimates, assumptions and judgments reflected in the financial statements. In particular, management has identified several accounting policies that, due to the estimates, assumptions and judgments inherent in those policies, are critical to understanding our financial statements.
The Jumpstart Our Business Startups Act (the “JOBS Act”) and our regulators provided us with an extended transition period to January 1, 2023 for complying with CECL accounting standards affecting public companies.
The following is a discussion of the critical accounting policies and significant estimates that we believe require us to make the most complex or subjective decisions or assessments. Additional information about these policies can be found in Note 1 of the Company’s consolidated financial statements as of December 31, 2021, included in this registration statement.
Basis of Presentation and Consolidation. The consolidated financial statements include the accounts of the Company and its wholly owned consolidated subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.
Cash and Cash Equivalents. The Company includes all cash on hand, balances due from other banks, and federal funds sold, all of which have original maturities within three months, as cash and cash equivalents.
Securities. Investment securities may be classified into trading, held to maturity, or available for sale portfolios. Securities that are held principally for resale in the near term are classified as trading. Securities that management has the ability and intent to hold to maturity are classified as held to maturity and recorded at amortized cost. Securities not classified as trading or held to maturity are available for sale and are reported at fair value with unrealized gains and losses excluded from earnings but included in the determination of other comprehensive income. Management uses these assets as part of its asset/liability management strategy. These securities may be sold in response to changes in liquidity needs, interest rates, resultant prepayment risk changes, and other factors. Management determines the appropriate classification of securities at the time of purchase. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Realized gains and losses and declines in value determined to be other-than-temporary are included in gain or loss on sale of securities. The cost of securities sold is based on the specific identification method.
Loans. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances net of any unearned income, charge offs, unamortized deferred fees and costs on originated loans, and premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the straight-line method, which is not materially different from the effective interest method required by GAAP.
Loans are placed on nonaccrual status when, in management’s opinion, collection of interest is unlikely, which typically occurs when principal or interest payments are more than 90 days past due. When interest accrual is discontinued, all unpaid accrued interest is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for Loan Losses. We have elected to take advantage of this extended transition period, which means that the financial statements included in the prospectus, as well as financial statements that we file in the future during the transition period, will not be subject to all new or revised accounting standards generally applicable to public companies for so long as we remain an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period under the JOBS Act. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Confirmed losses are charged off immediately. Subsequent recoveries, if any, are credited to the allowance. The Company’s allowance for loan losses consists of specific valuation allowances established for probable losses on specific loans and general valuation allowances calculated based on historical loan loss experience for similar loans with similar characteristics and trends, discretionarily adjusted for general economic conditions and other qualitative internal and external risk factors.
The allowance for loan losses is evaluated on a quarterly basis by management and is based upon management’s review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in economic and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral. The Bank’s loans are generally secured by specific items of collateral including real property, consumer assets, and other business assets.
While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on various factors. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.
A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. All loans rated substandard or worse and greater than $250,000 are specifically reviewed to determine if they are impaired. Factors considered by management in determining whether a loan is impaired include payment status and the sources, amounts, and probabilities of estimated cash flow available to service debt in relation to amounts due according to contractual terms. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.
Loans that are determined to be impaired are then evaluated to determine estimated impairment, if any. GAAP allows impairment to be measured on a loan-by-loan basis by the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if repayment is collateral dependent. Loans that are not individually determined to be impaired or are not subject to the specific review of impaired status are subject to the general valuation allowance portion of the allowance for loan loss.
Loans Held for Sale. Loans held for sale are comprised of residential mortgage loans. Loans that are originated for best efforts delivery are carried at the lower of aggregate cost or fair value as determined by aggregate outstanding commitments from investors or current investor yield requirements. All other loans held for sale are carried at fair value. Loans sold are typically subject to certain indemnification provisions with the purchaser. Management does not believe these provisions will have any significant consequences.
Recently Issued Accounting Pronouncements
The following provides a brief description of accounting standards that have been issued but are not yet adopted that could have a material effect on our consolidated financial statements. Please also refer to the notes to our consolidated financial statements included elsewhere in this registration statement for a full description of recent accounting pronouncements, including the respective expected dates of adoption and anticipated effects on our results of operations and financial condition.
In February 2016, FASB issued Accounting Standards Update (“ASU”) 2016-02, “Leases (Topic 842)” to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and by disclosing key information about leasing arrangements. ASU 2016-02 requires organizations that lease assets (lessees) to recognize on the balance sheet the assets and liabilities for the rights and obligations created by the lease for all operating leases under current U.S. GAAP with a term of more than 12 months. The ASU is effective for non-public business entities for fiscal years beginning after December 15, 2021. Early adoption is permitted. The ASU should be applied on a modified retrospective basis, with a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. The Company adopted ASU 2016-02 on June 30, 2021 and there was no material impact on the Company’s consolidated financial statements.
In July 2018, the FASB issued ASU 2018-11, “Leases –Targeted Improvements” to provide entities with relief from the costs of implementing certain aspects of the new leasing standard, ASU 2016-02. Specifically, under the amendments in ASU 2018-11: (1) entities may elect not to recast the comparative periods presented when transitioning to the new leasing standard, and (2) lessors may elect not to separate lease and non-lease components when certain conditions are met. The amendments have the same effective date as ASU 2016-02 (January 1, 2022 for the Company). The Company adopted ASU 2018-11 on June 30, 2021 and there was no material impact on the Company’s consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The new guidance will apply to most financial assets measured at amortized cost and certain other instruments including loans, debt securities held to maturity, net investments in leases and off-balance sheet credit exposures. The guidance will replace the current incurred loss accounting model that delays recognition of a loss until it is probable a loss has been incurred with an expected loss model that reflects expected credit losses based upon a broader range of estimates including consideration of past events, current conditions and supportable forecasts. The guidance also eliminates the current accounting model for purchased credit impaired loans and debt securities, which will require re-measurement of the related allowance at each reporting period. The guidance includes enhanced disclosure requirements intended to help financial statement users better understand estimates and judgement used in estimating credit losses. As originally issued, ASU 2016-13 was effective for financial statements issued for fiscal years and for interim periods within those fiscal years beginning after December 15, 2020, with institutions required to apply the changes through a cumulative-effect adjustment to their retained earnings balance as of the beginning of the first reporting period in which the guidance is effective. On October 16, 2019, the FASB approved a delay in the implementation of ASU 2016-13 by two years for non-public business entities, including the Company. Management has been in the process of developing a revised model to calculate the allowance for loan and leases losses upon implementation of ASU 2016-13 in order to determine the impact on the Company’s consolidated financial statements and, at this time, expects to recognize a one-time cumulative effect adjustment to the allowance for loan and lease losses as of the beginning of the first reporting period in which the new standard is effective. The magnitude of any such one-time adjustments is not yet known but is not anticipated to be material.
In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging: Targeted Improvements to Accounting for Hedging Activities (ASU 2017-12). The purpose of this updated guidance is to better align a company’s financial reporting for hedging activities with the economic objectives of those activities. ASU 2017-12 is effective for other than public business entities for fiscal years beginning after December 15, 2020, with early adoption, including adoption in an interim period, permitted. ASU 2017-12 requires a modified retrospective transition method in which the Company will recognize the cumulative effect of the change on the opening balance of each affected component of equity in the statement of financial position as of the date of adoption. The amended presentation and disclosure guidance is required only prospectively. The Company did not experience any impact on the Company’s consolidated financial position, results of operations or cash flows as a result of ASU 2017-12.
Changes in and Disagreements With Accountants on Accounting and Financial Disclosure
None.
Controls and Procedures
Evaluation of disclosure controls and procedures
As of the end of the period covered by our 2021 Annual Report, an evaluation was performed by the Company, under the supervision and with the participation of its management, including its Chief Executive Officer (Principal Executive Officer) and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer), of the effectiveness of the design and operation of its disclosure controls and procedures. The term “disclosure controls and procedures,” as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, means controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is accumulated and communicated to our management, including our principal executive and principal financial officers or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management was required to apply judgment in evaluating its controls and procedures. Based on this evaluation, the Company’s Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) or 15d-15(e) under the Exchange Act) were effective as of the end of the period covered by our 2021 Annual Report.
Management’s annual report on internal control over financial reporting
This registration statement does not include a report of management’s assessment regarding internal control over financial reporting or an attestation report of the Company’s registered public accounting firm due to a transition period established by rules of the SEC for newly public companies.
Changes in internal control over financial reporting
There were no changes in the Company’s internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the fourth quarter of 2021 that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.
PRINCIPAL STOCKHOLDERS
The following table provides information regarding the beneficial ownership of our common stock as of March 23, 2022 for:
•each of our directors and named executive officers;
•all of our directors and executive officers, as a group; and
•each other person known to us to be the beneficial owner of more than 5% of our common stock.
We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. Except as indicated by the footnotes below, we believe, based on the information furnished to us by each person named in the table below, that such persons have sole voting and investment power with respect to all shares of common stock that they beneficially own.
The percentage of beneficial ownership is based on 8,749,878 shares of our voting common stock outstanding as of March 23, 2022.
Unless otherwise noted, the address for each stockholder listed on the table below is: c/o Southern States Bancshares, 615 Quintard Ave., Anniston, Alabama 36201.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent of Class
5% or Greater Stockholders:
Floyd C. Davis(1)	672,346	7.7%
Strategic Value Investors, LP(2)	850,000	9.7%
Directors and Named Executive Officers:(3)
Lewis C. Beavers	1,346	*
Robert F. Davie(4)	29,588	*
Alfred J. Hayes, Jr.	4,608	*
Brent David Hitson	27,844	*
Brian Stacy Holmes	187,773	2.1%
Cynthia S. McCarty(5)	3,858	*
Jay Florey Pumroy(6)	102,486	1.2%
J. Henry Smith, IV(7)	51,267	*
Henry A. Turner	4,300	*
Stephen W. Whatley(8)	618,601	7.1%
Mark A. Chambers	67,566	*
Lynn J. Joyce	53,866	*
All Directors and Executive Officers as a Group (14 persons):(3)	1,298,361	14.8%
__________________
*Represents beneficial ownership of less than 1% of the class of shares.
(1)Based on the Schedule 13G filed on February 14, 2022 by Floyd C. Davis with respect to the Company’s common stock held as of December 31, 2021. Based on the Schedule 13G, Floyd C. Davis has sole voting and dispositive power over 150,672 shares and shared voting and dispositive power over 521,674 shares.
(2)Based on the Schedule 13G filed on March 14, 2022 by Strategic Value Investors, LP; Strategic Value Opportunities, LP; Ben Mackovak; Marty Adams; Umberto Fideli; Strategic Value Private Partners LLC; and Strategic Value Bank Partners LLC with respect to the Company’s common stock held as of February 18, 2022. Based on the Schedule 13G (i) Strategic Value Investors, LP has shared voting and dispositive power over 250,000 shares; (ii) Strategic Value Opportunities, LP has shared voting and dispositive power over 600,000 shares; (iii) Ben Mackovak has shared voting and dispositive power over 850,000 shares; (iv) Marty Adams has shared voting and dispositive power over 850,000 shares; (v) Umberto Fideli has shared voting and dispositive power over 850,000 shares; (vi) Strategic Value Private Partners LLC has shared voting and dispositive power over 850,000 shares and (vii) Strategic Value Bank Partners LLC has shared voting and dispositive power over 850,000 shares. The address of the business office of each of the foregoing persons is 127 Public Square, Suite 1510, Cleveland, Ohio 44114.
(3)Excludes voting common stock subject to options with vesting and forfeiture conditions. Includes unvested shares of restricted stock held by the director or officer as of March 23, 2022 in the amount shown in the table below:

Unvested Restricted Stock
Stephen W. Whatley	10,407
Mark A. Chambers	4,043
Lynn J. Joyce	3,777
Greg Smith	3,777
Jack Swift	3,777
__________________
(4)Includes 20,000 shares owned by MLPF&S for the Benefit of Davie Investments Limited.
(5)Includes 2,000 shares owned by Patrick McCarty (spouse).
(6)100,000 shares are pledged as collateral on a loan from a bank.
(7)Includes 245 shares owned by Mr. Smith’s son, 245 shares owned by Mr. Smith’s daughter, and 240 shares owned by Mr. Smith’s second daughter.
(8)514,001 shares are pledged as collateral on a loan from a commercial bank.
EXECUTIVE COMPENSATION
We have opted to comply with the executive compensation disclosure rules applicable to “emerging growth companies.” In accordance with such rules, we are permitted to provide a Summary Compensation Table and an

Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures. Further, our reporting obligations extend only to the individuals serving as our principal executive officer and our two other most highly compensated executive officers, which are referred to as our “named executive officers.” This section provides an overview of our executive compensation program, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.
The compensation reported in the Summary Compensation Table below is not necessarily indicative of how we will compensate our named executive officers in the future. We will continue to review, evaluate and modify our compensation framework to maintain a competitive total compensation package.
Our named executive officers for the year ended December 31, 2021 were:
•Stephen W. Whatley, Chairman and Chief Executive Officer of Southern States, Chairman of the Bank;
•Mark A. Chambers, President of Southern States and the Bank, Chief Executive Officer of the Bank; and
•Lynn J. Joyce, Senior Executive Vice President and Chief Financial Officer of Southern States and the Bank.
Summary Compensation Table
The following table summarizes the total compensation paid to or earned by each of the named executive officers for the years ended December 31, 2021 and 2020. Unless otherwise noted, all cash compensation for each of our named executive officers was paid by the Bank.

Name and Principal	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Stephen W. Whatley	2021	500,000	77,500	75,000	75,000	250,000	36,422	1,013,922
Chairman and Chief Executive Officer	2020	473,820	77,500	71,073	71,073	211,703	33,314	938,483
Mark A. Chambers	2021	345,000	—	43,116	43,116	150,938	37,173	619,343
President and Director	2020	327,100		40,888	40,888	109,611	30,881	549,368
Lynn J. Joyce	2021	318,000	—	39,757	39,757	119,250	39,454	556,218
Senior Executive Vice President and Chief Financial Officer	2020	302,100		37,763	37,763	101,234	38,118	516,978
__________________
(1)The amounts set forth reflect the aggregate grant date fair value in accordance with FASB ASC Topic 718. See “Note 11” in the consolidated financial statements included elsewhere in this registration statement for additional detail regarding the assumptions underlying the value of these equity awards. These awards were made pursuant to the 2017 Incentive Stock Compensation Plan.
(2)Represents amounts earned and paid under the Southern States Bank Performance Incentive Plan with respect to performance in the year ended December 31, 2021.
(3)The following table shows the amounts included in “All Other Compensation.”

Name and Principal	Year	Car Allowance ($)	Country Club Dues ($)	401 (k) Employer Contributions ($)(1)	Life Insurance Premiums ($)(2)	Director Fees ($)	Dividends Paid ($)(3)	Total ($)
Stephen W. Whatley	2021	15,000	1,260	14,500	1,500	—	4,162	36,422
	2020	15,000	1,207	11,400	1,500	1,400	2,807	33,314
Mark A. Chambers	2021	20,000	—	14,500	1,500	—	1,173	37,173
	2020	15,000	—	13,193	1,500	500	688	30,881
Lynn J. Joyce	2021	15,000	7,200	14,500	1,500	—	1,254	39,454
	2020	15,000	5,940	14,662	1,500	—	1,016	38,118

__________________
(1)Represents Southern States’ matching contributions under the Southern States 401(k) Plan.
(2)Represents the employer-paid insurance premiums.
(3)Represents dividends paid on restricted stock that was not vested.
Narrative Disclosure to the Summary Compensation Table
General
We compensate our named executive officers through a combination of base salary, annual incentive bonus (under the Southern States Bank Performance Incentive Plan), discretionary bonuses, equity awards (under the 2017 Incentive Stock Compensation Plan), and other benefits including perquisites. Our Compensation Committee believes our executive compensation practices should attract, motivate, and retain key talent, while also tying pay to performance to promote stockholder value and core values. Each element of compensation is designed to achieve a specific purpose and to contribute to a total package that is competitive with similar packages provided by other institutions that compete for the services of individuals like our named executive officers. During 2021, decisions regarding compensation were made by the Compensation Committee.
Base Salary
We provide each of our named executive officers with a competitive fixed annual base salary. When setting the base salary of each named executive officer for 2021, the Compensation Committee considered a variety of considerations, including: salaries offered by members of our peer group as set forth in information provided by our external compensation consultant, Compensation Advisors, which is a member of Newcleus; internal pay equity considerations; the results achieved by each executive; future potential; experience; and scope of responsibilities. On an annual basis, the Compensation Committee reviewed base salaries of our named executive officers. The Compensation Committee, without the involvement of any of our named executive officers, determined the base salary for Mr. Whatley. With respect to our other named executive officers, the Compensation Committee, while overseeing the process and having the authority to override any compensation decisions, has historically allowed Mr. Whatley latitude in establishing base salaries.
In January 2022, base salaries were increased to $517,500, $415,000 and $329,100 for Mr. Whatley, Mr. Chambers and Ms. Joyce, respectively.
Annual Incentive Bonus
Our named executive officers participate in the Southern States Bank Performance Incentive Plan (“PIP”), a performance-based annual cash incentive plan intended to incentivize Company performance. Under the PIP, participants, including our named executive officers, are eligible to earn bonuses as a percentage of annual base salary based on achievement of goals established by senior management, which goals are reviewed and approved by the Compensation Committee, typically at the beginning of each year. At the end of the year, to the extent the applicable goals are met, the participant will be eligible for a bonus. The overall percentage of goals achieved must be 80% or higher in order for any incentive awards to be paid. An unacceptable level of problem loans issued by Southern States Bank can reduce incentive payments for affected participants and their management. The ultimate amount of the award can be adjusted up or down in the discretion of senior management and the Compensation Committee.
For the year ended December 31, 2021, the performance factors for the PIP for our named executive officers were net income after taxes (weighted 40%), loan portfolio balance growth (weighted 35%), checking deposit balance growth (weighted 15%), and money market account and savings balance growth (weighted 10%).
Based on actual performance for the year ended December 31, 2021, Mr. Whatley was eligible to earn 32% to 50% of his base salary, Mr. Chambers was eligible to earn 28% to 43.8% of his base salary, and Ms. Joyce were eligible to earn 24% to 37.5% of her base salary. For the year ended December 31, 2021, Mr. Whatley earned a bonus of $250,000, or 50% of his base salary, Mr. Chambers earned a bonus of $150,938, or 43.8% of his base salary, and Ms. Joyce earned a bonus of $119,250, or 37.5% of her base salary. The bonuses were paid in February 2022.

For a description of the performance factors, eligibility and awards under the PIP for the year ended December 31, 2020, please see “Executive and Director Compensation” in our final prospectus filed pursuant to 424(b) with the Securities and Exchange Commission on August 12, 2021.
Discretionary Bonus
Discretionary bonuses are determined on a discretionary basis and are generally based on individual and company performance. For the year ended December 31, 2021, Mr. Whatley was paid a discretionary bonus of $77,500, which is the second of three annual bonuses in that amount the Company expects to pay to Mr. Whatley for successfully completing the acquisition of Small Town Bank.
Equity Awards
Our named executive officers are eligible for long-term equity incentive awards under the 2017 Incentive Stock Compensation Plan (the “Plan”). The Compensation Committee believes that granting equity awards to our named executive officers enhances performance consistent with our corporate strategic values, focuses our executives on long-term performance results consistent with the Company’s long-term strategic plan, and strengthens the link between executive pay and our stockholders by creating a shared interest in the Company’s growth. The Compensation Committee establishes a target award for each participant which, for our named executive officers, is stated as a percentage of annual base salary. For 2021, these percentages were 30% for Mr. Whatley, and 25% for Mr. Chambers and Ms. Joyce. Awards may be in the form of shares of restricted stock (“Restricted Stock”), incentive stock options (“ISOs”) or non-qualified stock options (“NQSOs”), and vest over time under the conditions set forth in the applicable award agreement.
The amounts shown in the Stock Awards column of the Summary Compensation Table for the year ended December 31, 2021 above reflect grants of 3,639, 2,092 and 1,929 shares of Restricted Stock to Mr. Whatley, Mr. Chambers and Ms. Joyce, respectively, on February 9, 2022 attributable to the year ended December 31, 2021, which are valued at $75,000, $43,116 and $39,757, respectively, and vest in one-third increments over three years, beginning on the date of the grant.
The amounts shown in the Option Awards column of the Summary Compensation Table above reflect grants of 6,014, 3,458 and 3,188 ISOs to Mr. Whatley, Mr. Chambers and Ms. Joyce, respectively, on February 9, 2022 attributable to the year ended December 31, 2021. The ISOs vest in one-third increments over three years, beginning on the date of the grant. The exercise price of the ISOs is $20.61 per share.
For a description of the target awards and grants of Option Awards and Restricted Stock for the year ended December 31, 2020, please see “Executive and Director Compensation” in our final prospectus filed pursuant to 424(b) with the Securities and Exchange Commission on August 12, 2021.
Benefits and Other Perquisites
Our named executive officers are eligible to participate in the same benefit plans available to all of our full-time employees, including medical, dental, vision, life, disability and accidental death insurance.
We also provide our employees, including our named executive officers, with several retirement benefits. Our retirement plans are designed to assist our employees with planning for and securing appropriate levels of income during retirement. We believe these plans help us attract and retain quality employees, including executives, by offering benefits similar to those offered by our competitors.
Southern States Bank has a non-qualified supplemental executive retirement plan (“SERP”) for each of its executive officers, including our named executive officers. The SERP is an employer paid deferred compensation agreement that provides a life-time supplemental retirement income to the employee, based on certain vesting and other requirements. Southern States Bank has purchased BOLI and annuities on each of the SERP participants as a means of funding the benefits provided in the SERP. The benefits are paid upon retirement provided the executive is in good standing with the Company. Southern States is the owner of the BOLI and the annuities are held in a rabbi trust. Under each of the SERPs for our named executive officers, the normal retirement benefit will generally be paid upon the named executive officer’s separation from service for any reason other than death, disability, or a change in control after reaching the retirement age specified in the SERP, provided the executive agrees that for a period of 12 months after separation from service, the executive will not engage in certain competitive activities within a 50 mile radius of any offices of the Bank. The benefit will be paid monthly, commencing on the first day of the second month following the date of the named executive officer’s separation from service and continuing for the named executive officer’s lifetime. In addition, a vested percentage of the monthly SERP benefit will be paid upon the named executive officer’s separation from service (i) for any reason other than death, disability, or a change in control after reaching early retirement age but prior to normal retirement age or (ii) as a result of becoming disabled, commencing on the first day of the second month following the named executive officer’s normal retirement age and continuing for the named executive officer’s lifetime. The vested percentage is 50% at age 55 and increases by 5 percent for each year until age 65. Upon the named executive officer’s death, Southern States Bank will pay the beneficiary the account balance no later than sixty days from the date of death, unless such death occurs after the named executive officer received 180 or more payments, in which case no additional payments will be made under the SERP. Upon a change in control of Southern States Bank, the named executive officers will fully vest in the normal retirement benefit, which will be paid monthly, starting on either (A) the later of (1) the named executive officer reaching the normal retirement age and (2) a separation from service or (B) a separation from service, depending on the SERP. The payment is tax-deductible to Southern States and taxable to the participant. Under the SERP, if, after reaching normal retirement age, a separation of service occurred, Mr. Whatley, Mr. Chambers and Ms. Joyce would each receive approximately $200,000 in annual lifetime benefits.
2017 Incentive Stock Compensation Plan
The purpose of the Plan is to promote the long-term success of the Company by providing financial incentives to eligible persons who are in positions to make significant contributions toward our success. The Plan is designed to enable the Company to attract individuals of outstanding ability for employment, to provide a method for such individuals to acquire ownership in the Company, and to render superior performance for the Company. The Plan was adopted by the Company and approved by stockholders in 2018.
The Plan is administered by the Compensation Committee, which has authority to grant awards under the Plan, to determine the terms of each award (which are evidenced by a written agreement describing the material terms of the award), to interpret the provisions of the Plan and to make all other determinations that it may deem necessary or advisable to administer the Plan.
The Plan provides for awards of up to 1,400,000 shares of common stock, which may be issued in the following forms:
•Options: Awards of options may be granted as either ISOs qualified under Section 422(b) of the Internal Revenue Code or NQSOs. The exercise price of an option (excluding an ISO granted to a 10% owner) may not be less than 100% of the fair market value of our common stock on the date of the grant. The exercise price may be paid in cash, or as otherwise provided in the award agreement.
•Restricted Stock: Awards of Restricted Stock may be issued subject to the terms and conditions as the Compensation Committee may determine. The recipient of an award of Restricted Stock has the right to receive dividends and vote shares awarded during the vesting period of such shares.
The Compensation Committee has the authority to determine the vesting schedule applicable to each award, and to accelerate the vesting or exercisability of any award.
In the event of any transaction resulting in a change in control, outstanding stock options and other awards under the Plan that are payable in or convertible into our common stock will terminate upon the effective time of such change in control unless provision is made in connection with the transaction for the continuation or assumption of such awards by, or for the substitution of the equivalent awards of, the surviving or successor entity or a parent thereof. In the event of such termination, the holders of such awards will be permitted, immediately before the change in control, to exercise or convert all portions of such awards that are then exercisable or convertible or that will become exercisable or convertible upon or prior to the effective time of the change in control. The Compensation Committee may take such actions as it deems appropriate to provide for the acceleration of the exercisability of any or all outstanding stock options or other awards.
In the event of certain corporate transactions (including a stock dividend or split, spin-off, split-up, dividend, recapitalization, merger, consolidation or share exchange, or similar corporate change that is not part of a transaction resulting in a change in control of us), the Compensation Committee will appropriately adjust, if needed, (a) the maximum number and kind of shares reserved for issuance or with respect to which awards may be granted under the Plan and (b) the terms of outstanding awards, including, but not limited to, the number, kind, and price of securities subject to such awards.
Our board may terminate, amend, or modify the Plan or any portion thereof at any time; provided, however, that (i) any such amendment that would require stockholder approval in order to ensure compliance with any applicable rules or regulations; and (ii) any amendment that would change the maximum aggregate number of shares for which awards may be granted under the Plan is generally subject to approval of the stockholders of the Company.
Employment and Change in Control Agreements
Each of Stephen W. Whatley, Mark Chambers and Lynn Joyce, the named executive officers, have employment agreements.
Mr. Whatley
The employment agreement, dated March 24, 2010, between Southern States Bank and Mr. Whatley, as amended by the amendment to the employment agreement, dated September 21, 2016 (the “Whatley Agreement”) provides for a two year term which automatically renews each day so that the term is always two years. Compensation set forth in the Whatley Agreement includes a base salary that is reviewed annually, annual incentive payments that are determined by the board and equity incentives. In addition, Southern States Bank shall make available to Mr. Whatley, through its group term life insurance policy, life insurance coverage in an amount equal to at least one times his base salary, but not to exceed $250,000, and Mr. Whatley will also be entitled to receive up to $1,500 to purchase additional life insurance. The agreement may be terminated by Southern States Bank for cause (as defined in the Whatley Agreement) and any benefits cease except for earned but unpaid salary and benefits. The Whatley Agreement may also be terminated:
•upon disability or death, in which case Southern States Bank’s obligations cease except that the full salary and perquisites shall be paid upon disability until Mr. Whatley has satisfied the “elimination period” under any disability or insurance plan;
•without cause, by Southern States Bank, in which case Mr. Whatley will be (i) entitled to receive a severance payment (described below) and (ii) deemed to have retired from Southern States Bank and be entitled to receive the total combined qualified and non-qualified retirement benefit to which he is entitled under the Whatley Agreement;
•by Mr. Whatley voluntarily, in which case Southern States Bank’s obligations cease except for earned but unpaid salary and benefits; and
•by Mr. Whatley for good reason, in which case Mr. Whatley shall be paid a severance payment (described below).
Mr. Whatley shall receive as a severance payment for termination without cause or for good reason a sum equal to one times the aggregate cash compensation due for the most recently completed calendar year and certain annualized benefits under employee benefit plans within 30 days of the time of termination. For purposes of determining compensation which is not fixed, such as a bonus, the annual amount of such unfixed compensation will be deemed to be equal to the average of such compensation over the three-year period immediately prior to the termination. In addition, all stock grants or options not vested shall be deemed to have vested and Mr. Whatley shall be credited with service for the remaining term of the Whatley Agreement under existing benefit plans.

For purposes of the Whatley Agreement, “good reason” means, without Mr. Whatley’s consent, any reduction in base salary, a material diminution in Mr. Whatley’s authority, duties or responsibilities, the failure of any successor to Southern States Bank to perform the Southern States Bank’s obligations, a material breach of the Whatley Agreement by Southern States Bank, or Southern States Bank requiring Mr. Whatley to be permanently assigned to a location other than the current or future headquarters of Southern States Bank. Notwithstanding the foregoing, good reason shall be deemed to occur only when Mr. Whatley provides notice to Southern States Bank that a good reason event has occurred within 90 days of such occurrence, and Southern States Bank does not remedy the condition within 30 days of such notice.
The Whatley Agreement also provides that Mr. Whatley will be nominated as a director during the term of his employment.
Upon a change in control of Southern States Bank, and the termination of the employment of Mr. Whatley during the period beginning one year prior to and ending two years following such change in control for any reason other than cause, death or disability, Southern States Bank shall pay Mr. Whatley an amount equal to one times his highest annual compensation during the preceding three year period in 12 equal monthly payments. “Annual compensation” shall mean Mr. Whatley’s annual base salary and cash bonus payments, excluding reimbursements and amounts attributable to stock options and other non-cash compensation. “Change in control” shall mean a change in the ownership or effective control of Southern States Bank or in the ownership of a substantial portion of the assets of Southern States Bank as set forth in applicable U. S. Treasury regulations.
The Whatley Agreement contains customary restrictive covenants with respect to the disclosure of confidential information and return of property. Each of these covenants may be enforced through specific performance, injunctive relief and other equitable remedies.
Mr. Whatley is also subject to a Confidentiality, Non-Competition Agreement and Non-Solicitation Agreement, dated September 21, 2016 (the “Whatley Non-compete Agreement”), pursuant to which, among other things, he will not as an agent, employee, stockholder or otherwise compete with Southern States Bank or directly or indirectly solicit customers of Southern States Bank for a period of 12 months immediately following his termination of employment. Upon a termination of his employment (other than for cause (as defined in the Whatley Non-compete Agreement)), in consideration of Mr. Whatley’s covenant not to compete, Southern States Bank shall pay Mr. Whatley a sum equal to two times his highest annual compensation (as defined in the Whatley Non-compete Agreement) during the preceding three year period, including the year of such termination, in 12 equal monthly payments beginning the first day of the month following the termination of Mr. Whatley’s employment.
The Whatley Non-Compete Agreement contains customary restrictive covenants with respect to the disclosure of confidential information and return of property. Each of these covenants may be enforced through injunctive relief and other equitable remedies.
Mr. Chambers
The employment agreement, dated February 5, 2007, by and between NAB, LLC, an Alabama limited liability company (which is the organizational predecessor to Southern States Bank), and Mr. Chambers, as amended on April 14, 2021 (as amended, the “Chambers Agreement”), provides for a three year term with the term extended on each anniversary so that the term continues to be three years from the extension unless terminated by either party upon six months’ notice before the automatic renewal date. Compensation set forth in the Chambers Agreement includes a base salary that is reviewed annually, annual incentive payments that are determined by the board and equity incentives. The Chambers Agreement also provides for a term life policy of a minimum amount of $1,000,000. The Chambers Agreement may be terminated by Southern States Bank for cause (as defined in the Chambers Agreement) and any benefits cease except for earned but unpaid salary and benefits. The Chambers Agreement may also be terminated:
•upon death, in which case Southern States’ obligations are limited to paying any salary earned and any other amounts that may be due to the executor or administrator of Mr. Chambers’ estate;

•upon total disability (as defined in the Chambers Agreement), in which case Mr. Chambers’ compensation pursuant to the Chambers Agreement will terminate and Mr. Chambers will be paid in accordance with the long-term disability plans of Southern States Bank as may be in effect at that time; and
•without cause, by Southern States Bank, in which case Mr. Chambers shall receive severance compensation in an amount equal to his base salary for the balance of the three year term, any other amounts owed to Mr. Chambers at the time his employment terminates and continued insurance benefits in effect at the time of such termination for a period of 12 months after the termination date or until Mr. Chambers is employed by another employer (excluding self-employment), whichever period of time is shorter.
Upon a change in control (as defined in the Chambers Agreement), if Mr. Chambers’ employment is terminated (except for cause) within the one year period after such change in control and before he reaches age 75, or has a change of duties or salary during such period, he will be entitled to a severance payment equal to two times his cash compensation for the most recently completed calendar year plus the annualized amounts being paid for his benefits participation total for each year. A change of duties or salary means a change in duties and responsibilities which results in duties and responsibilities that are inferior to his duties and responsibilities at the time of the change in control, a reduction in his annual salary from such rate in effect at the time of the change in control or a change of place of assignment from Lee County, Alabama to a location that is located further than 25 miles from Lee County, Alabama.
The Chambers Agreement also provides that Mr. Chambers will not engage in certain competitive activities within a 50 mile radius of any office of the Bank for a period of 12 months after termination, provided that Mr. Chambers is paid a severance payment equal to one times his base salary. The agreement contains customary restrictive covenants with respect to the disclosure of confidential information and return of property. Each of these covenants may be enforced through injunctive relief and other equitable remedies.
Ms. Joyce
The employment agreement, dated February 19, 2013, by and between Southern States Bank and Ms. Joyce, as amended on April 14, 2021 (as amended, the “Joyce Agreement”) provides for a one-year term which automatically renews each day so that the term is always one year. Compensation set forth in the Joyce Agreement includes a base salary that is reviewed annually, annual incentive payments that are determined by the board and/or the Chief Executive Officer and eligibility to participate in equity incentive programs of Southern States Bank. In addition, Southern States Bank shall make available to Ms. Joyce, through its group term life insurance policy, life insurance coverage in an amount equal to at least one times her base salary, but not to exceed $250,000, and Ms. Joyce will also be entitled to receive up to $1,500 to purchase additional life insurance. The agreement may be terminated by Southern States Bank for cause (as defined in the Joyce Agreement) and any benefits cease except for earned but unpaid salary and benefits. The Joyce Agreement may also be terminated:
•upon disability or death, in which case Southern States Bank’s obligations cease except that the full salary and perquisites shall be paid upon disability until the executive has satisfied the “elimination period” under any disability or insurance plan;
•without cause, by Southern States Bank, in which case all obligations of Southern States Bank cease but for earned but unpaid salary and benefits;
•by Ms. Joyce voluntarily, in which case Southern States Bank’s obligations cease except for earned but unpaid salary and benefits; and
•by Ms. Joyce for good reason, in which case Ms. Joyce shall be paid a severance payment within 30 days of termination.
The severance payment is a sum equal to the aggregate cash compensation received by Ms. Joyce (salary and bonus) for the most recently completed calendar year and certain annualized benefits under employee benefit plans.

For purposes of the Joyce Agreement, “good reason” means, without Ms. Joyce’s consent, any reduction in base salary, a material diminution in authority, duties or responsibilities, the failure of any successor to Southern States Bank to perform Southern States Bank’s obligations, a material breach of the Joyce Agreement by Southern States Bank, or the requirement of a permanent relocation by Ms. Joyce to a location 30 miles or more beyond the current location or future headquarters of Southern States Bank. Notwithstanding the foregoing, good reason shall be deemed to occur only when Ms. Joyce provides notice to Southern States Bank that a good reason event has occurred within 90 days of such occurrence, and Southern States Bank does not remedy the condition within 30 days of such notice.
Upon a change in control of Southern States Bank, and the termination of the employment of Ms. Joyce during the period beginning six months prior to and ending 12 months following such change in control for any reason other than cause, death or disability, the Company shall pay Ms. Joyce an amount equal to two times her cash compensation for the most recently completed calendar year and the annualized amounts paid for benefits for the most recently completed calendar year in a lump sum within 30 days of termination or, if later, the change in control. However, such amount shall be reduced so that the payment, together with all other payments upon a change in control, is one dollar less than the amount that would constitute an “excess parachute payment” as defined in Section 280G of the Code. “Change in control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company as set forth in applicable U. S. Treasury regulations.
The Joyce Agreement also provides that Ms. Joyce will not engage in certain competitive activities within a 50 mile radius of any office of the Bank for a period of 12 months after termination, provided Ms. Joyce is paid a severance payment equal to one times her base salary.
Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding outstanding equity awards held by each of our named executive officers as of December 31, 2021.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Stephen W. Whatley	50,000	—		10.00	1/20/2026	948	18,552
	10,000	—		14.50	1/21/2028	3,407	66,675
	10,990	5,496	(2)	16.00	2/8/2029	1,990	38,944
	6,079	12,158	(3)	20.10	1/22/2030	3,548	69,434
	—	7,275		20.03	2/10/2031	—	—
Mark A. Chambers	25,000	—		10.00	1/20/2026	548	10,724
	7,500	—		14.50	1/21/2028	1,182	23,132
	6,352	3,177	(2)	16.00	2/8/2029	2,041	39,942
	3,609	7,219	(3)	20.10	1/22/2030	—	—
	—	4,185		20.03	2/10/2031	—	—
Lynn J. Joyce	7,500	—		14.50	1/21/2028	546	10,685
	6,324	3,162	(2)	16.00	2/8/2029	1,182	23,132
	3,609	7,219	(3)	20.10	1/22/2030	1,885	36,889
	—	3,865		20.03	2/10/2031	—	—
__________________
(1)Based on $19.57 per share, which was the closing market price of one share of common stock on December 31, 2021.
(2)Of the amounts shown, 5,496, 3,176 and 3,162 options vested on February 8, 2021 for Mr. Whatley, Mr. Chambers and Ms. Joyce, respectively. The remaining options fully vested on February 8, 2022.

(3)Of the amounts shown, 6,079, 3,609 and 3,609 options vested on January 22, 2021 for Mr. Whatley, Mr. Chambers and Ms. Joyce, respectively. The remaining options will fully vest by January 22, 2023.
DIRECTOR COMPENSATION
Our directors received fees in 2021 of $1,200 per Bank board meeting attended, $500 per Company board meeting attended and $500 per committee meeting attended, except that the lead director received $1,750 for each Bank board meeting chaired and committee chairs received $700 for each meeting chaired.
The fee arrangement for board meetings for 2021 is a grant of stock with a value of $10,015 to vest immediately.
The following table shows the compensation paid during the year ended December 31, 2021 to each of our directors other than Mr. Whatley and Mr. Chambers, whose compensation is shown above in the “Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards(2)	Total ($)
Lewis C. Beavers(3)	23,300	10,015	33,315
Robert F. Davie	17,000	10,015	27,015
Alfred J. Hayes, Jr.	35,000	10,015	45,015
Brent David Hitson	25,300	10,015	35,315
Brian Stacy Holmes	28,900	10,015	38,915
Jimmy Alan Lafoy(4)	34,000	10,015	44,015
Cynthia S. McCarty	20,800	10,015	30,815
Jay Florey Pumroy	36,150	10,015	46,165
J. Henry Smith, IV	35,500	10,015	45,515
Henry A. Turner	37,300	10,015	47,315
__________________
(1)Represents fees earned or paid in cash for board and committee attendance, including for service as chair or lead director of the board and committees.
(2)Represents equity grants in the form of restricted stock awarded to directors.
(3)Mr. Beavers joined the board in October 2019. Pursuant to a director retirement agreement that we assumed in connection with the acquisition of Small Town Bank, Mr. Beavers was eligible to receive retirement benefits beginning on July 1, 2020 if he is no longer serving on the board. The annual retirement benefit for Mr. Beavers is $9,606 per year.
(4)Mr. Lafoy retired from the board on March 16, 2022.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures Regarding Related Party Transactions
Transactions by the Company, the Bank or its subsidiaries with related parties are subject to certain regulatory requirements and restrictions, including Sections 23A and 23B of the Federal Reserve Act and Federal Reserve Regulation W.
Under applicable SEC and NASDAQ rules, related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Our related parties include directors (including nominees for election as directors), executive officers, 5% stockholders and the immediate family members of these persons.
We have a written policy governing the review and approval of transactions with related parties that are expected to exceed $120,000 in any fiscal year. The policy calls for the related party transactions to be reviewed and, if deemed appropriate, approved or ratified by our Audit Committee. Upon determination by our Audit Committee that a transaction requires review under the policy, the material facts are required to be presented to the Audit Committee. In determining whether or not to approve a related party transaction, our Audit Committee will take into account, among other relevant factors, whether the related party transaction is in our best interest, whether it involves a conflict of interest and the commercial reasonableness of the transaction. In the event that we become aware of a related party transaction that was not approved under the policy (such as before the policy was adopted), our Audit Committee will review such transactions as promptly as reasonably practical and will take such course of action as may be deemed appropriate under the circumstances. In the event a member of our Audit Committee is not disinterested with respect to the related party transaction under review, that member may not participate in the review, approval or ratification of that related party transaction.
Certain transactions are not subject to the related party transaction approval policy, including: (1) decisions on compensation or benefits relating to directors or executive officers and (2) credit extensions by us in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to us and not presenting more than the normal risk of collectability or other unfavorable features. Loans to directors, executive officers and persons or groups having the power to vote more than 10% of the Company’s voting common stock are also subject to the requirements of Federal Reserve Regulation O and FDIC regulations Part 337.
All related party transactions, including those described below, have been made consistent with applicable law, including Federal Reserve Regulation W.
Related Party Transactions
The following is a description of each transaction since January 1, 2021, and each proposed transaction in which:
•we have been or are to be a participant;
•the amount involved exceeds or will exceed the lesser of $120,000 or one percent of the average of our total assets at year end for the last two fiscal years; and
•any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.
Brent David Hitson, a director of Southern States and a partner at the law firm of Burr & Forman in Birmingham, Alabama, performs legal services for Southern States. Legal fees paid by Southern States to Burr & Foreman totaled $429,412 for the year ended December 31, 2021 and $24,147 for the three months ended March 31, 2022.
Jay Florey Pumroy, a director of Southern States and a partner at the law firm of Wilson, Dillon, Pumroy and James, Anniston, Alabama, performs legal services for Southern States. Legal fees paid by Southern States to Wilson, Dillon Pumroy and James totaled $44,389 for the year ended December 31, 2021 and $10,449 for the three months ended March 31, 2022. Additional fees were paid to Mr. Pumroy’s firm directly by the Bank’s loan customers in connection with loan closings.
In 2021, Southern States became a corporate sponsor of an ARCA Menards Series race car and a NASCAR Camping World Truck Series race truck fielded by Bret Holmes. Bret Holmes is the son of director Brian Stacy Holmes. The Company made a one-time payment of $200,000 for an annual sponsorship during the three months ended March 31, 2021. Under the sponsorship, Southern States’ brand is displayed on the ARCA car, NASCAR truck, car hauler, crew uniforms, driver uniform, and social media pages, and hospitality services are made available for Southern States’ customers at race events, including credentials and pit passes for garage and race experiences. In 2022, the sponsorship was $25,000 and sponsored one race.
Southern States has an arrangement with Holmes Aviation, LLC, a company owned by director Brian Stacy Holmes to rent, when needed, a Beechcraft King Air turboprop airplane for use by Southern States for company purposes. Southern States pays for use of the aircraft on an hourly rate plus the costs of the pilot and airport fees. Southern States paid $26,874 for the year ended December 31, 2021 and $24,040 during the three months ended March 31, 2022.

We believe that the terms and conditions of the foregoing transactions are comparable to terms that would have been available from a third party unaffiliated with us.
Ordinary Banking Relationships
Certain of our officers, directors and principal stockholders, as well as their immediate family members and affiliates, are customers of, or have or have had transactions with, the Bank, us or our affiliates in the ordinary course of business. These transactions include deposits, loans and other financial services related transactions. Related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us, do not involve more than normal risk of collectability or present other features unfavorable to us and are a type that the Bank generally makes available to the public. As of the date of this prospectus, no related party loans were classified or were nonaccrual, past due, restructured or potential problem loans. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our officers, directors and principal stockholders, as well as their immediate family members and affiliates.
The Bank has policies governing affiliate and insider lending transactions to comply with Federal Reserve Regulations O and W. These policies prohibit extensions of credit to “insiders,” as defined in the policies, including our executive officers and directors, unless the extension of credit:
•is made in the ordinary course of business on substantially the same terms (including interest rates and collateral) as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions with members of the general public;
•does not involve more than the normal risk of repayment or present other unfavorable features; and
•is of a type that is generally made available by the Bank to the public.
As of December 31, 2021, we had loans and extension of credit to directors and officers totaling $8.7 million.
Other Transactions
Certain stockholders have preemption rights, registration rights, and board representation rights. Certain stockholders have also entered into passivity agreements with the Company incident to their investments in our common stock.

ANNEX B
CONSOLIDATED FINANCIAL STATEMENTS OF SOUTHERN STATES BANCSHARES, INC.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Southern States Bancshares, Inc. and Subsidiary
Anniston, Alabama
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Southern States Bancshares, Inc. and Subsidiary (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

s/ Mauldin & Jenkins, LLC

We have served as the Company’s auditor since 2007.

Birmingham, Alabama
March 18, 2022

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except share amounts)

	December 31, 2021	December 31, 2020
Assets
Cash and due from banks	$6,397	$23,229
Interest-bearing deposits in banks	203,537	51,503
Federal funds sold	74,022	10,175
Total cash and cash equivalents	283,956	84,907
Securities available for sale, at fair value	132,172	114,001
Securities held to maturity, at amortized cost	19,672	—
Other equity securities, at fair value	9,232	5,017
Restricted equity securities, at cost	2,600	3,224
Loans held for sale	2,400	5,696
Loans, net of unearned income	1,250,300	1,030,115
Less allowance for loan losses	14,844	11,859
Loans, net	1,235,456	1,018,256
Premises and equipment, net	27,044	24,426
Accrued interest receivable	4,170	4,243
Bank owned life insurance	22,201	22,458
Annuities	12,888	12,903
Foreclosed assets	2,930	10,224
Goodwill	16,862	16,862
Core deposit intangible	1,500	1,764
Other assets	9,509	8,525
Total assets	$1,782,592	$1,332,506
Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$541,546	$290,867
Interest-bearing	1,014,905	848,794
Total deposits	1,556,451	1,139,661
Other borrowings	12,498	7,975
FHLB advances	25,950	30,900
Subordinated notes	—	4,493
Accrued interest payable	132	278
Other liabilities	10,363	8,543
Total liabilities	1,605,394	1,191,850
Stockholders' equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized; 0 shares issued and outstanding at December 31, 2021 and December 31, 2020	—	—
Common stock, $5 par value, 30,000,000 shares authorized; 9,012,857 and 7,678,195 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	45,064	38,391
Capital surplus	80,640	65,327
Retained earnings	49,858	34,183
Accumulated other comprehensive income	2,113	3,194
Unvested restricted stock	(477)	(439)
Total stockholders' equity	177,198	140,656
Total liabilities and stockholders' equity	$1,782,592	$1,332,506
See Notes to Consolidated Financial Statements.

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share amounts)

	For the Years Ended
	2021	2020
Interest income:
Loans, including fees	$54,709	$47,786
Taxable securities	1,593	1,317
Nontaxable securities	1,023	643
Other interest and dividends	452	539
Total interest income	57,777	50,285
Interest expense:
Deposits	4,310	7,854
Other borrowings	554	854
Total interest expense	4,864	8,708
Net interest income	52,913	41,577
Provision for loan losses	2,982	3,300
Net interest income after provision for loan losses	49,931	38,277
Noninterest income:
Service charges on deposit accounts	1,528	1,458
Swap fees	931	1,405
SBA/USDA fees	3,968	756
Mortgage origination fees	1,465	1,529
Net gain (loss) on securities	(57)	742
Other operating income	2,968	2,651
Total noninterest income	10,803	8,541
Noninterest expenses:
Salaries and employee benefits	21,667	18,765
Equipment and occupancy expenses	3,640	3,682
Data processing fees	2,128	1,836
Regulatory assessments	952	775
Other operating expenses	8,048	7,127
Total noninterest expenses	36,435	32,185
Income before income taxes	24,299	14,633
Income tax expense	5,732	2,526
Net income	$18,567	$12,107
Basic earnings per share	$2.26	$1.58
Diluted earnings per share	$2.23	$1.56
See Notes to Consolidated Financial Statements.

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	For the Years Ended
	2021	2020
Net income	$18,567	$12,107
Other comprehensive income (loss):
Unrealized holding (losses) gains on securities available for sale arising during the period, net of benefit (tax) of $426 and ($1,122), respectively	(1,214)	3,478
Reclassification adjustment for losses (gains) on securities available for sale realized in net income, net of benefit (tax) of $47 and ($193), respectively	133	(549)
Other comprehensive income (loss)	(1,081)	2,929
Comprehensive income	$17,486	$15,036
See Notes to Consolidated Financial Statements.

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(In thousands, except share amounts)

	Preferred Stock		Common Stock		Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Unvested Restricted Stock	Total Stockholders' Equity
	Shares	Par Value	Shares	Par Value
Balance, December 31, 2019	—	$—	7,651	$38,254	$64,592	$23,918	$265	$(392)	$126,637
Net income	—	—	—	—	—	12,107	—	—	12,107
Issuance of common stock	—	—	3,822	19	57	—	—	—	76
Exercise of common stock options			1,000	5	5				10
Issuance of restricted stock	—	—	22,869	114	328	—	—	(442)	—
Forfeiture of restricted stock	—	—	(268)	(1)	(4)	—	—	5	—
Stock-based compensation	—	—	—	—	349	—	—	390	739
Common stock dividends paid	—	—	—	—	—	(1,842)	—	—	(1,842)
Other comprehensive income	—	—	—	—	—	—	2,929	—	2,929
Balance, December 31, 2020	—	$—	7,678,195	$38,391	$65,327	$34,183	$3,194	$(439)	$140,656
Net income	—	—		—	—	18,567	—	—	18,567
Issuance of common stock - IPO raise	—	—	1,296,429	6,482	18,150	—	—	—	24,632
Issuance of common stock - IPO cost	—	—	—	—	(3,674)	—	—	—	(3,674)
Issuance of common stock	—	—	8,240	41	124	—	—	—	165
Exercise of common stock options	—	—	5,008	25	(25)	—	—	—	—
Issuance of restricted stock	—	—	24,985	125	376	—	—	(501)	—
Stock-based compensation	—	—	—	—	362	—	—	463	825
Common stock dividends paid	—	—	—	—	—	(2,892)	—	—	(2,892)
Other comprehensive loss			—	—	—	—	(1,081)	—	(1,081)
Balance, December 31, 2021	—	$—	9,012,857	$45,064	$80,640	$49,858	$2,113	$(477)	$177,198

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Years Ended
	2021	2020
OPERATING ACTIVITIES
Net income	$18,567	$12,107
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and software amortization	1,888	1,956
Net loss (gain) on securities	57	(742)
Net amortization of securities	957	605
Amortization of core deposit intangible	264	264
Provision for loan losses	2,982	3,300
Deferred income taxes	(973)	(1,587)
(Gain) loss on sale of foreclosed assets	207	(76)
Write-down of foreclosed assets	—	920
Loss on sale of premises, equipment and software	—	15
Stock-based compensation	825	739
Net decrease (increase) in loans held for sale	3,296	(3,118)
Income from bank owned life insurance	(497)	(528)
Decrease (increase) in interest receivable	73	(1,256)
Decrease in interest payable	(146)	(195)
Net other operating activities	2,203	(950)
Net cash provided by operating activities	29,703	11,454
INVESTING ACTIVITIES
Purchase of securities available for sale	(67,887)	(85,255)
Purchase of other equity securities	(9,000)	(5,007)
Proceeds from sale of securities available for sale	15,759	26,185
Proceeds from sale of other equity securities	4,995	—
Proceeds from maturities, calls, and paydowns of securities available for sale	11,601	9,111
Net redemption (purchase) of restricted equity securities	624	(1,213)
Net increase in loans	(220,282)	(199,324)
Proceeds from sale of foreclosed assets	7,187	1,554
Proceeds from bank owned life insurance	755	148
Proceeds from sale of premises, equipment and software	—	376
Purchase of premises, equipment and software	(4,507)	(6,648)
Net cash used in investing activities	(260,755)	(260,073)
FINANCING ACTIVITIES
Net increase in deposits	416,790	189,147
Net proceeds from issuance of common stock in connection with IPO	20,958	—
Proceeds from issuance of common stock	165	86
Net (repayment) proceeds of other borrowings	(4,920)	30,900
Net proceeds of note payable	4,500	—
Repayment of subordinated notes	(4,500)	—
Common stock dividends paid	(2,892)	(1,842)
Net cash provided by financing activities	430,101	218,291
Net increase (decrease) in cash and cash equivalents	199,049	(30,328)
Cash and cash equivalents at beginning of year	84,907	115,235

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

Cash and cash equivalents at end of year	$283,956	$84,907
SUPPLEMENTAL DISCLOSURE
Cash paid during the year for:
Interest	$5,010	$8,903
Income taxes	$7,082	$4,304
NONCASH TRANSACTIONS
Transfers of loans to foreclosed assets	$100	$10,300
Internally financed sales of foreclosed assets	$—	$4,356
Transfer of state and municipal available for sale securities to held to maturity securities	$19,684	$—
See Notes to Consolidated Financial Statements.

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Business
Southern States Bancshares, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Southern States Bank (the “Bank”). The Bank is a commercial bank headquartered in Anniston, Calhoun County, Alabama. The Bank also operates branch offices in Birmingham, Opelika, Auburn, Huntsville, Sylacauga, Wedowee, Ranburne, Roanoke, Heflin, Alabama as well as Columbus, Carrollton, Dallas, and Newnan, Georgia. The Bank also has an LPO office located in Atlanta, Georgia. The Bank provides a full range of banking services in its primary market areas and the surrounding areas.
Basis of Presentation and Accounting Estimates
The audited consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.
In preparing the audited consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed assets, financial instruments, deferred taxes, and other-than-temporary impairment of securities. In connection with the determination of the estimated losses on loans and the valuation of foreclosed assets, management obtains independent appraisals for significant collateral.
The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions.
The Company’s loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. Although the Company has a diversified loan portfolio, a substantial portion of its borrowers’ ability to honor their contracts is dependent on local economic conditions.
While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions.
In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.
Cash, Cash Equivalents and Cash Flows
For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, cash items in process of collection, amounts due from banks, interest-bearing deposits in banks and federal funds sold. Cash flows from loans held for sale, loans, restricted equity securities, and deposits are reported net.
The Company maintains amounts due from banks which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.
The Bank may be required to maintain reserve balances in cash or on deposit with a correspondent bank for the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was $0 at December 31, 2021 and December 31, 2020.

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Securities
The Company classifies its securities into one of two categories based upon management’s intent and ability to hold the securities: (i) securities held to maturity or (ii) securities available for sale. Securities classified as held to maturity are stated at cost adjusted for amortization of premiums and accretion of discounts. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. The Company has the ability, and it is management’s intention, to hold such securities to maturity. Securities classified as available for sale are recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss). Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities available for sale are recorded on the trade date and are determined using the specific identification method.
The Company evaluates investment securities for other-than-temporary impairment (OTTI) using relevant accounting guidance on a regular basis. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer including an evaluation of credit ratings, (3) the impact of changes in market interest rates, (4) the intent of the Company to sell a security, and (5) whether it is more likely than not the Company will have to sell the security before recovery of its cost basis. If the Company intends to sell an impaired security, or if it is more likely than not the Company will have to sell the security before recovery of its cost basis, the Company records an other-than-temporary loss in an amount equal to the entire difference between fair value and amortized cost. Otherwise, only the credit portion of the estimated loss is recognized in earnings, with the other portion of the loss is recognized in other comprehensive income (loss).
Other Equity Securities
The mutual funds owned by the Bank are classified as equity securities and are carried at fair value with any periodic changes in value recorded through the income statement.
Restricted Equity Securities
Restricted equity securities are investments that are restricted in marketability. The Company, as a member of the Federal Home Loan Bank (FHLB) system, is required to maintain an investment in capital stock of the FHLB based upon its assets or outstanding advances. The Company has also purchased stock in First National Banker’s Bankshares, Inc. (FNBB), and Pacific Coast Banker’s Bank (PCBB), both correspondent banks. These securities are carried at cost and periodically evaluated for impairment based on ultimate recoverability of par value.
Loans Held For Sale
Loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value (LOCOM). For loans carried at LOCOM, gains and losses on loan sales (sales proceeds minus carrying value) are recorded in noninterest income, and direct loan origination costs and fees are deferred at origination of the loan and are recognized in noninterest income upon sale of the loan. The estimated fair value of loans held for sale is based on independent third party quoted prices.
Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balances less deferred fees and costs on originated loans and the allowance for loan losses. Interest income is accrued on the outstanding principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield over the life of the loan, using the straight-line method without anticipating prepayments.
The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, or at the time the loan is 90 days past due, unless the loan is well-secured and in

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Loans (Continued)
the process of collection. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal and interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income or charged to the allowance; unless management believes that the accrual of interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cash basis, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and the loan has been performing according to the contractual terms generally for a period of not less than six months.
Certain Purchased Loans
Purchased loans are recorded at their fair value at the acquisition date. Credit discounts are included in the determination of fair value; therefore, an allowance for loan losses is not recorded at the acquisition date. Acquired loans are evaluated upon acquisition and classified as either purchased impaired or purchased non-impaired. Purchased impaired loans reflect credit deterioration since origination such that it is probable at acquisition that the Company will be unable to collect all contractually required payments. The purchased impaired loans acquired are subject to the Company’s internal and external credit review and monitoring. If credit deterioration is experienced subsequent to the initial acquisition fair value amount, such deterioration will be measured, and a provision for credit losses will be charged to earnings.
Such purchased loans are accounted for individually. The Company estimates the amount and timing of expected cash flows for each purchased loan, and the expected cash flows in excess of the amount paid is recorded as interest income over the remaining life of the loan or pool (accretable yield). The excess of the loan’s contractual principal and interest over expected cash flows is not recorded (nonaccretable difference). Over the life of the loan, expected cash flows will continue to be estimated. If the present value of expected cash flows is less than the carrying amount, a loss is recorded. If the present value of expected cash flows is greater than the carrying amount, it is recognized as part of future interest income. Purchased impaired loans at the time of acquisition are accounted for under ASC 310-30.
Purchased non-impaired loans are accounted for under ASC 310-20, with the difference between the fair value and unpaid principal balance of the loan at the acquisition date amortized or accreted to interest income over the estimated life of the loans.
Allowance for Loan Losses
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Confirmed losses are charged off immediately. Subsequent recoveries, if any, are credited to the allowance.
The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower’s ability to pay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions.
The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Allowance for Loan Losses (Continued)
discounted cash flows, collateral value, or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.
A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Loans, for which the terms have been modified at the borrower’s request, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.
Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest when due. Loans that experience insignificant payment delays and payment shortfalls are not generally classified as impaired. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.
The Company’s allowance is allocated among commercial real estate loans, real estate construction and development loans, residential real estate loans, commercial and industrial loans, and consumer loans. The general allocations to these loan pools are based on the historical loss rates for specific loan types and the internal risk grade, if applicable, adjusted for both internal and external qualitative risk factors. The qualitative factors considered by management include, among other factors, (1) changes in local and national economic conditions; (2) changes in asset quality and foreclosure rates; (3) changes in loan portfolio volume; (4) the composition and concentrations of credit; (5) the impact of competition on loan structuring and pricing; (6) the experience and ability of lending personnel and management; (7) effectiveness of the Company’s loan policies, procedures and internal controls; (8) current conditions in the real estate and construction markets; (9) the effect of entrance into new markets or the offering of a new product; (10) the loan review system and oversight of the Board of Directors. The total allowance established for each homogeneous loan pool represents the product of the historical loss ratio adjusted for internal and external factors and the total dollar amount of the loans in the pool.
Troubled Debt Restructurings
A loan is considered a troubled debt restructuring (TDR) based on individual facts and circumstances. The Company designates loan modifications as TDRs when for economic or legal reasons related to the borrower’s financial difficulties, it grants a concession to the borrower that it would not otherwise consider. These concessions may include rate reductions, principal forgiveness, extension of maturity date and other actions intended to minimize potential losses.
In determining whether a borrower is experiencing financial difficulties, the Company considers if the borrower is in payment default or would be in payment default in the foreseeable future without the modification, the borrower declared or is in the process of declaring bankruptcy, the borrower’s projected cash flows will not be sufficient to service any of its debt, or the borrower cannot obtain funds from sources other than the Company at a market rate for debt with similar risk characteristics.
In determining whether the Company has granted a concession, the Company assesses, if it does not expect to collect all amounts due, whether the current value of the collateral will satisfy the amounts owed, whether additional collateral or guarantees from the borrower will serve as adequate compensation for other terms of the restructuring, and whether the borrower otherwise has access to funds at a market rate for debt with similar risk characteristics.

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Premises and Equipment
Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets or the expected terms of the leases, if shorter. Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are reflected in income. The estimated useful lives are as follows:

Years
Buildings	10-39
Furniture and equipment	3-7
Leases
The Bank leases various premises and equipment. At the inception of the contract, the Bank determines if an arrangement is or contains a lease and will recognize on the balance sheet a lease asset for its right to use the underlying asset (“ROU”) and a lease liability for the corresponding lease obligation for contracts longer than a year. Both the asset and liability are initially measured at the present value of the future minimum lease payments over the lease term. In determining the present value of lease payments, the Bank uses our incremental borrowing rate as the discount rate for the leases.
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company - put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.
Foreclosed Assets
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less estimated selling costs. Any write-down to fair value at the time of transfer to foreclosed assets is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less estimated costs to sell. Costs of improvements are capitalized, whereas costs related to holding foreclosed assets and subsequent write-downs to the value are expensed. Any gains and losses realized at the time of disposal are reflected in income.
Goodwill
Goodwill represents the excess of the amount paid over the fair value of the net assets at the date of acquisition. Goodwill is subject to an annual evaluation of impairment. If desired, the Company can assess qualitative factors to determine if comparing the carrying value of the reporting unit to its fair value is necessary. Should the fair value be less than the carrying value, an impairment write-down would be taken. Based on its assessment of qualitative factors, the Company determined that no impairment exists at December 31, 2021.
Goodwill is not amortized but is evaluated for impairment on an annual basis or whenever an event occurs or circumstances change to indicate that it is more likely than not that an impairment loss has been incurred (i.e., a triggering event). The Company performed a goodwill impairment test in December 2021. The qualitative factors considered in determining if fair value of the unit was less than the carrying amount were economic conditions related to the COVID-19 virus and the change in the interest rate environment. A quantitative assessment of

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Goodwill (Continued)
goodwill impairment included determining the estimated fair value of Company using a market-based approach. It was determined there was no impairment.
Core Deposit Intangible
A core deposit intangible is initially recognized based on a valuation of acquired deposits performed as of the acquisition date. The core deposit intangible is amortized over the average remaining life of the acquired customer deposits, or approximately 7 years. The intangible asset is reviewed annually for events or circumstances that could negatively impact the recoverability of the intangible. These events could include loss of core deposits, increased competition, or adverse changes in the economy. To the extent this intangible asset is deemed unrecoverable, an impairment charge would be recorded. The Company maintains steady deposit growth across our markets and continues to attract new customer deposits. The intangible asset was evaluated for impairment as of December 31, 2021 and based on that evaluation there was no impairment.
Accounting Policy for Derivative Instruments and Hedging Activities
FASB ASC 815, Derivatives and Hedging (“ASC 815”), provides the disclosure requirements for derivatives and hedging activities with the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how the entity accounts for derivative instruments and related hedged items, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Further, qualitative disclosures are required that explain the Company’s objectives and strategies for using derivatives, as well as quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.
As required by ASC 815, the Company records all derivatives on the balance sheet at fair value.  The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Company may enter into derivative contracts that are intended to economically hedge certain of its risks, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.
In accordance with the FASB’s fair value measurement guidance in ASU 2011-04, the Company made an accounting policy election to measure the credit risk of its derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.
Income Taxes
Income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Income Taxes (Continued)
Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more likely than not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more likely than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets may be reduced by deferred tax liabilities and a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized. Management believes that the Company will generate sufficient operating earnings to realize the deferred tax benefits.
Stock Compensation Plans
Stock compensation accounting guidance requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options and warrants, restricted stock plans, performance-based awards, share appreciation rights, and employee share purchase plans.
The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. A Black-Scholes model is used to estimate the fair value of stock options, while the estimated market price of the Company’s common stock at the date of grant is used for restricted stock awards and stock grants.
Comprehensive Income
Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.
Fair Value of Financial Instruments
Fair values of financial instruments are estimates using relevant market information and other assumptions, as more fully disclosed in Note 17. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.
Revenue Recognition
On January 1, 2019, the Company adopted ASC 606 and all subsequent amendments (collectively ASC 606) which (1) creates a single framework for recognizing revenue from contracts with customers that fall within its scope and (2) revises when it is appropriate to recognize a gain (loss) from the transfer of nonfinancial assets, such as foreclosed assets. The majority of the Company’s revenues come from interest income and other sources, including loans and securities that are outside the scope of ASC 606. With the exception of gains/losses on sale of foreclosed assets, the Company’s services that fall within the scope of ASC 606 are presented within noninterest income and are recognized as revenue as the Company satisfies its obligations to the customer. Services within the scope of ASC 606 reported in noninterest income include service charges on deposit accounts, bank card services and interchange fees, and ATM fees.

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Recent Accounting Pronouncements
In February 2016 the Financial Accounting Standards Board (FASB) issued ASU 2016-02, “Leases (Topic 842)” to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and by disclosing key information about leasing arrangements. ASU 2016-02 requires organizations that lease assets (lessees) to recognize on the balance sheet the assets and liabilities for the rights and obligations created by the lease for all operating leases under current U.S. GAAP with a term of more than 12 months. The ASU is effective for non public business entities for fiscal years beginning after December 15, 2021. Early adoption is permitted. The ASU should be applied on a modified retrospective basis, with a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. The Company adopted ASU 2016-02 on June 30, 2021 and there was no material impact on the Company’s consolidated financial statements.
In July 2018 the FASB issued ASU 2018-11, “Leases –Targeted Improvements” to provide entities with relief from the costs of implementing certain aspects of the new leasing standard, ASU 2016-02. Specifically, under the amendments in ASU 2018-11: (1) entities may elect not to recast the comparative periods presented when transitioning to the new leasing standard, and (2) lessors may elect not to separate lease and non-lease components when certain conditions are met. The amendments have the same effective date as ASU 2016-02 (January 1, 2022 for the Company). The Company adopted ASU 2018-11 on June 30, 2021 and there was no material impact on the Company’s consolidated financial statements.
In June 2016 the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The new guidance will apply to most financial assets measured at amortized cost and certain other instruments including loans, debt securities held to maturity, net investments in leases and off-balance sheet credit exposures. The guidance will replace the current incurred loss accounting model that delays recognition of a loss until it is probable a loss has been incurred with an expected loss model that reflects expected credit losses based upon a broader range of estimates including consideration of past events, current conditions and supportable forecasts. The guidance also eliminates the current accounting model for purchased credit impaired loans and debt securities, which will require re-measurement of the related allowance at each reporting period. The guidance includes enhanced disclosure requirements intended to help financial statement users better understand estimates and judgement used in estimating credit losses. As originally issued, ASU 2016-13 was effective for financial statements issued for fiscal years and for interim periods within those fiscal years beginning after December 15, 2020, with institutions required to apply the changes through a cumulative-effect adjustment to their retained earnings balance as of the beginning of the first reporting period in which the guidance is effective. On October 16, 2019, the FASB approved a delay in the implementation of ASU 2016-13 by two years for non pubic business entities and SEC filers that qualify as smaller reporting companies, including the Company. Management has been in the process of developing a revised model to calculate the allowance for loan and leases losses upon implementation of ASU 2016-13 in order to determine the impact on the Company’s consolidated financial statements and, at this time, expects to recognize a one-time cumulative effect adjustment to the allowance for loan and lease losses as of the beginning of the first reporting period in which the new standard is effective. The magnitude of any such one-time adjustments is not yet known but is not anticipated to be material.
In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging: Targeted Improvements to Accounting for Hedging Activities (ASU 2017-12). The purpose of this updated guidance is to better align a company’s financial reporting for hedging activities with the economic objectives of those activities. ASU 2017-12 is effective for other than public business entities for fiscal years beginning after December 15, 2020, with early adoption, including adoption in an interim period, permitted. ASU 2017-12 requires a modified retrospective transition method in which the Company will recognize the cumulative effect of the change on the opening balance of each affected component of equity in the statement of financial position as of the date of adoption. The amended presentation and disclosure guidance is required only prospectively. The Company did not experience any impact on the Company’s consolidated financial position, results of operations or cash flows as a result of ASU 2017-12.

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Recent Events
On August 12, 2021, the Company completed the sale of 996,429 new shares of the Company’s common stock at a public offering price of $19.00 per share in the Company’s initial public offering (the “IPO”), and on August 19, 2021, the Company completed the sale of an additional 300,000 shares at the same price pursuant to the exercise of the underwriters’ option to purchase additional shares in the offering.
NOTE 2.    EARNINGS PER SHARE
Basic earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per share reflect additional potential common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options.

	For the Years Ended
	2021	2020
Basic Earnings Per Share:
Net Income	$18,567	$12,107
Weighted average common shares outstanding	8,198,188	7,673,085
Basic earnings per share	$2.26	$1.58
Diluted Earnings Per Share:
Net income allocated to common shareholders	$18,538	$12,095
Weighted average common shares outstanding	8,198,188	7,673,085
Net dilutive effect of:
Assumed exercises of stock options	118,348	92,778
Average shares and dilutive potential common shares	8,316,536	7,765,863
Dilutive earnings per share	$2.23	$1.56

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 3.    SECURITIES
The amortized cost and fair value of securities at December 31, 2021 and December 31, 2020 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2021
Securities Available for Sale
U.S. Treasury securities	$7,820	$22	$(20)	$7,822
U.S. Government Sponsored Enterprises (GSEs)	9,228	68	(103)	9,193
State and municipal securities	54,236	2,611	(66)	56,781
Corporate debt securities	10,530	289	(35)	10,784
Asset based securities	10,380	116	(24)	10,472
Mortgage-backed GSE residential/multifamily and non-GSE	37,123	185	(188)	37,120
Total securities available for sale	$129,317	$3,291	$(436)	$132,172

Securities Held to Maturity
U.S. Treasury securities	$—	$—	$—	$—
U.S. Government Sponsored Enterprises (GSEs)	—	—	—	—
State and municipal securities	19,672	364	(126)	19,910
Corporate debt securities	—	—	—	—
Asset based securities	—	—	—	—
Mortgage-backed GSE residential/multifamily and non-GSE	—	—	—	—
Total securities held to maturity	$19,672	$364	$(126)	$19,910
Total securities	$148,989	$3,655	$(562)	$152,082

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 3.    SECURITIES (Continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2020
Securities Available for Sale
U.S. Treasury securities	$—	$—	$—	$—
U.S. Government Sponsored Enterprises (GSEs)	9,154	246	(34)	9,366
State and municipal securities	64,468	3,531	(58)	67,941
Corporate debt securities	8,286	188	(5)	8,469
Asset based securities	9,035	76	—	9,111
Mortgage-backed GSE residential/multifamily and non-GSE	18,753	394	(33)	19,114
Total securities available for sale	$109,696	$4,435	$(130)	$114,001

Securities Held to Maturity
U.S. Treasury securities	$—	$—	$—	$—
U.S. Government Sponsored Enterprises (GSEs)	—	—	—	—
State and municipal securities	—	—	—	—
Corporate debt securities	—	—	—	—
Asset based securities	—	—	—	—
Mortgage-backed GSE residential/multifamily and non-GSE	—	—	—	—
Total securities held to maturity	$—	$—	$—	$—
Total securities	$109,696	$4,435	$(130)	$114,001
Securities with a carrying value of $46,263 and $40,983 at December 31, 2021 and December 31, 2020, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.
The amortized cost and fair value of securities available for sale and securities held to maturity as of December 31, 2021 and December 31, 2020 by contractual maturity are shown below. Actual maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid with or without penalty. Therefore, these securities are not included by maturity in the following summary:

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 3.    SECURITIES (Continued)

	December 31,
	2021		2020
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Available for Sale
Due in less than one year	$302	$302	$—	$—
Due from one year to five years	2,766	2,790	1,200	1,241
Due after five to ten years	26,475	26,764	15,518	15,873
Due after ten years	62,651	65,196	74,225	77,773
Mortgage-backed securities	37,123	37,120	18,753	19,114
Total securities available for sale	$129,317	$132,172	$109,696	$114,001

Securities Held to Maturity
Due in less than one year	$—	$—	$—	$—
Due from one year to five years	—	—	—	—
Due after five to ten years	1,100	1,115	—	—
Due after ten years	18,572	18,795	—	—
Mortgage-backed securities	—	—	—	—
Total securities held to maturity	$19,672	$19,910	$—	$—
Total securities	$148,989	$152,082	$109,696	$114,001
Gains and losses on sales of securities available for sale for the years ended December 31, 2021 and December 31, 2020 consist of the following:

	Years Ended December 31,
	2021	2020
Gross gains	$862	$765
Gross losses	(919)	(23)
Net realized gains (losses)	$(57)	$742
Restricted equity securities as of December 31, 2021 and December 31, 2020 consist of the following:

	December 31,
	2021	2020
Federal Home Loan Bank stock	$1,675	$2,299
First National Banker’s Bankshares, Inc. stock	675	675
Pacific Coast Banker’s Bank stock	250	250
Total restricted equity securities	$2,600	$3,224

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 3.    SECURITIES (Continued)
Temporarily Impaired Securities
The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position at December 31, 2021 and December 31, 2020.

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Total Unrealized Losses
December 31, 2021
Securities Available for Sale
U.S. Treasury securities	$(20)	$5,347	$—	$—	$(20)
U.S. Government Sponsored Enterprises (GSEs)	(57)	1,946	(46)	1,899	(103)
State and municipal securities	(66)	6,270	—	—	(66)
Corporate debt securities	(35)	2,995	—	—	(35)
Asset based securities	(21)	2,842	(3)	879	(24)
Mortgage-backed GSE residential/multifamily and non-GSE	(158)	16,226	(30)	2,749	(188)
Total securities available for sale	$(357)	$35,626	$(79)	$5,527	$(436)

Securities Held to Maturity
U.S. Treasury securities	$—	$—	$—	$—	$—
U.S. Government Sponsored Enterprises (GSEs)	—	—	—	—	—
State and municipal securities	(126)	6,450	—	—	(126)
Corporate debt securities	—	—	—	—	—
Asset based securities	—	—	—	—	—
Mortgage-backed GSE residential/multifamily and non-GSE	—	—	—	—	—
Total securities held to maturity	$(126)	$6,450	$—	$—	$(126)
Total securities	$(483)	$42,076	$(79)	$5,527	$(562)

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 3.    SECURITIES (Continued)
Temporarily Impaired Securities (Continued)

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Total Unrealized Losses

December 31, 2020
Securities Available for Sale
U.S. Treasury securities	$—	$—	$—	$—	$—
U.S. Government Sponsored Enterprises (GSEs)	(34)	2,051	—	—	(34)
State and municipal securities	(58)	4,979	—	—	(58)
Corporate debt securities	(5)	1,495	—	—	(5)
Asset based securities	—	960	—	—	—
Mortgage-backed GSE residential/multifamily and non-GSE	(33)	6,643	—	—	(33)
Total securities available for sale	$(130)	$16,128	$—	$—	$(130)

Securities Held to Maturity
U.S. Treasury securities	$—	$—	$—	$—	$—
U.S. Government Sponsored Enterprises (GSEs)	—	—	—	—	—
State and municipal securities	—	—	—	—	—
Corporate debt securities	—	—	—	—	—
Asset based securities	—	—	—	—	—
Mortgage-backed GSE residential/multifamily and non-GSE	—	—	—	—	—
Total securities held to maturity	$—	$—	$—	$—	$—
Total securities	$(130)	$16,128	$—	$—	$(130)
The unrealized losses on fifty-five securities were caused by interest rate changes. Because the Company does not intend to sell the securities and it is not more likely than not that the Company will be required to sell the securities before recovery of the amortized cost bases, at maturity, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2021.
Other-Than-Temporary Impairment
The Company routinely conducts periodic reviews to identify and evaluate each investment security to determine whether an other-than-temporary impairment has occurred. Factors included in the evaluation process may include geographic concentrations, credit ratings, and other performance indicators of the underlying asset. As of December 31, 2021 and December 31, 2020, no securities within the Company’s investment securities portfolio was considered other-than-temporarily impaired.

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 4.    Loans
Portfolio Segments and Classes
The composition of loans, excluding loans held for sale, is summarized as follows:

	December 31,
	2021		2020
	Amount	% of Total	Amount	% of Total
	(in thousands, except percentages)
Real estate mortgages:
Construction and development	$174,480	13.9%	$102,559	9.9%
Residential	147,490	11.8%	152,212	14.7%
Commercial	716,541	57.1%	514,923	49.8%
Commercial and industrial	206,897	16.5%	254,395	24.6%
Consumer and other	8,709	0.7%	9,644	1.0%
Gross Loans	1,254,117	100.0%	1,033,733	100.0%
Deferred loan fees	(3,817)		(3,618)
Allowance for loan losses	(14,844)		(11,859)
Loans, net	$1,235,456		$1,018,256
For purposes of the disclosures required pursuant to ASC 310, the loan portfolio was disaggregated into segments and then further disaggregated into classes for certain disclosures. A portfolio segment is defined as the level at which an entity develops and documents a systematic method for determining its allowance for credit losses. There are three loan portfolio segments that include real estate, commercial and industrial, and consumer and other. A class is generally determined based on the initial measurement attribute, risk characteristic of the loan, and an entity’s method for monitoring and assessing credit risk. Commercial and industrial is a separate commercial loan class. Classes within the real estate portfolio segment include construction and development, residential mortgages, and commercial mortgages. Consumer loans and other are a class in itself.
In light of the U.S. and global economic crisis brought about by the COVID-19 pandemic, the Company has prioritized assisting its clients through this troubled time. The CARES Act provides for Paycheck Protection Program (PPP) loans to be made by banks to employers with less than 500 employees if they continue to employ their existing workers. As of December 31, 2021, the Company has outstanding 36 loans for a total amount of $9,203 under the PPP. At December 31, 2021, unaccreted deferred loan origination fees related to PPP loans totaled $298. PPP loan origination fees recorded as an adjustment to loan yield for the year were $2,677. These PPP loans are included within the commercial and industrial loan category in the table above.
The following describe risk characteristics relevant to each of the portfolio segments and classes:
Real estate - As discussed below, the Company offers various types of real estate loan products. All loans within this portfolio segment are particularly sensitive to the valuation of real estate:
•Loans for real estate construction and development are repaid through cash flow related to the operations, sale or refinance of the underlying property. This portfolio class includes extensions of credit to real estate developers or investors where repayment is dependent on the sale of the real estate or income generated from the real estate collateral.
•Residential mortgages include 1-4 family first mortgage loans which are repaid by various means such as a borrower’s income, sale of the property, or rental income derived from the property. Also included in residential mortgages are real estate loans secured by farmland, second liens, or open end real estate loans, such as home equity lines. These loans are typically repaid in the same means as 1-4 family first mortgages.

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 4.    Loans (Continued)
Portfolio Segments and Classes (Continued)
•Commercial real estate mortgage loans include both owner-occupied commercial real estate loans and other commercial real estate loans such as commercial loans secured by income producing properties. Owner-occupied commercial real estate loans made to operating businesses are long-term financing of land and buildings and are repaid by cash flows generated from business operations. Real estate loans for income-producing properties such as apartment buildings, hotels, office and industrial buildings, and retail shopping centers are repaid by cash flows from rent income derived from the properties.
Commercial and industrial - The commercial loan portfolio segment includes commercial and industrial loans. These loans include those loans to commercial customers for use in normal business operations to finance working capital needs, equipment purchases, leases, or expansion projects. Loans are repaid by business cash flows. Collection risk in this portfolio is driven by the creditworthiness of the underlying borrower, particularly cash flows from the borrowers’ business operations.
Consumer and other - The consumer loan portfolio segment includes direct consumer installment loans, overdrafts and other revolving credit loans. Loans in this portfolio are sensitive to unemployment and other key consumer economic measures which affects borrowers’ incomes and cash for repayment.
Credit Risk Management
The Chief Credit Officer, Officers Loan Committee and Directors Loan Committee are each involved in the credit risk management process and assess the accuracy of risk ratings, the quality of the portfolio and the estimation of inherent credit losses in the loan portfolio. This comprehensive process also assists in the prompt identification of problem credits. The Company has taken a number of measures to manage the portfolios and reduce risk, particularly in the more problematic portfolios.
The Company employs a credit risk management process with defined policies, accountability and routine reporting to manage credit risk in the loan portfolio segments. Credit risk management is guided by a comprehensive Loan Policy that provides for a consistent and prudent approach to underwriting and approvals of credits. Within the Board approved Loan Policy, procedures exist that elevate the approval requirements as credits become larger and more complex. All loans are individually underwritten, risk-rated, approved, and monitored.
Responsibility and accountability for adherence to underwriting policies and accurate risk ratings lies in each portfolio segment. For the consumer portfolio segment, the risk management process focuses on managing customers who become delinquent in their payments. For the commercial and real estate portfolio segments, the risk management process focuses on underwriting new business and, on an ongoing basis, monitoring the credit of the portfolios. To ensure problem credits are identified on a timely basis, several specific portfolio reviews occur each year to assess the larger adversely rated credits for proper risk rating and accrual status.
Credit quality and trends in the loan portfolio segments are measured and monitored regularly. Detailed reports, by product, collateral, accrual status, etc., are reviewed by the Chief Credit Officer and reported to the Board of Directors.
A description of the general characteristics of the risk categories used by the Company is as follows:
•Pass - A Pass loan is a strong credit with no existing or known potential weaknesses deserving of management’s close attention.
•Special Mention - A loan that has potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 4.    Loans (Continued)
Credit Risk Management (Continued)
or in the institution's credit position at some future date. These loans are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.
•Substandard - Substandard loans are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.
•Doubtful - Loans classified Doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, conditions, and values, highly questionable and improbable.
•Loss - Loans classified Loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be effected in the future.
The following tables summarize the risk category of the Company’s loan portfolio based upon the most recent analysis performed as of December 31, 2021 and December 31, 2020:

	Pass	Special Mention	Substandard	Doubtful	Total
	(dollars in thousands)
As of December 31, 2021
Real estate mortgages:
Construction and development	$168,751	$388	$5,341	$—	$174,480
Residential	142,782	3,554	1,154	—	147,490
Commercial	691,863	16,371	8,307	—	716,541
Commercial and industrial	203,630	2,960	73	234	206,897
Consumer and other	8,682	21	6	—	8,709
Total:	$1,215,708	$23,294	$14,881	$234	$1,254,117

As of December 31, 2020
Real estate mortgages:
Construction and development	$95,214	$6,113	$1,232	$—	$102,559
Residential	144,256	6,245	1,627	84	152,212
Commercial	471,555	36,754	6,614	—	514,923
Commercial and industrial	240,646	13,138	611	—	254,395
Consumer and other	8,186	1,435	23	—	9,644
Total:	$959,857	$63,685	$10,107	$84	$1,033,733
Past Due Loans
A loan is considered past due if any required principal and interest payments have not been received as of the date such payments were required to be made under the terms of the loan agreement.  Generally, management places a loan on nonaccrual when there is a clear indication that the borrower’s cash flow may not be sufficient to meet

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 4.    Loans (Continued)
Past Due Loans (Continued)
payments as they become due, which is generally when a loan is 90 days past due. The following tables present the aging of the recorded investment in loans as of December 31, 2021 and December 31, 2020:

		Past Due Status (Accruing Loans)
	Current	30-59 Days	60-89 Days	90+ Days	Total Past Due	Nonaccrual	Total
As of December 31, 2021
Real estate mortgages:
Construction and development	$173,027	$62	$746	$299	$1,107	$346	$174,480
Residential	146,871	129	128	195	452	167	147,490
Commercial	714,092	1,775	—	—	1,775	674	716,541
Commercial and industrial	206,027	99	486	—	585	285	206,897
Consumer and other	8,673	30	—	—	30	6	8,709
Total:	$1,248,690	$2,095	$1,360	$494	$3,949	$1,478	$1,254,117

As of December 31, 2020
Real estate mortgages:
Construction and development	$101,375	$117	$90	$—	$207	$977	$102,559
Residential	150,837	382	94	42	518	857	152,212
Commercial	512,208	1,196	—	41	1,237	1,478	514,923
Commercial and industrial	252,473	626	1,212	—	1,838	84	254,395
Consumer and other	9,581	18	15	8	41	22	9,644
Total:	$1,026,474	$2,339	$1,411	$91	$3,841	$3,418	$1,033,733

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 4.    Loans (Continued)
Allowance for Loans Losses
The following tables detail activity in the allowance for loan losses by portfolio segment as of December 31, 2021 and December 31, 2020. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

	Real Estate	Commercial	Consumer	Total
Allowance for loan losses:
Balance at December 31, 2020	$8,057	$3,609	$193	$11,859
Provision (credit) for loan losses	3,516	(458)	(76)	2,982
Loans charged off	(44)	—	(2)	(46)
Recoveries of loans previously charged off	25	15	9	49
Ending balance at December 31, 2021	$11,554	$3,166	$124	$14,844

Ending balance - individually evaluated for impairment	$340	$292	$3	$635
Ending balance - collectively evaluated for impairment	11,145	2,874	121	14,140
Ending balance - loans acquired with deteriorated credit quality	69	—	—	69
Total ending balance at December 31, 2021	$11,554	$3,166	$124	$14,844

Loans:
Ending balance - individually evaluated for impairment	$14,742	$307	$26	$15,075
Ending balance - collectively evaluated for impairment	1,022,497	206,590	8,683	1,237,770
Ending balance - loans acquired with deteriorated credit quality	1,272	—	—	1,272
Total ending balance at December 31, 2021	$1,038,511	$206,897	$8,709	$1,254,117

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 4.    Loans (Continued)
Allowance for Loans Losses (Continued)

	Real Estate	Commercial	Consumer	Total
Allowance for loan losses:
Balance at December 31, 2019	$7,254	$1,885	$126	$9,265
Provision for loan losses	1,702	1,598	—	3,300
Loans charged off	(908)	—	(18)	(926)
Recoveries of loans previously charged off	9	126	85	220
Ending balance at December 31, 2020	$8,057	$3,609	$193	$11,859

Ending balance - individually evaluated for impairment	$1,352	$478	$7	$1,837
Ending balance - collectively evaluated for impairment	6,476	3,131	186	9,793
Ending balance - loans acquired with deteriorated credit quality	229	—	—	229
Total ending balance at December 31, 2020	$8,057	$3,609	$193	$11,859

Loans:
Ending balance - individually evaluated for impairment	$11,527	$856	$37	$12,420
Ending balance - collectively evaluated for impairment	756,489	253,539	9,607	1,019,635
Ending balance - loans acquired with deteriorated credit quality	1,678	—	—	1,678
Total ending balance at December 31, 2020	$769,694	$254,395	$9,644	$1,033,733

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 4.    Loans (Continued)
Impaired Loans
A loan held for investment is considered impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due (both principal and interest) according to the terms of the loan agreement. The following tables detail our impaired loans, by portfolio class as of December 31, 2021 and December 31, 2020.

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2021
With no related allowance recorded:
Real estate mortgages:
Construction and development	$5,258	$5,258	$—	$5,261	$205
Residential	1,081	1,081	—	1,090	90
Commercial	7,992	7,992	—	7,993	440
Commercial and industrial	22	22	—	25	3
Consumer and other	15	15	—	16	1
Total with no related allowance recorded	14,368	14,368	—	14,385	739

With an allowance recorded:
Real estate mortgages:
Construction and development	370	370	148	370	$10
Residential	633	704	125	636	27
Commercial	680	680	136	682	32
Commercial and industrial	285	285	292	289	18
Consumer and other	11	11	3	11	1
Total with an allowance recorded	1,979	2,050	704	1,988	88
Total impaired loans:	$16,347	$16,418	$704	$16,373	$827

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 4.    Loans (Continued)
Impaired Loans (Continued)

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2020
With no related allowance recorded:
Real estate mortgages:
Construction and development	$977	$977	$—	$970	$18
Residential	1,537	1,537	—	1,669	93
Commercial	5,117	5,117	—	5,425	290
Commercial and industrial	65	65	—	91	6
Consumer and other	22	22	—	24	2
Total with no related allowance recorded	7,718	7,718	—	8,179	$409

With an allowance recorded:
Real estate mortgages:
Construction and development	644	644	106	668	$34
Residential	1,557	1,628	628	1,636	82
Commercial	3,373	3,373	847	3,526	194
Commercial and industrial	791	791	478	886	58
Consumer and other	15	15	7	15	—
Total with an allowance recorded	6,380	6,451	2,066	6,731	368
Total impaired loans:	$14,098	$14,169	$2,066	$14,910	$777
Troubled Debt Restructurings
As of December 31, 2021, and 2020, impaired loans included $2,012 and $1,754, respectively, in loans that were classified as Troubled Debt Restructurings (TDRs). The restructuring of a loan is considered a TDR if both (i) the borrower is experiencing financial difficulties and (ii) the Company has granted a concession.
In assessing whether a borrower is experiencing financial difficulties, the Company considers information currently available regarding the financial condition of the borrower. This information includes, but is not limited to, whether (i) the borrower is currently in payment default on any of its debt; (ii) a payment default is probable in the foreseeable future without the modification; (iii) the borrower has declared or is in the process of declaring bankruptcy and (iv) the borrower’s projected cash flow is sufficient to satisfy contractual payments due under the original terms of the loan without a modification.
The Company considers all aspects of the modification to loan terms to determine whether or not a concession has been granted to the borrower. Key factors considered by the Company include the borrower’s ability to access funds at a market rate for debt with similar risk characteristics, the significance of the modification relative to unpaid principal balance or collateral value of the debt, and the significance of a delay in the timing of payments relative to the original contractual terms of the loan. The most common concessions granted by the Company generally include one or more modifications to the terms of the debt, such as (i) a reduction in the interest rate for the remaining life of the debt, (ii) an extension of the maturity date at an interest rate lower than the current market rate for new debt with similar risk, (iii) a temporary period of interest-only payments, and (iv) a reduction in the contractual payment amount for either a short period or remaining term of the loan.
As of December 31, 2021, and 2020, the Company had $1,072 and $1,275, respectively, in loans considered restructured that are not on nonaccrual status. Of the nonaccrual loans at December 31, 2021 and 2020, $940 and

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 4.    Loans (Continued)
Troubled Debt Restructurings (Continued)
$479, respectively, met the criteria for a TDR. A loan is placed back on accrual status when both principal andinterest are current, and it is probable that the Company will be able to collect all amounts due (both principal and interest) according to the terms of the loan agreement.
Recorded investment prior to modification reflects the Company’s recorded investment immediately before the modification. Recorded investment after modification represents the Company’s recorded investment at the end of the year. The following table summarizes the loans that were modified as a TDR during the years ended December 31, 2021 and 2020.

	Troubled Debt Restructurings
	Number of Loans	Recorded Investment Prior to Modification	Recorded Investment After Modification	Impact on the Allowance for Loan Losses
December 31, 2021
Real estate mortgages:
Construction and development	2	$189	$178	$63
Residential	1	3	—	—
Commercial	2	537	510	—
Commercial and industrial	—	—	—	—
Consumer and other	—	—	—	—
Total	5	$729	$688	$63

December 31, 2020
Real estate mortgages:
Construction and development	—	$—	$—	$—
Residential	—	—	—	—
Commercial	—	—	—	—
Commercial and industrial	1	277	271	271
Consumer and other	1	16	15	7
Total	2	$293	$286	$278
The Company considers a loan to have defaulted when it becomes 90 or more days delinquent under the modified terms, has been transferred to nonaccrual status subsequent to the modification or has been transferred to foreclosed assets. As of December 31, 2021, three loans modified in a TDR during the twelve months, subsequently defaulted. As of December 31, 2020, no loans modified in a TDR during the twelve months, subsequently defaulted.

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 5.    FORECLOSED ASSETS
A summary of foreclosed assets is presented as follows:

	December 31,
	2021	2020
Balance, beginning of year	$10,224	$7,042
Acquired through settlement of loans	100	10,088
Sales proceeds	(7,187)	(5,910)
Write-downs	—	(920)
Net gain (loss) on sales of foreclosed assets	(207)	76
Receivable from SBA	—	(152)
Balance, end of year	$2,930	$10,224
Net expenses related to foreclosed assets include the following:

	December 31,
	2021	2020
Net (gain) loss on sales of foreclosed assets	$207	$(76)
Write-downs	—	920
Operating expenses, net of rental income	(366)	102
Net (income) expense	$(159)	$946
The carrying amount of other real estate owned categorized as residential real estate at December 31, 2021 and 2020 was $60 and $145, respectively.
NOTE 6.    PREMISES AND EQUIPMENT
Premises and equipment is summarized as follows:

	December 31,
	2021	2020
Land and land improvements	$8,169	$8,169
Building	22,604	21,109
Furniture and equipment	4,785	7,260
	35,558	36,538
Accumulated depreciation	(8,514)	(12,112)
Total premises and equipment	$27,044	$24,426
NOTE 7.    LEASES
The Company leases certain office facilities under long-term operating lease agreements. The leases expire at various dates through 2024 and some include renewal options. Many of these leases require the payment of property taxes, insurance premiums, maintenance, utilities and other costs. In many cases, rentals are subject to increase in relation to a cost-of-living index. The Company accounts for lease and non-lease components together as a single lease component. The Company determines if an arrangement is a lease at inception. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 7.    LEASES (Continued)
Future minimum lease payments, as of December 31, 2021, on the leases described above, excluding any renewal options, are summarized as follows:

2022	$160
2023	143
2024	58
$361
Rental expense included in the consolidated statements of income for the years ended December 31, 2021 and 2020 is $488 and $473, respectively.
The Company determines if an arrangement is a lease at inception of the contract and assesses the appropriate classification as operating or financing. Operating leases with terms greater than one year are included in right-of-use assets and lease liabilities on the Company's consolidated balance sheets. Agreements with both lease and non-lease components are accounted for separately, with only the lease component capitalized. Operating right-of-use assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the term using the interest rate implicit in the contract, when available, or the Company's incremental collateralized borrowing rate with similar terms.
The table below summarizes information related to the Company's operating leases as of and for the year ended December 31, 2021:

Operating lease right-of-use assets	$338
Operating lease liabilities	$339
Weighted average remaining operating lease term (in years)	1.7
Weighted average operating lease discount rate	4.5%
Future obligations over the primary and renewal option terms of the Company’s long-term operating leases as of December 31, 2021, were as follows:

2022	$156
2023	143
2024	58
Total Lease Payments	357
Less: Interest	(18)
Operating Lease Liability	$339
NOTE 8 .    DEPOSITS
Major classifications of deposits are as follows:

	December 31,
	2021	2020
Noninterest-bearing transaction	$541,546	$290,867
Interest-bearing transaction	704,326	475,757
Savings	56,715	42,731
Time deposits, $250,000 and under	224,556	293,707
Time deposits, over $250,000	29,308	36,599
	$1,556,451	$1,139,661

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 8.    DEPOSITS (Continued)
Brokered deposits totaled $34,110 at December 31, 2021 and $34,151 at December 31, 2020. The scheduled maturities of time deposits at December 31, 2021 are as follows:

2022	$212,370
2023	19,162
2024	17,192
2025	3,402
2026	1,552
Thereafter	186
Total	$253,864
At December 31, 2021 and December 31, 2020, overdrawn transaction accounts reclassified to loans totaled $208 and $166, respectively.
NOTE 9.    BORROWINGS
Note payable and subordinated notes consist of the following:

	December 31,
	2021	2020
Short-term variable $25 million line of credit with interest due quarterly at 90-Day LIBOR + 2.50%, maturity August 2022.	$12,498	$7,975

Short-term fixed rate Federal Home Loan Bank advances with interest and principal payments due at various maturity dates through 2023 and interest rates ranging from 0.31% to 0.57%.	25,950	30,900

Subordinated notes with interest due semi-annually beginning January 1, 2017 at a fixed rate of 6.625% through July 2021, then quarterly interest due based on LIBOR + 5.412% through maturity on July 1, 2026.	—	4,493
	$38,448	$43,368
Contractual maturities of other borrowings as of December 31, 2021 are as follows:

2022	$32,448
2023	6,000
Total	$38,448
The short-term variable $25.0 million line of credit from First Horizon Bank is collateralized by 100% of the capital stock of the Bank.
Advances from the Federal Home Loan Bank of Atlanta are secured by a blanket floating lien on qualifying commercial mortgages of approximately $66,623, residential mortgages of approximately $22,673, and on qualifying home equity lines of credit of approximately $5,006. At December 31, 2021 the Company had $25,950 in outstanding advances and approximately $68,352 was available for borrowing on lines with the FHLB.
At December 31, 2021, the Company has accommodations which allow the purchase of federal funds from several correspondent banks on an overnight basis at prevailing overnight market rates. These accommodations are subject to various restrictions as to their term and availability, and in most cases, must be repaid in less than a month. At December 31, 2021 and 2020, the Company had $0 outstanding under these arrangements. The Company may borrow up to $87,200 under these arrangements as of December 31, 2021.

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 9.    BORROWINGS (Continued)
Subordinated Notes
On June 23, 2016, the Company issued $4,500 of Fixed-to-Floating Rate Subordinated Notes due July 2026 (the “Notes”). The Notes initially bore interest at 6.625% per annum, payable semi-annually in arrears on January 1 and July 1 of each year, commencing on January 1, 2017 until July 1, 2021. Thereafter and to, but excluding, the maturity date or earlier redemption, interest was payable quarterly in arrears, at an annual floating rate equal to three-month LIBOR as determined for the applicable quarterly period, plus 5.412%. The Company could, at its option, beginning on July 1, 2021 and on any scheduled interest payment date thereafter, redeem the Notes, in whole or in part, at a redemption price equal to the outstanding principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption. Issuance costs related to the Notes totaled $79 and have been netted against the subordinated notes liability on the balance sheet. At December 31, 2021 and December 31, 2020, the remaining balance of the debt issuance cost was $0 and $7, respectively. The debt issuance costs were being amortized using the straight-line method over sixty months and are recorded as a component of interest expense. On June 23, 2021, the Company redeemed all of the outstanding Notes.

NOTE 10.    DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
Risk Management Objective of Using Derivatives
The Company is exposed to certain risk arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its assets and liabilities and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates.
Non-designated Hedges
Derivatives not designated as hedges are not speculative and result from a service the Company provides to certain customers. The Company executes interest rate swaps with commercial banking customers to facilitate their respective risk management strategies. Those interest rate swaps are simultaneously hedged by offsetting derivatives that the Company executes with a third party, such that the Company minimizes its net risk exposure resulting from such transactions. As the interest rate derivatives associated with this program do not meet the strict hedge accounting requirements, changes in the fair value of both the customer derivatives and the offsetting derivatives are recognized directly in earnings.
Tabular Disclosure of Fair Values of Derivative Instruments on the Balance Sheet
The table below presents the fair value of the Company’s derivative financial instruments including the effects of offsetting as well as their classification on the consolidated balance sheets as of December 31, 2021 and December 31, 2020. As of December 31, 2021, the Company has posted cash collateral of $350. The amount of loss recognized in income on derivatives as a fair value adjustment and fee income, for the year ended December 31, 2021, were $29 and $960, respectively.

December 31, 2021				December 31, 2020
Derivatives not Designated as Hedging Instruments	Notional Amount	Balance Sheet Location	Fair Value	Derivatives not Designated as Hedging Instruments	Notional Amount	Balance Sheet Location	Fair Value
Interest Rate Products	$77,534	Other Assets	$1,784	Interest Rate Products	$49,664	Other Assets	$983
Interest Rate Products	77,534	Other Liabilities	(1,843)	Interest Rate Products	49,664	Other Liabilities	(1,013)

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 10.    DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (Continued)
Credit-risk-related Contingent Features
Applicable for OTC derivatives with dealers
The Company has agreements with each of its derivative counterparties that contain a provision where if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Company could also be declared in default on its derivative obligations.
The Company has agreements with certain of its derivative counterparties that contain a provision where if the company fails to maintain its status as a well / adequate capitalized institution, then the Company could be required to post additional collateral.
As of December 31, 2021, the fair value of derivatives in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, related to these agreements was $1,827. If the Company had breached any of these provisions at December 31, 2021, it could have been required to settle its obligations under the agreements at their termination value of $1,827, less the required collateral of $350.
NOTE 11.    EMPLOYEE AND DIRECTOR BENEFITS
Incentive Stock Option Plan
The Company adopted an Incentive Stock Compensation Plan during 2007 which grants directors, key employees and others options to purchase shares of common stock of the Company. Options may be granted as incentive stock options or nonqualified stock options depending on the eligibility of the recipient. Option prices and terms are determined by a committee appointed by the Board of Directors. The plan provides for a total of 450,000 options to purchase common shares of the Company. During 2016, the Board of Directors of the Company approved to increase the total number of options available to the Plan from 450,000 to 675,000. In December 2017, the Board of Directors of the Company approved to further increase the total number of options available to the Plan from 675,000 to 975,000. During 2020, the Board of Directors of the Company approved to increase the total number of options available to the Plan from 975,000 to 1,400,000. As of December 31, 2021, there are 474,336 options under the plan available to be granted.

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 11.    EMPLOYEE AND DIRECTOR BENEFITS (Continued)
Incentive Stock Option Plan (Continued)
Other pertinent information related to the options is as follows:

	Number	Weighted Average Exercise Price
Year Ended December 31, 2021
Options outstanding, beginning of year	480,478	$14.95
Granted	33,294	20.03
Exercised	(10,000)	10.00
Forfeited	(2,280)	20.10
Options outstanding, end of year	501,492	$15.37
Weighted average remaining contractual life		6.46 years

Exercisable, end of year	327,526	$13.79

Year Ended December 31, 2020
Options outstanding, beginning of year	373,392	$13.55
Granted	113,086	19.49
Exercised	(1,000)	10.00
Forfeited	(5,000)	14.20
Options outstanding, end of year	480,478	$14.95
Weighted average remaining contractual life		7.26 years

Exercisable, end of year	216,677	$12.67
Exercisable options at December 31, 2021 were as follows:

Exercise Price	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
			(in years)	(dollars in thousands)
$10.00	115,000	$10.00	4.09	$1,101
14.00	24,000	14.00	5.33	134
14.00	7,200	14.00	5.67	40
14.00	4,000	14.00	6.00	22
14.50	73,000	14.50	6.09	370
14.50	9,000	14.50	6.42	46
14.50	4,800	14.50	6.92	24
16.00	50,261	16.00	7.09	179
22.75	6,000	22.75	7.84	—
20.10	20,512	20.10	8.09	—
20.10	9,753	20.10	8.18	—
14.98	2,000	14.98	8.84	9
18.34	2,000	18.34	9.01	2
	327,526	$13.79	5.75	$1,927

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 11.    EMPLOYEE AND DIRECTOR BENEFITS (Continued)
Incentive Stock Option Plan (Continued)
During 2020 and 2021, there were no vested stock options exchanged in a cashless exercise.
For the years ended December 31, 2021 and 2020, the Company recognized $362 and $349, respectively, in stock-based compensation expense related to stock option awards. As of December 31, 2021 and 2020, there is $537 and $587, respectively, of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the plan. The cost is expected to be recognized over a weighted average period of 1.66 years.
The fair value of each stock option award is estimated on the date of grant using a Black-Scholes-Merton valuation model that uses the assumptions noted in the following table. Expected volatilities are based on an average of traded community banks. The Company considers historical data and peer group data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is based on the short-cut method and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.
The following weighted average assumptions were used in the calculations for 2021 and 2020 as follows:

	December 31,
	2021	2020
Dividend yield	2.50%	2.50%
Weighted average volatility	65.43%	29.15%
Expected life in years	6.50 years	6.68 years
Risk-free interest rate	0.81%	1.56%
Weighted average grant-date fair value	$9.77	$4.22
Restricted Stock
During 2013, the Company amended the 2007 Incentive Stock Compensation Plan to allow for restricted stock awards. The Company awarded 24,985 shares of restricted stock during 2021 and 22,869 in 2020. The restriction is

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 11.    EMPLOYEE AND DIRECTOR BENEFITS (Continued)
Restricted Stock (Continued)
based upon continuous service and the shares will vest equally over three to five years. Nonvested restricted stock consists of the following:

	Number	Weighted Average Exercise Price
Year Ended December 31, 2021
Nonvested, beginning of year	39,169	$17.80
Granted	24,985	20.03
Forfeited	—	—
Vested	(24,840)	17.36
Nonvested, end of year	39,314	$19.50

Year Ended December 31, 2020
Nonvested, beginning of year	34,389	$16.06
Granted	22,869	19.35
Forfeited	(268)	20.10
Vested	(17,821)	16.39
Nonvested, end of year	39,169	$17.80
As of December 31, 2021, there was $477 of unrecognized compensation cost related to nonvested restricted stock awards. Expense for restricted stock awards of $463 and $390 was recorded for the years ended December 31, 2021 and 2020, respectively.
Supplemental Executive Retirement Plan
The Company sponsors a supplemental executive retirement plan (SERP) providing for death and retirement benefits for certain executive officers. In connection with the SERP plan, the Company has purchased annuity contracts and bank owned life insurance from various insurance entities. The Company is the annuity owner throughout the term of the contract and as such, the annuity payments are paid directly to the Company. The Company in turn will make the benefit payments to the executives upon retirement over the executives’ life using the funds received from the annuity contracts. The Company will accrue the total obligation under the SERP over the executive’s future service period to the date full eligibility for the benefit is attained. The amounts to be accrued shall result in an accrued amount at the full eligibility date equal to the then present value of all of the future benefits expected to be paid.
The Company has recorded a liability as of December 31, 2021 and 2020, amounting to $3,578 and $2,990, respectively, for the present value of the future benefits to be paid under the SERP, which is recorded in other liabilities on the consolidated balance sheets. Expense related to the SERP totaled $589 and $487 for the years ended December 31, 2021 and 2020, respectively.
Bank Owned Life Insurance
Investments in bank-owned life insurance programs are recorded at their respective cash surrender values. The cash surrender value and net interest earned on the related policies amounted to $22,201 and $497, respectively, as of and for the year ended December 31, 2021 and $22,458 and $528, respectively, as of and for the year ended December 31, 2020.

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 12.    INCOME TAXES
Income tax expense consists of the following:

	Years Ended December 31,
	2021	2020
Current	$6,705	$4,113
Deferred	(973)	(1,587)
Income tax expense	$5,732	$2,526
The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences as of December 31, 2021 and 2020 is as follows:

	Years Ended December 31,
	2021	2020
Income tax expense at federal statutory rate	$5,102	$3,073
State income tax	879	465
Tax exempt income	(210)	(170)
Nondeductible merger (credit) expenses	134	(685)
Other	(173)	(157)
Income tax expense	$5,732	$2,526
The components of deferred income taxes are as follows:

	December 31,
	2021	2020
Deferred income tax assets:
Loan loss reserves	$3,812	$2,982
Pre-opening and organization expenses	15	36
Deferred compensation	1,055	904
Intangible assets created from asset purchase	34	40
Loans purchased at a premium	68	142
Restricted stock	40	32
Deferred origination fees	795	642
	5,819	4,778
Deferred income tax liabilities:
Loans purchased at a discount	136	163
Depreciation	325	208
Intangible assets created from stock purchase	393	461
Other	161	115
Unrealized gain on securities available for sale	743	1,122
	1,758	2,069

Net deferred income tax asset	$4,061	$2,709

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 12.    INCOME TAXES (Continued)
The Company and its subsidiary are subject to U.S. federal income tax, as well as income tax within the States of Alabama and Georgia. The Company is no longer subject to examination by taxing authorities for years before 2018.
The deferred income tax asset is recorded in “Other assets” on the consolidated balance sheets.
NOTE 13.    COMMITMENTS AND CONTINGENCIES
Loan Commitments
The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.
The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2021	2020
Commitments to extend credit	$314,194	$181,925
Standby letters of credit	3,434	2,814
Total	$317,628	$184,739
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate, and income-producing commercial properties.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies and is required in instances which the Company deems necessary.
The Company has not been required to perform on any standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the twelve months ended December 31, 2021 and December 31, 2020.
Contingencies
In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s financial statements.

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 14.    CONCENTRATIONS OF CREDIT
The Company originates primarily commercial, commercial real estate, residential real estate, and consumer loans to customers in Alabama and Georgia. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas.
Eighty-three percent of the Company’s loan portfolio is concentrated in real estate. A substantial portion of these loans are secured by real estate in the Company’s primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of the other real estate owned are susceptible to changes in market conditions in the Company’s primary market area. The other concentrations of credit by type of loan are set forth in Note 4.
The Company, according to regulatory restrictions, may not generally extend credit to any single borrower or group of related borrowers on a secured basis in excess of 20% of capital, as defined, or approximately $36,317 or on an unsecured basis in excess of 10% of capital, as defined, or approximately $18,159.
NOTE 15.    STOCKHOLDERS’ EQUITY
As of December 31, 2021, the Company had 9,012,857 shares of common stock issued and outstanding. As of December 31, 2021, the Company does not have any non-voting shares issued and outstanding.
As of December 31, 2020, the Company had 7,678,195 shares of common stock issued and outstanding, of which 805,715 shares were non-voting.
NOTE 16.    REGULATORY MATTERS
The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2021, approximately $33,247 of retained earnings was available for dividend declaration without regulatory approval.
The Bank is also subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total capital, Tier 1 capital, and common equity Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. In addition, the Bank is subject to an institution-specific capital buffer, which must exceed 2.50% to avoid limitations on distributions and discretionary bonus payments. Management believes, as of December 31, 2021 and December 31, 2020, that the Bank meets all capital adequacy requirements to which it is subject.
As of December 31, 2021, the Company and the Bank believe they are each well capitalized on a consolidated basis for bank regulatory purposes as their respective capital ratios exceed minimum total Tier 1 and CET1 risk-based capital ratios and Tier 1 leverage capital ratios as set forth in the following table. As a bank holding company with less than $3 billion in total consolidated assets, the Company is eligible to be treated as a “small bank holding company” under the Federal Reserve’s Small Bank Holding Company and Savings and Loan Holding Company Policy Statement. As a result, the Company’s capital adequacy is evaluated at the bank level and on a parent-only basis, and it is not subject to consolidated capital standards for regulatory purposes. The ratios set forth below as to the Company are for illustrative purposes in the event it were to become subject to consolidated capital standards for

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 16.    REGULATORY MATTERS (Continued)
regulatory purposes. The column styled “Required for Capital Adequacy Purposes” includes the 2.5% capital conservation buffer.

	Actual		Required for Capital Adequacy Purposes		Minimums To Be “Well Capitalized” Under Prompt Corrective Action

	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2021

Tier 1 capital (to average assets)
Company	$156,723	9.74%	$64,376	4.00%	$—	—
Bank	$168,027	10.44%	$64,376	4.00%	$80,470	5.00%

CET 1 capital (to risk-weighted assets)
Company	$156,723	10.35%	$106,019	7.00%	$—	—
Bank	$168,027	11.09%	$106,019	7.00%	$98,446	6.50%

Tier 1 capital (to risk-weighted assets)
Company	$156,723	10.35%	$128,737	8.50%	$—	—
Bank	$168,027	11.09%	$128,737	8.50%	$121,164	8.00%

Total capital (to risk-weighted assets)
Company	$171,567	11.33%	$159,028	10.50%	$—	—
Bank	$182,871	12.07%	$159,028	10.50%	$151,455	10.00%

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 16.    REGULATORY MATTERS (Continued)

	Actual		Required for Capital Adequacy Purposes		Minimums To Be “Well Capitalized” Under Prompt Corrective Action

	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2020

Tier 1 capital (to average assets)
Company	$118,837	9.24%	$51,426	4.00%	$—	—
Bank	$130,852	10.18%	$51,426	4.00%	$77,139	5.00%

CET 1 capital (to risk-weighted assets)
Company	$118,837	10.63%	$78,257	7.00%	$—	—
Bank	$130,852	11.70%	$78,257	7.00%	$72,667	6.50%

Tier 1 capital (to risk-weighted assets)
Company	$118,837	10.63%	$95,026	8.50%	$—	—
Bank	$130,852	11.70%	$95,026	8.50%	$89,436	8.00%

Total capital (to risk-weighted assets)
Company	$135,196	12.09%	$117,835	10.50%	$—	—
Bank	$142,711	12.77%	$117,835	10.50%	$117,795	10.00%
NOTE 17.    FAIR VALUE OF ASSETS AND LIABILITIES
Determination of Fair Value
The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosures topic (FASB ASC 820), the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.
The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 17.    FAIR VALUE OF ASSETS AND LIABILITIES (Continued)
Fair Value Hierarchy
In accordance with this guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.
Level 1 - Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.
Level 2 - Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.
Level 3 - Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:
Cash and Cash Equivalents: The carrying amounts of cash and due from banks, interest-bearing deposits in banks, and federal funds sold make up cash and cash equivalents. The carrying amount of these short-term instruments approximate fair value.
Securities and Other Equity Securities: Where quoted prices are available in an active market, management classifies the securities within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds and exchange-traded equities.
If quoted market prices are not available, management estimates fair values using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, and credit spreads. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include GSE obligations, and state and municipal securities. Mortgage-backed securities are included in Level 2 if observable inputs are available. In certain cases where there is limited activity or less transparency around inputs to the valuation, those securities would be classified in Level 3.
Restricted Equity Securities: The carrying amount of restricted equity securities with no readily determinable fair value approximates fair value based on the redemption provisions of the issuers which is cost.
Loans Held for Sale: The carrying amounts of loans held for sale approximates fair value.
Loans: The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair values of fixed rate loans is estimated based on discounted contractual cash flows using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.
Bank Owned Life Insurance: The carrying amount of bank owned life insurance approximates fair value.

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 17.    FAIR VALUE OF ASSETS AND LIABILITIES (Continued)
Annuities: The carrying amounts of annuities approximate their fair values.
Deposits: The fair values disclosed for transaction deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates on comparable instruments to a schedule of aggregated expected monthly maturities on time deposits.
Other Borrowings: The fair value of fixed rate other borrowings is based on discounted contractual cash flows using interest rates currently being offered for borrowings of similar maturities. The fair values of the Company’s variable-rate other borrowings approximate their carrying values.
Subordinated Notes: The carrying amounts of the subordinated notes approximate fair value.
Accrued Interest: The carrying amounts of accrued interest approximate fair value.
Trading Assets and Liabilities: The Company has derivative instruments in the form of interest rate swap agreements accounted for as trading assets and liabilities and carried at fair value. The fair value of these instruments is based on information obtained from a third party financial institution. The Company reflects these instruments within Level 2 of the valuation hierarchy.
Off-Balance Sheet Credit-Related Instruments: Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 17.    FAIR VALUE OF ASSETS AND LIABILITIES (Continued)
Assets Measured at Fair Value on a Recurring Basis
The only assets and liabilities measured at fair value on a recurring basis are our securities available for sale and swaps. There were no transfers between levels during the period. Information related to the Company’s assets and liabilities measured at fair value on a recurring basis at December 31, 2021 and December 31, 2020 is as follows:

	Fair Value Measurements At Reporting Date Using:
	Fair Value	Quoted Prices In Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2021
U.S. Treasury securities	$7,822	$—	$7,822	$—
U.S. Government Sponsored Enterprises (GSEs)	9,193	—	9,193	—
State and municipal securities	56,781	—	56,781	—
Corporate debt securities	10,784	—	10,784	—
Asset based securities	10,472	—	10,472	—
Mortgage-backed GSE residential/multifamily and non GSE	37,120	—	37,120	—
Other equity securities	9,232	4,985	—	4,247
Interest Rate Products - asset	1,784	—	1,784	—
Interest Rate Products - liabilities	(1,843)	—	(1,843)	—

December 31, 2020
U.S. Treasury securities	$—	$—	$—	$—
U.S. Government Sponsored Enterprises (GSEs)	9,366	—	9,366	—
State and municipal securities	67,941	—	67,941	—
Corporate debt securities	8,469	—	8,469	—
Asset based securities	9,111	—	9,111	—
Mortgage-backed GSE residential/multifamily and non-GSE	19,114	—	19,114	—
Other equity securities	5,017	5,017	—	—
Interest Rate Products - asset	983	—	983	—
Interest Rate Products - liabilities	(1,013)	—	(1,013)	—
Assets Measured at Fair Value on a Nonrecurring Basis
The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These include assets that are measured at the

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 17.    FAIR VALUE OF ASSETS AND LIABILITIES (Continued)
Assets Measured at Fair Value on a Nonrecurring Basis (Continued)
lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below as of December 31, 2021 and December 31, 2020:

	Fair Value Measurements At Reporting Date Using:
	Fair Value	Quoted Prices In Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2021
Impaired loans	$7,718	$—	$—	$7,718
Foreclosed assets	2,930	—	—	2,930
Totals	$10,648	$—	$—	10,648

	Fair Value	Quoted Prices In Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2020
Impaired loans	$4,392	$—	$—	$4,392
Foreclosed assets	10,224	—	—	10,224
Totals	$14,616	$—	$—	14,616
Impaired Loans
Loans considered impaired under ASC 310-10-35, Receivables, are loans for which, based on current information and events, it is probable that the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans can be measured based on the present value of expected payments using the loan’s original effective rate as the discount rate, the loan’s observable market price, or the fair value of the collateral less estimated selling costs if the loan is collateral dependent.
The fair value of impaired loans were primarily measured based on the value of the collateral securing these loans. Impaired loans are classified within Level 3 of the fair value hierarchy. Collateral may be real estate and/or business assets including equipment, inventory, and/or accounts receivable. The Company generally determines the value of real estate collateral based on independent appraisals performed by qualified licensed appraisers. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Appraised values are discounted for estimated costs to sell and may be discounted further based on management’s historical knowledge, changes in market conditions from the date of the most recent appraisal, and/or management’s expertise and knowledge of the customer and the customer’s business. Such discounts by management are subjective and are typically significant unobservable inputs for determining fair value. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors discussed above.
Impaired loans, which are usually measured for impairment using the fair value of collateral, had a carrying amount of $16,347 and $14,098 with a specific valuation allowance of $704 and $2,066 at December 31, 2021 and December 31, 2020, respectively. Of the $16,347 and $14,098 impaired loan portfolio, $8,422 and $6,458 were carried at fair value as a result of charge offs, specific valuation allowances, and the fair market adjustments at December 31, 2021 and December 31, 2020, respectively. The remaining $7,925 and $7,640 was carried at cost, as the fair value of the collateral on these loans exceeded the book value for each individual credit at December 31, 2021 and December 31, 2020, respectively. Charge offs and changes in specific valuation allowances at

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 17.    FAIR VALUE OF ASSETS AND LIABILITIES (Continued)
Impaired Loans (Continued)
December 31, 2021 and December 31, 2020 on impaired loans carried at fair value resulted in additional provision for loan losses of $40 and $1,828, respectively.
Foreclosed Assets
Foreclosed assets, consisting of properties/assets obtained through foreclosure or in satisfaction of loans, are initially recorded at fair value less estimated costs to sell upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value less estimated costs to sell. Fair values are generally based on third party appraisals of the property/assets and are classified within Level 3 of the fair value hierarchy. The appraisals are sometimes further discounted based on management’s historical knowledge, and/or changes in market conditions from the date of the most recent appraisal, and/or management’s expertise and knowledge of the customer and the customer’s business. Such discounts are typically significant unobservable inputs for determining fair value. In cases where the carrying amount exceeds the fair value, less estimated costs to sell, a loss is recognized in noninterest expense.
Quantitative Disclosures for Level 3 Fair Value Measurements
The table below includes a rollforward of the balance sheet amounts for the year ended December 31, 2021 and 2020 (including the change in fair value) for financial instruments classified by the Company within Level 3 of the valuation hierarchy measured at fair value on a recurring basis.

	December 31,
	2021	2020
Carrying value, beginning of period	$—	$—
Purchases	4,000	—
Net realized gains	247	—
Carrying value, end of period	$4,247	$—
For Level 3 assets measured at fair value on a recurring basis as of December 31, 2021, the significant unobservable inputs used in the fair value measurements are presented below.

	Carrying Amount	Valuation Technique	Significant Unobservable Input	Weighted Average of Input
Recurring:
Other equity securities	$4,247	Discounted cash flow	Discount rate (%)	N/A
For Level 3 assets measured at fair value on a recurring basis as of December 31, 2020, the significant unobservable inputs used in the fair value measurements are presented below.

	Carrying Amount	Valuation Technique	Significant Unobservable Input	Weighted Average of Input
Recurring:
Other equity securities	$—	Discounted cash flow	Discount rate (%)	N/A

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 17.    FAIR VALUE OF ASSETS AND LIABILITIES (Continued)
Quantitative Disclosures for Level 3 Fair Value Measurements (Continued)
For Level 3 assets measured at fair value on a nonrecurring basis as of December 31, 2021, the significant unobservable inputs used in the fair value measurements are presented below.

	Carrying Amount	Valuation Technique	Significant Unobservable Input	Weighted Average of Input
Nonrecurring:
Impaired loans	$7,718	Appraisal	Appraisal discounts (%)	15-20%
Foreclosed assets	$2,930	Appraisal	Appraisal discounts (%)	10-15%
For Level 3 assets measured at fair value on a nonrecurring basis as of December 31, 2020, the significant unobservable inputs used in the fair value measurements are presented below.

	Carrying Amount	Valuation Technique	Significant Unobservable Input	Weighted Average of Input
Nonrecurring:
Impaired loans	$4,392	Appraisal	Appraisal discounts (%)	15-20%
Foreclosed assets	$10,224	Appraisal	Appraisal discounts (%)	10-15%
Fair Value of Financial Instruments
The carrying amount and estimated fair value of the Company’s financial instruments were as follows:

	December 31, 2021
		Estimated Fair Value
	Carrying Amount	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$283,956	$283,956	$—	$—
Securities available for sale	132,172	—	132,172	—
Other equity securities	9,232	4,985	—	4,247
Loans held for sale	2,400	—	2,400	—
Trading assets	1,784	—	1,784	—
Loans, net	1,235,456	—	1,237,491	7,718
Bank owned life insurance	22,201	—	22,201	—
Annuities	12,888	—	12,888	—
Accrued interest receivable	4,170	—	4,170	—
Restricted equity securities	2,600	—	—	2,600

Financial liabilities:
Deposits	$1,556,451	$—	$1,507,190	$—
Trading liabilities	1,843	—	1,843	—
FHLB advances	25,950	—	25,926	—
Other borrowings	12,498	—	12,498	—
Subordinated notes	—	—	—	—
Accrued interest payable	132	—	132	—

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 17.    FAIR VALUE OF ASSETS AND LIABILITIES (Continued)
Fair Value of Financial Instruments (Continued)

	December 31, 2020
		Estimated Fair Value
	Carrying Amount	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$84,907	$84,907	$—	$—
Securities available for sale	114,001	—	114,001	—
Other equity securities	5,017	5,017	—	—
Loans held for sale	5,696	—	5,696	—
Trading assets	983	—	983	—
Loans, net	1,018,256	—	1,030,104	4,392
Bank owned life insurance	22,458	—	22,458	—
Annuities	12,903	—	12,903	—
Accrued interest receivable	4,243	—	4,243	—
Restricted equity securities	3,224	—	—	3,224

Financial liabilities:
Deposits	$1,139,661	$—	$1,140,979	$—
Trading liabilities	1,013	—	1,013	—
FHLB advances	30,900	—	30,962	—
Other borrowings	7,975	—	7,975	—
Subordinated notes	4,493	—	4,493	—
Accrued interest payable	278	—	278	—
NOTE 18.    REVENUE FROM CONTRACTS WITH CUSTOMERS
The majority of revenue-generating transactions are excluded from the scope of ASC 606, including revenue generated from financial instruments, such as securities and loans; SBA fees; income on bank owned life insurance contracts; and gains on sales of mortgage loans. Revenue-generating transactions that are within the scope of ASC 606, classified within noninterest income, are described as follows:
Service charges on deposit accounts – represent service fees for monthly activity and maintenance on customer accounts. Attributes can be transaction-based, item-based or time-based. Revenue is recognized when the Company’s performance obligation is completed which is generally monthly for maintenance services or when a transaction is processed. Payment for such performance obligations are generally received at the time the performance obligations are satisfied.
Interchange Income – bank card related fees primarily includes interchange income from client use of consumer and business debit cards. Interchange income is a fee paid by a merchant bank to the card-issuing bank through the interchange network. Interchange fees are set by the credit card associations and are based on cardholder purchase volumes. The Company records interchange income as transactions occur. This income is included in other noninterest income on the consolidated statements of income.
Gains and Losses from the Sale of Foreclosed Assets – the performance obligation in the sale of foreclosed assets typically will be the delivery of control over the asset to the buyer. If the Company is not financing the sale, the transaction price is typically identified in the purchase and sale agreement. However, if the Company provides

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 18.    REVENUE FROM CONTRACTS WITH CUSTOMERS (Continued)
seller financing, the Company must determine a transaction price, depending on if the sale contract is at market terms and taking into account the credit risk inherent in the arrangement.
Other non-interest income primarily includes income on bank owned life insurance contracts, both transaction-based fees and account maintenance fees. Transaction based fees are recognized at the time the transaction is executed as that is the point in time the Company fulfills the customer’s request. Other account maintenance fees are recognized over time, usually on a monthly basis, as the Company’s performance obligation for services is satisfied.
NOTE 19.    PARENT COMPANY FINANCIAL INFORMATION
The following information presents the condensed balance sheets of Southern States Bancshares, Inc. as of December 31, 2021 and 2020, and the condensed statements of income and cash flows for the years then ended.

CONDENSED BALANCE SHEET	2021	2020
Assets:
Cash	$399	$161
Investment in subsidiary	188,503	152,671
Other assets	794	319
Total assets	189,696	153,151

Liabilities and stockholders’ equity:
Other borrowings	$12,498	$7,975
Subordinated debt	—	4,493
Accrued interest	—	27
Total liabilities	12,498	12,495

Stockholders’ equity	177,198	140,656

Total liabilities and stockholders’ equity	$189,696	$153,151

CONDENSED STATEMENTS OF INCOME	2021	2020

Income
Dividend income from subsidiary	$2,826	$1,842
	2,826	1,842
Expense
Interest expense	412	675
Other	1,054	847
	1,466	1,522
Income before income tax benefits and equity in undistributed earnings of subsidiary	1,360	320

Income tax benefits	294	320

Income before equity in undistributed earnings of subsidiary	1,654	640

Equity in undistributed earnings of subsidiary	16,913	11,467

Net income	$18,567	$12,107

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 19.    PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOW	2021	2020
OPERATING ACTIVITIES
Net income	$18,567	$12,107
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary	(16,913)	(11,467)
Stock-based compensation	825	739
(Decrease) increase in accrued interest payable	(27)	15
Net other operating expenses	(84)	(87)
Net cash provided by operating activities	2,368	1,307

INVESTING ACTIVITIES
Investment in equity securities	(360)	—

Net cash used in investing activities	(360)	—

FINANCING ACTIVITIES
Net proceeds of note payable	4,500	—
Repayment of subordinated notes	(4,500)	—
Issuance of common stock	21,123	86
Capital contribution to subsidiary	(20,000)	—
Common stock dividends paid	(2,892)	(1,842)
Net cash used in financing activities	(1,769)	(1,756)

Net increase (decrease) in cash	239	(449)

Cash at beginning of year	161	610

Cash at end of year	$400	$161
NOTE 20.    RELATED PARTY TRANSACTIONS
In the ordinary course of business, the Company conducts transactions with its directors and executive officers, including companies in which such directors and executive officers have a beneficial interest. It is the Company’s policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time for comparable loans and deposits to other persons.
Deposits from related parties held by the Company at December 31, 2021 and 2020 totaled $8,678 and $9,976, respectively.
Changes in related party loans for the years ended December 31, 2021 and 2020 are as follows:

	December 31,
	2021	2020
Balance, beginning of year	$8,041	$6,809
Advances	2,176	3,952
Repayments	(2,894)	(2,720)
Balance, end of year	$7,323	$8,041

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 21.    SUBSEQUENT EVENTS
On February 7, 2022, the Company entered into Subordinated Note Purchase Agreements (each, a “Purchase Agreement”) with certain institutional accredited investors and qualified institutional buyers (the “Purchasers” and each, a "Purchaser") pursuant to which the Company issued and sold in a private offering $48.0 million in aggregate

SOUTHERN STATES BANCSHARES, INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
NOTE 21.    SUBSEQUENT EVENTS (Continued)
principal amount of its 3.50% Fixed-to-Floating Rate Subordinated notes due 2032 (the “Notes”). The Company used a portion of the net proceeds to repay borrowings under its Line of Credit and to make purchases under the Program and intends to use the remaining proceeds for general corporate purposes, including capital and liquidity to support its growth and further purchases under the Program.
The Notes mature on February 7, 2032 and bear interest at an initial fixed rate of 3.50% per annum, payable quarterly in arrears. From and including February 7, 2027, to but excluding the maturity date or early redemption date, the interest rate will reset quarterly to a Three-Month Term Secured Overnight Financing Rate plus 205 basis points, payable quarterly in arrears. The Company will be entitled to redeem the Notes, in whole or in part, on any interest payment on or after February 7, 2027, and to redeem the Notes in whole upon certain other events.
On February 16, 2022, the Company announced that its Board of Directors approved a stock repurchase program (the "Program") that authorizes the Company to repurchase up to $10.0 million of its common stock. The Program will be in effect until December 31, 2022 with the timing of purchases and number of shares repurchased under the Program dependent upon a variety of factors including price, trading volume, corporate and regulatory requirements, and market conditions. The Company is not obligated to purchase any shares under the Program and the Program may be suspended or discontinued at any time without notice.

OFFER TO EXCHANGE
Up to $48,000,000 aggregate principal amount of
3.50% Fixed-to-Floating Rate Subordinated Notes due 2032
that have been registered under the Securities Act of 1933
for any and all outstanding unregistered
3.50% Fixed-to-Floating Rate Subordinated Notes due 2032

PRELIMINARY PROSPECTUS
          , 2022

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.    Indemnification of Directors and Officers.
Alabama Business Corporation Law of 2019
Subject to applicable law, a director shall not be held personally liable to Southern States or its stockholders for monetary damages for any action taken, or any failure to take any action as a director, except that a director’s liability shall not be eliminated for (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) an intentional infliction of harm on Southern States or the stockholders; (iii) a violation of section 10A-2A-8.32 of the Alabama Business Corporation Law (the “ABCL”); or (iv) an intentional violation of criminal law. It is the intention that the directors of Southern States be protected from personal liability to the fullest extent permitted by the Alabama Business Corporation Law as it now or hereafter exists. If at any time in the future the ABCL is modified to permit further or additional limitations on the extent to which directors may be held personally liable to Southern States, the protection afforded by Southern States’ articles of incorporation shall be expanded to afford the maximum protection permitted under such law.
Subject to the above limitations and in accordance with the ABCL, Southern States will indemnify a director or officer who was successful, on the merits or otherwise, in the defense of any proceeding, or of any claim, issue or matter in the proceeding to which he or she was a party because he or she is or was a director or officer of Southern States against reasonable expenses incurred in connection with the proceeding, notwithstanding that he or she was not successful on any other claim, issue or matter in any such proceeding.
Furthermore, the ABCL provides that Southern States may indemnify an individual made a party to a proceeding because he or she is or was a director or officer of Southern States against liability incurred in a proceeding if: (1) he or she conducted himself or herself in good faith; and (2) he or she reasonably believed (a) in the case of conduct in his or her official capacity with Southern States, that his or her conduct was in its best interest; and (b) in all other cases, that his or her conduct was at least not opposed to its best interest; and (3) in the case of any criminal proceeding he or she had no reasonable cause to believe his or her conduct was unlawful. Southern States may not indemnify a director or officer in connection with a proceeding by or in the right of Southern States in which the director or officer has not met the relevant standard of conduct; or in connection with any other proceeding charging improper personal benefit to him or her, whether or not involving action in his or her official capacity, in which he or she was adjudged liable on the basis that financial benefit was improperly received by him or her. Southern States’ bylaws also require indemnification to the fullest extent provided by the ABCL.
Under the ABCL, Southern States may, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with a proceeding by an individual who is a party to the proceeding because that individual is a director, if the director delivers to Southern States a signed written undertaking to repay any funds advanced if (i) the director is not entitled to mandatory indemnification, and (ii) it is ultimately determined that the director is not entitled to indemnification.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Bylaws
Under its bylaws, Southern States must indemnify any persons who may be indemnified under the ABCL.
Insurance Coverage
Southern States and Southern States Bank have procured a directors and officers liability insurance policy providing for insurance against certain liabilities incurred by directors and officers of Southern States and Southern States Bank while serving in their capacities as such, to the extent such liabilities could be indemnified under the above provisions.

Item 21.    Exhibits and Financial Statement Schedules.
(a) Exhibits:

Number	Description

2.1#
Agreement and Plan of Merger by and between Southern States Bancshares, Inc. and East Alabama Financial Group, Inc., dated as of May 7, 2019 (incorporated by reference to Exhibit 2.1 to Southern States Bancshares, Inc.’s Registration Statement on Form S-1 filed with the SEC on July 15, 2021, file number 333-257915).

3.1
Certificate of Incorporation of Southern States Bancshares, Inc., as amended (incorporated by reference to Exhibit 3.1 to Southern States Bancshares, Inc.’s Registration Statement on Form S-1 filed with the SEC on July 15, 2021, file number 333-257915).

3.2
Amended and Restated Bylaws of Southern States Bancshares, Inc. (incorporated by reference to Exhibit 3.2to Southern States Bancshares, Inc.’s Registration Statement on Form S-1 filed with the SEC on July 15,2021, file number 333-257915).

4.1
Description of Capital Stock (incorporated by reference to Exhibit 4.1 to Southern States Bancshares, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 18, 2022, file no. 001-40727).

4.2
Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to Southern States Bancshares, Inc.’s Registration Statement on Form S-1 filed with the SEC on July 15, 2021, file number 333-257915).

4.3
Indenture, dated February 7, 2022, by and between Southern States Bancshares, Inc. and UMB Bank, N.A., as trustee, (incorporated by reference to Exhibit 4.1 to Southern States Bancshares, Inc.’s Current Report on Form 8-K filed with the SEC on February 8, 2022, file no. 001-40727).

4.4	Form of 3.50% Fixed-to-Floating Rate Subordinated Note due February 7, 2032 (included as Exhibit A-1 and Exhibit A-2 to the Indenture filed as Exhibit 4.3 hereto).

4.5
Form of Registration Rights Agreement, dated February 7, 2022, by and among Southern States Bancshares, Inc. and Each Purchaser (incorporated by reference to Exhibit 10.2 to Southern States Bancshares, Inc.’s Current Report on Form 8-K filed with the SEC on February 8, 2022, file no. 001-40727).

4.6
Registration Rights Agreement, dated as of December  28, 2016, by and among Southern States Bancshares, Inc. and the purchasers party thereto (incorporated by reference to Exhibit 10.16 to Southern States Bancshares, Inc.’s Registration Statement on Form S-1 filed with the SEC on July 15, 2021, file number 333-257915).

5.1	Opinion of Jones Walker LLP regarding the validity of the New Notes.*

10.1#
Loan Agreement, dated August  20, 2019, between Southern States Bancshares, Inc. and First Horizon Bank (formerly First Tennessee Bank National Association), and related Revolving Credit Note (incorporated by reference to Exhibit 10.1 to Southern States Bancshares, Inc.’s Registration Statement on Form S-1 filed with the SEC on July 15, 2021, file number 333-257915).

10.2†
2017 Incentive Stock Compensation Plan (incorporated by reference to Exhibit 10.2 to Southern States Bancshares, Inc.’s Registration Statement on Form S-1 filed with the SEC on July 15, 2021, file number 333-257915).

10.3†
Form of Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.3 to Southern States Bancshares, Inc.’s Registration Statement on Form S-1 filed with the SEC on July 15, 2021, file number 333-257915).

10.4†
Form of Option Award Agreement (incorporated by reference to Exhibit 10.4 to Southern States Bancshares, Inc.’s Registration Statement on Form S-1 filed with the SEC on July 15, 2021, file number 333-257915).

10.5†
Employment Agreement, dated March 24, 2010, by and between Stephen W. Whatley and Southern States Bank (incorporated by reference to Exhibit 10.5 to Southern States Bancshares, Inc.’s Registration Statement on Form S-1 filed with the SEC on July 15, 2021, file number 333-257915).

10.6†
First Amendment to Employment Agreement, dated September 21, 2016, by and between Stephen W. Whatley and Southern States Bank (incorporated by reference to Exhibit 10.6 to Southern States Bancshares, Inc.’s Registration Statement on Form S-1 filed with the SEC on July 15, 2021, file number 333-257915).

10.7†
Confidentiality, Non-Competition Agreement and Non-Solicitation Agreement, dated September 21, 2016, by and between Stephen W. Whatley and Southern States Bank (incorporated by reference to Exhibit 10.7 to Southern States Bancshares, Inc.’s Registration Statement on Form S-1 filed with the SEC on July 15, 2021, file number 333-257915).

10.8†
Employment Agreement, dated February 5, 2001, by and between Mark Chambers and NAB, LLC (incorporated by reference to Exhibit 10.8 to Southern States Bancshares, Inc.’s Registration Statement on Form S-1 filed with the SEC on July 15, 2021, file number 333-257915).

10.9†
First Amendment to Employment Agreement, dated April 13, 2021, by and between Mark Chambers and Southern States Bank (incorporated by reference to Exhibit 10.9 to Southern States Bancshares, Inc.’s Registration Statement on Form S-1 filed with the SEC on July 15, 2021, file number 333-257915).

10.10†
Employment Agreement, dated February 19, 2013, by and between Lynn Joyce and Southern States Bank (incorporated by reference to 10.10 to Southern States Bancshares, Inc.’s Registration Statement on Form S-1 filed with the SEC on July 15, 2021, file number 333-257915).

10.11†
First Amendment to Employment Agreement, dated April 13, 2021, by and between Lynn Joyce and Southern States Bank (incorporated by reference to Exhibit 10.11 to Southern States Bancshares, Inc.’s Registration Statement on Form S-1 filed with the SEC on July 15, 2021, file number 333-257915).

10.12†
Employment Agreement, dated March 24, 2010, by and between James W. Swift and Southern States Bank (incorporated by reference to Exhibit 10.12 to Southern States Bancshares, Inc.’s Registration Statement on Form S-1 filed with the SEC on July 15, 2021, file number 333-257915).

10.13†
First Amendment to Employment Agreement, dated April 13, 2021, by and between James W. Swift and the Company (incorporated by reference to Exhibit 10.13 to Southern States Bancshares, Inc.’s Registration Statement on Form S-1 filed with the SEC on July 15, 2021, file number 333-257915).

10.14†
Employment Agreement, dated March 24, 2010, by and between Greg Smith and Southern States Bank (incorporated by reference to Exhibit 10.14 to Southern States Bancshares, Inc.’s Registration Statement on Form S-1 filed with the SEC on July 15, 2021, file number 333-257915).

10.15†
First Amendment to Employment Agreement, dated April 13, 2021, by and between Greg Smith and the Company (incorporated by reference to Exhibit 10.15 to Southern States Bancshares, Inc.’s Registration Statement on Form S-1 filed with the SEC on July 15, 2021, file number 333-257915).

10.16
Stock Purchase Agreement by and among Southern States Bancshares, Inc. and the purchasers identified on the signature pages thereto, dated as of December 27, 2016 (incorporated by reference to Exhibit 10.17 to Southern States Bancshares, Inc.’s Registration Statement on Form S-1 filed with the SEC on July 15, 2021, file number 333-257915).

21.1
Subsidiaries of Southern States Bancshares, Inc. (incorporated by reference to Exhibit 21.1 to Southern States Bancshares, Inc.’s Registration Statement on Form S-1 filed with the SEC on July 15, 2021, file number 333-257915).

23.1	Consent of Mauldin & Jenkins LLC*

23.2	Consent of Jones Walker LLP (contained in its opinion filed as Exhibit 5.1).*

24.1	Powers of Attorney (included on signature pages hereto).*

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of UMB Bank, N.A., as trustee.*

99.1	Form of Letter of Transmittal.*

101.INS	Inline XBRL Instance Document - The instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.*

101.SCH	Inline XBRL Taxonomy Extension Schema Document.*

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.*

101.DEF	I Inline XBRL Taxonomy Extension Definitions Linkbase Document.*

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.*

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.*

104	Cover Page Interactive Data File - Formatted as Inline XBRL and contained within the Inline XBRL Instance Document in Exhibit 101.

107	Filing Fee Table*
_______________
*     Filed herewith
†     Indicates a management contract or compensatory plan.
#     Certain schedules, exhibits and appendices have been omitted pursuant to Item 601(b)(5). We will furnish the omitted schedules exhibits and appendices to the Securities and Exchange Commission upon request by the Commission.
(b) Financial Statement Schedules: None. All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements and related notes.
Item 22.    Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Southern States’ annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefits plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of a registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(d)The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(e)The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City Anniston, State of Alabama, on April 29, 2022.

SOUTHERN STATES BANCSHARES, INC.

By:	/s/ Stephen W. Whatley
Name: Stephen W. Whatley
Title: Chairman and CEO
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen W. Whatley and Lynn Joyce, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
This Power of Attorney shall not revoke any powers of attorney previously executed by the undersigned. This Power of Attorney shall not be revoked by any subsequent power of attorney that the undersigned may execute, unless such subsequent power of attorney specifically provides that it revokes this Power of Attorney by referring to the date of the undersigned’s execution of this Power of Attorney. For the avoidance of doubt, whenever two or more powers of attorney granting the powers specified herein are valid, the agents appointed on each shall act separately unless otherwise specified.
S-1

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen W. Whatley	Chairman and Chief Executive Officer, and Director (Principal Executive Officer)	April 29, 2022
Stephen W. Whatley

/s/ Lynn Joyce	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 29, 2022
Lynn Joyce

/s/ Lewis Beavers	Director	April 29, 2022
Lewis Beavers

/s/ Robert F. Davie	Director	April 29, 2022
Robert F. Davie

/s/ Alfred Hayes, Jr.	Director	April 29, 2022
Alfred Hayes, Jr.

/s/ Brent David Hitson	Director	April 29, 2022
Brent David Hitson

/s/ Brian Stacy Holmes	Director	April 29, 2022
Brian Stacy Holmes

/s/ Mark Chambers	Director	April 29, 2022
Mark Chambers

/s/ Cynthia S. McCarty	Director	April 29, 2022
Cynthia S. McCarty

/s/ Jay Florey Pumroy	Director	April 29, 2022
Jay Florey Pumroy

/s/ J. Henry Smith, IV	Director	April 29, 2022
J. Henry Smith, IV

/s/ Henry A. Turner	Director	April 29, 2022
Henry A. Turner
S-2